NOTICE OF THE ANNUAL AND SPECIAL MEETING OF THE UNITHOLDERS OF PRECISION
DRILLING TRUST AND THE EXCHANGEABLE UNITHOLDERS OF PRECISION DRILLING
LIMITED PARTNERSHIP

TO BE HELD ON MAY 11, 2010

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NOTICE OF PETITION TO THE COURT OF QUEEN’S BENCH OF ALBERTA

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MANAGEMENT INFORMATION CIRCULAR

INCLUDING SPECIAL BUSINESS REGARDING A PROPOSED CONVERSION OF PRECISION
DRILLING TRUST TO A CORPORATION

April 7, 2010

April 7, 2010

Dear Unitholders:

On behalf of the board of trustees (the “Board of Trustees”) of Precision Drilling Trust (“Precision Trust”), I would like to take this opportunity to invite you to the annual and special meeting (the “Meeting”) of the holders (“Trust Unitholders”) of trust units (“Trust Units”) of Precision Trust and the holders (the “Exchangeable LP Unitholders” and, together with the Trust Unitholders, the “Unitholders”) of class B limited partnership units (the “Exchangeable LP Units”) of Precision Drilling Limited Partnership (“PDLP”) to be held, pursuant to an Interim Order of the Court of Queen’s Bench of Alberta, on May 11, 2010 at 3:00 p.m. (Calgary time) in the Enmax Ballroom, at the Calgary Chamber of Commerce, 100 – 6th Avenue S.W., Calgary, Alberta. Enclosed with this letter is a Notice of Petition, a Notice of Annual and Special Meeting, a Management Information Circular (the “Information Circular”), a form of proxy and two letters of transmittal. The purpose of the Meeting is to consider and vote upon, among other things, a proposed conversion of Precision Trust to a corporate structure pursuant to a plan of arrangement (the “Arrangement”). I urge you to review these materials carefully and, if you require assistance, to consult your legal, financial, tax or other professional advisors.

If approved by the Unitholders, Precision Trust will convert to a corporation named Precision Drilling Corporation (“New Precision”). New Precision will then carry on the business presently carried on by Precision Trust and its subsidiaries. Upon completion of the Arrangement, the shares of New Precision will be listed for trading on the Toronto Stock Exchange (the “TSX”) and the New York Stock Exchange (the “NYSE”), subject to New Precision satisfying certain conditions for listing of the TSX and the NYSE.

Other business will be conducted at the Meeting, including:

(i)	receiving the audited consolidated financial statements of Precision Trust as at and for the year ended December 31, 2009;

(ii)	electing the trustees of Precision Trust for the ensuing year (or until such time as the Arrangement, if approved, becomes effective);

(iii)	appointing the directors of Precision Drilling Corporation (“PDC”), the administrator of Precision Trust, for the ensuing year (such directors to become the directors of New Precision upon completion of the Arrangement);

(iv)	appointing the auditor of Precision Trust for the ensuing year (such auditor to become the auditor of New Precision upon completion of the Arrangement); and

(v)	adopting a new shareholder rights plan of New Precision to replace the current unitholder rights plan of Precision Trust (the “Shareholder Rights Plan”) in the event the special resolution approving the Arrangement (the “Arrangement Resolution”) is passed.

The Arrangement Resolution must be approved by a special majority of not less than two thirds of the votes cast by Unitholders, other than Precision or any of its affiliates, in person or represented by proxy at the Meeting. The Arrangement is also subject to the satisfaction or waiver of certain conditions set out in an arrangement agreement entered into in connection with the Arrangement (a copy of which is attached as Appendix “D” to this Information Circular), the approval of the Court of Queen’s Bench of Alberta and receipt of all necessary regulatory approvals.

The Board of Trustees, based upon its own investigations, including its consideration of the fairness opinion of TD Securities Inc. and the recommendation of the board of directors of PDC (the “Board of Directors”), has unanimously determined that the Arrangement is fair to Unitholders, is in the best interest of Precision Trust and the Unitholders and recommends that Unitholders vote in favour of the Arrangement.

If you are a Unitholder and are unable to attend the Meeting in person, please complete and deliver the enclosed form of proxy or voting instruction, as the case may be, in order to ensure your representation at the Meeting. If you are a non-registered holder of Trust Units or Exchangeable LP Units and received these materials through your broker or through another intermediary, please complete and return the form of proxy or voting direction, as the case may be, provided to you in accordance with the instructions provided by your broker or intermediary. Exchangeable LP Unitholders are required to vote through a special voting unit that has been issued to Computershare Trust Company of Canada as trustee under a voting and exchange trust agreement.

On behalf of each of the Board of Trustees and the Board of Directors, I would like to express our gratitude for the support our Unitholders and employees have demonstrated with respect to our decision to present the proposed Arrangement. We believe the Arrangement will allow us to continue to develop our business, for the benefit of our Unitholders, our employees and the communities that we serve. We look forward to seeing you at the Meeting.

Yours very truly,

By order of the Board of Directors of Precision Drilling Corporation, the administrator of PRECISION DRILLING TRUST

(Signed) “Kevin A. Neveu”

Kevin A. Neveu
President and Chief Executive Officer

IN THE COURT OF QUEEN’S BENCH OF ALBERTA
JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT
(ALBERTA), R.S.A. 2000, c. B-9, AS AMENDED

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING PRECISION DRILLING TRUST, PRECISION DRILLING LIMITED PARTNERSHIP, 1194312 ALBERTA LTD., PRECISION DRILLING CORPORATION, 1521502 ALBERTA LTD., 1521500 ALBERTA LTD., THE HOLDERS OF TRUST UNITS OF PRECISION DRILLING TRUST, AND THE HOLDERS OF CLASS B LIMITED PARTNERSHIP UNITS OF PRECISION DRILLING LIMITED PARTNERSHIP

NOTICE OF PETITION

NOTICE IS HEREBY GIVEN that a petition (the “Petition”) has been filed with the Court of Queen’s Bench of Alberta, Judicial District of Calgary (the “Court”), on behalf of Precision Drilling Trust (“Precision Trust”), Precision Drilling Limited Partnership (“PDLP”), 1194312 Alberta Ltd. (“GPCo”), Precision Drilling Corporation (“PDC”), 1521502 Alberta Ltd. (“SubCo”) and 1521500 Alberta Ltd. (“AcquisitionCo”) with respect to a proposed arrangement (the “Arrangement”) under Section 193 of the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended (the “ABCA”), involving Precision Trust, PDLP, GPCo, PDC, SubCo, AcquisitionCo, the holders (“Trust Unitholders”) of trust units of Precision Trust, and the holders (“Exchangeable LP Unitholders”) of class B limited partnership units of PDLP, which Arrangement is described in greater detail in the Management Information Circular of Precision Trust dated April 7, 2010, accompanying this Notice of Petition. At the hearing of the Petition, Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo intend to seek:

(a)	a declaration that the terms and conditions of the Arrangement, and the procedures relating thereto, are fair to the persons affected;

(b)	an order approving the Arrangement pursuant to the provisions of Section 193 of the ABCA;

(c)	an order declaring that the registered Trust Unitholders and Exchangeable LP Unitholders shall have the right to dissent in respect of the Arrangement in accordance with the provisions of Section 191 of the ABCA, as modified by the interim order (the “Interim Order”) of the Court dated April 1, 2010;

(d)	a declaration that the Arrangement will, upon the filing of the Articles of Arrangement pursuant to the provisions of Section 193 of the ABCA, become effective in accordance with its terms and will be binding on and after the Initial Effective Date and the Second Effective Date, as defined in the arrangement agreement dated March 30, 2010 among Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo; and

(e)	such other and further orders, declarations and directions as the Court may deem just.

The Court has been advised that its order approving the Arrangement, if granted, will constitute the basis for an exemption from the registration requirements of the United States Securities Act of 1933, as amended, provided by Section 3(a)(10) thereof with respect to the securities of AcquisitionCo to be issued pursuant to the Arrangement.

AND NOTICE IS FURTHER GIVEN that the said Petition was directed to be heard before a Justice of the Court, 601 – 5th Street S.W., Calgary, Alberta, on the 12th day of May, 2010 at 1:30 p.m. (Calgary time), or as soon thereafter as counsel may be heard. Any Trust Unitholder, Exchangeable LP Unitholder or any other interested party desiring to support or oppose the Petition may appear at the time of the hearing in person or by counsel for that purpose. Any Trust Unitholder, Exchangeable LP Unitholder or any other interested party desiring to appear at the hearing is required to file with the Court and serve upon Precision Trust on or before noon (Calgary time) on May 5, 2010, a notice of intention to appear, including an address for service in the Province of Alberta, together with any evidence or materials which are to be presented to the Court. Service on Precision Trust is to be effected by delivery to the solicitors for Precision Trust at their address set out below. If any Trust Unitholder, Exchangeable LP Unitholder or any other such interested party does not attend, either in person or by counsel, at that time, the Court may approve the Arrangement as presented, or may approve it subject to such terms and conditions as the Court shall deem fit, without any further notice.

AND NOTICE IS FURTHER GIVEN that no further notice of the Petition will be given by Precision Trust and that in the event the hearing of the Petition is adjourned, only those persons who have appeared before the Court for the application at the hearing shall be served with notice of the adjourned date.

AND NOTICE IS FURTHER GIVEN that the Court, by the Interim Order, has given directions as to the calling and holding of a meeting of the Trust Unitholders and Exchangeable LP Unitholders for, among other things, the purpose of such Trust Unitholders and Exchangeable LP Unitholders voting upon a special resolution to approve the Arrangement and has directed that registered Trust Unitholders and Exchangeable LP Unitholders shall have the right to dissent with respect to the Arrangement in accordance with the provisions of Section 191 of the ABCA, as modified by the Interim Order.

AND NOTICE IS FURTHER GIVEN that a copy of the said Petition and other documents in the proceedings will be furnished to any Trust Unitholder and Exchangeable LP Unitholder or any other interested party requesting the same by the undermentioned solicitors for Precision Trust upon written request delivered to such solicitors as follows:

Bennett Jones LLP
4500, 855 – 2nd Street S.W.
Calgary, Alberta T2P 4K7
Attention: Anthony L. Friend, Q.C.

DATED at the City of Calgary, in the Province of Alberta, this 7th day of April, 2010.

By order of the Board of Directors of Precision Drilling Corporation, the administrator of PRECISION DRILLING TRUST

(Signed) “Joanne Alexander”

Joanne Alexander
Vice President, General Counsel and Corporate Secretary

PRECISION DRILLING TRUST
PRECISION DRILLING LIMITED PARTNERSHIP
NOTICE OF ANNUAL AND SPECIAL MEETING OF UNITHOLDERS
to be on held May 11, 2010

NOTICE IS HEREBY GIVEN that, pursuant to an order (the “Interim Order”) of the Court of Queen’s Bench of Alberta dated April 1, 2010, an annual and special meeting (the “Meeting”) of holders (“Trust Unitholders”) of trust units (“Trust Units”) of Precision Drilling Trust (“Precision Trust”) and holders (“Exchangeable LP Unitholders” and, together with the Trust Unitholders, the “Unitholders”) of class B limited partnership units (“Exchangeable LP Units”) of Precision Drilling Limited Partnership (“PDLP”) will be held in the Enmax Ballroom at the Calgary Chamber of Commerce, 100 – 6th Avenue S.W., Calgary, Alberta on May 11, 2010 at 3:00 p.m. (Calgary time) for the following purposes:

1.	to receive and consider the audited consolidated financial statements of Precision Trust for the year ended December 31, 2009;

2.	to elect the trustees of Precision Trust for the ensuing year;

3.	to approve the appointment of the directors of Precision Drilling Corporation, administrator of Precision Trust, for the ensuing year;

4.	to appoint KPMG LLP as auditor of Precision Trust for the ensuing year;

5.	to consider, pursuant to the Interim Order and, if thought advisable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”), the full text of which is set forth in Appendix “B” to the accompanying management information circular of Precision Trust dated April 7, 2010 (the “Information Circular”), to approve a plan of arrangement under Section 193 of the Business Corporations Act (Alberta) and all transactions contemplated thereby (the “Arrangement”), all as more particularly described in the Information Circular;

6.	if the Arrangement Resolution is passed, to consider and, if thought advisable, to pass an ordinary resolution, the full text of which is set out in the Information Circular, approving the adoption of the shareholder rights plan of New Precision, as more particularly described in the Information Circular; and

7.	to transact such further and other business as may properly be brought before the Meeting or any adjournment thereof.

Specific details of the matters to be put before the Meeting are set forth in the Information Circular. The matters set forth above in items 1, 2, 3 and 4 (collectively, the “Annual Meeting Matters”) will be considered and voted on, as applicable, by Unitholders prior to considering and voting on the Arrangement Resolution. The matter set forth above in item 6 will only be considered and voted on by Unitholders if the Arrangement Resolution has been approved by Unitholders. The vote for and outcome of the Annual Meeting Matters is not subject to or dependent on the approval of the Arrangement Resolution. The Arrangement Resolution is not subject to or dependent on the approval of the Annual Meeting Matters. A copy of the Plan of Arrangement in respect of the Arrangement is attached as Schedule One to the Arrangement Agreement, which is attached as Appendix “D” to the Information Circular.

The Trust Unit and Exchangeable LP Unit transfer books will not be closed, but the board of trustees of Precision Trust and the board of directors of the general partner of PDLP have fixed April 6, 2010 as the record date (the “Record Date”) for the determination of Unitholders entitled to notice of and to vote at the Meeting and at any adjournment thereof.

Unitholders who are unable to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and return it to Computershare Trust Company of Canada, Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1 at least 48 hours, excluding Saturdays, Sundays and holidays, before the Meeting or any adjournments thereof. If a Unitholder receives more than one proxy form because such Unitholder owns Trust Units or Exchangeable LP Units, as the case may be, registered in different names or addresses, each proxy form should be completed and returned.

Exchangeable LP Unitholders are required to vote through a special voting unit that has been issued to Computershare Trust Company of Canada (the “Voting and Exchange Trustee”) as trustee under a voting and exchange trust agreement. The Exchangeable LP Units are entitled to one vote for each Trust Unit into which each Exchangeable LP Unit may be exchanged as at the Record Date. The Voting and Exchange Trustee is required to vote the special voting unit in the manner that Exchangeable LP Unitholders instruct and to abstain from voting the Exchangeable LP Units for which the Voting and Exchange Trustee does not receive instructions.

A proxyholder has discretion under the accompanying form of proxy to consider such further and other business as may properly be brought before the Meeting or any adjournment thereof. Unitholders who are planning on returning the accompanying form of proxy are encouraged to review the Information Circular carefully before submitting the proxy form.

If you are a non-registered holder of Trust Units and received these materials through your broker or through another intermediary, please complete and return the form of proxy provided to you in accordance with the instructions provided by your broker or intermediary.

DATED at the City of Calgary, in the Province of Alberta, this 7th day of April, 2010.

By order of the Board of Directors of Precision Drilling Corporation, the administrator of PRECISION DRILLING TRUST

(Signed) “Joanne Alexander”

Joanne Alexander
Vice President, General Counsel and Corporate Secretary

MANAGEMENT INFORMATION CIRCULAR

Introduction

This Information Circular is furnished in connection with the solicitation of proxies by PDC, on behalf of Robert J.S. Gibson, Allen R. Hagerman and Patrick M. Murray, the trustees of Precision Trust. No person has been authorized to give any information or make any representation in connection with the Arrangement, any aspect thereof or any other matters to be considered at the Meeting other than those contained in this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.

All summaries of, and references to, the Arrangement in this Information Circular are qualified in their entirety by reference to the complete text of the Plan of Arrangement, a copy of which is attached as Schedule One to the Arrangement Agreement, which agreement is attached as Appendix “D” to this Information Circular. You are urged to carefully read the full text of this Information Circular, the Arrangement Agreement and Plan of Arrangement.

Unitholders are encouraged to obtain independent legal, tax, financial and investment advice in their jurisdiction of residence with respect to this Information Circular, the consequences of the Arrangement and the holding of Trust Units, Exchangeable LP Units and Common Shares.

All capitalized terms used in this Information Circular but not otherwise defined herein have the meanings set forth under “Glossary of Terms” attached as Appendix “A” to this Information Circular or elsewhere in this Information Circular. Information contained in this Information Circular is given as of April 7, 2010 unless otherwise specifically stated.

Forward-Looking Statements

Certain statements contained in this Information Circular, including the documents incorporated by reference herein, including statements that contain words such as “could”, “should”, “can”, “anticipate”, “estimate”, “propose”, “plan”, “expect”, “believe”, “will”, “may” and similar expressions and statements relating to matters that are not historical facts constitute “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 (collectively, “forward-looking information and statements”). In particular, forward-looking information and statements include, but are not limited to: statements regarding the Arrangement and Precision Trust’s growth strategy; the anticipated benefits of the Arrangement; the timing of the Final Order; the effective date of the Arrangement; the making of applications and the satisfaction of conditions for listing on stock exchanges and the timing thereof; the composition of the board of directors and management team of New Precision upon completion of the Arrangement; the treatment of securityholders under tax laws; the impact of fluctuations in commodity prices; the timing and results of United States expansion, international diversification opportunities and complementary product line expansion; that new drilling rigs are expected to be contracted with customers before completion; the number of rigs under daywork term contracts in Canada, the United States and Mexico; the decline rate on newly drilled wells; the potential rebound in land drilling activity; the impact of shale gas drilling in Canada and the United States; that unconventional drilling applications will require high performance drilling rigs; that continental natural gas will continue to be part of the long-term energy solution for North America; that planned asset growth will generally be financed through existing debt facilities or cash retained from continuing operations; potential downgrades to credit ratings; and statements as to seasonal and weather conditions affecting the oil and natural gas industry and the demand for Precision’s services.

The forward-looking information and statements contained in this Information Circular and in the documents incorporated by reference herein are based on certain assumptions and analysis made by Precision Trust in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results, performance or achievements will conform to Precision Trust’s expectations and predictions is subject to a number of known and unknown risks and uncertainties which could cause actual results to differ materially from Precision Trust’s expectations. Such risks and uncertainties include, but are not limited to: fluctuations in the price and demand for and supply of oil and natural gas; fluctuations in the level of oil and natural gas exploration and development activities; fluctuations in the demand for contract drilling, well servicing and ancillary oilfield services; the effects of seasonal and weather conditions on operations and facilities; the existence of competitive operating risks inherent in contract drilling, well servicing and ancillary oilfield services; general economic, market or business conditions; changes in laws or regulations, including taxation, environmental and currency regulations; the lack of availability of qualified personnel or management; increases in future capital expenditures and refurbishment, repair and upgrade costs; changes to expected completion times for refurbishment and upgrade projects; sufficiency of funds for required capital expenditures, working capital and debt service; liabilities under laws and regulations protecting the environment; the impact of purchase accounting; expected outcomes of litigation, claims and disputes and their expected effects on Precision Trust’s financial condition and results of operations; difficulties and delays in achieving synergies and cost savings; Precision Trust’s ability to enter into and the terms of future contracts; the adequacy of sources of liquidity; the inability to carry out plans and strategies as expected; loss of “mutual fund trust” status; the conversion of Precision Trust into a corporate structure; and other unforeseen conditions which could impact the use of services supplied by Precision.

The forward-looking information and statements contained herein are expressly qualified in their entirety by this cautionary statement. The forward-looking information and statements included in this Information Circular are made as of the date of this Information Circular and Precision Trust undertakes no obligation to publicly update such forward-looking information and statements to reflect new information, subsequent events or otherwise, except as required by applicable securities laws.

The reader is further cautioned that the preparation of financial statements in accordance with GAAP requires management to make certain judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates may change, having either a negative or positive effect on net earnings as further information becomes available and as the economic environment changes.

The information contained in this Information Circular, including the documents incorporated by reference herein, identifies additional factors that could affect the operating results and performance of Precision Trust and New Precision. We urge you to carefully consider those factors.

Voting by Holders of Exchangeable LP Units

This Information Circular relates principally to Precision Trust as PDLP is exempt from National Instrument 51-102 Continuous Disclosure Obligations (“NI 51-102”) provided that Precision Trust complies with the requirements set out in Section 13.3 of NI 51-102. The Exchangeable LP Units are the economic equivalent of the Trust Units; however, whereas each Trust Unit outstanding on the Record Date is entitled to one vote, each Exchangeable LP Unit is voted through a special voting unit that has been issued to the Voting and Exchange Trustee under a voting and exchange trust agreement. The Exchangeable LP Units are entitled to that number of votes equal to the number of Trust Units into which the Exchangeable LP Units may be exchanged (on a one vote for one Trust Unit basis) as at the Record Date. The Voting and Exchange Trustee is required to vote the special voting unit in the manner that Exchangeable LP Unitholders instruct and to abstain from voting the Exchangeable LP Units for which the Voting and Exchange Trustee does not receive instructions. See “General Proxy Matters” in this Information Circular.

Advice to Beneficial Holders of Trust Units

The information set forth in this section is of significant importance to many Unitholders, as a substantial number of Trust Unitholders do not hold their Trust Units in their own name. Trust Unitholders who do not hold their Trust Units in their own name (referred to herein as “Beneficial Unitholders”) should note that only proxies deposited by Trust Unitholders whose names appear on the records of Precision Trust as the registered Trust Unitholders can be recognized and acted upon at the Meeting. If Trust Units are listed in an account statement provided to a Trust Unitholder by a broker, then, in almost all cases, those Trust Units will not be registered in the Trust Unitholder’s name on the records of Precision Trust. Such Trust Units will more likely be registered under the name of the Trust Unitholder’s broker or an agent of that broker. In Canada, the majority of such Trust Units are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms). Trust Units held by brokers or their agents or nominees can only be voted at the Meeting (for or against resolutions) upon the instructions of the Beneficial Unitholder. Without specific instructions, a broker and its agents and nominees are prohibited from voting Trust Units for the broker’s clients. Therefore, Beneficial Unitholders should ensure that instructions respecting the voting of their Trust Units are communicated to the appropriate person or that the Trust Units are duly registered in their name well in advance of the Meeting.

Applicable Canadian regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of Trust Unitholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Unitholder by its broker (or the agent of the broker) may be similar or identical to the form of proxy provided to registered Trust Unitholders. However, its purpose is limited to instructing the registered Trust Unitholder (the broker or agent of the broker) how to vote on behalf of the Beneficial Unitholder. In Canada, the majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). In most cases, Broadridge mails a machine-readable voting instruction form (the “VIF”) in lieu of the form of proxy provided by Precision Trust, and asks Beneficial Unitholders to complete and return the VIF to Broadridge by way of mail. Alternatively, Beneficial Unitholders can either call Broadridge’s toll free telephone number (1-800-579-1639) to vote their Trust Units, or access Broadridge’s dedicated voting web site at www.proxyvote.com to deliver their voting instructions. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of the Trust Units to be represented at the Meeting by proxies for which Broadridge has solicited voting instructions. A Beneficial Unitholder who receives a voting information form cannot use that form to vote the Trust Units directly at the Meeting. The voting information form from Broadridge must be completed and returned to Broadridge (or instructions respecting the voting of the Trust Units must otherwise be communicated to Broadridge) well in advance of the Meeting in order to have the Trust Units voted. If you have questions respecting the voting of the Trust Units held through an intermediary, please contact that intermediary.

Although a Beneficial Unitholder may not be recognized directly at the Meeting for the purposes of voting Trust Units registered in the name of his or her broker (or an agent of the broker), a Beneficial Unitholder may attend the Meeting as proxyholder for the registered Trust Unitholder and vote the Trust Units in that capacity. A Beneficial Unitholder who wishes to attend the Meeting and indirectly vote his or her Trust Units as proxyholder for the registered Trust Unitholder, should enter his or her own name in the blank space on the form of proxy provided to him or her and return the same to his or her broker (or broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting.

The foregoing discussion similarly applies to Exchangeable LP Unitholders who do not hold their Exchangeable LP Units in their own name. Only Exchangeable LP Unitholders whose names appear on the records of PDLP as the registered holders of Exchangeable LP Units are entitled to instruct the Voting and Exchange Trustee as to how to exercise voting rights in respect of their Exchangeable LP Units at the Meeting. The procedure for voting Exchangeable LP Units is described below under the heading “Instructions to the Voting and Exchange Trustee”.

See “General Proxy Matters” in this Information Circular.

Instructions to the Voting and Exchange Trustee

Exchangeable LP Unitholders may give their instructions to the Voting and Exchange Trustee by completing the enclosed VIF or by designating a person to exercise their vote by proxy or in person. If delivering the VIF or designating a person to execute the proxy on their behalf, the VIF must be deposited at Computershare Trust Company of Canada, as Voting and Exchange Trustee, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, at least 48 hours, excluding Saturdays, Sundays and holidays, before the Meeting or any adjournments thereof. See “General Proxy Matters” in this Information Circular.

Information for United States Unitholders

None of the securities to be issued to Unitholders in exchange for their securities under the Arrangement have been or will be registered under the 1933 Act, and such securities are being issued to Unitholders in reliance on the exemption from registration provided by Section 3(a)(10) of the 1933 Act. The solicitation of proxies for the Meeting is not subject to the proxy requirements of Section 14(a) of the 1934 Act. Accordingly, the solicitations contained in this Information Circular are made in the United States for securities of a Canadian foreign private issuer in accordance with Canadian corporate and securities laws, and this Information Circular has been prepared solely in accordance with disclosure requirements applicable in Canada. Unitholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the 1933 Act and proxy statements under the 1934 Act. Specifically, information concerning the operations of Precision contained or incorporated by reference herein has been prepared in accordance with Canadian disclosure standards, which are not comparable in all respects to United States disclosure standards. The audited consolidated financial statements of Precision Trust as at December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, the pro forma financial statements and audited balance sheet of New Precision included in or incorporated by reference in this Information Circular have been presented in Canadian dollars and were prepared in accordance with Canadian GAAP. These financial statements have been reconciled to United States GAAP as discussed in the notes thereto. The financial statements of Precision Trust noted

above have been audited in accordance with Canadian and U.S. auditing standards. The audited financial statements of New Precision have been audited only in accordance with Canadian auditing standards, which differ from U.S. auditing standards in certain material respects.

The enforcement by investors of civil liabilities under United States securities laws may be affected adversely by the fact that Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo have been organized under the laws of the Provinces of Alberta or Manitoba, that certain of their respective trustees, partners, directors and officers are residents of countries other than the United States and that certain assets of Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo are located outside the United States.

The 1933 Act imposes restrictions on the resale of securities received pursuant to the Arrangement by persons who are “affiliates” of New Precision after the Arrangement. See “The Arrangement – Securities Law Matters – United States” in this Information Circular.

See “Certain United States Federal Income Tax Considerations” for certain information concerning the tax consequences of the Arrangement for Trust Unitholders who are United States taxpayers.

THE COMMON SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR SECURITIES REGULATORY AUTHORITIES OF ANY STATE OF THE UNITED STATES, NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES PASSED ON THE ADEQUACY OR ACCURACY OF THIS INFORMATION CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Currency Exchange Rates

All dollar amounts set forth in this Information Circular are in Canadian dollars, except where otherwise indicated. The following table sets forth: (i) the rates of exchange for United States dollars, expressed in Canadian dollars, in effect at the end of each of the periods indicated; (ii) the average of exchange rates in effect during each of the periods indicated; and (iii) the highest and lowest exchange rates during such periods, in each case based on Bank of Canada noon day rates.

	Year Ended December 31,
	2009	2008	2007

Rate at End of Period	$1.0466	$1.2246	$0.9881
Average Rate During Period	$1.1420	$1.0660	$1.0748
High During Period	$1.3000	$1.2969	$1.1853
Low During Period	$1.0292	$0.9719	$0.9170

On April 6, 2010, the Bank of Canada noon day rate of exchange for United States dollars, expressed in Canadian dollars, was U.S.$1.00=$1.0001.

SUMMARY INFORMATION

The following is a summary of certain information contained elsewhere in this Information Circular, including the Appendices hereto, and is qualified in its entirety by reference to the more detailed information contained or referred to elsewhere in this Information Circular or in the Appendices hereto. Capitalized terms not otherwise defined herein are defined in the “Glossary of Terms” attached as Appendix “A” to this Information Circular.

The Arrangement

On February 12, 2010, Precision Trust announced the proposed Arrangement as part of its plan to facilitate Precision’s growth strategy. If approved, the Arrangement will result in the reorganization of Precision Trust’s trust structure into a corporation, New Precision, that will carry on the business now carried on by PDC. Following the completion of the Arrangement, the Board of Directors and senior management of New Precision will be comprised of the current members of the Board of Directors and senior management of PDC. See “Information Concerning New Precision” and “Appendix “F” – Information Concerning New Precision”.

Pursuant to the Arrangement, Trust Unitholders will, ultimately, receive one Common Share for each Trust Unit held and Exchangeable LP Unitholders will, ultimately, receive that number of Common Shares as is equal to the number of Trust Units that the Exchangeable LP Units held by that person were exchangeable for immediately prior to the Arrangement, being one Common Share for each Exchangeable LP Unit held.

Pursuant to the Arrangement, New Precision will assume all of the covenants and obligations of Precision Trust under the outstanding Warrants. Provided the Arrangement is completed, holders of Warrants will thereafter be entitled to receive Common Shares, rather than Trust Units, on exercise of such Warrants after the Initial Effective Date, at the same exercise price as Trust Units were previously issuable on exercise thereof ($3.22 per Trust Unit), subject to adjustment in certain events. Warrantholders may exercise their Warrants to acquire Trust Units pursuant to their terms prior to the Initial Effective Date and participate in the Arrangement in the same manner as Unitholders. See “The Arrangement – Treatment of Warrants”.

Pursuant to the Arrangement: (a) all issued and outstanding Trust Unit Options will become options under an agreement with New Precision to acquire an equivalent number of Common Shares in accordance with their terms and the Employee Trust Unit Option Plan governing such Trust Unit Options and all agreements representing such Trust Unit Options will be amended to the extent necessary to facilitate such amendments; and (b) all issued and outstanding Deferred Trust Units will become rights under an agreement with New Precision to acquire, at the time specified in the Deferred Trust Unit Plan, an equivalent number of Common Shares in accordance with their terms and the Deferred Trust Unit Plan and all agreements, elections and allocation notices in respect of such Deferred Trust Units will be amended to the extent necessary to facilitate such amendments. Holders of vested Trust Unit Options or redeemable Deferred Trust Units may exercise or redeem their vested Trust Unit Options or redeemable Deferred Trust Units, as applicable, into Trust Units pursuant to the terms of the Employee Trust Unit Option Plan or the Deferred Trust Unit Plan, as applicable, prior to the Initial Effective Date and participate in the Arrangement in the same manner as Unitholders. See “The Arrangement – Treatment of Trust Unit Options and Deferred Trust Units”.

If the Arrangement Resolution is passed, Unitholders will also be asked to approve the adoption of the Shareholder Rights Plan. The Shareholder Rights Plan would replace the current Unitholder Rights Plan. See “Other Matters to be Considered at the Meeting – Approval of the Shareholder Rights Plan”.

See “The Arrangement – Effect of the Arrangement on Unitholders”, “– Treatment of Warrants”, “– Treatment of Trust Unit Options and Deferred Trust Units”, “– Interests of Certain Persons or Companies in the Arrangement” and “Appendix “F” – Information Concerning New Precision”.

Post-Arrangement Structure

Following the Second Effective Date, the Unitholders will be the sole shareholders of New Precision. Pursuant to the Second Amalgamation, PDC and AmalCo will amalgamate to form New Precision, which shall be named “Precision Drilling Corporation”. The following diagram illustrates the organizational structure of New Precision immediately following the completion of the Arrangement. For simplification purposes, this diagram omits wholly-owned holding or operating companies that are not material.

Assuming that the same number of Trust Units and Exchangeable LP Units are outstanding on the Initial Effective Date as were outstanding on March 31, 2010, and further assuming that no Unitholders validly exercise Dissent Rights, upon the completion of the Arrangement, an aggregate of approximately 275,635,598 Common Shares will be issued and outstanding following the Second Effective Date.

Dividend Policy

Precision Trust announced the suspension of cash distributions on the Trust Units and Exchangeable LP Units on February 9, 2009. The Board of Trustees do not intend to reinstate the payment of such distributions. New Precision does not currently anticipate paying any cash dividends on its Common Shares in the foreseeable future but will review that policy from time to time as circumstances warrant. New Precision currently intends to retain future earnings, if any, for future operations, expansion and debt repayment. Any decision to declare and pay dividends in the future will be made at the discretion of the Board of Directors and will depend on, among other things, New Precision’s results of operations, current and anticipated cash requirements and surplus, financial condition, contractual restrictions and financing agreement covenants, solvency tests imposed by corporate law and other factors that the Board of Directors may deem relevant.

Anticipated Benefits of the Arrangement

Management and the Boards believe that the proposed corporate structure enables Precision Trust to better pursue its strategic plan and enhance growth and capital appreciation for the benefit of Unitholders. Given the diminished value of the income trust structure, management and the Boards believe that the best opportunity for creating value is to reinvest a significant portion of overall funds from operations into the business and to focus on increasing overall earnings per share. By converting to a growth-oriented corporation, management and the Boards believe that New Precision will be in a better position to pursue a strategy to deliver technically advanced, value-oriented services in an evolving marketplace. Management and the Boards believe that the Arrangement provides a number of compelling strategic benefits, including, without limitation, the expectation that a conversion to a public corporation would:

•	deliver strong returns through capital appreciation;

•	enable more self-funding of its growth capital on a non-dilutive basis while permitting Precision to prudently manage its balance sheet;

•	permit Precision Trust’s financial and operational performance to be more easily valued relative to its corporate peers;

•	attract and retain worldwide investors and enhance liquidity for the Common Shares;

•	remove Precision Trust from the uncertainty that exists in the income trust marketplace today; and

•	avoid the application of the federal government’s “normal growth” and “undue expansion” limitations.

See “Background to and Reasons for the Arrangement – Anticipated Benefits of the Arrangement”.

Fairness Opinion

Precision Trust retained TD as its financial advisor with respect to the Arrangement. In connection with this mandate, TD has provided the Board of Trustees and the Board of Directors with the Fairness Opinion. The Fairness Opinion is addressed to the Board of Trustees and the Board of Directors and concludes that, on the basis of the particular assumptions, qualifications and limitations summarized therein, in the opinion of TD, as at February 11, 2010, the consideration to be received by Unitholders pursuant to the Arrangement is fair, from a financial point of view, to the Unitholders. The Fairness Opinion is subject to the assumptions, qualifications and limitations contained therein.

The full text of the Fairness Opinion, setting out the assumptions made, matters considered and limitations and qualifications on the review undertaken in connection with the Fairness Opinion, is attached as Appendix “E” to this Information Circular. The Fairness Opinion is not a recommendation as to how Unitholders should vote with respect to the Arrangement. The Fairness Opinion was one of a number of factors taken into consideration by the Board of Trustees in making its unanimous determination that the Arrangement is fair to the Unitholders and in the best interests of Precision Trust and the Unitholders and to recommend that Unitholders vote in favour of the Arrangement.

Approval and Recommendation of the Board of Trustees

The Board of Trustees has reviewed the terms of the Arrangement Agreement, the Fairness Opinion and the recommendation of the Board of Directors and has unanimously determined that the Arrangement is in the best interests of Precision Trust and Unitholders and is fair to Unitholders. Therefore, Precision Trust has authorized the submission of the Arrangement Resolution to the Unitholders for approval. Accordingly, the Board of Trustees unanimously recommends that Unitholders vote FOR the Arrangement Resolution.

In reaching its conclusions and formulating its recommendation, the Board of Trustees considered a number of factors in addition to those described elsewhere in this Information Circular, including, but not limited to, the following:

•	a review of Precision Trust’s strategic objectives and business plan and the optimal structure to maximize Unitholder value;

•	Precision Trust’s need for access to capital through bank borrowings as well as debt and equity capital markets in order to finance growth opportunities in the most efficient and accretive manner;

•	the overhang in trading prices for securities of income trusts which has resulted from the decline in investor interest in the trust sector as a result of the SIFT Rules and the uncertainty surrounding income trust structures;

•	the fact that the exchange of Trust Units and Exchangeable LP Units for Common Shares pursuant to the Plan may be completed on a tax-free “rollover” basis for Canadian federal income tax purposes and generally is a tax-free event for United States federal income tax purposes;

•	the fact that Unitholders will have the opportunity to consider the Arrangement and that the Arrangement must receive the appropriate approval from Unitholders and the Court;

•	the impact of the SIFT Rules which will remove the benefits of the trust structure for Precision Trust and its Unitholders at the end of 2010;

•	the Fairness Opinion of TD that, on the basis of the particular assumptions, limitations and qualifications summarized therein, as at February 11, 2010, the consideration to be received by the Unitholders pursuant to the Arrangement is fair, from a financial point view, to the Unitholders;

•	the advice of external legal and tax counsel;

•	receipt by Precision Trust of an advance income tax ruling confirming certain Canadian federal income tax consequences of certain aspects of the Arrangement; and

•	the recommendation of the Board of Directors.

The foregoing discussion of the information and factors considered and evaluated by the Board of Trustees is not intended to be exhaustive. In reaching the determination to approve and recommend the Arrangement Resolution, the Board of Trustees did not assign any relative or specific weight to the factors that were considered, and individual trustees may have given different weight to each factor. There are risks associated with the Arrangement, including that some of the potential benefits set forth in this Information Circular may not be realized or that there may be significant costs associated with realizing such benefits. See “Risk Factors”.

As at March 10, 2010, the Trustees, Directors and officers of PDC and their associates, as a group, beneficially owned, directly or indirectly, or exercised control or direction over, an aggregate of approximately 1,369,309 Trust Units and nil Exchangeable LP Units, representing approximately 0.497% of the outstanding Trust Units. Each of the trustees, directors and officers of Precision have indicated they intend to vote all of their Trust Units in favour of the Arrangement Resolution.

See “Background to and Reasons for the Arrangement – Approval and Recommendation of the Board of Trustees”.

Approvals

Unitholder Approval

Pursuant to the Interim Order, the number of votes required to pass the Arrangement Resolution shall be a special majority of not less than 66 2/3% of the votes cast by Unitholders in person or by proxy at the Meeting. Further, the number of votes required to pass the Shareholder Rights Plan Resolution shall be a majority of not less than 50% of the votes cast by Unitholders in person or by proxy at the Meeting.

See “The Arrangement – Approvals – Unitholder Approval” and “General Proxy Matters – Procedure and Votes Required”.

Court Approvals

Implementation of the Arrangement requires the approval of the Court. An application for the Final Order approving the Arrangement is expected to be made on May 12, 2010 at 1:30 p.m. (Calgary time) at the Court House, Calgary Courts Centre, 601 – 5th Street S.W., Calgary, Alberta. On the application, the Court will consider the fairness of the Arrangement. See “The Arrangement – Approvals – Court Approvals”.

Stock Exchange Listing Approvals

The TSX has conditionally approved the substitutional listing of the Common Shares issuable pursuant to the Arrangement, the Employee Stock Option Plan, the Deferred Share Unit Plan and the Warrants, subject to New Precision fulfilling the requirements of the TSX, which are expected to be met on the Second Effective Date or as soon as reasonably practicable thereafter. Precision Trust has applied to list the Common Shares issuable pursuant to the Arrangement, the Employee Stock Option Plan, the Deferred Share Unit Plan and the Warrants on the NYSE. The NYSE listing requirements are expected to be met on the Second Effective Date or as soon as reasonably practicable thereafter. See “The Arrangement – Approvals – Stock Exchange Listing Approvals”.

Third Party Approvals

The Arrangement is also conditional upon the receipt of all necessary third party consents and approvals.

Timing of Completion of the Arrangement

If the Meeting is held as scheduled and is not adjourned and the other necessary conditions at that point in time are satisfied or waived, Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo will apply for the Final Order approving the Arrangement on May 12, 2010. If the Final Order is obtained on May 12, 2010 in form and substance satisfactory to each of Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo and all other conditions set forth in the Arrangement Agreement are satisfied or waived, Precision Trust expects that the Initial Effective Date will occur on or about May 31, 2010 and the Second Effective Date will occur on or about June 1, 2010. It is not possible, however, to state with certainty when the Effective Dates will occur. The Initial Effective Date and the Second Effective Date could be delayed for a number of reasons, including an objection before the Court at the hearing of the application for the Final Order on May 12, 2010.

The provisions of the Arrangement that are intended to become effective on each of the Effective Dates pursuant to the Plan of Arrangement will, respectively, become effective upon the filing with the Registrar of Corporations of the Articles of Arrangement and a copy of the Final Order, together with such other materials as may be required by the Registrar of Corporations.

Right to Dissent

Pursuant to the Interim Order, Dissenting Unitholders have the right to dissent with respect to the Arrangement Resolution by providing a written objection to the Arrangement Resolution to Precision Drilling Trust c/o Bennett Jones LLP, Suite 4500, 855 – 2nd Street S.W., Calgary, Alberta, T2P 4K7, Attention: Anthony L. Friend, Q.C. by 4:00 p.m. (Calgary time) on the fifth Business Day immediately preceding the date of the Meeting or any adjournment thereof, provided such holders also comply with Section 191 of the ABCA, as modified by the Interim Order. Provided the Arrangement becomes effective, each Dissenting Unitholder will be entitled to be paid the fair value of the Trust Units or Exchangeable LP Units in respect of which the holder dissents in accordance with Section 191 of the ABCA, as modified by the Interim Order. See Appendices “C” and “I” for a copy of the Interim Order and the provisions of Section 191 of the ABCA, respectively.

The statutory provisions covering the right to dissent are technical and complex. Failure to strictly comply with the requirements set forth in Section 191 of the ABCA, as modified by the Interim Order, may result in the loss of any right to dissent. Persons who are beneficial owners of Trust Units or Exchangeable LP Units registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent, should be aware that only registered holders are entitled to dissent. Accordingly, a beneficial owner of Trust Units or Exchangeable LP Units desiring to exercise the right to dissent must make arrangements for such Trust Units or Exchangeable LP Units beneficially owned to be registered in such holder’s name prior to the time the written objection to the Arrangement Resolution is required to be received by Precision Trust or, alternatively, make arrangements for the registered holder of such Trust Units or Exchangeable LP Units to dissent on such holder’s behalf. Pursuant to the Interim Order, a Unitholder may not exercise the right to dissent in respect of only a portion of such holder’s Trust Units or such holder’s Exchangeable LP Units. See “The Arrangement – Dissent Rights”.

It is a condition to the Arrangement that Unitholders holding not more than 5% of all Trust Units or Exchangeable LP Units shall have validly exercised Dissent Rights in relation to the Arrangement that have not been withdrawn as at the Initial Effective Date. See “The Arrangement – Arrangement Agreement – Conditions Precedent to the Arrangement”.

Certain Canadian Federal Income Tax Considerations

Under the SIFT Conversion Rules, the disposition of Units by a Unitholder (other than a Dissenting Unitholder) for AcquisitionCo Shares should occur on an automatic tax-deferred basis and should not result in a capital gain or capital loss to the Unitholder. However, it is possible that PDLP will not qualify as a “SIFT partnership” for the purpose of the Tax Act and the SIFT Conversion Rules and any exchange of Exchangeable LP Units for AcquisitionCo Shares will not occur on an automatic tax-deferred basis. Accordingly, it is strongly recommended that Exchangeable LP Unitholders exchanging Exchangeable LP Units for AcquisitionCo Shares make a joint tax election under Section 85 of the Tax Act with New Precision (as successor by amalgamation to AcquisitionCo) to defer all or part of the capital gain otherwise realized. See “Certain Canadian Federal Income Tax Considerations – Unitholders Resident in Canada – Exchangeable LP Unitholders”. A Non-Resident Unitholder (other than a Non-Resident Dissenting Unitholder) generally should not be subject to Canadian Federal income taxation in respect of the disposition of Units provided the Units are not “taxable Canadian property” to such Unitholder for purposes of the Tax Act.

This Information Circular contains a summary of the principal Canadian federal income tax considerations relevant to Residents and Non-Residents of Canada arising from the Arrangement and from holding Common Shares and the above comments are qualified in their entirety by reference to such summary. All Unitholders should consult their own tax advisors for advice with respect to their own particular circumstances.

See “Certain Canadian Federal Income Tax Considerations”.

Certain United States Federal Income Tax Considerations

The exchange by U.S. Holders (as defined in “Certain United States Federal Income Tax Considerations”) of Trust Units for AcquisitionCo Shares pursuant to the Arrangement has been structured so as to be generally tax-free for U.S. federal income tax purposes. However, Dissenting Unitholders that receive cash in exchange for Trust Units generally will recognize gain or loss.

Trust Unitholders should consult with their own tax advisors as to the tax consequences of the exchange of Trust Units for AcquisitionCo Shares pursuant to the Arrangement in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws. For additional discussion of certain U.S. federal income tax consequences of the exchange of Trust Units for AcquisitionCo Shares, see “Certain United States Federal Income Tax Considerations”.

Risk Factors

Other than risk factors in respect of the structure of Precision Trust, risk factors related to the business of Precision Trust and its affiliates will generally continue to apply to New Precision after the Effective Dates and will not be affected by the Arrangement. If the Arrangement is completed, the business and operations of, and an investment in, New Precision will be subject to the various risk factors set forth under the headings entitled “Risk Factors” in this Information Circular and “Risk Factors” in the Annual Information Form, which is incorporated by reference in this Information Circular. Potential Shareholders should consider carefully the information contained herein and in the materials incorporated by reference.

Moreover, the following is a list of certain additional risk factors relating to the activities of New Precision and the ownership of Common Shares following the Effective Dates which prospective investors should carefully consider before making an investment decision relating to Common Shares:

•	the uncertainty of future dividend payments by New Precision and the level thereof as New Precision’s dividend policy and the funds available for the payment of dividends from time to time will be dependent upon, among other things, operating cash flow generated by New Precision and its Subsidiaries, financial requirements for New Precision’s capital program, limitations under its credit facilities, operations, the satisfaction of solvency tests imposed by the ABCA for the declaration and payment of dividends and other considerations;

•	the level of New Precision’s indebtedness from time to time could impair New Precision’s ability to obtain additional financing on a timely basis to take advantage of business opportunities that may arise;

•	New Precision may make future acquisitions or may enter into financings or other transactions involving the issuance of securities of New Precision which may be dilutive; and

•	the inability of New Precision to manage growth effectively could have a material adverse impact on its business, operations and prospects.

In addition, for a description of risk factors in respect of the structure of Precision Trust, see pages 46 to 54 of the Annual Information Form, which is incorporated herein by reference. Unitholders should carefully consider all risk factors set out herein and in the Annual Information Form.

Unitholders are encouraged to obtain independent legal, tax, financial and investment advice in its jurisdiction of residence with respect to this Information Circular, the consequences of the Arrangement and the holding of Trust Units, Exchangeable LP Units and Common Shares.

BACKGROUND TO AND REASONS FOR THE ARRANGEMENT

Background to the Arrangement

On October 31, 2006, the Minister announced the SIFT Rules. The announcement of the SIFT Rules had an immediate impact on the Canadian capital markets resulting in a significant decline in trading prices for income trusts, including Precision Trust, and royalty trusts. Now enacted, the SIFT Rules impose a tax at the trust level on distributions of certain income from publicly traded mutual fund trusts at a rate of tax comparable to the combined federal and provincial corporate tax rates and treats such distributions as dividends to Unitholders. Trusts that were publicly traded at the time of the announcement are generally entitled to a four-year transition period and are not subject to the new rules until January 1, 2011, provided such trusts experience only “normal growth” and no “undue expansion” before that time. On December 15, 2006, the Minister issued the Normal Growth Guidelines which provide additional information on “normal growth” and “undue expansion”.

Precision Trust’s management considered the implications of the SIFT Rules on the then current structure of Precision Trust as well as the anticipated effects on Precision if Precision Trust were to convert to a corporate structure. Precision Trust’s management updated the Boards with its analysis on a regular basis.

On July 14, 2008, the Minister released the SIFT Conversion Rules, which are intended to facilitate the conversion of mutual fund trusts (as defined in the Tax Act) such as Precision Trust into corporations without any undue tax consequences. The SIFT Conversion Rules were enacted on March 12, 2009.

Following the announcement of the SIFT Conversion Rules by the Minister, management of Precision Trust continued to evaluate its growth opportunities and developed its five-year business plan and strategy. The business plan and strategy focused on delivery of high performance, high value service and rigs in regions in North America and other international markets anticipated to be actively drilling for oil and natural gas.

On December 4, 2009, management presented to the Boards a preliminary 2010 operating and capital budget as well as a preliminary business plan and strategy. A further meeting of the Boards was held on February 11, 2010 which included presentations by management, the Board of Trustees’ financial advisor, TD, and Precision Trust’s external legal counsel, Bennett Jones LLP and its Canadian income tax counsel, Felesky Flynn LLP, regarding Precision Trust’s capital structure and strategic and structuring alternatives. The Boards resolved to proceed with the Arrangement on February 11, 2010.

Anticipated Benefits of the Arrangement

Management and the Boards believe that the proposed corporate structure enables Precision Trust to better pursue its strategic plan and enhance growth and capital appreciation for the benefit of Unitholders. Given the diminished value of the income trust structure, management and the Boards believe that the best opportunity for creating value is to reinvest a significant portion of overall funds from operations into the business and to focus on increasing overall earnings per share. By converting to a growth-oriented corporation, management and the Boards believe that New Precision will be in a better position to pursue a strategy to deliver technically advanced, value-oriented services in an evolving marketplace. Management and the Boards believe that the Arrangement provides a number of compelling strategic benefits, including, without limitation, the expectation that a conversion to a public corporation would:

•	deliver strong returns through capital appreciation;

•	enable more self-funding of growth capital on a non-dilutive basis while permitting Precision to prudently manage its balance sheet;

•	permit Precision Trust’s financial and operational performance to be more easily valued relative to its corporate peers;

•	attract and retain worldwide investors and enhance liquidity for the Common Shares;

•	remove Precision Trust from the uncertainty that exists in the income trust marketplace today; and

•	avoid the application of the federal government’s “normal growth” and “undue expansion” limitations.

Fairness Opinion

Precision Trust retained TD as its financial advisor with respect to the Arrangement. In connection with this mandate, TD has provided the Board of Trustees and the Board of Directors with the Fairness Opinion. The Fairness Opinion is addressed to the Board of Trustees and the Board of Directors and concludes that, on the basis of the particular assumptions, qualifications and limitations summarized therein, in the opinion of TD, as at February 11, 2010, the consideration to be received by Unitholders pursuant to the Arrangement is fair, from a financial point of view, to the Unitholders. The Fairness Opinion is subject to the assumptions, qualifications and limitations contained therein.

The full text of the Fairness Opinion, setting out the assumptions made, matters considered and limitations and qualifications on the review undertaken in connection with the Fairness Opinion, is attached as Appendix “E” to this Information Circular. The Fairness Opinion is not a recommendation as to how Unitholders should vote with respect to the Arrangement. The Fairness Opinion was one of a number of factors taken into consideration by the Board of Trustees in making its unanimous determination that the Arrangement is fair to the Unitholders and in the best interests of Precision Trust and the Unitholders and to recommend that Unitholders vote in favour of the Arrangement.

Approval and Recommendation of the Board of Trustees

The Board of Trustees has reviewed the terms of the Arrangement Agreement, the Fairness Opinion and the recommendation of the Board of Directors and has unanimously determined that the Arrangement is in the best interests of Precision Trust and Unitholders and is fair to Unitholders. Therefore, Precision Trust has authorized the submission of the Arrangement Resolution to the Unitholders for approval. Accordingly, the Board of Trustees unanimously recommends that Unitholders vote FOR the Arrangement Resolution.

In reaching its conclusions and formulating its recommendation, the Board of Trustees considered a number of factors in addition to those described elsewhere in this Information Circular, including, but not limited to, the following:

•	a review of Precision Trust’s strategic objectives and business plan and the optimal structure to maximize Unitholder value;

•	Precision Trust’s need for access to capital through bank borrowings as well as debt and equity capital markets in order to finance growth opportunities in the most efficient and accretive manner;

•	the overhang in trading prices for securities of income trusts which has resulted from the decline in investor interest in the trust sector as a result of the SIFT Rules and the uncertainty surrounding income trust structures;

•	the fact that the exchange of Trust Units and Exchangeable LP Units for Common Shares pursuant to the Plan may be completed on a tax-free “rollover” basis for Canadian federal income tax purposes and generally is a tax-free event for United States federal income tax purposes;

•	the fact that Unitholders will have the opportunity to consider the Arrangement and that the Arrangement must receive the appropriate approval from Unitholders and the Court;

•	the impact of the SIFT Rules which will remove the benefits of the trust structure for Precision Trust and its Unitholders at the end of 2010;

•	the Fairness Opinion of TD that, on the basis of the particular assumptions, limitations and qualifications summarized therein, as at February 11, 2010, the consideration to be received by the Unitholders pursuant to the Arrangement is fair, from a financial point view, to the Unitholders;

•	the advice of external legal and tax counsel;

•	receipt by Precision Trust of an advance income tax ruling confirming certain Canadian federal income tax consequences of certain aspects of the Arrangement; and

•	the recommendation of the Board of Directors.

The foregoing discussion of the information and factors considered and evaluated by the Board of Trustees is not intended to be exhaustive. In reaching the determination to approve and recommend the Arrangement Resolution, the Board of Trustees did not assign any relative or specific weight to the factors that were considered, and individual trustees may have given different weight to each factor. There are risks associated with the Arrangement, including that some of the potential benefits set forth in this Information Circular may not be realized or that there may be significant costs associated with realizing such benefits. See “Risk Factors”.

As at March 10, 2010, the Trustees, Directors and officers of PDC and their associates, as a group, beneficially owned, directly or indirectly, or exercised control or direction over, an aggregate of approximately 1,369,309 Trust Units and nil Exchangeable LP Units, representing approximately 0.497% of the outstanding Trust Units. Each of the Trustees, Directors and officers of Precision have indicated they intend to vote all of their Trust Units in favour of the Arrangement Resolution.

THE ARRANGEMENT

General

If approved, the Arrangement will result in the reorganization of Precision Trust’s trust structure into a corporation. New Precision will continue the business carried out by Precision. Following the completion of the Arrangement, the Board of Directors and senior management of New Precision will be comprised of the current members of the Board of Directors and senior management of PDC. See “Information Concerning New Precision” and “Appendix “F” – Information Concerning New Precision”.

Effect of the Arrangement on Unitholders

Pursuant to the Arrangement, Trust Unitholders will, ultimately, receive one Common Share for each Trust Unit held on the Initial Effective Date and Exchangeable LP Unitholders will, ultimately, receive that number of Common Shares as is equal to the number of Trust Units that the Exchangeable LP Units were exchangeable for on the Initial Effective Date, being one Common Share for each Exchangeable LP Unit held. See “Details of the Arrangement – Arrangement Steps”, “Certain Canadian Federal Income Tax Considerations”, “Certain United States Federal Income Tax Considerations” and “– Procedure for Exchange of Securities”.

Treatment of Warrants

Precision Trust has 15,000,000 Warrants outstanding. The Warrants may be exercised to acquire Trust Units at the option of the Warrantholder at any time prior to 5:00 p.m. (Calgary time) on April 22, 2014 at an exercise price of $3.22 per Trust Unit, subject to adjustment in certain events.

In connection with the Arrangement, and pursuant to the terms of the Warrants, New Precision will assume all of the covenants and obligations of Precision Trust in respect of the outstanding Warrants. Provided the Arrangement is completed, Warrantholders will thereafter be entitled to receive Common Shares, rather than Trust Units, on the basis of one Common Share in lieu of each Trust Unit which they were previously entitled to receive on exercise of the Warrants. All other terms and conditions of the Warrants will continue to apply.

Warrantholders may exercise their Warrants to acquire Trust Units pursuant to the terms of the Warrants prior to the Initial Effective Date and participate in the Arrangement in the same manner as Unitholders.

The TSX has conditionally approved the substitutional listing of the Common Shares reserved for issuance on exercise of the Warrants, subject to New Precision fulfilling the requirements of such exchange. Precision Trust has applied to list the Common Shares reserved for issuance on exercise of the Warrants on the NYSE.

Treatment of Trust Unit Options and Deferred Trust Units

As at March 10, 2010, Precision Trust has an aggregate of: (a) 3,628,200 Trust Unit Options outstanding under the Employee Trust Unit Option Plan; and (b) 287,607 Deferred Trust Units credited to the respective DTU Accounts of non-management directors of PDC under the Deferred Trust Unit Plan.

Pursuant to the Arrangement: (a) all issued and outstanding Trust Unit Options will become options under an agreement with New Precision to acquire an equivalent number of Common Shares in accordance with their terms and the Employee Trust Unit Option Plan governing such Trust Unit Options and all agreements representing such Trust Unit Options will be amended to the extent necessary to facilitate such amendments; and (b) all issued and outstanding Deferred Trust Units will become rights under an agreement with New Precision to acquire, at the time specified in the Deferred Trust Unit Plan, an equivalent number of Common Shares in accordance with their terms and the Deferred Trust Unit Plan and all agreements, elections and allocation notices in respect of such Deferred Trust Units will be amended to the extent necessary to facilitate such amendments. Holders of vested Trust Unit Options or redeemable Deferred Trust Units may exercise or redeem their vested Trust Unit Options or redeemable Deferred Trust Units, as applicable, into Trust Units pursuant to the terms of the Employee Trust Unit Option Plan or the Deferred Trust Unit Plan, as applicable, prior to the Initial Effective Date and participate in the Arrangement in the same manner as Unitholders.

Distribution Reinvestment Plan

On February 14, 2006, Precision Trust established a distribution reinvestment plan (the “DRIP”) which permitted participants to automatically reinvest all cash distributions paid on the participant’s Trust Units which are enrolled in the DRIP into additional Trust Units. The DRIP was suspended indefinitely by the Board of Trustees effective December 18, 2006 and will be terminated prior to the date of the Meeting.

New Precision does not expect to establish a dividend reinvestment plan after the Effective Date.

Secured Facility and Senior Notes

Pursuant to the Arrangement, New Precision (as successor to PDC) will be the debtor under the senior secured credit facility (the “Secured Facility”) entered into on December 23, 2008 in connection with the acquisition of Grey Wolf and under the $175,000,000 senior unsecured notes (the “Senior Notes”) issued on April 22, 2009. The obligations of New Precision under the Secured Facility and under the Senior Notes will continue to be guaranteed by each Subsidiary of New Precision that has provided guarantees thereof.

The Arrangement is a permitted transaction under the Secured Facility and the Senior Notes subject to compliance with the applicable terms and conditions thereof.

Details of the Arrangement

Arrangement Steps

Pursuant to the Arrangement, on the Initial Effective Date, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality:

Amendment of the Declaration of Trust

•	the Declaration of Trust shall be amended to the extent necessary to facilitate the Arrangement and the implementation of the steps and transactions contemplated by the Plan;

Dissenting Unitholders

•	the Trust Units held by Dissenting Unitholders shall be deemed to have been transferred to Precision Trust (free and clear of any Encumbrances) and cancelled and such Dissenting Unitholders shall cease to have any rights as Trust Unitholders other than the right to be paid by Precision Trust for the fair value of their Trust Units in accordance with the Plan;

•	the Exchangeable LP Units held by Dissenting Unitholders shall be deemed to have been transferred to PDLP (free and clear of any Encumbrances) and cancelled and such Dissenting Unitholders shall cease to have any rights as Exchangeable LP Unitholders other than the right to be paid by PDLP for the fair value of their Exchangeable LP Units in accordance with the Plan;

Trust Asset Conveyance

•	Precision Trust shall sell, assign, convey, transfer and deliver all of the Trust Assets to AcquisitionCo and AcquisitionCo shall, in consideration therefor: (i) assume and become liable to pay, satisfy, discharge and observe, perform and fulfill the Trust Assumed Liabilities; and (ii) issue and deliver to Precision Trust that number of AcquisitionCo Shares equal to 100 less than the number of issued and outstanding Trust Units;

Amendments to Certain Convertible Securities

•	all issued and outstanding Trust Unit Options shall become options under an agreement with AcquisitionCo to acquire an equivalent number of AcquisitionCo Shares, in accordance with their terms and the Employee Trust Unit Option Plan governing such Trust Unit Options and all agreements representing such Trust Unit Options shall be amended to the extent necessary to facilitate such amendments;

•	all issued and outstanding Deferred Trust Units shall become rights under an agreement with AcquisitionCo to acquire, at the time specified in the Deferred Trust Unit Plan, an equivalent number of AcquisitionCo Shares, in accordance with their terms and the Deferred Trust Unit Plan and all agreements, elections and allocation notices in respect of such Deferred Trust Units shall be amended to the extent necessary to facilitate such amendments;

•	all issued and outstanding Warrants shall become rights under an agreement with AcquisitionCo to acquire, at the time specified in the Warrant Certificate, an equivalent number of AcquisitionCo Shares, in accordance with their terms and the Warrant Certificate and all agreements and notices in respect of such Warrants shall be amended to the extent necessary to facilitate such amendments;

Redemption of Trust Units and Distribution of Trust Property

•	each outstanding Trust Unit held by Option Unitholders (other than Trust Units held by Dissenting Unitholders) shall, without any further action on behalf of such Option Unitholders, be transferred to Precision Trust (free and clear of any Encumbrances) in exchange for the distribution by Precision Trust of one (1) AcquisitionCo Share;

•	each outstanding Trust Unit held by Trust Unitholders (other than Trust Units held by Option Unitholders or Dissenting Unitholders) shall, without any further action on behalf of such Trust Unitholders, be transferred to Precision Trust (free and clear of any Encumbrances) in exchange for the distribution by Precision Trust of one (1) AcquisitionCo Share;

Termination of Precision Trust

•	Precision Trust shall be terminated and shall cease to exist;

Transfer of Precision Debt

•	PDLP shall sell, assign, convey, transfer and deliver all of its rights and interest to and in the Precision Debt to SubCo and SubCo shall, in consideration therefor, issue and deliver to PDLP the SubCo Note;

Dissolution of SubCo

•	SubCo shall assign, convey, transfer and deliver all of the SubCo Assets to PDC and PDC shall assume and become liable to pay, satisfy, discharge and observe, perform and fulfill the SubCo Assumed Liabilities;

•	SubCo shall be and shall be deemed to be dissolved and shall cease to exist;

Exchange of Exchangeable LP Units

•	each outstanding Exchangeable LP Unit held by Exchangeable LP Unitholders (other than Exchangeable LP Units held by Dissenting Unitholders) shall, without any further action on behalf of such Exchangeable LP Unitholders, be transferred to AcquisitionCo (free and clear of any Encumbrances) in exchange for one (1) AcquisitionCo Share for each Trust Unit into which such Exchangeable LP Unit was exchangeable immediately prior to the Initial Effective Time;

Settlement of the PDLP Receivable

•	PDLP shall assign that portion of the indebtedness represented by the SubCo Note with a fair market value equal to the principal amount of the PDLP Receivable to AcquisitionCo as full and final payment of the PDLP Receivable;

Amendment to the LP Agreement

•	the remaining partners of PDLP, being AcquisitionCo and GPCo, will amend the LP Agreement to provide that upon dissolution of PDLP, GPCo is entitled to 0.01% of the PDLP Assets and will assume 0.01% of the PDLP Assumed Liabilities and GPCo will contribute to PDLP a promissory note with a principal amount equal to the fair market value of 0.01% of the PDLP Assets less 0.01% of the PDLP Assumed Liabilities as consideration for this amendment to the LP Agreement;

Dissolution of PDLP

•	PDLP shall be and shall be deemed to be dissolved and shall cease to exist and GPCo shall be appointed liquidator of PDLP to hold all of the property, assets and undertaking of PDLP until such time as it is distributed to the former partners of PDLP;

•	GPCo, in its capacity as liquidator of PDLP following the dissolution of PDLP, shall assign, convey, transfer and deliver an undivided interest in all of the PDLP Assets to GPCo and AcquisitionCo, in proportion to their percentage interest in PLDP, and GPCo and AcquisitionCo shall assume and become liable to pay, satisfy, discharge and observe, perform and fulfill the PDLP Assumed Liabilities, in proportion to their percentage interest in PDLP;

GPCo Reduction of Stated Capital

•	the stated capital account maintained for the GPCo Shares shall be reduced to $1.00 in the aggregate without any corresponding distribution of property to AcquisitionCo; and

PDC Reduction of Stated Capital

•	the stated capital account maintained for the PDC Shares shall be reduced to $1.00 in the aggregate without any corresponding distribution of property to AcquisitionCo and GPCo.

On the Second Effective Date, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality:

Amalgamation of GPCo and AcquisitionCo

GPCo and AcquisitionCo shall be amalgamated to form AmalCo as follows:

•	each GPCo Share, all of which shall then be held by AcquisitionCo, shall be and shall be deemed to be cancelled without any repayment of capital;

•	no securities shall be issued by AmalCo in connection with the amalgamation and, for greater certainty, the AcquisitionCo Shares issued by AcquisitionCo shall survive and continue as the AmalCo Shares without amendment;

•	the name of AmalCo shall be “PDC Acquisition Ltd.”;

•	the registered office of AmalCo shall be located at 4200, 150 – 6th Avenue S.W., Calgary, Alberta T2P 3Y7;

•	the Articles of Amalgamation of AmalCo shall be the same as the Articles of Incorporation of AcquisitionCo;

•	the first directors of AmalCo shall be the persons whose names and municipality of residence appear below:

Name	Municipality of Residence

William T. Donovan	North Palm Beach, Florida
W.C. (Mickey) Dunn	Calgary, Alberta
Brian A. Felesky, CM, Q.C.	Calgary, Alberta
Robert J.S. Gibson	Calgary, Alberta
Allen R. Hagerman, FCA	Calgary, Alberta
Stephen J.J. Letwin	Houston, Texas
Patrick M. Murray	Dallas, Texas
Kevin A. Neveu	Calgary, Alberta
Frederick W. Pheasey	Edmonton, Alberta
Robert L. Phillips	Vancouver, British Columbia
Trevor M. Turbidy	Houston, Texas

such directors shall hold office until the first annual meeting of AmalCo or until their successors are duly elected or appointed;

•	the first officers of AmalCo shall be the officers of AcquisitionCo;

•	the by-laws of AmalCo until repealed, amended or altered shall be the by-laws of AcquisitionCo;

•	the property of each of the amalgamating corporations (other than the GPCo Shares) shall continue to be the property of AmalCo;

•	AmalCo shall continue to be liable for the obligations of each of the amalgamating corporations;

•	any existing cause of action, claim or liability to prosecution of any of the amalgamating corporations shall be unaffected;

•	any civil, criminal or administrative action or proceeding pending by or against any of the amalgamating corporations may be continued to be prosecuted by or against AmalCo;

•	a conviction against, or ruling, order, judgment in favour of or against, any of the amalgamating corporations may be enforced by or against AmalCo;

•	the first auditors of AmalCo shall be KPMG LLP; and

Amalgamation of PDC and AmalCo

PDC and AmalCo shall be amalgamated to form New Precision as follows:

•	each PDC Share, all of which shall then be held by AmalCo, shall be and shall be deemed to be cancelled without any repayment of capital;

•	no securities shall be issued by New Precision in connection with the amalgamation and, for greater certainty, the AmalCo Shares issued by AmalCo shall survive and continue as the Common Shares without amendment;

•	the name of New Precision shall be “Precision Drilling Corporation”;

•	the registered office of New Precision shall be located at 4200, 150 – 6th Avenue S.W., Calgary, Alberta T2P 3Y7;

•	the Articles of Amalgamation of New Precision shall be the same as the Articles of Amalgamation of AmalCo;

•	the first directors of New Precision shall be the persons whose names and municipality of residence appear below:

Name	Municipality of Residence

William T. Donovan	North Palm Beach, Florida
W.C. (Mickey) Dunn	Calgary, Alberta
Brian A. Felesky, CM, Q.C.	Calgary, Alberta
Robert J.S. Gibson	Calgary, Alberta
Allen R. Hagerman, FCA	Calgary, Alberta
Stephen J.J. Letwin	Houston, Texas
Patrick M. Murray	Dallas, Texas
Kevin A. Neveu	Calgary, Alberta
Frederick W. Pheasey	Edmonton, Alberta
Robert L. Phillips	Vancouver, British Columbia
Trevor M. Turbidy	Houston, Texas

such directors shall hold office until the first annual meeting of New Precision or until their successors are duly elected or appointed;

•	the first officers of New Precision shall be the officers of PDC;

•	the by-laws of New Precision until repealed, amended or altered shall be the by-laws of AmalCo;

•	the property of each of the amalgamating corporations (other than the PDC Shares) shall continue to be the property of New Precision;

•	New Precision shall continue to be liable for the obligations of each of the amalgamating corporations;

•	any existing cause of action, claim or liability to prosecution of any of the amalgamating corporations shall be unaffected;

•	any civil, criminal or administrative action or proceeding pending by or against any of the amalgamating corporations may be continued to be prosecuted by or against New Precision;

•	a conviction against, or ruling, order, judgment in favour of or against, any of the amalgamating corporations may be enforced by or against New Precision; and

•	the first auditors of New Precision shall be KPMG LLP.

Pursuant to the Plan, Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo reserve the right to amend, modify and/or supplement the Plan of Arrangement from time to time at any time prior to the Initial Effective Date provided that any such amendment, modification or supplement must be contained in a written document that is: (a) filed with the Court and, if made following the Meeting, approved by the Court; and (b) communicated to Unitholders in the manner required by the Court (if so required).

Any amendment, modification or supplement to the Plan may be proposed by Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo at any time prior to or at the Meeting with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of the Plan of Arrangement for all purposes.

Any amendment, modification or supplement to the Plan of Arrangement which is approved by the Court following the Meeting shall be effective only: (a) if it is consented to by Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo; and (b) if required by the Court or applicable law, it is consented to by the Unitholders.

Post-Arrangement Structure

Following the Second Effective Date, the Unitholders will be the sole shareholders of New Precision. Pursuant to the Second Amalgamation, PDC and AmalCo will amalgamate to form New Precision, which shall be named “Precision Drilling Corporation”. The following diagram illustrates the organizational structure of New Precision immediately following the completion of the Arrangement. For simplification purposes, this diagram omits wholly-owned holding or operating companies that are not material.

Assuming that the same number of Trust Units and Exchangeable LP Units are outstanding on the Initial Effective Date as were outstanding on March 31, 2010, and further assuming that no Unitholders validly exercise Dissent Rights, upon the completion of the Arrangement, an aggregate of approximately 275,635,598 Common Shares will be issued and outstanding following the Second Effective Date.

Dividend Policy

Precision Trust announced the suspension of cash distributions on the Trust Units and Exchangeable LP Units on February 9, 2009. The Board of Trustees do not intend to reinstate the payment of such distributions. New Precision does not currently anticipate paying any cash dividends on its Common Shares in the foreseeable future but will review that policy from time to time as circumstances warrant. New Precision currently intends to retain future earnings, if any, for future operations, expansion and debt repayment. Any decision to declare and pay dividends in the future will be made at the discretion of the Board of Directors and will depend on, among other things, New Precision’s results of operations, current and anticipated cash requirements and surplus, financial condition, contractual restrictions and financing agreement covenants, solvency tests imposed by corporate law and other factors that the Board of Directors may deem relevant.

See “– Effect of the Arrangement on Unitholders” and “Appendix “F” – Information Concerning New Precision – Dividend Record and Policy”.

Arrangement Agreement

The Arrangement is being effected pursuant to the Arrangement Agreement. The Arrangement Agreement contains covenants, representations and warranties of and from each of Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo and various conditions precedent, both mutual and with respect to each party.

The following is a summary of the material terms of the Arrangement Agreement and is subject to, and qualified by, the full test of the Arrangement Agreement which is attached as Appendix “D” to this Information Circular. Unitholders are urged to carefully read the Arrangement Agreement in its entirety.

Conditions Precedent to the Arrangement

The respective obligations of Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo to complete the transactions contemplated by the Arrangement Agreement shall be subject to the fulfillment or satisfaction, on or before the Initial Effective Date and/or the Second Effective Date, as applicable, of each of the following conditions, any of which may be waived collectively by them without prejudice to their right to rely on any other condition:

•	the Interim Order shall have been granted in form and substance satisfactory to Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo, acting reasonably, not later than April 5, 2010 or such later date as the parties hereto may agree and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

•	the Arrangement Resolution shall have been approved at the Meeting by not less than 66 2/3% of the votes cast by the Unitholders in accordance with the provisions of the Interim Order, the Declaration of Trust and any applicable regulatory requirements;

•	the Final Order shall have been granted in form and substance satisfactory to Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo acting reasonably, not later than May 31, 2010 or such later date as the parties may agree;

•	the Arrangement shall have become effective on or before June 30, 2010 or such later date as the parties may agree;

•	the Articles of Arrangement and all necessary related documents filed with the Registrar of Corporations in accordance with the Arrangement shall be in form and substance satisfactory to each of Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo, acting reasonably, and shall have been accepted for filing by the Registrar of Corporations together with the Final Order in accordance with Subsection 193(10) of the ABCA;

•	there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order, which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, or there shall not be in force any order or decree of any such entity that: (i) makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated by the Arrangement Agreement; or (ii) results in any judgment or assessment of material damages directly or indirectly relating to the transactions contemplated by the Arrangement Agreement;

•	all necessary material third party and regulatory consents, approvals and authorizations with respect to the transactions contemplated hereby shall have been completed or obtained;

•	there shall not, as of the Effective Date, be Unitholders that hold, in aggregate, in excess of 5% of all Units, that have validly exercised and not withdrawn their rights of dissent under the Interim Order; and

•	the approval of the TSX and the NYSE to the conditional listing of the AcquisitionCo Shares to be issued by AcquisitionCo pursuant to the Arrangement shall have been obtained, subject only to the filing of required documents.

In addition to the foregoing, the obligation of Precision Trust, PDLP, GPCo, PDC and SubCo to complete the transactions contemplated by the Arrangement Agreement is subject to the fulfillment or satisfaction, on or before the Initial Effective Date and/or the Second Effective Date, as applicable, of each of the following conditions, any of which may be waived by them without prejudice to their right to rely on any other condition:

•	each of the covenants, acts and undertakings of AcquisitionCo to be performed or complied with on or before the Initial Effective Date and the Second Effective Date, as the case may be, pursuant to the terms of the Arrangement Agreement shall have been duly performed or complied with;

•	except as affected by the transactions contemplated by the Arrangement Agreement, the representations and warranties of AcquisitionCo contained in the Arrangement Agreement shall be true in all material respects on the Initial Effective Date and the Second Effective Date, as applicable, with the same effect as if made at and as of such dates; and

•	the Board of Trustees and the Board of Directors shall not have determined in their sole and absolute discretion that to proceed with the Arrangement would not be in the best interests of the Unitholders.

In addition to the foregoing, the obligation of AcquisitionCo to complete the transactions contemplated by the Arrangement Agreement is subject to the fulfillment or satisfaction, on or before the Initial Effective Date and the Second Effective Date, as applicable, of the following conditions, any of which may be waived by AcquisitionCo without prejudice to its right to rely on any other condition:

•	each of the covenants, acts and undertakings of Precision Trust, PDLP, GPCo, PDC and SubCo to be performed or complied with on or before the Initial Effective Date and the Second Effective Date, as the case may be, pursuant to the terms of the Arrangement Agreement shall have been duly performed or complied with;

•	except as affected by the transactions contemplated by the Arrangement Agreement, the representations and warranties of Precision Trust, PDLP, GPCo, PDC and SubCo contained in the Arrangement Agreement shall be true in all material respects on the Initial Effective Date and the Second Effective Date, as applicable, with the same effect as if made at and as of such dates;

•	the Board of Trustees and the Board of Directors shall not have modified or amended, in any respect, their affirmative recommendation that the Unitholders approve the Arrangement; and

•	prior to the Initial Effective Date, there shall have been no material adverse change in the business, affairs, operations or financial condition of Precision Trust and its Subsidiaries (on a consolidated basis) from that reflected in this Information Circular.

Termination Events

The Arrangement Agreement shall be terminated in each of the following circumstances:

(a)	if the Arrangement shall not have become effective on or before June 30, 2010 or such later date as may be agreed to by the parties thereto;

(b)	by agreement to terminate if executed and delivered by all parties; or

(c)	upon any other circumstances that give rise to a termination of the Arrangement Agreement by any of the parties thereto pursuant to the terms thereof, including the failure to satisfy the conditions precedent set forth above.

Approvals

Unitholder Approval

Arrangement Resolution

Pursuant to the Interim Order, the number of votes required to pass the Arrangement Resolution shall be a special majority of not less than 66 2/3% of the votes cast by Unitholders in person or by proxy at the Meeting.

Notwithstanding the foregoing, the Arrangement Resolution proposed for consideration by the Unitholders authorizes the Board of Trustees, without further notice to or approval of such Unitholders, subject to the terms of the Arrangement, to amend or terminate the Arrangement Agreement or the Plan of Arrangement, or to revoke the Arrangement Resolution at any time prior to the filing of the Articles of Arrangement giving effect to the Arrangement. The full text of the Arrangement Resolution is attached as Appendix “B” to this Information Circular.

Shareholder Rights Plan Resolution

The number of votes required to pass the Shareholder Rights Plan Resolution shall be a majority of greater than 50% of the votes cast by Unitholders in person or by proxy at the Meeting.

Notwithstanding the foregoing, the Shareholder Rights Plan Resolution proposed for consideration by the Unitholders authorizes the Board of Trustees, without further notice to, or approval of such Unitholders, to revoke the Shareholder Rights Plan Resolution before its implementation. See “Other Matters to be Considered at the Meeting – Approval of the Shareholder Rights Plan” and see Appendix “H” to this Information Circular for a summary of the Shareholder Rights Plan.

Court Approvals

Interim Order

On April 1, 2010, the Court granted the Interim Order facilitating the calling of the Meeting and prescribing the conduct of the Meeting and other matters. The Interim Order is attached as Appendix “C” to this Information Circular.

Final Order

The ABCA provides that an arrangement requires Court approval. Subject to the terms of the Arrangement Agreement, and if the Arrangement Resolution is approved by Unitholders at the Meeting in the manner required by the Interim Order, Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo will make an application to the Court for the Final Order.

The application for the Final Order approving the Arrangement is scheduled for May 12, 2010 at 1:30 p.m. (Calgary time), or as soon thereafter as counsel may be heard. At the hearing, any Unitholder and any other interested party who wishes to participate or to be represented or to present evidence or argument may do so, subject to filing with the Court and serving upon Precision Trust a Notice of Appearance together with any evidence or materials which such party intends to present to the Court on or before noon (Calgary time) on May 5, 2010. Service of such notice shall be effected by service upon the solicitors for Precision Trust: Bennett Jones LLP, 4500 Bankers Hall East, 855 – 2nd Street S.W., Calgary, Alberta, T2P 4K7, Attention: Anthony L. Friend, Q.C.

The securities to be issued to Unitholders pursuant to the Arrangement will not be registered under the 1933 Act, in reliance upon the exemption from registration provided by Section 3(a)(10) thereof. The Court will be advised prior to the hearing of the application for the Final Order that if the terms and conditions of the Arrangement are approved by the Court, the securities issued to Unitholders pursuant to the Arrangement will not require registration under the 1933 Act.

Precision Trust has been advised by its counsel, Bennett Jones LLP, that the Court has broad discretion under the ABCA when making orders with respect to the Arrangement and that the Court will consider, among other things, the fairness and reasonableness of the Arrangement, both from a substantive and a procedural point of view. The Court may approve the Arrangement, either as proposed or as amended, in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit. Depending upon the nature of any required amendments, Precision Trust may determine not to proceed with the Arrangement.

Stock Exchange Listing Approvals

It is a condition to completion of the Arrangement that the TSX shall have conditionally approved the substitutional listing of the Common Shares issuable by New Precision pursuant to the Arrangement subject only to the filing of required documents and that the NYSE shall have provided corresponding approval. The TSX has conditionally approved the substitutional listing of the Common Shares issuable pursuant to the Arrangement, the Employee Stock Option Plan, the Deferred Share Unit Plan and the Warrants, subject to New Precision fulfilling the requirements of the TSX. Precision Trust has applied to list the Common Shares issuable pursuant to the Arrangement, the Employee Stock Option Plan, the Deferred Share Unit Plan and the Warrants on the NYSE. The NYSE listing requirements are expected to be met on the Second Effective Date or as soon as reasonably practicable thereafter.

Third Party Approvals

The Arrangement is also conditional upon the receipt of all necessary third party consents and approvals.

Timing of Completion of the Arrangement

If the Meeting is held as scheduled and is not adjourned and the other necessary conditions at that point in time are satisfied or waived, Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo will apply for the Final Order approving the Arrangement on May 12, 2010. If the Final Order is obtained on May 12, 2010 in form and substance satisfactory to Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo and all other conditions set forth in the Arrangement Agreement are satisfied or waived, Precision Trust expects that the Initial Effective Date will occur on May 31, 2010 and the Second Effective Date will occur on June 1, 2010. It is not possible, however, to state with certainty when the Effective Dates will occur. The Effective Dates could be delayed, however, for a number of reasons, including an objection before the Court at the hearing of the application for the Final Order on May 12, 2010.

The provisions of the Arrangement that are intended to become effective on each of the Effective Date pursuant to the Plan of Arrangement will, respectively, become effective upon the filing, with the Registrar of Corporations of the Articles of Arrangement and a copy of the Final Order, together with such other materials as may be required by the Registrar of Corporations.

Procedure for Exchange of Securities

To receive Common Shares for Trust Units or Exchangeable LP Units on completion of the Arrangement, the applicable enclosed Letter of Transmittal (blue for Trust Units and green for Exchangeable LP Units) must be completed and returned with the certificate(s) representing such Trust Units or Exchangeable LP Units to the Depositary at one of the offices specified in the applicable Letter of Transmittal no later than 4:30 p.m. (Calgary time) on the Business Day immediately prior to the date of the Meeting, which is currently May 11, 2010, or if the Meeting is adjourned, such time on the Business Day immediately prior to the date of that adjourned Meeting.

In order to receive Common Shares after the Effective Dates, pursuant to, and in accordance with, the instructions set forth in the applicable Letter of Transmittal, Unitholders must submit their Trust Unit or Exchangeable LP Unit certificate(s) to the Depositary. Unitholders whose Trust Units or Exchangeable LP Units are registered in the name of a broker, dealer, bank, trust company or other nominee must contact their nominee to deposit their Trust Units or Exchangeable LP Units.

Unitholders are advised that use of the mail to transmit certificates representing their Trust Units or Exchangeable LP Units and the applicable Letter(s) of Transmittal is at each holder’s risk. Precision Trust recommends that such certificates and documents be delivered by hand to the Depositary and a receipt therefor be obtained or that registered mail be used and that proper insurance be obtained.

All signatures on the Letters of Transmittal and on certificates representing Trust Units or Exchangeable LP Units must be guaranteed by an Eligible Institution, unless otherwise provided.

A registered Unitholder who has lost or misplaced his or her Unit certificate(s) should complete the applicable Letter(s) of Transmittal as fully as possible and forward it, together with a letter explaining the loss, to the Depositary. The Depositary will provide the necessary documentation (which may include an affidavit and a bonding requirement) for a Common Share Certificate to be issued in accordance with the Arrangement.

New Precision will cause the Depositary to send, by first class mail, Common Share Certificates issued pursuant to the Arrangement that a Unitholder is entitled to receive, to each Unitholder’s address as shown on Precision Trust’s register of Trust Unitholders and PDLP’s register of Exchangeable LP Unitholders, as applicable, only if such Unitholder has delivered and surrendered to the Depositary a Letter of Transmittal duly completed and executed and such other documents as the Depositary may require, including all certificates representing such Unitholder’s Trust Units or Exchangeable LP Units. If the Unitholder indicates that he or she wishes to pick up the Common Share Certificates deliverable under the Arrangement, then such Common Share Certificates will be available at the offices of the Depositary indicated in the Letters of Transmittal.

Upon the Arrangement becoming effective and upon issuance by New Precision of the Common Share Certificates to the Depositary, each Unitholder will be removed from Precision Trust’s register of Trust Unitholders and PDLP’s register of Exchangeable LP Unitholders and, until validly surrendered, the certificate(s) representing Trust Units or Exchangeable LP Units held by any such former Unitholder will represent only the right to receive, upon such surrender, the Common Share Certificates to be issued under the Arrangement. If a Unitholder fails to deliver and surrender to the Depositary all certificates representing such Unitholder’s Trust Units or Exchangeable LP Units, together with a duly completed and executed Letter of Transmittal, the Common Shares issuable to such person as a result of the Arrangement will be held by the Depositary until the Trust Unit or Exchangeable LP Unit certificate(s) and applicable Letter of Transmittal have been received by the Depositary, for a maximum of five years less a day from the Initial Effective Date. At the expiry of such period, all remaining Common Shares will be returned to New Precision or any successor thereof for cancellation and, subject to the requirements of law with respect to unclaimed property, if applicable, any certificate which prior to the Initial Effective Date represented issued and outstanding Trust Units or Exchangeable LP Units which has not been surrendered will cease to represent any claim or interest of any kind or nature against New Precision or the Depositary.

Trust Unit Options

Holders of Trust Unit Options are not required to take any further action to receive their Common Share Options. New Precision shall, as soon as practicable following the Effective Dates, forward or cause to be forwarded to each former holder of Trust Unit Options an agreement representing the number of Common Share Options held by such holder following the amendment of such holder’s Trust Unit Options pursuant to the Arrangement.

Deferred Trust Units

Holders of Deferred Trust Units are not required to take any further action to receive their Deferred Share Units. New Precision shall, as soon as practicable following the Effective Dates, forward or cause to be forwarded to each holder of Deferred Trust Units an agreement representing the number of Deferred Share Units credited to the DTU Account of such holder following the amendment of such holder’s Deferred Trust Units pursuant to the Arrangement.

Warrants

Holders of Warrants are not required to take any further action. New Precision will assume all of the covenants and obligations of Precision Trust in respect of the outstanding Warrants. Provided the Arrangement is completed, Warrantholders will thereafter be entitled to receive Common Shares, rather than Trust Units, on the basis of one Common Share in lieu of each Trust Unit which they were previously entitled to receive on exercise of the Warrants. All other terms and conditions of the Warrants will continue to apply.

Right to Dissent

The following description of the Dissent Rights to which Dissenting Unitholders are entitled is not a comprehensive statement of the procedures to be followed by a Dissenting Unitholder who seeks payment of the fair value of such Dissenting Unitholder’s Trust Units or Exchangeable LP Units and is qualified in its entirety by the reference to the full text of the Interim Order, which is attached to this Information Circular as Appendix “C”, and the text of Section 191 of the ABCA, which is attached to this Information Circular as Appendix “I”. A Dissenting Unitholder who intends to exercise Dissent Rights should carefully consider and comply with the provisions of the ABCA, as modified by the Interim Order. Failure to strictly comply with the provisions of that section, as modified by the Interim Order, and to adhere to the procedures established therein may result in the loss of all rights thereunder.

A Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein based on the evidence presented at such hearing.

Pursuant to the Interim Order, a registered Unitholder is entitled, in addition to any other rights the holder may have, to dissent and to be paid the fair value of the Trust Units or Exchangeable LP Units held by the holder in respect of which the holder dissents, determined as of the close of business on the last Business Day before the day on which the resolution from which such holder dissents was adopted. Only registered Unitholders may exercise Dissent Rights. Persons who are beneficial owners of Trust Units or Exchangeable LP Units registered in the name of a broker, custodian, nominee or other intermediary who wish to exercise Dissent Rights should be aware that they may only do so through the registered owner of such Trust Units or Exchangeable LP Units. Accordingly, a beneficial owner of Trust Units or Exchangeable LP Units desiring to exercise Dissent Rights must make arrangements for the Trust Units or Exchangeable LP Units beneficially owned by that Unitholder to be registered in the name of the Unitholder prior to the time the written objection to the Arrangement Resolution is required to be received by Precision Trust or, alternatively, make arrangements for the registered holder of such Trust Units or Exchangeable LP Units to dissent on behalf of the Unitholder. In such case, the written objection, described below, should set forth the number of Trust Units or Exchangeable LP Units covered by such written objection.

A Dissenting Unitholder must send to Precision Trust a written objection to the Arrangement Resolution, which written objection must be received by Precision Trust, c/o Bennett Jones LLP, 4500 Bankers Hall East, 855 – 2nd Street S.W., Calgary, Alberta T2P 4K7 Attention: Anthony L. Friend, Q.C., by 4:00 p.m. (Calgary time) on the fifth Business Day immediately preceding the Meeting or any adjournment thereof.

No Unitholder who has voted in favour of the Arrangement Resolution shall be entitled to dissent with respect to the Arrangement. A Unitholder may not exercise Dissent Rights in respect of only a portion of such holder’s Trust Units or Exchangeable LP Units, but may dissent only with respect to all of the Trust Units or Exchangeable LP Units held by such holder.

An application may be made to the Court by New Precision or by a Dissenting Unitholder to fix the fair value of the Dissenting Unitholder’s Trust Units or Exchangeable LP Units. If such an application to the Court is made by a Dissenting Unitholder, New Precision must, unless the Court otherwise orders, send to each Dissenting Unitholder a written offer to pay such person an amount considered by the Board of Directors to be the fair value of the Units held by, such Dissenting Unitholder. The offer, unless the Court otherwise orders, will be sent to each Dissenting Unitholder at least ten days before the date on which the application is returnable, if New Precision is the applicant, or within ten days after New Precision is served with notice of the application, if a Dissenting Unitholder is the applicant. The offer will be made on the same terms to each Dissenting Unitholder and will be accompanied by a statement showing how the fair value was determined.

A Dissenting Unitholder may make an agreement with New Precision for the purchase of such holder’s Trust Units or Exchangeable LP Units in the amount of New Precision’s offer (or otherwise) at any time before the Court pronounces an order fixing the fair value of the Units.

A Dissenting Unitholder is not required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application and appraisal. On the application, the Court will make an order fixing the fair value of the Units of all Dissenting Unitholders who are parties to the application, giving judgment in that amount against New Precision and in favour of each of those Dissenting Unitholders, and fixing the time within which New Precision must pay that amount payable to the Dissenting Unitholders. The Court may in its discretion allow a reasonable rate of interest on the amount payable to each Dissenting Unitholder calculated from the date on which the Dissenting Unitholder ceases to have any rights as a Unitholder until the date of payment.

On the Arrangement becoming effective, or upon the making of an agreement between New Precision and the Dissenting Unitholder as to the payment to be made by New Precision to the Dissenting Unitholder, or the pronouncement of a Court order, whichever first occurs, the Dissenting Unitholder will cease to have any rights as a Unitholder other than the right to be paid the fair value of such Unitholder’s Units in the amount agreed to between New Precision and the Unitholder or in the amount of the judgment, as the case may be. Until one of these events occurs, the Unitholder may withdraw his or her dissent or, if the Arrangement has not yet become effective, Precision Trust may rescind the Arrangement Resolution and, in either event, the dissent and appraisal proceedings in respect of that Unitholder will be discontinued.

New Precision shall not make a payment to a Dissenting Unitholder under Section 191 of the ABCA if there are reasonable grounds for believing that New Precision is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of the assets of New Precision would thereby be less than the aggregate of its liabilities. In such event, New Precision shall notify each Dissenting Unitholder that it is lawfully unable to pay Dissenting Unitholders for their Units in which case the Dissenting Unitholder may, by written notice to New Precision within 30 days after receipt of such notice, withdraw his or her written objection, in which case such Unitholder shall, in accordance with the Interim Order, be deemed to have participated in the Arrangement as a Unitholder. If the Dissenting Unitholder does not withdraw his or her written objection he or she retains his or her status as a claimant against New Precision to be paid as soon as New Precision is lawfully entitled to do so or, in a liquidation, to be ranked subordinate to creditors but prior to Shareholders.

Trust Units or Exchangeable LP Units held by Unitholders who exercise their Dissent Rights will, if the holders are ultimately entitled to be paid the fair value thereof, be deemed to have been transferred to Precision Trust or PDLP, as the case may be, in accordance with the terms of the Plan in exchange for such fair value as of the close of business on the Business Day before the day on which the Arrangement Resolution is approved at the Meeting. If such Unitholders ultimately are not entitled to be paid the fair value for the Units, such Units will be deemed to have been exchanged for Common Shares and such Unitholders will be issued Common Shares on the same basis as all other Unitholders pursuant to the Arrangement.

The above summary does not purport to provide a comprehensive statement of the procedures to be followed by a Dissenting Unitholder who seeks payment of the fair value of their Trust Units or Exchangeable LP Units. Section 191 of the ABCA requires adherence to the procedures established therein and failure to do so may result in the loss of all rights thereunder. Accordingly, each Dissenting Unitholder who might desire to exercise Dissent Rights and appraisal should carefully consider and comply with the provisions of that section and the Interim Order, the full texts of which are set out in Appendices “I” and “C”, respectively, to this Information Circular, and consult their own legal advisor.

The Arrangement Agreement provides that, unless otherwise waived, it is a condition to the completion of the Arrangement that there shall not, as of the Initial Effective Date, be Unitholders that hold, in aggregate, in excess of 5% of all Units that have validly exercised and not withdrawn their Dissent Rights.

Interests of Certain Persons or Companies in the Arrangement

As of March 10, 2010, the Trustees, Directors and officers of PDC (being the proposed directors and officers of New Precision) and their associates, as a group, beneficially own, directly or indirectly, or exercise control and direction over, an aggregate of approximately 1,369,309 Trust Units and nil Exchangeable LP Units, representing approximately 0.497%

of the issued and outstanding Trust Units. Pursuant to the Arrangement, each Unit held on the Initial Effective Date shall be exchanged for one Common Share.

All outstanding Trust Unit Options and Deferred Trust Units will be amended, as a result of the Arrangement, such that the holders thereof will be entitled to receive, on a one-for-one basis, Common Shares instead of Trust Units under the terms of the Employee Stock Option Plan or the Deferred Share Unit Plan, as applicable.

The Arrangement will not result in any change of control, termination or other payments being made to any trustees, directors officers or employees of Precision pursuant to employment, change of control or similar agreements.

TD has been engaged as financial advisor to the Board of Trustees in connection with the Arrangement. TD has received, or will receive, fees from Precision Trust for services rendered; however, the fees paid or payable to TD in connection with these services, including the provision of the Fairness Opinion, were and are not contingent on particular conclusions reached by TD therein.

None of the principal holders of Units or any Trustee, Director or officer of PDC, or any associate or affiliate of any of the foregoing persons, has or had any material interest in any transaction in the last three years or any proposed transaction that materially affected, or will materially affect, Precision Trust or any of its affiliates, except as disclosed above or elsewhere in this Information Circular or in the documents incorporated herein by reference.

Expenses of the Arrangement

The estimated costs to be incurred by Precision Trust with respect to the Arrangement and related matters including, without limitation, financial advisory, accounting and legal fees, and the preparation, printing and mailing of this Information Circular and other related documents and agreements, are expected to aggregate approximately $1,000,000.

Securities Law Matters

Unitholders are encouraged to obtain independent legal, tax, financial and investment advice in their jurisdiction of residence with respect to this Information Circular, the consequences of the Arrangement and the holding of Trust Units, Exchangeable LP Units and Common Shares.

Canada

All securities to be issued under the Arrangement, including, without limitation, the Common Shares to be issued to the Unitholders, will be issued in reliance on exemptions from the prospectus and registration requirements of applicable Canadian securities laws and, following completion of the Arrangement, the Common Shares will generally be “freely tradeable” (other than as a result of any “control block” restrictions which may arise by virtue of the ownership thereof) under applicable Canadian securities laws of the provinces and territories of Canada.

United States

The securities to be issued under the Arrangement to Unitholders will not be registered under the 1933 Act. Such securities will be issued in reliance upon the exemption from registration provided by Section 3(a)(10) of the 1933 Act. Section 3(a)(10) exempts securities issued in exchange for one or more outstanding securities from the registration requirements of the 1933 Act where the terms and conditions of the issuance and exchange of such securities have been approved by a court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance and exchange at which all persons to whom the securities will be issued have the right to appear and receive timely notice thereof. The Court is authorized to conduct a hearing at which the fairness of the terms and conditions of the Arrangement will be considered. The Court granted the Interim Order on April 1, 2010 and, subject to the approval of the Arrangement by the Unitholders, a hearing on the Arrangement will be held on May 12, 2010 by the Court. See “– Approvals – Court Approvals – Final Order” above.

The Common Shares to be held by Unitholders following completion of the Arrangement will be freely tradable in the United States under U.S. federal securities laws, except by Persons who will be “affiliates” of New Precision after the Arrangement. Persons who may be deemed to be “affiliates” of an issuer include individuals or entities that control, are controlled by, or are under common control with, the issuer, and generally include executive officers and directors of the issuer as well as principal shareholders of the issuer.

Any resale of such Common Shares by such an affiliate may be subject to the registration requirements of the 1933 Act. Such affiliates may immediately resell Common Shares outside the United States without registration under the 1933 Act pursuant to Regulation S, subject to compliance with the requirements of Regulation S applicable to an issuer and its affiliates. Persons who are affiliates of New Precision after the Arrangement may only resell their Common Shares in the United States in the manner contemplated by Rule 144 under the 1933 Act, or in a transaction exempt from registration. Rule 144 generally requires that such affiliates sell the Common Shares received pursuant to the Arrangement in accordance with the volume and manner of sale limitations of Rule 144. These limitations generally require that any sales made by an affiliate in any three-month period not exceed the greater of 1% of the outstanding securities of New Precision or, if such securities are listed on a U.S. securities exchange (such as the NYSE), the average weekly trading volume over the four calendar weeks preceding the placement of the sell order, and that sales be made in unsolicited, open market “brokers’ transactions” (as such term is defined in Rule 144) at times when certain information specified by Rule 144 is publicly available with respect to New Precision.

The foregoing discussion is only a general overview of certain requirements of U.S. securities laws applicable to the securities received upon completion of the Arrangement. All holders of such securities are urged to consult with counsel to ensure that the resale of their securities complies with applicable securities legislation.

Judicial Developments

The Plan of Arrangement will be implemented pursuant to Section 193 of the ABCA which provides that, where it is impractical for a corporation to effect an arrangement under any other provisions of the ABCA, a corporation may apply to the Court for an order approving the arrangement proposed by such corporation. Pursuant to this section of the ABCA, such an application will be made by Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo for approval of the Arrangement. See “– Approvals – Court Approvals – Final Order” above. Although there have been a number of judicial decisions considering this section and applications to various arrangements, there have not been, to the knowledge of Precision Trust, any recent significant decisions which would apply in this instance with exception of the recent decision of the Ontario Superior Court of Justice In the Matter of a Proposed Arrangement Involving Acadian Timber Income Fund, AT Trust, Acadian Timber Limited Partnership, CellFor Inc., 7273126 Canada Inc., 7273177 Canada Inc., the Unitholders of Acadian Timber Income Fund, the Noteholders of CellFor Inc. and the Shareholders of CellFor Inc., in which the court confirmed, in interpreting the arrangement provisions of the Canada Business Corporations Act (the “CBCA”), that the arrangement provisions of the CBCA (which are similar to the arrangement provisions of the ABCA) are intended to be flexible and facilitative and are not to be construed narrowly and should be available to income trusts, such as Precision Trust, in the exceptional circumstances of a conversion of an income trust into a corporate structure. Unitholders should consult their legal advisors with respect to the legal rights available to them in relation to the Arrangement.

Experts

Certain legal matters relating to the Arrangement are to be passed upon by Bennett Jones LLP, Felesky Flynn LLP, Mayer Brown LLP and Osler, Hoskin & Harcourt LLP (New York), on behalf of Precision Trust and New Precision. The partners and associates of Bennett Jones LLP, Felesky Flynn LLP, Mayer Brown LLP and Osler, Hoskin & Harcourt LLP (New York) will hold less than one percent of the outstanding Common Shares upon completion of the Arrangement.

Except as disclosed in this Information Circular, none of the aforementioned partners and associates, nor any employee of Bennett Jones LLP, Felesky Flynn LLP, Mayer Brown LLP and Osler, Hoskin & Harcourt LLP (New York), is or is expected to be elected, appointed or employed as a director, officer or employee of New Precision or of any associate or affiliate of New Precision.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Felesky Flynn LLP, Canadian tax counsel to Precision Trust, the following is, as of the date hereof, a fair and adequate summary of the principal Canadian federal income tax considerations under the Tax Act generally applicable in respect of the Arrangement and the holding of AcquisitionCo Shares to Unitholders who, for purposes of the Tax Act and at all material times, hold their Trust Units or Exchangeable LP Units and will hold their AcquisitionCo Shares (and subsequently the Common Shares) as capital property and deal at arm’s length with and are not affiliated with Precision Trust, PDLP, AcquisitionCo and New Precision.

Units, AcquisitionCo Shares and Common Shares generally will be considered to be capital property to a Unitholder unless such Unitholder holds such Units, AcquisitionCo Shares or Common Shares in the course of carrying on a business of buying and selling securities or such Unitholder has acquired such Units, AcquisitionCo Shares or Common Shares in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Unitholders who are residents of Canada and who might not otherwise be considered to hold their Trust Units, AcquisitionCo Shares or

Common Shares as capital property may, in certain circumstances, be entitled to make the irrevocable election provided in Subsection 39(4) of the Tax Act to have the Trust Units, AcquisitionCo Shares, Common Shares and every other “Canadian security” within the meaning of the Tax Act (which definition does not include Exchangeable LP Units), owned by the particular Unitholder in the taxation year of the election and in all subsequent taxation years treated as capital property. Unitholders contemplating making such an election should consult their own tax advisors.

This summary is not applicable to a Unitholder: (i) that is a “financial institution” within the meaning of Section 142.2 of the Tax Act; (ii) that is a “specified financial institution” within the meaning of the Tax Act; (iii) an interest in which is a “tax shelter investment” for purposes of the Tax Act; or (iv) to whom the “functional currency” reporting rules in Section 261 of the Tax Act apply. All such Unitholders should consult their own tax advisors.

This summary is based upon the provisions of the Tax Act and regulations thereunder (the “Regulations”), counsel’s understanding, based on publicly available published materials, of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) in force as of the date hereof and specific proposals (the “Proposed Amendments”) to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister prior to the date hereof.

This summary does not take into account, or anticipate any changes in law, whether by legislative, regulatory or judicial action or decision and does not take into account any provincial, territorial or foreign tax consequences which may differ significantly from those discussed herein. This summary also is based on the understanding that at no particular time within the 60 months prior to the time of the Arrangement will greater than 50% of the fair market value of the Trust Units have been derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada; (ii) Canadian resource properties; (iii) timber resource properties; or (iv) options in respect of or interests in any of those types of properties, all within the meaning of the Tax Act, and that at no time following the Arrangement will greater than 50% of the fair market value of the Common Shares be derived, directly or indirectly, from the foregoing types of property.

This summary is of a general nature only and is not exhaustive of all Canadian federal income tax considerations. This summary is not intended to be, and should not be construed as, legal, business or tax advice, or representations to any particular Unitholder. Accordingly, Unitholders should consult with their own tax advisors for advice with respect to the tax consequences to them in their particular circumstances.

Unitholders Resident in Canada

This portion of the summary is generally applicable to a Unitholder that is, at all relevant times and for the purposes of the Tax Act and any applicable income tax treaty, resident or deemed to be resident in Canada.

Trust Unitholders

Pursuant to the Arrangement, Trust Unitholders (other than Dissenting Unitholders) will receive one AcquisitionCo Share for each Trust Unit surrendered and exchanged on the liquidation of Precision Trust. A Trust Unitholder who surrenders Trust Units and receives AcquisitionCo Shares should be deemed to have disposed of each such Trust Unit for proceeds of disposition equal to the “cost amount” (as defined in the Tax Act) of such Trust Unit to the Trust Unitholder immediately before the surrender and therefore the surrender of Trust Units generally should not result in a capital gain (or capital loss) to the Trust Unitholder. The aggregate of the initial cost of the AcquisitionCo Shares received by a Trust Unitholder should be equal to the aggregate cost amount to such Trust Unitholder of the Trust Units immediately before the surrender.

Exchangeable LP Unitholders

Pursuant to the Arrangement, each Exchangeable LP Unitholder (other than a Dissenting Unitholder) will receive that number of AcquisitionCo Shares that is equal to the number of Trust Units that the Exchangeable LP Units were exchangeable for immediately prior to the Initial Effective Date for each Exchangeable LP Unit transferred to AcquisitionCo. Provided PDLP is a “SIFT partnership” under the SIFT Rules, an Exchangeable LP Unitholder who disposes of an Exchangeable LP Unit to AcquisitionCo in exchange for AcquisitionCo Shares should be deemed to have disposed of each such Exchangeable LP Unit for proceeds of disposition equal to the “cost amount” (as defined in the Tax Act) of such Exchangeable LP Unit to the Exchangeable LP Unitholder immediately before the exchange and therefore such exchange generally should not result in a capital gain (or capital loss) to the Exchangeable LP Unitholder. The aggregate of the initial cost of the AcquisitionCo Shares received by an Exchangeable LP Unitholder should be equal to the aggregate cost amount of such Exchangeable LP Units to such Exchangeable LP Unitholder immediately before the exchange.

While the foregoing is expected to be the Canadian federal income tax treatment to an Exchangeable LP Unitholder of the disposition of an Exchangeable LP Unit to AcquisitionCo pursuant to the Arrangement, it is possible that PDLP does not qualify as a “SIFT partnership” for purposes of the Tax Act and any exchange of Exchangeable LP Units for AcquisitionCo Shares will not automatically occur on tax-deferred basis. If PDLP does not qualify as a “SIFT partnership”, an Exchangeable LP Unitholder who does not file a joint tax election under Section 85 (“Section 85 Election”) of the Tax Act with AcquisitionCo generally will recognize a capital gain equal to the amount by which the fair market value of the AcquisitionCo Shares received is greater than the aggregate of the adjusted cost base of the Exchangeable LP Units so disposed of and any reasonable costs incurred by the Exchangeable LP Unitholder in connection with the disposition. Accordingly, it is strongly recommended that Exchangeable LP Unitholders disposing of Exchangeable LP Units pursuant to the Arrangement make a Section 85 Election with New Precision (as successor by amalgamation to AcquisitionCo) to defer all or part of the capital gain that otherwise would be realized. The taxation of capital gains and capital losses is described below under “Taxation of Capital Gains and Capital Losses”.

An Exchangeable LP Unitholder who otherwise would realize a capital gain on the exchange of Exchangeable LP Units for AcquisitionCo Shares in the event that PDLP does not qualify as a “SIFT partnership” for the purpose of the Tax Act may choose to make a Section 85 Election with AcquisitionCo to defer all or part of such capital gain.

In order to make the Section 85 Election, the Exchangeable LP Unitholder must provide to New Precision (as successor by amalgamation to AcquisitionCo) two signed copies of the prescribed form of election (including any applicable provincial or territorial tax election forms that the Exchangeable LP Unitholder determines are relevant to such Exchangeable LP Unitholder) no later than the 60th day after the Second Effective Date, duly completed, including details of the number of Exchangeable LP Units transferred and the applicable elected amount for purposes of the election. The election form will be signed by New Precision (as successor by amalgamation to AcquisitionCo) and returned to the former Exchangeable LP Unitholder for filing by such holder with the CRA (and with applicable provincial or territorial tax authorities). The elected amount may not:

(a)	be less than the lesser of:

(i)	the Exchangeable LP Unitholder’s aggregate adjusted cost base of the Exchangeable LP Units transferred to AcquisitionCo; and

(ii)	the fair market value of the Exchangeable LP Units transferred by the Exchangeable LP Unitholder at the time such units are transferred to AcquisitionCo;

or

(b)	be greater than the fair market value of the Exchangeable LP Units transferred to AcquisitionCo by the Exchangeable LP Unitholder.

For the CRA (and, where applicable, any provincial or territorial tax authority) to accept a tax election without a late filing penalty being paid by the Exchangeable LP Unitholder, the election must be received by such tax authorities on or before a certain date. It is the sole responsibility of an Exchangeable LP Unitholder to determine when an election must be filed with the CRA or other applicable provincial or territorial taxing authority. Each Exchangeable LP Unitholder should consult their own legal and tax advisors to determine the applicable filing due date. However, regardless of such deadline, the tax election forms of an Exchangeable LP Unitholder must be received by New Precision within 60 days following the Second Effective Date. Any Exchangeable LP Unitholder who does not ensure that New Precision has received the tax election forms within this time period may not be able to benefit from a Section 85 Election. Furthermore, an Exchangeable LP Unitholder only will be able to file a tax election if such election has been duly completed and delivered to New Precision in the manner described herein. Accordingly, all Exchangeable LP Unitholders who wish to enter into an election with New Precision should give their immediate attention to this matter.

Exchangeable LP Unitholders wishing to make the election(s) should consult their own tax advisors. The comments herein with respect to such elections are provided for general assistance only. The law in this area is complex and contains numerous technical requirements.

Precision Trust, PDLP, AcquisitionCo and New Precision will not be responsible for any interest, penalties or taxes resulting from the failure of an Exchangeable LP Unitholder to file properly completed election(s) within the applicable statutory time limit.

Regardless of whether PDLP is a “SIFT partnership”, provided a Section 85 Election is filed in a timely manner, the Exchangeable LP Unitholder should realize a capital gain equal to the amount by which the elected amount exceeds the aggregate of the adjusted cost base of the Exchangeable LP Units transferred to AcquisitionCo and any reasonable costs of disposition.

Whether an Exchangeable LP Unitholder can realize a capital loss on the disposition of an Exchangeable LP Unit will depend on whether PDLP is a “SIFT partnership”. If PDLP is a “SIFT partnership”, any capital loss that otherwise would be realized as a result of the disposition (regardless of whether or not a Section 85 Election is made) should be, effectively, suspended until such time as the AcquisitionCo Shares (and subsequently the Common Shares) are disposed of and certain other requirements set out in the Tax Act are satisfied. The taxation of capital gains or capital losses is described below under “Taxation of Capital Gain and Capital Losses”.

Dissenting Unitholders

Pursuant to the Arrangement, Trust Units held by Dissenting Unitholders will be deemed to have been transferred to Precision Trust, and Exchangeable LP Units held by Dissenting Unitholders will be deemed to have been transferred to PDLP. All Dissenting Unitholders shall cease to have any rights as Trust Unitholders or Exchangeable LP Unitholders other than the right to be paid the fair value of their Trust Units or Exchangeable LP Units, as the case may be. A Dissenting Unitholder will be deemed to have disposed of the holder’s Units for proceeds of disposition equal to the amount payable to such Unitholder (except to the extent such amounts represent interest). Such holder will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition exceed (or are less than) the holder’s adjusted cost base of the Units and any reasonable costs of disposition, as the case may be. Such capital gain (or capital loss) will be subject to the tax treatment described below under “Taxation of Capital Gains and Capital Losses”. Interest awarded to a Dissenting Unitholder will generally be included in computing the income of such holder in the year in which it is received. Unitholders who are considering exercising Dissent Rights are urged to consult their own tax advisors as to the tax consequences of the Arrangement to them.

Dividends on Common Shares

In the case of a Shareholder who is an individual (other than certain trusts), dividends received or deemed to be received on the Common Shares will be included in computing the Shareholder’s income, and will be subject to the normal gross-up and dividend tax credit rules applicable to dividends paid by taxable Canadian corporations under the Tax Act, including the enhanced gross-up and dividend tax credit applicable to any dividend designated as an “eligible dividend” in accordance with the provisions of the Tax Act. There are potential limitations on the ability of New Precision to designate dividends as “eligible dividends” depending on the circumstances.

Dividends received or deemed to be received on the Common Shares by a corporation generally will be included in the corporation’s gross income for the taxation year in which such dividends are received and generally will be deductible in computing the corporation’s taxable income. A corporation that is a “private corporation” (as defined in the Tax Act) or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), may be liable to pay a refundable tax of 33 1/3% under Part IV of the Tax Act on dividends received (or deemed to be received) on the Common Shares to the extent such dividends are deductible in computing taxable income for the year.

Dispositions of Common Shares

A disposition or a deemed disposition of a Common Share by a Shareholder generally will result in the Shareholder realizing a capital gain (or a capital loss) in the year of the disposition equal to the amount by which the proceeds of disposition of the Common Share are greater (or less) than the aggregate of the Shareholder’s adjusted cost base thereof and any reasonable costs of disposition. The adjusted cost base of a Common Share generally will be the average of the cost of all Common Shares held by such Shareholder as capital property. Such capital gain (or capital loss) will be subject to the tax treatment described below under “Taxation of Capital Gains and Capital Losses”.

Taxation of Capital Gains and Capital Losses

Generally, 50% of any capital gain (a “taxable capital gain”) realized by a Unitholder in a taxation year must be included in the Unitholder’s income for the year, and 50% of any capital loss (an “allowable capital loss”) realized by a Unitholder in a taxation year must be deducted from taxable capital gains realized by the Unitholder in that year. Allowable capital losses for a taxation year in excess of taxable capital gains for that year may, generally, be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

The amount of any capital loss realized by a corporation on the disposition of a Common Share may be reduced by the amount of dividends received or deemed to be received by the corporation on such shares (or on shares for which the shares have been substituted) to the extent and under the circumstances described by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares, directly or indirectly, through a partnership or a trust. Shareholders to whom these rules may be relevant should consult their own tax advisors.

A Shareholder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay, in addition to tax otherwise payable under the Tax Act, a refundable tax of 6 2/3% on certain investment income, including taxable capital gains.

Alternative Minimum Tax

In the case of a Unitholder that is an individual or in the case of certain trusts, the taxable capital gains, if any, realized as a result of the disposition of Trust Units, Exchangeable LP Units or Common Shares may increase such person’s liability for alternative minimum tax depending upon their particular circumstances. Unitholders to whom the alternative minimum tax rules may be relevant should consult their own tax advisors.

Eligibility for Investment

Subject to the provisions of a particular plan, provided that the Common Shares are listed on a designated stock exchange, which includes the TSX, or that New Precision continues to qualify as a “public corporation” for the purposes of the Tax Act, Common Shares should be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered disability savings plans, registered education savings plans and tax-free savings accounts. However, the holder of a tax-free savings account that governs a trust which holds Common Shares will be subject to a penalty tax if the holder has a significant interest (within the meaning of the Tax Act) in New Precision or a corporation, partnership or trust with which New Precision does not deal at arm’s length for the purposes of the Tax Act.

Non-Resident Unitholders

This portion of the summary applies to a Trust Unitholder who, for purposes of the Tax Act and any relevant tax treaty, is not and is not deemed to be resident in Canada and who does not use or hold, and is not deemed to use or hold, the AcquisitionCo Shares or Common Shares received pursuant to the Arrangement in carrying on a business in Canada and is not an insurer who carries on an insurance business or is deemed to carry on an insurance business in Canada and elsewhere.

All Unitholders who are resident, or are otherwise subject to tax, in jurisdictions other than Canada should consult their own tax advisors with respect to tax consequences of the Arrangement to them, including any associated filing requirements, in such jurisdictions.

Trust Unitholders

Non-Resident Unitholders who dispose of a Trust Unit in exchange for an AcquisitionCo Share pursuant to the Arrangement should not be subject to Canadian federal income taxation unless the Trust Unit disposed of constituted “taxable Canadian property” within the meaning of the Tax Act to such Unitholder at the time of disposition and such person is not entitled to relief under an applicable tax treaty or convention between Canada and the country in which the Non-Resident is resident, in which case the Non-Resident Unitholders should be subject to Canadian federal income taxation on the same basis as described above under the heading “Unitholders Resident in Canada – Trust Unitholders”.

Taxable Canadian Property

Under the current provisions of the Tax Act, Trust Units generally should not be considered to be “taxable Canadian property” to a Non-Resident unless: (i) at any time during the 60 month period immediately preceding the disposition of the Trust Units, the Non-Resident, persons not dealing at arm’s length with such Non-Resident or the Non-Resident together with all such persons, have owned more than 25% of the issued Trust Units; or (ii) Precision Trust is not a mutual fund trust for the purposes of the Tax Act on the date of disposition. Provided certain Proposed Amendments are enacted in their current form, Trust Units should not be considered to be taxable Canadian property to a Non-Resident.

Where the Trust Units held by a Non-Resident are taxable Canadian property to the Non-Resident, the AcquisitionCo Shares received pursuant to the Arrangement should be deemed to be taxable Canadian property to the Non-Resident. Provided certain Proposed Amendments are enacted in their current form, this deeming rule generally should cease to apply after 60 months following the disposition of the Trust Units.

Dissenting Unitholders

Pursuant to the Arrangement, Trust Units held by a Non-Resident Dissenting Unitholder will be deemed to have been transferred to Precision Trust. All Non-Resident Dissenting Unitholders shall cease to have any rights as Unitholders other than the right to be paid the fair value of their Trust Units. A deemed transfer of Trust Units pursuant to a right of dissent will not give rise to any capital gains subject to tax under the Tax Act provided that the Trust Units are not “taxable Canadian property” of the holder for purposes of the Tax Act. A Non-Resident Dissenting Unitholder will not be subject to withholding tax on the payment of any interest. Non-Residents who are considering exercising Dissent Rights are urged to consult their own tax advisors as to the tax consequences of the Arrangement to them.

Dividends on Common Shares

Dividends paid or deemed to be paid to a Non-Resident on Common Shares will be subject to Canadian withholding tax at the rate of 25% unless the rate is reduced under the provisions of a tax treaty between Canada and the Non-Resident’s jurisdiction of residence. Where the Non-Resident is a U.S. resident entitled to benefits under the Canada-United States Income Tax Convention (1980) and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%.

Disposition of Common Shares

A Non-Resident generally should not be liable to Canadian federal income tax on a disposition or deemed disposition of Common Shares unless the Non-Resident’s Common Shares constitute taxable Canadian property to the Non-Resident at the time of disposition and the Non-Resident is not entitled to relief under an applicable tax treaty or convention between Canada and the country in which the Non-Resident is resident.

Generally, under the current provisions of the Tax Act, Common Shares will not be taxable Canadian property to a Non-Resident at a particular time provided that (a) such shares are listed on a “designated stock exchange” (as defined in the Tax Act, which includes the TSX) at that time, (b) at any time during the 60 month period ending at that time, the Non-Resident, persons not dealing at arm’s length with such Non-Resident or the Non-Resident together with all such persons, have not owned 25% or more of the issued shares of any class or series of the capital stock of New Precision, and (c) the Common Shares are not otherwise deemed under the Tax Act to be taxable Canadian property. Provided certain Proposed Amendments are enacted in their current form, the Common Shares should not be taxable Canadian property to a Non-Resident unless deemed to be so by the Tax Act.

If the Units held by a Non-Resident were taxable Canadian property to such Non-Resident, the Common Shares received by the Non-Resident upon the Arrangement should be deemed to be taxable Canadian property to such Non-Resident. Provided certain Proposed Amendments are enacted in their current form, this deeming rules generally should cease to apply after 60 months following the Arrangement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion, based on advice received from U.S. legal counsel, is a summary of certain U.S. federal income tax consequences to U.S. Holders (as defined below) of the exchange of Trust Units for Common Shares pursuant to the Arrangement and of the ownership and disposition of Common Shares. This discussion is based on the Code, U.S. Treasury regulations, judicial authorities, published positions of the IRS, and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. Holders that hold Trust Units (and, following completion of the Arrangement, Common Shares) as capital assets within the meaning of Section 1221 of the Code (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular Trust Unitholder or Shareholder or to Trust Unitholders or Shareholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	S-corporations or other pass-through entities;

•	dealers in securities or currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark to market method of accounting;

•	former citizens or residents of the United States;

•	persons that hold Trust Units or Common Shares as part of a straddle, hedge, constructive sale or conversion transaction;

•	U.S. Holders who acquired their Trust Units or Common Shares through the exercise of an employee stock option or otherwise as compensation; and

•	U.S. persons who actually or constructively own 10% or more of the total combined voting power of the outstanding Trust Units (or, following completion of the Arrangement, Common Shares).

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Trust Units or Common Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their own tax advisers about the tax consequences of the Arrangement to them.

This discussion does not address the tax consequences of the Arrangement under state, local or non-U.S. tax laws. No rulings have been or will be sought from the IRS with respect to the matters described below, and consequently no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Trust Unitholders should consult with their own tax advisors as to the tax consequences of the exchange of Trust Units for Common Shares pursuant to the Arrangement in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or non-U.S. and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. Holder” means a beneficial owner of Trust Units (or, following completion of the Arrangement, Common Shares) that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust if: (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) the trust has validly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

PURSUANT TO IRS CIRCULAR 230 YOU ARE HEREBY INFORMED THAT THE DESCRIPTION SET FORTH HEREIN WITH RESPECT TO U.S. FEDERAL TAX ISSUES WAS NOT INTENDED OR WRITTEN TO BE USED, AND SUCH DESCRIPTION CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER UNDER U.S. TAX LAW. SUCH DESCRIPTION WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE

TRANSACTIONS ADDRESSED HEREIN. TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Exchange of Trust Units for Common Shares

The exchange of Trust Units for Common Shares pursuant to the Arrangement has been structured to qualify as part of a reorganization within the meaning of Section 368(a) of the Code. Neither Precision Trust nor New Precision intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the Arrangement. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.

As a result of the exchange of Trust Units for Common Shares pursuant to the Arrangement qualifying as part of a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by Precision Trust or New Precision as a result of such exchange. In addition, subject to the rules applicable to 5%-U.S. Holders (as defined below), a U.S. Holder that exchanges Trust Units for Common Shares pursuant to the Arrangement will not recognize gain or loss as a result of such exchange.

Tax Basis and Holding Period

A U.S. Holder’s aggregate tax basis in the Common Shares received in exchange for Trust Units pursuant to the Arrangement will equal its aggregate tax basis in the Trust Units surrendered in such exchange. The U.S. Holder’s holding period for the Common Shares received in exchange for Trust Units generally will include the holding period for the Trust Units exchanged therefor.

Treatment of Dissenting Unitholders

The tax consequences to a Trust Unitholder who exercises Dissent Rights with respect to its Trust Units and receives payment for its Trust Units in cash generally will not depend on the qualification of the transaction as a reorganization for U.S. federal income tax purposes. A U.S. Holder that receives cash pursuant to the exercise of Dissent Rights generally will recognize a capital gain or loss for U.S. federal income tax purposes, measured by the difference between the holder’s basis in such Trust Units and the amount realized. A U.S. Holder’s amount realized generally will be the U.S. dollar value of the cash payment received (other than the amount of cash received, if any, that is or is deemed to be interest for U.S. federal income tax purposes (which amount will be taxed as ordinary income)) determined on (1) the date of receipt of payment in the case of a cash basis U.S. Holder and (2) the date of disposition in the case of an accrual basis U.S. Holder. In the case of a U.S. Holder that is an individual, capital gain that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% if the Trust Units were held for greater than one year. The deductibility of capital losses is subject to limitations.

Treatment of 5% – U.S. Holders

Special rules apply with respect to U.S. Holders that are “5% – U.S. Holders”, including additional requirements in order for such 5% – U.S. Holders to qualify for the non-recognition treatment described above. A 5% – U.S. Holder for this purpose is any U.S. Holder that owns at least 5% of either the total voting power or the total value of New Precision immediately after completion of the Arrangement. Any U.S. Holder that may be a 5% – U.S. Holder should consult its own tax advisor as to the application of these rules in its particular circumstances.

Reporting Requirements

A Trust Unitholder who receives Common Shares pursuant to the Arrangement will be required to retain records pertaining to the Arrangement. Each Trust Unitholder who is required to file a U.S. tax return and who is a “significant holder” that receives Common Shares pursuant to the Arrangement will be required to file a statement with the Trust Unitholder’s U.S. federal income tax return setting forth such holder’s basis in the Trust Units surrendered and the fair market value of the Common Shares and cash, if any, received pursuant to the Arrangement. A “significant holder” is a Trust Unitholder who, immediately before the Arrangement, owned at least 5% of the outstanding Trust Units.

Failure to Qualify as a Reorganization

If the exchange of Trust Units for Common Shares pursuant to the Arrangement is not treated as part of a “reorganization” within the meaning of Section 368(a) of the Code, then: (i) each Trust Unitholder will recognize gain or loss equal to the difference between the fair market value of the Common Shares received pursuant to the Arrangement and its tax basis in the Trust Units surrendered in exchange therefor; (ii) each U.S. Holder that recognizes gain generally will be subject to U.S. federal income tax on such recognized gain; and (iii) each U.S. Holder that recognizes loss will have a capital loss. The deductibility of capital losses is subject to limitations.

Dividends and Distributions

Subject to the passive foreign investment company rules discussed below, U.S. Holders will include in gross income the gross amount of any distributions paid, before reduction for Canadian withholding taxes, by New Precision out of its current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, as dividend income when the dividend is actually or constructively received by the U.S. Holder. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a return of capital to the extent of the U.S. Holder’s basis in its Common Shares and thereafter as capital gain.

Currently, dividends paid by a “qualified foreign corporation” to certain non-corporate U.S. Holders (including individuals) that meet certain holding period requirements will be taxable at a maximum tax rate of 15%. New Precision expects that it will constitute a qualified foreign corporation for U.S. federal income tax purposes and that distributions it makes to eligible non-corporate U.S. Holders that are treated as dividends for U.S. federal income tax purposes will be treated as qualified dividend income eligible for such reduced maximum rates, provided the applicable holding period requirements are met. If dividend distributions by New Precision do not qualify for this reduced maximum rate, U.S. Holders will be subject to tax on such dividends at ordinary income rates (currently at a maximum rate of 35%). Under current law, the preferential tax rate for qualified dividend income will not be available for taxable years beginning after December 31, 2010.

Distributions by New Precision that are treated as dividends for U.S. federal income tax purposes generally will not be eligible for the dividends-received deduction allowed to U.S. corporations in respect of dividends received from certain other corporations.

Distributions by New Precision that are treated as dividends for U.S. federal income tax purposes will be income from sources outside the United States for foreign tax credit limitation purposes. Depending on the U.S. Holder’s circumstances, such dividends may be “passive category” or “general category” income for foreign tax credit limitation purposes. Subject to certain limitations, Canadian tax withheld with respect to distributions by New Precision to a U.S. Holder and paid over to Canada will generally be creditable against the U.S. Holder’s U.S. federal income tax liability. As discussed above, withholding of Canadian tax is imposed at a 25% rate (reduced to 15% for recipients that are residents of the United States eligible for benefits under the Canada-US Tax Convention) both on cash and non-cash distributions by New Precision to persons that are not Canadian residents. To the extent a refund of the Canadian tax withheld is available to a U.S. Holder under the laws of Canada or under the Canada-US Tax Convention, the amount of Canadian tax withheld that is refundable will not be eligible for credit against the U.S. Holder’s U.S. federal income tax liability, whether or not the refund is actually obtained. The foreign tax credit limitation rules are complex and dependent on the specific factual circumstances particular to each U.S. Holder. Consequently, each U.S. Holder should consult its own tax advisors as to the U.S. federal income tax consequences relevant to such U.S. Holder.

Disposition of Common Shares

Subject to the passive foreign investment company rules discussed below, a U.S. Holder that sells, exchanges or otherwise disposes of Common Shares generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and the U.S. Holder’s tax basis, determined in U.S. dollars, in the Common Shares. Any capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder had a holding period for the Common Shares of more than one year at the time of sale or other disposition. Long-term capital gain recognized by certain non-corporate U.S. Holders (including individuals) generally is subject to a maximum U.S. federal income tax rate of 15%, although such rate is scheduled to increase to 20% after 2010. Other capital gains generally are subject to a maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations. A capital gain realized by a U.S. Holder from a sale or other disposition of Common Shares will generally be treated as income from U.S. sources for foreign tax credit limitation purposes.

Net Investment Income

Recently enacted legislation generally imposes a tax of 3.8% on the “net investment income” of certain individuals, trusts and estates for taxable years beginning after December 31, 2012. Among other items, net investment income generally includes gross income from dividends (including qualified dividends) and net gain attributable to the disposition of certain property, such as Common Shares, less certain deductions. U.S. Holders should consult their own tax advisors regarding the possible implications of this legislation in their particular circumstances.

Passive Foreign Investment Company Rules

New Precision believes that it is not currently, and does not expect to be, treated as a passive foreign investment company for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and thus may be subject to change. In general, New Precision would be a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder held Common Shares, at least 75% of the gross income of New Precision for the taxable year is passive income or at least 50% of the value, determined on the basis of a quarterly average, of New Precision’s assets is attributable to assets that produce or are held for the production of passive income. If New Precision were to be treated as a passive foreign investment company, then unless a U.S. Holder makes a mark-to-market election, gain realized on the sale or other disposition of Common Shares would in general not be treated as capital gain. Instead, a U.S. Holder would be treated as if the holder had realized such gain and certain “excess distributions” ratably over the holder’s holding period for the shares and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year.

U.S. Holders are urged to consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

Information Reporting and Backup Withholding

Under some circumstances, a U.S. Holder may be subject to U.S. information reporting and backup withholding on distributions paid on Common Shares or on payment of the proceeds from a disposition of Common Shares. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies on a Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide the correct taxpayer identification number on Form W-9 or successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a rate of 28%, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability if the required information is timely furnished to the IRS.

INFORMATION CONCERNING PRECISION

Precision Trust

Precision Trust is an unincorporated open-ended investment trust established under the laws of the Province of Alberta pursuant to the Declaration of Trust. Precision Trust maintains its head office and principal place of business at 4200, 150 – 6th Avenue S.W., Calgary, Alberta, T2P 3Y7, telephone (403) 716-4500, facsimile (403) 264-0251, email info@precisiondrilling.com and website www.precisiondrilling.com.

Pursuant to a reorganization of the former Precision Drilling Corporation (“Old Precision”) into a “mutual fund trust” for purposes of the Tax Act, Precision Trust issued Trust Units and Exchangeable LP Units to certain former shareholders of Old Precision in exchange for such holders’ common shares pursuant to a plan of arrangement which was approved by the former shareholders of Old Precision at a special meeting held on October 31, 2005 (the “2005 Plan of Arrangement”).

PDLP

PDLP is a limited partnership formed pursuant to the laws of the Province of Manitoba pursuant to the LP Agreement. Precision Trust holds a 99.91% partnership interest in PDLP through its holding of Class A Units and the remaining 0.09% limited partnership interest in PDLP is held by former Exchangeable LP Unitholders. The general partner of PDLP is GPCo which holds a nominal (0.001%) interest in PDLP. The head and principal office of PDLP is located at 4200, 150 – 6th Avenue S.W., Calgary, Alberta, T2P 3Y7, telephone (403) 716-4500, facsimile (403) 264-0251 and email info@precisiondrilling.com.

PDC

PDC was originally incorporated on March 25, 1985 and carried out amalgamations with wholly-owned subsidiary companies on January 1, 2000, January 1, 2002 and January 1, 2004, pursuant to Articles of Amalgamation and the ABCA. On November 7, 2005, PDC became a wholly-owned subsidiary of PDLP. As part of the 2005 Plan of Arrangement, PDC amalgamated with a number of its wholly-owned subsidiaries: 1195309 Alberta ULC on

November 23, 2005; Live Well Service Ltd. on January 1, 2006; and Terra Water Group Ltd. on January 1, 2007. In each amalgamation, the name of the amalgamated company remained “Precision Drilling Corporation”. The head and principal office of PDC is located at 4200, 150 – 6th Avenue S.W., Calgary, Alberta, T2P 3Y7, telephone (403) 716-4500, facsimile (403) 264-0251, email info@precisiondrilling.com and website www.precisiondrilling.com.

Documents Incorporated by Reference

Information in respect of Precision Trust is incorporated by reference in this Information Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Precision Trust at 4200, 150 – 6th Avenue S.W., Calgary, Alberta, T2P 3Y7, telephone (403) 716-4500, facsimile (403) 264-0251, email info@precisiondrilling.com and website www.precisiondrilling.com. In addition, copies of the documents incorporated herein by reference may be obtained from the securities commissions or similar authorities in Canada through the SEDAR website at www.sedar.com. Financial information is provided in Precision Trust’s financial statements and management’s discussion and analysis, which are also incorporated herein by reference.

The following documents of Precision Trust, filed with the various securities commissions or similar authorities in the jurisdictions where Precision Trust is a reporting issuer, are specifically incorporated by reference into and form an integral part of this Information Circular:

•	the Annual Information Form;

•	the audited consolidated financial statements of Precision Trust as at December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, together with the notes thereto and the auditors’ report thereon;

•	management’s discussion and analysis of the financial condition and results of operations of Precision Trust for the year ended December 31, 2009; and

•	the material change report of Precision Trust dated February 16, 2010 in respect of the Arrangement and Arrangement Agreement.

Any documents of the type described in Section 11.1 of Form 44-101F1 – Short Form Prospectus, filed by Precision Trust with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of this Information Circular and prior to completion of the Arrangement shall be deemed to be incorporated by reference in this Information Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Information Circular to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Circular.

Market for Securities

Trust Units

The Trust Units are listed and posted for trading on the TSX under the symbol “PD.UN” and on the NYSE under the symbol “PDS”. The following table sets forth the market price ranges and the aggregate volume of trading of the Trust Units on the TSX and the NYSE for the periods indicated below. Market price ranges and the aggregate volume of trading of the Trust Units on the TSX and the NYSE for the year ended December 31, 2009 are disclosed in the Annual Information Form.

	TSX			NYSE
	High	Low	Volume	High	Low	Volume
Period	($)	($)	(Trust Units)	($)	($)	(Trust Units)

2010
April (1 to 6)	8.28	7.74	1,776,348	8.26	7.67	4,338,478
March	8.94	7.34	25,209,300	8.72	7.16	31,984,881
February	9.00	8.02	15,656,093	8.51	7.51	28,774,296
January	9.73	7.65	26,960,807	9.34	7.32	41,879,295

Distributions to Unitholders

On February 9, 2009, Precision Trust announced the suspension of cash distributions for an indefinite period.

Legal Proceedings and Regulatory Actions

Precision Trust is not aware of any material legal proceedings or regulatory actions involving Precision Trust or its Subsidiaries or their respective property, nor are any such proceedings known by Precision Trust to be contemplated.

Interest of Management and Others in Material Transactions

Other than as discussed herein, there are no material interests, direct or indirect, of any Trustee, Director or executive officer of Precision, or any person or company that beneficially owns, or exercises control or direction over, more than 10% of the outstanding Trust Units, or any known associate or affiliate of any such person, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or will materially affect Precision Trust.

Transfer Agent and Registrar

The transfer agent and registrar for the Trust Units and Exchangeable LP Units is Computershare Trust Company of Canada at its principal offices in Calgary, Alberta and Toronto, Ontario.

Auditors

The auditors of Precision Trust are KPMG LLP, Chartered Accountants, Calgary, Alberta.

Additional Information

Additional information relating to Precision Trust is available on SEDAR at www.sedar.com. Financial information concerning Precision Trust is provided in its financial statements for the year ended December 31, 2009, all of which are incorporated herein by reference and can be accessed on SEDAR.

INFORMATION CONCERNING NEW PRECISION

Notice to Reader

Unless otherwise noted, the disclosure under the heading “Information Concerning New Precision” has been prepared assuming that the Arrangement has been completed. New Precision will be the publicly listed corporation resulting from the reorganization of Precision Trust’s structure into a corporation pursuant to the Arrangement.

Corporate Structure

AcquisitionCo was incorporated on March 4, 2010 pursuant to the provisions of the ABCA for the sole purpose of participating in the Arrangement. AcquisitionCo has not carried on any business or conducted operations since its incorporation other than entering into the Arrangement Agreement. The head office of New Precision is located at 4200, 150 – 6th Avenue S.W., Calgary, Alberta, T2P 3Y7, and the registered office is located at 4500 Bankers Hall East, 855 – 2nd Street S.W., Calgary, Alberta T2P 4K7.

Upon completion of the Arrangement, New Precision will become a reporting issuer in each of the provinces of Canada and in the United States and will become subject to the informational reporting requirements under the securities laws of such jurisdictions as a result of the Arrangement.

Reference is made to “Appendix “F” – Information Concerning New Precision” for a more detailed description of New Precision.

RISK FACTORS

Risk factors related to the business of Precision Trust will continue to apply to New Precision after the Effective Dates and will not be affected by the Arrangement. If the Arrangement is completed, the business and operations of, and an investment in, New Precision will be subject to various risk factors set forth under the headings entitled “Risk Factors” in this Information Circular and “Risk Factors” in the Annual Information Form which is incorporated by reference in this Information Circular. Potential Shareholders should consider carefully the information contained herein and in the materials incorporated by reference.

The following is a list of certain additional risk factors relating to the Arrangement, the activities of New Precision and the ownership of Common Shares following the Effective Dates which prospective investors should carefully consider before making an investment decision relating to Common Shares.

Risk Factors Relating to the Arrangement

Conditions Precedent and Required Regulatory and Third Party Approvals

The completion of the Arrangement in the form contemplated by the Plan is subject to a number of conditions precedent, some of which are outside the control of Precision Trust, including, without limitation, receipt of Unitholder approval and regulatory approvals (including conditional approval of the TSX and the NYSE for the listing of the Common Shares) and approval from the Court. There can be no certainty, nor can Precision Trust provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied.

Failure to obtain the Final Order on terms acceptable to the Boards would likely result in the decision being made not to proceed with the Arrangement. If any of the required regulatory and third party approvals cannot be obtained on terms satisfactory to the Boards or at all, the Plan may have to be amended in order to mitigate against the negative consequence of the failure to obtain any such approval, and accordingly, the benefits available to Unitholders resulting from the Arrangement may be reduced. Alternatively, if the Plan cannot be amended so as to mitigate against the negative consequences of the failure to obtain a required regulatory or third party approval, the Arrangement may not proceed at all. If the Arrangement is not completed, the market price of the Trust Units may be adversely affected.

Dilution of New Precision Shareholders

New Precision will be authorized to issue an unlimited number of Common Shares and an unlimited number of preferred shares issuable in series for consideration and on terms and conditions as established by the Board of Directors without the approval of Shareholders. The Shareholders will have no pre-emptive rights in connection with such further issues.

The exchange of Exchangeable LP Units for Common Shares pursuant to the Arrangement may be taxable in certain circumstances.

Provided PDLP is a “SIFT partnership” under the SIFT Rules, an Exchangeable LP Unitholder who disposes of an Exchangeable LP Unit to AcquisitionCo in exchange for AcquisitionCo Shares pursuant to the Arrangement should be deemed to have disposed of each such Exchangeable LP Unit for proceeds of disposition equal to the “cost amount” (as defined in the Tax Act) of such Exchangeable LP Unit to the Exchangeable LP Unitholder immediately before the exchange and therefore such exchange generally should not result in a capital gain (or capital loss) to the Exchangeable LP Unitholder. However, it is possible that PDLP will not qualify as a “SIFT partnership” for purposes of the Tax Act and any exchange of Exchangeable LP Units for AcquisitionCo Shares will not automatically occur on tax-deferred basis. If PDLP does not qualify as a “SIFT partnership”, an Exchangeable LP Unitholder who does not file a Section 85 Election generally will recognize a capital gain equal to the amount by which the fair market value of the AcquisitionCo Shares received is greater than the aggregate of the adjusted cost base of the Exchangeable LP Units so disposed of and any reasonable costs incurred by the Exchangeable LP Unitholder in connection with the disposition. Accordingly, it is strongly recommended that Exchangeable LP Unitholders disposing of Exchangeable LP Units pursuant to the Arrangement make a Section 85 Election with New Precision (as successor by amalgamation to AcquisitionCo) to defer all or part of the capital gain that otherwise would be realized. For a further discussion see “Certain Canadian Federal Income Tax Considerations”.

The exchange of Trust Units for Common Shares pursuant to the Arrangement may fail to qualify as part of a reorganization within the meaning of Section 368(a) of the Code, resulting in the recognition of a taxable gain or loss in respect of the Trust Units for U.S. federal income tax purposes.

The exchange of Trust Units for Common Shares pursuant to the Arrangement is intended to qualify as part of a reorganization within the meaning of Section 368(a) of the Code. Neither Precision Trust nor New Precision intends to request any ruling from the IRS as to the qualification of such exchange as part of a reorganization under the Code. No assurance can be given that the IRS will not assert, or that a court would not sustain, that such exchange does not qualify as part of a reorganization. If the exchange of Trust Units for Common Shares pursuant to the Arrangement fails to qualify as part of a reorganization, generally a gain or loss would be recognized by each Trust Unitholder equal to the difference between the fair market value of the Common Shares received by such Trust Unitholder and the Trust Unitholder’s tax basis in the Trust Units surrendered in exchange therefor. For a further discussion see “Certain United States Federal Income Tax Considerations”.

Risk Factors Relating to the Activities of New Precision and the Ownership of Common Shares

The following is a list of certain risk factors relating to the activities of New Precision and its affiliates and the ownership of Common Shares following the Effective Dates:

•	the uncertainty of future dividend payments by New Precision and the level thereof as New Precision’s dividend policy and the funds available for the payment of dividends from time to time will be dependent upon, among other things, operating cash flow generated by New Precision and its Subsidiaries, financial requirements for New Precision’s operations and the execution of its growth strategy and the satisfaction of solvency tests imposed by the ABCA for the declaration and payment of dividends;

•	the level of New Precision’s indebtedness from time to time could impair New Precision’s ability to obtain additional financing on a timely basis to take advantage of business opportunities that may arise;

•	New Precision may make future acquisitions or may enter into financings or other transactions involving the issuance of securities of New Precision which may be dilutive; and

•	the inability of New Precision to manage growth effectively could have a material adverse impact on its business, operations and prospects.

In addition, for a description of risk factors in respect of the structure of Precision Trust, see pages 46 to 54 of the Annual Information Form, which is incorporated herein by reference. Unitholders should carefully consider all risk factors set out herein and in the Annual Information Form.

Unitholders are encouraged to obtain independent legal, tax, financial and investment advice in its jurisdiction of residence with respect to this Information Circular, the consequences of the Arrangement and the holding of Trust Units, Exchangeable LP Units and Common Shares.

OTHER MATTERS TO BE CONSIDERED AT THE MEETING

Election of the Board of Trustees

At the Meeting, Unitholders will be asked to elect three members to the Board of Trustees. The persons named in the enclosed form of proxy intend to vote for the election of the persons set out below. It is not contemplated that such nominees will be unable to serve as Trustees but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for other nominees at their discretion.

Robert J.S. Gibson, CD

Age: 63

Calgary, Alberta, Canada

Director since June 1996

Trustee since September 2005

Independent

Areas of Expertise:

Finance; governance

Professional Designation:

ICD - Institute of Corporate Directors	Mr. Gibson has been President of a private investment firm, Stuart & Company Limited, since 1973 and is also Managing Director of Alsten Holdings Ltd. He serves on the Board of Cash Store Financial Services Inc.

				Mr. Gibson serves as director for a number of private companies. He is also the Chairman and a director for the Canadian Defence and Foreign Affairs Institute.

Board/Committee Membership at the Date Hereof		Attendance	Attendance (Total)		Public Board Membership during the Last 5 Years

Member of the Board of Directors		15 of 16		Cash Store Financial Services Inc.(1)(2)	2008 to present
Chairman of the Board of Trustees		11 of 11	42 of 43	98%
Member of the Audit Committee		11 of 11
Chairman of the Corporate Governance & Nominating Committee		5 of 5

Year 2010	Trust Units	DTUs	Total Trust Units and DTUs	Total Market Value of Trust Units and DTUs	Meets Minimum Unitholding Requirements

As at March 10	129,370	27,768	157,138	$1,363,958	Yes

Value of Total Compensation Received				Notes:

Year	Fees	Equity-Based	Total	(1) Chair of the Corporate Governance Committee.
Earned(3)(4)(5)	Awards (DTUs)(6)	(2) Member of the Compensation Committee.
(3)  Fees earned include cash retainers, meeting fees and travel allowances.
				(4) Directors may elect to receive DTUs in lieu of cash compensation. In each of 2008 and 2009, Mr. Gibson elected to receive $40,000 in DTUs.

2009	$154,500	$60,000	$214,500

2008	$167,500	$60,000	$227,500

				(5) Fees disclosed are the total of those paid to Mr. Gibson in his capacity as both Trustee and Director.
				(6) Equity-based awards include the DTU portion of the Board annual retainer.

Allen R. Hagerman, FCA

Age: 58

Calgary, Alberta, Canada

Director since December 2006

Trustee since May 2007

Independent

Areas of Expertise:

Accounting; corporate finance; oil and gas

Professional Designations:

B. Comm, MBA, CA (Canadian Institute of Chartered Accountants), ICD - Institute of Corporate Directors	Mr. Hagerman is Executive Vice President of Canadian Oil Sands Limited and is currently responsible for overseeing crude oil marketing operations. Prior to 2007, Mr. Hagerman was Chief Financial Officer of Canadian Oil Sands Limited.

				Mr. Hagerman is lead director of Capital Power Income LP and a director of the Calgary Exhibition and Stampede. He is also a member of the Financial Executives Institute and is past President of Financial Executives Institute, Calgary Chapter, as well as past Chair of the Alberta Children’s Hospital Foundation.

Board/Committee Membership at the Date Hereof.		Attendance	Attendance (Total)		Public Board Membership during the Last 5 Years

Member of the Board of Directors		16 of 16		Capital Power Income LP(1)(2)	2003 to present
Member of the Board of Trustees		11 of 11	38 of 38	100%
Member of the Audit Committee		11 of 11

Year 2010	Trust Units	DTUs	Total Trust Units and DTUs	Total Market Value of Trust Units and DTUs	Meets Minimum Unitholding Requirements

As at March 10	9,277	33,813	43,090	$374,021	Yes

Value of Total Compensation Received				Notes:

Year	Fees	Equity-Based	Total	(1) Member of the Audit Committee.
	Earned(3)(4)(5)	Awards (DTUs)(6)
(2)  Member of the Governance Committee.
(3)  Fees earned include cash retainers, meeting fees and travel allowances.
(4)  Directors may elect to receive DTUs in lieu of cash consideration. In 2009, Mr. Hagerman elected to receive $47,500 in DTUs.

2009	$139,500	$60,000	$199,500

2008	$153,750	$60,000	$213,750(7)

				(5) Fees disclosed are the total of those paid to Mr. Hagerman in his capacity as both Trustee and Director.
				(6) Equity-based awards include the DTU portion of the Board annual retainer.
				(7) Total compensation received was in the form of DTUs.

Patrick M. Murray

Age: 67

Dallas, Texas, USA

Director since July 2002

Trustee since September 2005

Independent

Areas of Expertise:

Finance; oil and gas service and supply; international business

Professional Designations:

B.S. – Accounting, MBA	Mr. Murray retired as Chairman of the Board and CEO of Dresser, Inc. in May, 2007. Dresser is a leading manufacturer and marketer of highly engineered equipment for the energy industry. Prior to becoming Chairman of the Board of Dresser, Inc., Mr. Murray served as President and CEO. Previously, Mr. Murray was President of Halliburton Company’s Dresser Equipment Group from 1998 to 2000 and Senior Vice President, Strategic Initiatives of Dresser Industries, Inc. in 1997.

				Mr. Murray is on the Board of Directors of Harvest Natural Resources, Inc., Wellstream Holdings, Plc, the Maguire Energy Institute, the World Affairs Council of Dallas/Fort Worth, and the Board of Regents of Seton Hall University. He is also a member of the American Petroleum Institute (API) and the Society of Petroleum Engineers (SPE).

Board/Committee Membership at the Date Hereof:		Attendance		Attendance (Total)	Public Board Membership during the Last 5 Years

Member of the Board of Directors		15 of 16			Harvest Natural Resources(1)	2000 to present
Member of the Board of Trustees		11 of 11	37 of 38	97%	Rancher Energy Corp.(2)	2007 to 2009
Chairman of the Audit Committee		11 of 11			Wellstream Holdings, Plc(1)(2)	2007 to present

Year 2010	Trust Units	DTUs	Total Trust Units and DTUs		Total Market Value of Trust Units and DTUs	Meets Minimum Unitholding Requirements

As at March 10	66,628	14,850	81,478		$707,229	Yes

Value of Total Compensation Received				Notes:

Year	Fees	Equity-Based	Total	(1) Member of the Audit Committee.
	Earned(3)(4)(5)	Awards (DTUs)(6)		(2) Member of the Compensation Committee. (3) Fees earned include cash retainers, meeting fees and travel allowances. (4) Directors may elect to receive DTUs in lieu of cash consideration.

2009	$156,250	$60,000	$216,250

2008	$176,910	$60,000	$236,910

				(5) Fees disclosed are the total of those paid to Mr. Murray in his capacity as both Trustee and Director.
				(6) Equity-based awards include the DTU portion of the Board annual retainer.

For each Director and Trustee, Total Market Value of Trust Units and DTUs is calculated at the March 10, 2010 closing price of $8.68 per Trust Unit. Calculation of Trust Unit holdings, for purposes of the Minimum Unitholding Requirements, is the higher of the actual purchase cost and current market value. See “– Approval of the Appointment of the Board of Directors – Ownership Guidelines”.

Approval of the Appointment of the Board of Directors

The Board of Trustees has delegated the management and general administration of the affairs of Precision Trust to PDC pursuant to the terms of an administration agreement. PDLP is the sole shareholder of PDC and is entitled to appoint the Board of Directors. Since Precision Trust holds all of the voting shares of GPCo, the Board of Trustees will ensure that appropriate steps are taken by GPCo on behalf of PDLP to collect and act upon the votes of Unitholders to appoint the Board of Directors. The directors of GPCo are also the persons named in the enclosed form of proxy and they intend to appoint the persons set out below, as well as the three nominees for election to the Board of Trustees described above, as members of the Board of Directors of PDC. It is not contemplated that the nominees set out below will be unable to serve as directors but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to take steps to ensure that GPCo appoints other nominees at their discretion on the advice of the Board of Trustees.

In the event that the resolution to approve the appointment of the Board of Directors is not passed, if nominees other than those proposed below are approved, or in accordance with the voting policy described in this Information Circular under the heading “– Individual Director and Trustee Voting”, a nominee receives a majority of votes “withheld”, the Board of Trustees will either act on the resolution or promptly request that the Corporate Governance and Nominating Committee review the voting results and make a recommendation to the Board of Trustees for an alternate Director or slate of Directors to be nominated for appointment, or such other recommendation as they determine appropriate, following which the Board of Trustees will seek approval from Unitholders, if required, for such recommendation. The Board of Trustees will not take steps to implement or approve any recommendation which would result in less than a majority of the Board of Directors being independent or which would result in the Trustees constituting a majority of the Board of Directors.

For a description of the nominees for election to the Board of Directors which are also nominees for election to the Board of Trustees, see “– Election of the Board of Trustees.”

William T. Donovan

Age: 58

North Palm Beach, Florida, USA

Director since December 2008

Independent

Areas of Expertise:

Manufacturing; corporate finance; mergers and acquisitions; venture capital

Professional Designation:

MBA	Mr. Donovan has been Chairman of the Board of Rockland Industrial Holdings, LLC, a Wisconsin entity engaged in manufacturing wood flooring products for the truck trailer and domestic container industries, since April 2006. He is also a director for several private companies in the United States, the United Kingdom and Russia. Mr. Donovan was a director of Grey Wolf, Inc. from June 1997 to December 2008, prior to its acquisition by Precision Trust and his subsequent appointment as director of PDC on December 23, 2008.

From 1997 to 2005, Mr. Donovan served as President, Chief Executive Officer and a director of Total Logistics, Inc., a Wisconsin corporation engaged in various operating and investment activities.

Mr. Donovan previously served as President, Chief Financial Officer, and was a director of Christiana Companies, Inc. and Prideco Inc. prior to their merger with Weatherford International, Inc. in February 1999. From 1980 to 1998, Mr. Donovan was a Principal and Managing Director of Lubar & Co., a private investment and venture capital firm. Prior to joining Lubar & Co., Mr. Donovan was an officer with Manufacturers Hanover Trust Company from 1976 until 1980, where he specialized in merger and acquisition financing.

Board/Committee Membership at the Date Hereof		Attendance		Attendance (Total)	Public Board Membership during the Last 5 Years

Member of the Board of Directors		16 of 16	27 of 27	100%	Grey Wolf, Inc.(1)	1997 to 2008
Member of the Audit Committee		11 of 11			Total Logistics, Inc.	1987 to 2005

Year 2010	Trust Units	DTUs	Total Trust Units and DTUs		Total Market Value of Trust Units and DTUs	Meets Minimum Unitholding Requirements

As at March 10	121,507	11,169	132,676		$1,151,628	Yes

Value of Total Compensation Received				Notes:

Year	Fees	Equity-Based	Total	(1) Member of the Audit Committee.
	Earned(2)(3)	Awards (DTUs)(4)
(2) Fees earned include cash retainers, meeting fees and travel allowances.
(3) Directors may elect to receive DTUs in lieu of cash consideration.
(4) Equity-based awards include the DTU portion of the Board annual retainer.

2009	$102,250	$60,000	$162,250

2008	–	–	–

W.C. (Mickey) Dunn

Age: 57

Calgary, Alberta, Canada

Director since September 1992

Independent

Areas of Expertise:

Oil and gas exploration; oil and gas service and supply; international drilling operations	Mr. Dunn is Chairman of the Board of Bellatrix Exploration Inc., and a founding shareholder and a director of Cash Store Financial Services Inc.

From 1982 to 1999, Mr. Dunn was President and Chief Executive Officer of Cardium Service and Supply Limited, Cardium Tool Services Inc. and Colorado Silica Sand Inc., an international manufacturer and service provider of specialty downhole equipment and services, in addition to developer, provider and marketer of high grade silica sand products.

Board/Committee Membership at the Date Hereof	Attendance	Attendance (Total)	Public Board Membership during the Last 5 Years

Member of the Board of Directors Member of the Compensation Committee Member of the Corporate Governance & Nominating Committee	15 of 16 6 of 6 5 of 5	26 of 27	96%	Bellatrix Exploration Inc.(1)(2)(3) Cash Store Financial Services Inc.(2) Vero Energy Inc.(2)(4)	2000 to present 2001 to present 2004 to 2010

Year 2010	Trust Units	DTUs	Total Trust Units and DTUs	Total Market Value of Trust Units and DTUs	Meets Minimum Unitholding Requirements

As at March 10	16,400	16,661	33,061	$286,969	Yes

Value of Total Compensation Received	Notes:

Year	Fees	Equity-Based	Total	(1) Chairman of the Board.
Earned(5)(6)	Awards (DTUs)(7)	(2) Member of the Compensation Committee.

2009	$83,250	$60,000	$143,250	(3) Member of the Governance Committee.

2008	$98,750	$60,000	$158,750
(4) Member of the Audit Committee.
(5) Fees earned include cash retainers, meeting fees and travel allowances, where paid.
(6) Directors may voluntarily elect to receive all or a portion of their respective fees earned as DTUs.
(7) Share based awards represent the DTU portion of the Board annual retainer.

Brian A. Felesky, CM, Q.C.

Age: 66

Calgary, Alberta, Canada

Director since December 2005

Independent

Areas of Expertise:

Tax; trust law; corporate governance

Professional Designations:

B.A. and LLB, University of Alberta,
ICD - Institute of Corporate Directors	Mr. Felesky is counsel at Felesky Flynn LLP, a law firm specializing in tax matters. He is professionally involved in acquisitions, mergers, financing and restructuring of public and private corporations, partnerships and trusts, in Canada and internationally.

				Mr. Felesky sits on several volunteer boards including the Canada West Foundation (vice-chair), Homefront (on domestic violence, co-chair), the Calgary Stampede Foundation and the Senate of Athol Murray College of Notre Dame and Awali (a teacher development program in East Africa). He is a member of the Order of Canada and has received numerous awards, including an Honourary Doctorate of Laws (University of Calgary), the Distinguished Service Award from the Law Society of Alberta and Canadian Bar Association and a Queen’s Counsel designation.

Board/Committee Membership at the Date Hereof		Attendance		Attendance (Total)	Public Board Membership during the Last 5 Years

Member of the Board of Directors		16 of 16	21 of 21	100%	Capital Power Income LP(1)(2)	1997 to present
Member of the Corporate Governance & Nominating Committee		5 of 5			Resin Systems Inc.(1) Suncor Energy, Inc.(1)(3)	2007 to present 2002 to 2009

Year 2010	Trust Units	DTUs	Total Trust Units and DTUs		Total Market Value of Trust Units and DTUs	Meets Minimum Unitholding Requirements

As at March 10	8,964	38,518	47,482		$409,084	Yes

Value of Total Compensation Received				Notes:

Year	Fees	Equity-Based	Total(7)	(1) Member of the Audit Committee.
Earned(4)(5)	Awards (DTUs)(6)	(2) Member of the Independent Committee.
(3)  Member of the Health and Safety Committee.
(4)  Fees earned include cash retainers, meeting fees and travel allowances.
(5)  Directors may elect to receive DTUs in lieu of cash consideration.
				(6) Equity-based awards include the DTU portion of the Board annual retainer.

2009	$73,250	$60,000	$133,250

2008	$88,750	$60,000	$148,750

				(7) Total compensation received was in the form of DTUs.

Stephen J.J. Letwin

Age: 54

Houston, Texas, USA

Director since December 2006

Independent

Areas of Expertise:

Corporate finance; accounting; energy transmission - exploration and production sectors; international operations

Professional Designations:

B.Sc, MBA, CGA	Mr. Letwin is currently Executive Vice President of Gas Transportation & International - Enbridge, Inc. with responsibility for Enbridge’s natural gas operations, including certain natural gas pipelines, a gas distribution company and its international business unit. He also serves on the board of a private corporation.

Mr. Letwin serves as Patron for UNICEF Alberta, was a former director of YMCA Calgary, served on the Board of Governors at McMaster University, and is an Honorary Director of Westpark Hospital in Toronto.

				Mr. Letwin is a member of the Financial Executives Institute as well as a board and executive committee member of the Interstate Natural Gas Association of America. He was also a director of the Canadian and American Gas Association and a past Governor for McMaster University.

Board/Committee Membership at the Date Hereof		Attendance		Attendance (Total)	Public Board Membership during the Last 5 Years

Member of the Board of Directors		14 of 16			Gaz Metropolitan LP(1)	2003 to present
Member of the Compensation Committee		5 of 6	19 of 22	86%	Enbridge Energy Company, Inc.	2006 to present
					Enbridge Energy Management, LLC	2006 to present

Year 2010	Trust Units	DTUs	Total Trust Units and DTUs		Total Market Value of Trust Units and DTUs	Meets Minimum Unitholding Requirements

As at March 10	29,501	34,060	63,561		$551,709	Yes

Value of Total Compensation Received				Notes:

Year	Fees	Equity-Based	Total(5)	(1) Member of the Audit Committee.
	Earned(2)(3)	Awards (DTUs)(4)
(2) Fees earned include cash retainers, meeting fees and travel allowances.
(3) Directors may elect to receive DTUs in lieu of cash consideration.
(4) Equity-based awards include the DTU portion of the Board annual retainer.

2009	$72,750	$60,000	$132,750

2008	$97,094	$60,000	$157,094

				(5) Total compensation received was in the form of DTUs.

Kevin A. Neveu Age: 49 Calgary, Alberta, Canada Director since August 2007 Non-Independent(1) Area of Expertise: Oil and gas service and supply - international Professional Designations: B.Sc, P.Eng	Mr. Neveu was appointed Chief Executive Officer and a director of PDC in August 2007 and became President and Chief Executive Officer in January 2009. Mr. Neveu was previously President of the Rig Solutions Group of National Oilwell Varco in Houston, where he was responsible for the company’s drilling equipment business. Over the past 25 years, Mr. Neveu has held senior management positions with National Oilwell Varco and its predecessor companies in London, Moscow, Houston, Edmonton and Calgary.

Mr. Neveu holds a Bachelor of Science degree and is a graduate of the Faculty of Engineering at the University of Alberta. Mr. Neveu is a Professional Engineer, as designated by the Association of Professional Engineers, Geologists and Geophysicists of Alberta.

Mr. Neveu serves on the boards of RigNet Inc., Houston, Texas (since 2004), the Heart and Stroke Foundation of Alberta (since 2009) and he was appointed a Member of the Board of Directors and a Member of the Executive Committee of the International Association of Drilling Contractors, Houston, Texas in January 2010.

Board/Committee Membership at the Date Hereof		Attendance	Attendance (Total)		Public Board Membership during the Last 5 Years

Member of the Board of Directors		16 of 16	16 of 16	100%	None

Year 2010	Trust Units	DTUs	Total Trust Units and DTUs	Total Market Value of Trust Units and DTUs	Meets Minimum Unitholding Requirements

As at March 10	183,156	–	183,156	$1,589,794	Yes

Value of Total Compensation Received				Notes:

Year	Fees	Equity-Based	Total	(1) Mr. Neveu is an executive officer and accordingly received no
	Earned	Awards (DTUs)		retainers or meeting fees for his attendance at meetings of the Board of Directors.

2009	n/a	–	–

2008	n/a	–	–

Frederick W. Pheasey

 Age: 67

Edmonton, Alberta, Canada

Director since July 2002

Independent

Areas of Expertise:

Oil and gas service engineering;
manufacturing and marketing –
domestic and international

Professional Designation:

P.Eng	Mr. Pheasey founded Dreco Energy Services Ltd., a company which designs and manufactures drilling rigs and components and downhole tools. In 1997, Dreco and its subsidiaries were merged into National Oilwell, Inc. (now National Oilwell Varco, Inc.), a company that designs and manufactures systems and components used in oil and gas drilling and production. Mr. Pheasey became Executive Vice President of National Oilwell, Inc. following the merger and continued in that position until 2004. He was a director of National Oilwell, Inc. from 1977 to 2005 and continues to be a director and employee of Dreco Energy Services Ltd.

In 1999, Mr. Pheasey was made an honourary member of the Canadian Association of Oilwell Drilling Contractors. In 2002, he was inducted into the Canadian Petroleum Hall of Fame.

				Mr. Pheasey served on the leadership committee of the City of Edmonton’s Committee to End Homelessness and on the Housing Subcommittee in 2008.

Board/Committee Membership at the Date Hereof		Attendance		Attendance (Total)	Public Board Membership during the Last 5 Years

Member of the Board of Directors		16 of 16	22 of 22	100%	None
Chairman of the Compensation Committee		6 of 6

Year 2010	Trust Units	DTUs	Total Trust Units and DTUs	Total Market Value of Trust Units and DTUs		Meets Minimum Unitholding Requirements

As at March 10	57,990	40,896	98,886	$858,330		Yes

Value of Total Compensation Received				Notes:

Year	Fees Earned(1)(2)	Equity-Based Awards (DTUs)(3)	Total(4)	(1) Fees earned include cash retainers, meeting fees and travel allowances.
				(2) Directors may elect to receive DTUs in lieu of cash consideration. (3) Equity-based awards include the DTU portion of the Board annual retainer.

2009	$82,000	$60,000	$142,000

2008	$100,000	$60,000	$160,000

				(4) Total compensation received was in the form of DTUs.

Robert L. Phillips

Age: 59

Vancouver, British Columbia, Canada

Director since May 2004

Chairman of the Board since August 2007

Independent

Areas of Expertise:

Corporate finance; governance; oil and gas exploration and production; oilfield services; securities law

Professional Designation:

LLB	Mr. Phillips is an experienced senior corporate executive having most recently been the President and Chief Executive Officer of BCR Group of Companies from 2001 to 2004. Within the oil and gas exploration and production and oilfield service sectors, he has served as Vice President of Husky Oil Limited and as President and Chief Executive Officer of PTI Group Inc. and Dreco Energy Services Ltd.

Mr. Phillips has served on the boards of publicly-traded and private corporations for more than twenty years, including several oil and gas exploration and production and oilfield service companies. In addition to PDC, he currently serves on the boards of several major Canadian corporations.

				Mr. Phillips is an active private investor. He also practiced corporate and securities law for over fifteen years.

Board/Committee Membership at the Date Hereof		Attendance	Attendance (Total)		Public Board Membership during the Last 5 Years*

Chairman of the Board of Directors Member of the Audit Committee Member of the Compensation Committee Member of the Corporate Governance and Nominating Committee	16 of 16 11 of 11 6 of 6 5 of 5	38 of 38	100%	Axia NetMedia Corporation(2)(3)(5)
Boston Pizza Royalties Income Fund(2)
Canadian Western Bank(2)(3)
Capital Power Corporation(3)(5)
Epcor Preferred Equity Inc.
MacDonald, Dettwiler & Associates Ltd.(1)(3)(5)
Terra Vest Income Fund(2)(3)(5)
				West Fraser Timber Co. Ltd(4)(5)	2000 to present 2002 to 2008 2001 to present 2009 to present 2002 to 2007 2003 to present 2004 to present 2004 to present

Year 2010	Trust Units	DTUs	Total Trust Units and DTUs	Total Market Value of Trust Units and DTUs	Meets Minimum Unitholding Requirements

As at March 10	30,207	18,701	48,908	$424,521	Yes

Value of Total Compensation Received				Notes:

Year	Fees	Equity-Based	Total	(1) Mr. Phillips is also Chairman of the Board.
Earned(6)(7)	Awards (DTUs)(8)	(2) Member of the Audit Committee.
(3)  Member of the Compensation Committee.
(4)  Independent Lead Director.
(5)  Member of the Corporate Governance and Nominating Committee.
(6)  Fees earned include cash retainers, meeting fees and travel allowances.
(7)  Directors may elect to receive DTUs in lieu of cash consideration. In 2008, Mr. Phillips elected to receive $31,250 in DTUs.
				(8) Equity-based awards include the DTU portion of the Board annual retainer.

2009	$258,250	$60,000	$318,250

2008	$265,000	$60,000	$325,000

* Precision Trust, PDC and the Corporate Governance and Nominating Committee have considered Mr. Phillips’ participation as a director on a number of other public company boards and have determined that Mr. Phillips’ additional public board memberships will not impair his ability to devote the time and attention to PDC required in order for Mr. Phillips to properly discharge his duties nor his ability to act effectively and in the best interests of both Precision Trust and PDC.

Trevor M. Turbidy Age: 42 Houston, Texas, USA Director since December 2008 Independent Areas of Expertise: Finance; oil and gas exploration; oilfield services; international	Mr. Turbidy has served as an Energy Industry Advisor with Avista Capital Partners since December 2007. From August 2005 until July 2007, Mr. Turbidy served as President and Chief Executive Officer of Trico Marine Services, Inc., an international marine support and transportation company. From August 2003 until August 2005, he served as Vice President and Chief Financial Officer of Trico. From November 2000 until May 2002, Mr. Turbidy served as a director in the Investment Banking Department of Credit Suisse First Boston. From 1991 until November 2000, he held various positions in investment banking covering the U.S. energy industry with a focus on oilfield services and equipment, exploration and production and refining.

				Mr. Turbidy was a Director of Grey Wolf, Inc. from December 2005 to December 2008, prior to its acquisition by Precision Trust and his subsequent appointment as director of PDC on December 23, 2008. Mr. Turbidy serves as a director of a number of private energy companies, including a European exploration and production company concentrating on the Southern North Sea; a U.S. based jackup rig operator; a European based exploration and production company focused on onshore Europe; and a U.S. based exploration and production company with assets in Texas and the Rocky Mountain region.

Board/Committee Membership at the Date Hereof		Attendance		Attendance (Total)	Public Board Membership during the Last 5 Years

Member of the Board of Directors		16 of 16	21 of 21	100%	Grey Wolf, Inc.(1)(2)	2005 to 2008
Member of the Corporate		5 of 5			Trico Marine Services, Inc.	2005 to 2007
Governance and Nominating Committee

Year 2010	Trust Units	DTUs	Total Trust Units and DTUs		Total Market Value of Trust Units and DTUs	Meets Minimum Unitholding Requirements

As at March 10	11,932	25,477	37,409		$324,710	Yes

Value of Total Compensation Received				Notes:

Year	Fees	Equity-Based	Total(6)	(1) Member of the Audit Committee.
Earned(3)(4)	Awards (DTUs)(5)	(2) Member of the Compensation Committee.
(3)  Fees earned include cash retainers, meeting fees and travel allowances.
(4)  Directors may elect to receive DTUs in lieu of cash consideration.
(5)  Equity-based awards include the DTU portion of the Board annual retainer.
				(6) Total compensation received was in the form of DTUs.

2009	$76,250	$60,000	$136,250

2008	–	–	–

For each Director and Trustee, Total Market Value of Trust Units and DTUs is calculated at the March 10, 2010 closing price of $8.68 per Trust Unit. Calculation of Trust Unit holdings, for purposes of the Minimum Unitholding Requirements, is the higher of the actual purchase cost and current market value. See “– Ownership Guidelines”.

Ownership Guidelines

Following a review and analysis of ownership guidelines currently in place with entities similar in size and structure to Precision, the Board of Trustees and the Board of Directors established revised ownership guidelines which became effective in February, 2008. Trustees and Directors are expected to own Trust Units equal to at least two times the amount of their respective annual retainer (including both the cash portion and the DTU portion) and have four years from their appointment to accumulate the Trust Units in accordance with the above guidelines. In evaluating adherence to the guidelines, Precision uses the higher of the actual purchase cost and the current market value of the Trust Units to determine the Trustees’ and Directors’ ownership positions. Market value is calculated at the March 10, 2010 closing price of $8.68 per Trust Unit.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

None of those persons who are proposed Trustees of Precision Trust or Directors of PDC is, or has been within the past 10 years, a director, chief executive officer or chief financial officer of any company, including Precision Trust or PDC, that, while such person was acting in that capacity, was the subject of a cease trade or similar order or an order that denied the company access to any exemption under securities legislation, for a period of more than 30 consecutive days, or after such persons ceased to be a director, chief executive officer or chief financial officer of the company, was the subject of a cease trade or similar order or an order that denied the company access to any exemption under securities legislation, for a period of more than 30 consecutive days, which resulted from an event that occurred while acting in such capacity.

In addition, except as set forth below, none of those persons who are proposed Trustees of Precision Trust or Directors of PDC is, or has been within the past 10 years, a director or executive officer of any company, including Precision Trust or PDC, that, while such person was acting in that capacity, or within a year of that person ceasing to act in that capacity became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets:

•	Mr. Turbidy was chief financial officer of Trico Marine Services, Inc. (“Trico”) from August 2003 to August 2005. On December 21, 2004, Trico filed a “prepackaged” voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York to restructure and substantially reduce Trico’s debt, strengthen its balance sheet and increase its liquidity. Trico emerged from bankruptcy proceedings on March 15, 2005.

•	Mr. Murray was a director of Rancher Energy Corp. (“Rancher”) from April 20, 2007 to September 30, 2009. On October 28, 2009, Rancher filed a voluntary petition for relief under Chapter 11 of Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Colorado. Rancher has announced that it will be operating its business as “debtor-in-possession” under the jurisdiction of the court and in accordance with the applicable provisions of the Bankruptcy Code, as it attempts to resolve its liquidity problems and develop a reorganization plan.

None of the persons who are proposed Trustees of Precision Trust or Directors of PDC have, within the past ten years made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold his assets.

None of those persons who are proposed Trustees of Precision Trust or Directors of PDC have been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement with a securities regulatory authority or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed trustee or director.

Conflicts of Interest

There are potential conflicts of interest to which the Trustees and Directors will be subject in connection with the business of Precision Trust and PDC. In particular, certain of the Trustees and Directors are, or may be, involved in managerial or director positions with other oilfield services providers whose operations may, from time to time, be in direct competition with those of Precision Trust and PDC or with entities which may, from time to time, provide financing to, or make equity investments in, competitors of Precision Trust or PDC. Conflicts, if any, will be subject to the procedures and remedies available under the ABCA. As at the date of this Information Circular, neither Precision Trust nor PDC is aware of any existing or potential material conflicts of interest between Precision Trust and PDC and any proposed Trustee or Director.

Neither Precision Trust nor PDC is expected to adopt a formal policy limiting the number of outside directorships held by either a Trustee or a Director. Other public board memberships held during the last five years by trustee nominees of Precision Trust and director nominees of PDC are described in “Other Matters to be Considered at the Meeting – Approval of the Appointment of the Board of Directors” in this Information Circular.

Individual Director and Trustee Voting

The form of proxy accompanying this Information Circular provides Unitholders with the ability to vote for or withhold their vote for each individual trustee nominee of Precision Trust and director nominee of PDC. Should an individual trustee nominee of Precision Trust or an individual director nominee of PDC fail to receive a majority vote, such nominee will tender their resignation. The Board of Directors, at the recommendation of the Corporate Governance and Nominating Committee, will review and determine whether it is appropriate to accept the nominee’s resignation. Should no trustee nominee of Precision Trust or director nominee of PDC fail to receive a majority vote, the Board of Trustees and the Board of Directors will be voted upon at the Meeting by a slate vote.

Appointment of Auditor

The nominees named in the enclosed form of proxy intend to vote for the re-appointment of KPMG LLP, Chartered Accountants, as auditor of Precision Trust to hold office until the next annual meeting of Precision Trust. KPMG LLP was appointed as auditor of Precision Trust on October 31, 2005. Should KPMG LLP for any reason be unwilling or unable to accept re-appointment, the Board of Trustees will exercise their discretion to appoint an alternate auditor.

Audit, audit-related, tax and all other fees billed by KPMG LLP to Precision Trust and PDC in 2009 and 2008 are disclosed in the Annual Information Form of Precision Trust which is available on SEDAR at www.sedar.com and will be provided free of charge to any Unitholder upon request to the Corporate Secretary, at the offices of Precision, 4200, 150 – 6th Avenue S.W., Calgary, Alberta, Canada, T2P 3Y7, by telephone at (403) 716-4500, facsimile at (403) 264-0251, or email at corporatesecretary@precisiondrilling.com.

Approval of the Shareholder Rights Plan

At the Meeting, Unitholders will be asked to consider and, if thought appropriate, pass an ordinary resolution to approve and adopt the Shareholder Rights Plan to replace the Unitholder Rights Plan. If approved, the Shareholder Rights Plan will be implemented on the Initial Effective Date pursuant to the terms of a Shareholder Rights Plan Agreement to be entered into between New Precision and Computershare Trust Company of Canada, as rights agent.

Purpose of the Shareholder Rights Plan

The objectives of the Shareholder Rights Plan are to ensure, to the extent possible, that all Shareholders are treated equally and fairly in connection with any take-over bid or similar proposal to acquire Common Shares.

Take-over bids may be structured in such a way as to be coercive or discriminatory in effect, or may be initiated at a time when it will be difficult for the Board of Directors to prepare an adequate response. Such offers may result in Shareholders receiving unequal or unfair treatment, or not realizing the full or maximum value of their investment in New Precision.

The Shareholder Rights Plan discourages the making of any such offers by creating the potential of significant dilution to any offeror who does so. This potential is created through the issuance to all Shareholders of contingent rights to acquire additional Common Shares at a significant discount to the then prevailing market prices, which could, in certain circumstances, become exercisable by all Shareholders other than an offeror and its associates, affiliates and joint actors.

An offeror can avoid that potential by making an offer that either: (i) qualifies as a “permitted bid” under the Shareholder Rights Plan, and therefore meets certain specified conditions (including a minimum deposit period of 60 days) which aims to ensure that all Shareholders are treated fairly and equally; or (ii) does not qualify as a “permitted bid” but is negotiated with New Precision and has been exempted by the Board of Directors from the application of the Shareholder Rights Plan in light of the opportunity to bargain for agreed terms and conditions to the offer that are believed to be in the best interests of Shareholders.

Under current Canadian securities laws, any party wishing to make a formal take-over bid for the Common Shares will be required to leave the offer open for acceptance for at least 35 days. To qualify as a “permitted bid” under the Shareholder Rights Plan, however, a take-over bid must remain open for acceptance for not less than 60 days. The Board of Directors believes that the statutory minimum period of 35 days may be insufficient for the Board of Directors to: (i) evaluate a take-over bid (particularly if the consideration consists, wholly or in part, of shares or units of another issuer); (ii) explore, develop and pursue alternative transactions that could better maximize Shareholder value; and (iii) make reasoned recommendations to the Shareholders. The additional time afforded under a “permitted bid” is intended to address these concerns by providing the Board of Directors with a greater opportunity to assess the merits of the offer and identify other possible suitors or alternative transactions, and by providing other bidders or proponents of alternative transactions with time to come forward with competing, and potentially superior, proposals.

The Shareholder Rights Plan is not being proposed in response to, or in anticipation of, any pending, threatened or proposed acquisition or take-over bid that is known to the management of Precision Trust and PDC. The adoption of the Shareholder Rights Plan is also not intended as a means to prevent a take-over of New Precision, to secure the continuance of management or the Board of Directors in their respective offices, or to deter fair offers for the Common Shares.

For a summary of the key terms and conditions of the Shareholder Rights Plan, please see Appendix “H” to the Information Circular. Unitholders are urged to carefully review the summary in its entirety.

Approval Requirements

Unitholder approval of the Shareholder Rights Plan is required under the rules and policies of the TSX. To pass, the Shareholder Rights Plan Resolution must be approved by a majority of not less than one half plus one of the votes cast by Unitholders other than Precision Trust or any of its affiliates in person or by proxy at the Meeting. Precision Trust is not currently aware of any Unitholder whose vote would be ineligible to be counted towards the ordinary resolution to approve the Shareholder Rights Plan or any Unitholders which would not qualify as Independent Unitholders.

The Board of Directors recommends that you vote FOR the ordinary resolution to approve and adopt the Shareholder Rights Plan.

Following is the text of the ordinary resolution to be considered by the Unitholders at the Meeting:

“BE IT RESOLVED that:

1.	The adoption by New Precision of the Shareholder Rights Plan (the “Shareholder Rights Plan”) substantially as described in the Management Information Circular of Precision Trust dated April 7, 2010, is hereby approved, and New Precision is hereby authorized to enter into an agreement with Computershare Trust Company of Canada (or such other person as may be appropriate in the circumstances), as rights agent, to implement the Shareholder Rights Plan and to issue rights thereunder.

2.	The Board of Directors may revoke this resolution before it is acted upon, without further approval of the Unitholders.

3.	Any one or more directors or officers of New Precision, are hereby authorized to execute and deliver, whether under corporate seal or otherwise, the agreement referred to above and any other agreements, instruments, notices, consents, acknowledgements, certificates and other documents (including any documents required under applicable laws or regulatory policies), and to perform and do all such other acts and things, as any such director or officer in his discretion may consider to be necessary or advisable from time to time in order to give effect to this resolution.”

In the absence of contrary instructions, the persons named in the accompanying form of proxy intend to vote the Trust Units represented thereby in favour of the ordinary resolution approving and adopting the Shareholder Rights Plan.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes Precision’s 2009 executive compensation programs. These programs apply to Precision’s executive officers, including the following NEOs:

•	Kevin A. Neveu: President and Chief Executive Officer;

•	Douglas J. Strong: Chief Financial Officer;

•	Gene C. Stahl: President, Drilling Operations;

•	David W. Wehlmann: Executive Vice President, Investor Relations;

•	Darren J. Ruhr: Vice President, Corporate Services; and

•	David J. Crowley: President, U.S. Operations until his departure from Precision in November of 2009.

For a specific discussion of the compensation of the CEO, see “– Compensation of the Chief Executive Officer”.

Executive Summary

Precision provides and maintains an industry competitive compensation package to attract, retain and motivate senior executives having the character, competencies and the commitment necessary to create long-term investor value while maintaining a moderate level of fixed compensation. The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for overseeing the compensation of the NEOs to ensure that Precision’s compensation practices and policies are consistent with the compensation philosophy and business objectives.

2009 was a challenging year for the oilfield services sector generally. It began in the midst of a worldwide economic crisis which translated into one of the sharpest downturns and lowest activity levels for oilfield services in recent history. The downturn in the land drilling market bottomed during the middle half of the year and began showing signs of improvement towards the end of the year. In addition, the acquisition of Grey Wolf near the end of 2008 substantially increased Precision Trust’s long-term debt, bearing a high average interest rate. In response to the economic uncertainty and the expected decline in demand for drilling services in the short term, Precision maintained salaries at their 2008 level for all senior executives for 2009, notwithstanding the fact salaries for most of the NEOs were below Precision’s target pay positioning. Mr. Stahl received a salary increase effective December 1, 2009 in recognition of his relocation to the United States and his expanded scope and responsibilities as President, Drilling Operations, following Mr. Crowley’s departure on November 24, 2009.

Precision’s priorities for 2009 were to improve its balance sheet, integrate Grey Wolf and to continue to provide High Performance High Value services to its customers. Precision realized significant achievements on all three of these priorities in 2009.

Precision was able to reduce its long-term debt and significantly lower interest expense with a series of transactions that included equity issuances and debt refinancing. The transactions were accomplished in the face of very challenging conditions in the equity and debt capital markets, however they were necessary to improve the capital structure and financial condition and to position Precision for future growth. Precision undertook a series of internal measures to reduce expenses and increase cash to further reduce debt, which included disposal of non-productive assets, freezing salaries, reducing personnel, consolidating facilities and curtailing capital expenditures. As a result of these measures, Precision paid down debt by $565 million and improved Precision Trust’s debt to total capitalization ratio to 0.22 at December 31, 2009 from 0.37 a year earlier.

The integration of Grey Wolf was substantially completed during 2009. Personnel, information and operating system decisions and implementations were planned and executed during the year. Precision’s supply chain system was implemented in the United States mid-year, with maintenance and manufacturing processes and systems to be completed in 2010. Precision expects to realize additional cost savings from these activities in 2010.

In 2008, Precision reviewed its compensation philosophy and, in early 2009, the Compensation Committee, with the assistance of Mercer (Canada) Limited (“Mercer”), redesigned its existing annual and long-term incentive programs. These changes were intended to align the incentive programs with Precision’s compensation philosophy, enhance participants’ understanding of how their performance can impact corporate goals and to strengthen the relationship between pay and performance at Precision.

In 2009, Precision implemented a new STIP and a new LTIP. The STIP is an annual bonus plan designed to reward participants for individual performance and company performance against predetermined financial and operational metrics. The overall STIP bonus pool is capped at a predetermined percentage of operational earnings, reinforcing Precision’s “ability to pay” philosophy. In 2009, the cap resulted in most senior executives receiving less than target STIP awards in spite of Precision’s strong operational performance. The LTIP is designed to recognize longer-term contributions and to provide a competitive performance-based component of compensation through RTUs, PTUs and Trust Unit Options. The first award was made immediately following the Annual and Special Meeting of Unitholders in May 2009.

Precision had approximately 5,380 employees at the end of 2009, including 782 in salaried positions and 4,598 in hourly positions. In 2009, approximately 575 salaried employees participated in the STIP and 312 salaried employees participated in the LTIP.

Precision’s strategy is aligned for and dedicated to growth, both in North America and internationally. The expected conversion to a corporation in May 2010 is a continuing step in Precision’s growth plans. The Compensation Committee, in consultation with its advisors, has determined that the conversion will not trigger the change of control provisions under any employment agreements. Any outstanding grants under the long-term incentive plans will be rolled over into economically equivalent grants under the new corporate structure.

Compensation Committee

The members of the Compensation Committee during the 2009 fiscal year were Messrs. Frederick W. Pheasey (Chair), W.C. (Mickey) Dunn, Stephen J.J. Letwin, Robert L. Phillips and Frank M. Brown. Each member is an independent director of PDC, as defined in applicable securities laws.

The Board of Directors has delegated responsibility for oversight and direction in respect of compensation, pension and benefits, talent management, performance management and succession planning matters to the Compensation Committee. As set out in the Compensation Committee’s Charter and Terms of Reference, the Compensation Committee

is responsible for reviewing and assessing the competitiveness of the total compensation package for the CEO, CFO and other officers of PDC, and recommending an appropriate compensation package for approval by the Board of Directors.

For purposes of deciding executive compensation, the Compensation Committee generally meets in early February following the end of each fiscal year to consider salary adjustments and incentive compensation awards for the next year and bonus compensation for the recently completed fiscal year.

The Compensation Committee met six times in 2009. Each of the meetings included an in camera session without management present.

Compensation Consultant

Management uses compensation surveys prepared by various external sources to prepare materials for review by the Compensation Committee in assessing Precision’s compensation policies. These surveys provide the Compensation Committee with information on market trends and market comparisons against Precision’s selected comparator companies as well as other companies against which Precision competes for executive talent.

The Compensation Committee engages its own consultant to provide analysis and advice on executive compensation matters and to assist in determining the appropriateness of compensation for its senior executives. The Compensation Committee has authority to retain and approve the fees of its consultant. The Compensation Committee engaged Mercer as its advisor in 2009. The support provided by Mercer consisted of: (i) the provision of general market observations with respect to market trends and issues; (ii) the provision of benchmark market data; (iii) review and redesign of Precision’s annual and long-term incentive plans; (iv) attendance at Compensation Committee meetings to review market trends and issues and present market analysis; (v) review and revision of comparator groups; and (vi) commentary on this Compensation Discussion and Analysis section of the Information Circular. The Compensation Committee approves any additional work of a material nature assigned to Mercer and does not approve any work that, in its view, could compromise Mercer’s objectivity as advisor to the Compensation Committee. In 2009, Mercer provided pension consulting services that the Compensation Committee determined did not compromise Mercer’s objectivity. Decisions made by the Compensation Committee are the responsibility of the Compensation Committee and may reflect factors and considerations in addition to the information and recommendations provided by Mercer. The fees paid to Mercer for services performed as the Compensation Committee’s advisor totalled approximately $181,900 in 2009 and $231,400 in 2008. The fees paid to Mercer for pension consulting services totalled approximately $17,900 in 2009.

Executive Compensation Philosophy

Precision’s compensation philosophy is to attract and retain high performing executives by ensuring that:

•	compensation programs support the achievement of Precision’s short and long-term business strategies and objectives, and the enhancement of Unitholder value;

•	the design of compensation programs supports Precision’s values and culture;

•	compensation opportunities are competitive and reward individual performance; and

•	compensation policies and programs are applied in a manner that is seen to be balanced and reasonable by employees and other stakeholders.

Precision’s strategy is to increase net earnings through excellence in customer service, growth in high performance capabilities and growth through acquisition and business line diversification. Incentive plans are designed to reinforce this strategy by rewarding performance relative to financial and operational measurements. Specifically, Precision uses a short-term incentive program to reward positive near-term financial and operational results against predetermined metrics, and a long-term incentive program to align the interests of executives with Unitholders by rewarding for growth in Unitholder value, and to retain executives in a competitive environment.

The oilfield services industry is highly cyclical due to underlying commodity price volatility. The uncertainty created by this volatility is reflected in Precision’s incentive compensation planning by factoring in an “ability to pay” principle. Base salaries, combined with short-term and long-term incentive programs, are intended to attract, motivate and retain top executive talent and to align executives with Precision’s business strategy and reward performance. Long-term incentive programs are intended to span the industry cycle.

In 2008, Precision reviewed its compensation philosophy and, in early 2009, the Compensation Committee approved the redesign of its existing annual and long-term incentive programs. The changes are intended to align the incentive programs with Precision’s compensation philosophy, enhance participants’ understanding of how their performance can impact corporate goals and to strengthen the relationship between performance and pay at Precision. Details of these changes are provided in this Compensation Discussion and Analysis.

Elements of Total Compensation

The following table summarizes the objectives and key features of Precision’s 2009 total compensation program:

Element	Objective	Key Features

Base Salary	Provide a modest but competitive fixed amount of cash compensation for performing day-to-day responsibilities	Precision targets salaries at or slightly below the median of the comparator group.

Annual Incentives	Reward participants for meeting pre-determined financial and operational goals and individual objectives	Precision’s STIP is an annual bonus plan that rewards achievement of financial and operational goals. Individual performance accounts for 25% of each participant’s STIP target, while corporate performance accounts for 75% of each participant’s STIP target.
The STIP bonus pool funding is capped at 2 times aggregate participant STIP targets or 2.5% of operating earnings, whichever is lower.

Long-Term Incentives	Align participants’ interests with the interests of the Unitholders, foster retention and reward long-term performance
Precision’s LTIP has three components and awards are granted annually:

• RTUs consist of a unit-based award that vests equally over three years.

• PTUs consist of a unit-based award that vests 100% at the end of three years, with payout tied to relative Total Shareholder Return and average return on capital over the performance period.

• Trust Unit Options vest equally over three years and expire seven years from the date of grant.

Benefits	Provide executives with health and wellness security to attract and retain highly qualified executives	Executives participate in the same benefit program provided to all other employees. Precision’s benefits includes life insurance, accidental death and dismemberment insurance, extended health and dental care, short and long-term disability, and an employee assistance plan.

Retirement	Assist executives with accumulating capital toward their retirement
Executives participate in the same retirement program provided to all other employees. Precision offers the following voluntary programs:

United States
• 401(k) provides up to 100% employer matching to employee contributions, up to the allowable limit.

Canada
• DCPP provides 100% employer matching to employee contributions, up to the allowable limit.

• GRRSP serves as an administrative benefit to enable employees to make tax-effective payroll contributions in their name.

Perquisites	Offer executives a competitive package of perquisites to facilitate attraction and retention	Precision’s perquisites are similar to companies of a comparable size in the drilling and oilfield services industry.

Employment Agreements	Provide a sense of security and ensure fair treatment in the event of involuntary termination or constructive dismissal following a Change of Control	Precision’s employment agreements for executives have “double trigger” provisions to avoid an automatic windfall payout in the event of a change of control.

Competitive Positioning

Precision reviews its total compensation package for NEOs and other executives against a group of relevant comparators. Mercer, at the request of the Compensation Committee, assessed the competitiveness of Precision’s executive compensation against both Canadian and the United States markets given its additional substantial expansion into the United States as a result of the acquisition of Grey Wolf. During 2009, the Compensation Committee, with the assistance of Mercer, reviewed Precision’s compensation comparator group which resulted in the removal of Canadian E&P Trusts from the group.

The following table lists the organizations included in Precision’s 2009 comparator group:

	Canadian Companies	United States Companies

Ensign Energy Services Inc. Flint Energy Services Ltd.	Trican Oilwell Services Company Inc. Trinidad Energy Services Ltd.	Basic Energy Services Inc. Complete Production Services, Inc. Ensco International Inc. Helmerich & Payne, Inc. Hercules Offshore Inc. Key Energy Services, Inc. Parker Drilling Co.	Patterson-UTI Energy, Inc. Pioneer Drilling Co. Pride International Inc. Rowan Cos. Superior Energy Services, Inc. Unit Corp.

The following table compares Precision’s revenue, market capitalization and total assets relative to the comparator group:

	Canadian Comparator Group	United States Comparator Group

Revenue	Between the 2nd and 3rd among the 4 companies	Between 25th and 50th percentiles

Market Capitalization	Between the 1st and 2nd among the 4 companies	Between 50th and 75th percentiles

Total Assets	Significantly above all 4 companies	Above 75th percentile

The proxy data for the comparator groups was used to assess the compensation of Messrs. Neveu, Strong and Stahl. Precision used third party compensation surveys to assess the compensation of Messrs. Wehlmann and Ruhr and other senior executives because equivalent positions are not typically disclosed in the proxy data of the comparator group companies. For positions where survey data was used, Precision extracted relevant data from other similarly-sized energy sector companies, generally measured in terms of revenue.

Precision targets base salary at or slightly below the median, consistent with its philosophy of maintaining a modest but competitive level of fixed compensation. Total compensation, including annual and long-term incentives, is targeted at the median for typical/median performance and at or above the 75th percentile for exceptional corporate and individual performance. Actual pay positioning for each NEO is based on demonstrated performance, leadership and management skills, experience, education, succession planning considerations, competitive pressures and internal equity.

Components of Executive Compensation

Base Salary

Base salary provides a fixed amount of cash compensation to NEOs for performing day-to-day responsibilities. It reflects competitive and appropriate compensation for a particular executive’s role given the individual’s experience, potential and performance. NEOs’ salaries are targeted at or slightly below the median of comparable positions against the comparator groups and survey data. Actual pay positioning for each NEO is based on demonstrated performance, leadership and management skills, experience, education, succession planning considerations, competitive pressures and internal equity.

In response to the economic uncertainty and the expected decline in demand for drilling services in the short term, Precision maintained salaries at their 2008 level for the CEO and all other senior executives for 2009, notwithstanding the fact salaries for most of the NEOs were below Precision’s target pay positioning. Mr. Stahl received a salary increase effective December 1, 2009 in recognition of his relocation to the United States and his expanded scope and responsibilities as President, Drilling Operations, following the departure of Mr. Crowley on November 24, 2009.

The following table compares the year-end salaries for 2008 and 2009 for each NEO:

Named Executive Officer	2008 Base Salary ($)		2009 Base Salary ($)		% Increase
Kevin A. Neveu	500,000		500,000		—
President and CEO

Douglas J. Strong	252,000		252,000		—
Chief Financial Officer

Gene C. Stahl	277,000		350,000	(1)	26%
President, Drilling Operations

David W. Wehlmann	377,364	(2)	404,268	(2)	—
Executive Vice President, Investor Relations

Darren J. Ruhr	205,000		205,000		—
Vice President, Corporate Services

David J. Crowley	420,004	(3)	—		—
Formerly President, U.S. Operations

Notes:

(1)	Mr. Stahl received a 26% salary increase effective December 1, 2009 in recognition of his relocation to the United States and his expanded scope and responsibilities as President, Drilling Operations.

(2)	Mr. Wehlmann’s year-end salary for both 2008 and 2009 was U.S.$354,000. This amount has been converted to Canadian dollars for 2008 and 2009 using the 2008 average exchange rate of 1.0660 and the 2009 average exchange rate of 1.1420, respectively.

(3)	Mr. Crowley’s employment with Precision ended on November 24, 2009. Mr. Crowley’s salary for the year ended December 31, 2008 was U.S.$394,000 and was converted to Canadian dollars using the 2008 average exchange rate of 1.0660.

Short-Term Incentive Plan

Commencing in 2009, the STIP replaced Precision’s APIP which was a long-standing incentive plan that reinforced the collaborative orientation of Precision’s culture and allowed employees to share in the financial success of Precision. The APIP did not have performance thresholds.

The 2009 individual STIP targets as a percentage of base salary remained unchanged from the 2008 APIP targets for all NEOs. While the targets are higher than typical market practice, it was necessary to offset Precision’s relatively lower base salaries, which also remained at 2008 levels, and to provide competitive total cash compensation. In addition, the design of the plan requires a combination of strong financial performance, achievement of non-financial metrics and personal objectives to achieve target awards.

Each participant is assigned a STIP target, as a percentage of their base salary, based on job family. Individual performance accounts for 25% of the target, while corporate performance accounts for 75%. Awards can range from 0 to 2 times target and are paid in the first quarter following the end of the year in which it was earned.

The individual component is based on an assessment of the participant’s performance under Precision’s performance management program. Plan participants establish individual objectives at the beginning of each year, which are reviewed and approved by their manager. Managers review and assess performance of the participants against these objectives throughout the year and at year-end. The corporate component is based on Precision’s financial performance and achievements against the STIP metrics.

Following year-end review of Precision’s financial performance and achievements against the metrics, the funding of the STIP bonus pool is established. Maximum funding is capped at 2 times aggregate plan participant targets or 2.5% of adjusted operating earnings, whichever is lower. The plan design reinforces Precision’s “ability to pay” and “pay for performance” philosophies.

Once the overall pool funding is established, a baseline award, calculated as a percentage of individual targets, is determined for participants and consists of individual and corporate components. The individual component is funded first and the balance is allocated to the corporate component. The corporate component is fixed and the individual component is adjusted up or down based on each participant’s performance assessment.

The Compensation Committee may award additional discretionary amounts to plan participants to compensate for exceptional individual performance, which may increase the size of the pool.

The following table states the STIP opportunity range, as a percentage of base salary earned, for each NEO:

	Corporate Component		Individual Component		Total 2009 STIP
Named Executive Officer	Min., Target, Max.	+	Min., Target, Max.	=	Min., Target, Max.
Kevin A. Neveu
President and CEO	0% - 75% - 150%		0% - 25% - 50%		0% - 100% - 200%

Douglas J. Strong
Chief Financial Officer	0% - 75% - 150%		0% - 25% - 50%		0% - 100% - 200%

Gene C. Stahl
President, Drilling Operations	0% - 75% - 150%		0% - 25% - 50%		0% - 100% - 200%

David W. Wehlmann
Executive Vice President, Investor Relations	0% - 56.25% - 112.50%		0% - 18.75% - 37.50%		0% - 75% - 150%

Darren J. Ruhr
Vice President, Corporate Services	0% - 75% - 150%		0% - 25% - 50%		0% - 100% - 200%

David J. Crowley
Formerly President, U.S. Operations	0% - 56.25% - 112.50%		0% - 18.75% - 37.50%		0% - 75% - 150%

2009 STIP Metrics

Each year, the Compensation Committee reviews Precision’s performance against the STIP metric targets from the previous fiscal year and approves new targets for the next year.

The following table details the corporate metrics and the 2009 performance achieved against the predetermined metrics:

		2009 Payout Thresholds and		Metric
Metric	Weight	Targets	2009 Performance(1)	Multiplier
Safety – Target Zero	13.3%		Achieved payout multiplier of 2:	26.6%
Precision’s Total Recordable Incident Frequency (“TRIF”) lower than prior year		Payout multiplier is 1 if Precision’s 2009 TRIF is lower than 2008 TRIF and 0 if it is not. PLUS	Lowered TRIF in 2009 compared to 2008, and achieved the best safety record in company history.
Precision’s TRIF in Canada lower than CAODC(2) TRIF and Precision’s TRIF in the United States lower than IADC-US LAND(3) TRIF		Payout multiplier is 1 if Precision’s 2009 TRIF in Canada and the United States beat the respective industry TRIF. Otherwise, payout multiplier is 0.	Precision’s 2009 TRIF in Canada is lower than CAODC TRIF and 2009 TRIF in the United States is lower than IADC-US LAND.

Reduce Mechanical Downtime	13.3%		Achieved payout multiplier of 1.81:	24.1%
Improve operational efficiency by reducing mechanical downtime to support Precision’s High Performance High Value strategy		Downtime targets were established separately for Canada and the United States based on rolling 4-year statistics.	Both Canada and the United States achieved better than target downtime.

Employee Retention	13.3%		Achieved payout multiplier of 2:	26.6%
Continue to improve retention of key operational positions		Threshold multiplier is 0.5 if Precision achieves 77% retention rate for drillers, rig managers and field superintendents. Multiplier is 2.0 if Precision achieves 86% or higher retention rate.	2009 retention rate exceeded target.

EBIT	30.0%		Achieved payout multiplier of 0.65:	19.5%
Actual financial performance against budget		Threshold multiplier is 0.5 if Precision achieves EBIT of $250 million.	2009 EBIT was $269 million, after adjustments for asset writedowns.

Return on Capital Employed	30.0%		Achieved payout multiplier of 0:	0.0%
Return on Capital Employed (“ROCE”) relative to target		Threshold multiplier is 0.5 if Precision achieves ROCE of 8%.	2009 ROCE was below threshold.

	100.0%			96.8%

Notes:

(1)	The payout multiplier for each metric can range from 0 to 2 times based on achievement against thresholds and targets.

(2)	Canadian Association of Oilwell Drilling Contractors.

(3)	International Association of Drilling Contractors.

2009 STIP Pool Funding

In 2009, Precision posted its best safety record in history, achieved significant reduction in downtime and improved employee retention, all of which exceeded the plan’s targets. Based on the performance achieved against the predetermined metrics and fully funding the individual component, the calculated 2009 STIP bonus pool funding would be 97.6%, as shown in following table:

	% of STIP					Calculated STIP
Component	Target		Multiplier			Bonus Pool Funding
Individual Component	25.0%	X	100.0%		=	25.0%

Corporate Component	75.0%	X	96.8	%(1)	=	72.6%

Total						97.6%

Note:

(1)	Metric multiplier based on performance against the 2009 STIP metrics.

Consistent with the plan’s design and Precision’s “ability to pay” philosophy, the 2009 STIP bonus pool was capped at 2.5% of 2009 adjusted operating earnings of $269 million. Accordingly, the baseline award was reduced from 97.6% to 42.0% of individual STIP targets. Final awards were adjusted up or down based on each participant’s performance assessment.

The following table shows the individual target opportunity and the actual 2009 and 2008 STIP awards for each NEO:

		Corporate	Individual				2009 STIP
		Component,	Component,		Discretionary	2009 STIP	Award, as
Named	2009	as a %	as a %		Adjustment,	Award, as	a % of Base
Executive	Target	of STIP	of STIP		as a %	a % of STIP	Salary	2009 Actual	2008 Actual		%
Officer	STIP	Target	Target		of STIP Target	Target	Earned	STIP Award ($)(1)	STIP Award ($)		Change

Kevin A. Neveu	100%	17%	50%		33%	100%	100%	500,000	0	(2)	—
President and
CEO

Douglas J. Strong	100%	17%	50%		33%	100%	100%	252,000	230,872		+9%
Chief Financial
Officer

Gene C. Stahl	100%	17%	52	%(3)	0%	69%	69%	194,140(4)	283,761		-32%
President, Drilling
Operations

David W. Wehlmann	75%	17%	26%		0%	43%	32%	131,330(5)	346,770	(6)	-65%
Executive Vice
President, Investor
Relations

Darren J. Ruhr	100%	17%	49%		0%	66%	66%	135,000	222,048		-39%
Vice President,
Corporate
Services

David J. Crowley(7)	75%	—	—		—	—	—	—	385,892	(6)	N/A
Formerly President,
U.S. Operations

Notes:

(1)	2009 STIP Awards were determined based on actual base salary earned in 2009 and were paid on March 9, 2010.

(2)	Mr. Neveu declined to accept his earned 2008 annual incentive awards in light of the significant decline in the Trust Unit price and the need for Precision to conserve cash to repay debt.

(3)	This number has been adjusted higher to account for the impact of the differences in the exchange rate used at the time of determining Mr. Stahl’s 2009 STIP award, and the exchange rate used for disclosure purposes.

(4)	Effective January 1, 2010, Mr. Stahl relocated to Houston, Texas. He received a 2009 STIP award of U.S.$170,000. This amount has been converted to Canadian dollars using the 2009 average exchange rate of 1.1420.

(5)	Mr. Wehlmann received a 2009 STIP award of U.S.$115,000. This amount has been converted to Canadian dollars using the 2009 average exchange rate of 1.1420.

(6)	The amounts for Messrs. Wehlmann and Crowley have been converted to Canadian dollars using the 2008 average exchange rate of 1.0660.

(7)	Mr. Crowley’s employment with Precision ended on November 24, 2009. He was provided with a pro-rata portion of the 2009 STIP as part of his severance payment.

The Compensation Committee evaluated Mr. Neveu’s performance and determined that he had achieved exceptional performance against his 2009 objectives. Based on this evaluation, the Compensation Committee set his individual component multiplier at 2 times target.

In addition, the Compensation Committee recognized that under Mr. Neveu’s leadership in 2009, Precision was able to substantially reduce its long-term debt and significantly lower interest expense in the face of very challenging conditions in the equity and debt capital markets. He implemented several internal measures to reduce expenses and increase cash to further reduce debt, which included disposal of non-productive assets, freezing salaries, reducing personnel, consolidating facilities and curtailing capital expenditures. The Compensation Committee also took into consideration a number of achievements, including the successful integration of Grey Wolf and market penetration with customers in key North American shale drilling markets.

Based on the overall assessment of Mr. Neveu’s performance in 2009, the Compensation Committee recommended, and the Board of Directors approved, a 2009 STIP award of $335,000 plus an additional discretionary amount of $165,000 resulting in a total 2009 STIP award of $500,000, being 100% of his annual base salary.

Based on the individual performance assessments and recommendations provided to the Compensation Committee by Mr. Neveu, the Compensation Committee approved the following plan payouts for each of the following NEOs.

For achieving exceptional performance against his 2009 objectives, Mr. Strong’s individual multiplier was set at 2 times target. Mr. Strong played an instrumental role in strengthening Precision’s balance sheet and improving its capital structure and for leading the successful integration of Precision’s financial system and management reporting practices following the Grey Wolf acquisition. Based on his performance assessment, the Compensation Committee recommended, and the Board of Directors approved, a 2009 STIP award of $168,840 plus an additional discretionary amount of $83,160 resulting in a total 2009 STIP award of $252,000, being 100% of his annual base salary.

Mr. Stahl achieved outstanding performance against his 2009 objectives and demonstrated strong leadership in the operational and cultural integration of Precision and Grey Wolf. Based on his performance assessment, his individual multiplier was set at 2 times target. The Compensation Committee recommended, and the Board of Directors approved, a 2009 STIP award of U.S.$170,000 (CAD$194,140), being 69% of his annual base salary.

Mr. Wehlmann achieved strong performance against his 2009 objectives, championing Precision’s investor relations initiatives, and increasing Precision’s profile with investors. Despite his strong performance in 2009, Mr. Neveu recommended, and Mr. Wehlmann agreed, that his individual multiplier be set at 1 times target, taking into account his higher annual base salary and internal equity considerations. Mr. Wehlmann was formerly the chief financial officer of Grey Wolf and joined Precision following the acquisition, at which time Precision maintained his annual base salary of U.S.$354,000 which exceeded Precision’s target pay positioning for his new role. The Compensation Committee recommended a 2009 STIP award of U.S.$115,000 (CAD$131,330), or 32% of his annual base salary, which was approved by the Board of Directors.

Mr. Ruhr achieved outstanding performance against his 2009 objectives and led the successful integration of Grey Wolf into Precision’s corporate services model, including human resources, information technology and real estate. Based on his performance assessment, Mr. Ruhr’s individual multiplier was set at 2 times target. The Compensation Committee recommended, and the Board of Directors approved, a 2009 STIP award of $135,000, being 66% of his annual base salary.

Mr. Crowley’s employment with Precision ended on November 24, 2009. He was provided with a pro-rata portion of the 2009 STIP as part of his severance payment.

Current Long-Term Incentive Programs

In 2008, the Compensation Committee reviewed its compensation philosophy and, in early 2009, approved the redesign of its existing long-term incentive plan. Before adopting the new plan, the Compensation Committee reviewed the plans used by other oilfield services companies, sought advice from Mercer and input from management, considered governance trends and the impact of the LTIP program on retention in a cyclical and highly competitive industry.

The Compensation Committee recommended, and the Board of Directors approved, the implementation of the new LTIP consisting of RTUs, PTUs and Trust Unit Options. Grants are based on market competitiveness, the participant’s position, individual talent and performance:

•	RTUs have a three-year term, vesting one-third each year, commencing on the first anniversary of the grant.

•	PTUs have a three-year term, vesting 100% on the third anniversary of the grant.

•	Trust Unit Options have a seven-year term, vesting one-third each year, commencing on the first anniversary of the grant.

RTUs and PTUs are considered full value units and Trust Unit Options are valued using the Black-Scholes option pricing model, the accepted practice in the industry. The Compensation Committee, with input from management and its advisor, evaluates the weightings of RTUs, PTUs and Trust Unit Options for grants each year.

Restricted Trust Units

RTUs are intended to be a retentive tool to assist with employee retention in a competitive employment environment in a cyclical industry. RTUs are “notionally issued” Trust Units, thus non-dilutive. RTUs are usually granted annually and are settled in cash following vesting on each of the first three anniversaries of the grant. Payouts are calculated by multiplying the number of vested RTUs by the weighted average price of a Trust Unit for the five trading days prior to the date of vesting. In 2009, RTU grants were withheld until the date of the annual meeting, with an effective date of January 1, 2009.

Performance Trust Units

PTUs are intended to reward participants when Precision’s Trust Units achieve strong relative returns (commonly referred to as Total Shareholder Return or “TSR”) compared to the PTU Performance Comparator Group and to align plan payouts with returns achieved by Unitholders over a three-year term. PTUs are “notionally issued” Trust Units, thus non-dilutive. PTUs are usually granted annually and are settled in cash following vesting on the third anniversary of the grant.

Prior to the grant, the Compensation Committee determines the companies against which Precision’s Trust Unit TSR performance will be measured over the three-year performance period. The Compensation Committee, with Mercer’s assistance, determines the PTU Performance Comparator Group. The Compensation Committee recognizes the PTU Performance Comparator Group may differ from the Compensation Comparator Group, as the group used for competitive executive compensation considerations may differ from the companies with which Precision competes for investors. The Compensation Committee reviews the appropriateness of the comparator groups annually.

The following table lists the PTU Performance Comparator Group for the 2009 PTU grants:

PTU Performance Comparator Group

Atwood Oceanics, Inc.	Nabors Industries Ltd.	Rowan Cos.
Diamond Offshore Drilling Inc.	Noble Corp.	Savanna Energy Services Corp.
Ensco International Inc.	Parker Drilling Co.	Transocean Ltd.
Ensign Energy Services Inc.	Patterson-UTI Energy Inc.	Trinidad Energy Services Ltd.
Helmerich & Payne, Inc.	Pioneer Drilling Co.	Unit Corp.
Hercules Offshore Inc.	Pride International Inc.	Union Drilling Inc.

At the end of the three-year performance period, the Compensation Committee will review Precision’s relative TSR and set the multiplier in accordance with the following:

Relative TSR Performance Hurdles and Multipliers

75% or higher ranking among peer group	2.0 times payout
50% (median) ranking among peer group	1.0 times payout
35% ranking among peer group	0.4 times payout
Below 35% ranking among peer group	0 payout

TSR will be adjusted to reflect any distributions or dividends paid and the multiplier will be interpolated for performance between the ranges in the table above. The Compensation Committee has the discretion to reduce the plan payout by half if Precision’s average return on capital does not exceed 10%.

The Compensation Committee reviews Precision’s TSR ranking and average return on capital and recommends the payout multiplier to the Board of Directors for final approval. The final payout is based on:

PTU Payout Calculation

Number of PTUs granted to participant	times
Payout Multiplier	times
5-Day Weighted Average Price of Trust Unit*	equals
Payout Amount

*	Weighted average price of a Trust Unit for the five trading days prior to the date of vesting.

To coincide with the grant of Trust Unit Options, the Compensation Committee, upon consultation with Mercer, set the performance period for the 2009 PTU grant from May 6, 2009 to December 31, 2011 (less than three years) as the performance period for determination of relative TSR performance. Starting in 2010, the PTU performance periods will be tied to calendar years.

Employee Trust Unit Option Plan

The Employee Trust Unit Option Plan was approved at the Annual and Special Meeting of Unitholders held on May 6, 2009. The purpose of the Employee Trust Unit Option Plan is to align the interests of Precision’s executives with those of its Unitholders. Trust Unit Options only have realizable value if the price of Precision Trust Units increases after the Trust Unit Options are granted.

The exercise price of Trust Unit Options at the time of grant is not lower than the “Fair Market Value” of the Trust Units on the date of grant. The Employee Trust Unit Option Plan defines “Fair Market Value” as the weighted average trading price of a Trust Unit on the TSX, for Canadian Trust Unit Options, or the NYSE, for U.S. Trust Unit Options, during the previous five trading days.

The aggregate number of Trust Units reserved by the Trust for issuance under the Employee Trust Unit Option Plan is 10,303,253. The maximum number of Trust Units reserved for issuance that can be issued in any one fiscal year may not exceed 1% of the issued and outstanding Trust Units. The maximum aggregate number of Trust Units reserved for issuance that may be issued is 2% to any one individual, and 10% to all insiders, of the issued and outstanding Trust Units.

Trust Unit Options that were previously granted to employees are not taken into consideration when new grants are determined.

2009 LTIP Awards

For 2009, management recommended that the executives participate in the same LTIP vehicles as all other participants to promote the collaborative orientation of Precision’s culture. Management also recommended that Trust Unit Options be granted to a broader base of participants to promote retention. As there are a limited number of Trust Unit Options available annually, the number of Trust Unit Options granted to executives was reduced. In order to provide a competitive total compensation package to its executives, the Compensation Committee determined that the economic value of 2009 grants for executives be equally weighted between RTUs, PTUs and Trust Unit Options.

The following table outlines the 2009 awards granted to the NEOs:

					Total
Named Executive Officer	Grant Date	RTU Awards (Units / $)(1)	PTU Awards (Units / $)(1)	Option Awards (Units / $)(2)	($)
Kevin A. Neveu	May 6, 2009	74,600 / $436,410	74,600 / $436,410	164,600 / $436,198	$1,309,018
President and CEO

Douglas J. Strong	May 6, 2009	33,000 / $193,050	33,000 / $193,050	65,000 /$172,253	$558,353
Chief Financial Officer

Gene C. Stahl	May 6, 2009	33,000 / $193,050	33,000 / $193,050	65,000 /$172,253	$558,353
President, Drilling Operations

David W. Wehlmann	May 6, 2009	22,000 / $127,751(3)	22,000 / $127,751(3)	50,000 / $131,525(3)	$387,026(3)
Executive Vice President, Investor Relations

Darren J. Ruhr	May 6, 2009	22,000 / $128,700	22,000 / $128,700	50,000 /$132,503	$389,903
Vice President, Corporate Services

David J. Crowley	May 6, 2009	33,000 / $191,626(3)	33,000 / $191,626(3)	65,000 / $170,983(3)	$554,234(3)
Formerly President, U.S. Operations

Notes:

(1)	RTUs and PTUs are valued on the date of grant using the five day weighted average trading price of the Trust Units on the TSX, for Canadian RTUs and PTUs (CDN$5.85), and on the NYSE, for United States RTUs and PTUs (U.S.$4.95).

(2)	Trust Unit Options are valued on the date of grant using the Black-Scholes option pricing model at CDN$2.65 for Canadian options and U.S.$2.24 for United States options.

(3)	These amounts have been converted to Canadian dollars using the May 6, 2009 exchange rate of 1.1731.

Historical Incentive Programs

Legacy Long-Term Incentive Plan

In 2009, Precision discontinued the use of the Legacy LTIP which was implemented in 2006. Grants were provided under the plan from 2006 to 2008. No awards were granted in 2009 under the Legacy LTIP.

The Legacy LTIP has two components:

•	a Retention Award, being a cash award for 2006 and 2007, and a unit-based award for 2008 that vests after three years; and

•	a Performance Award, being a cash award that is contingent on performance and vests after three years.

Awards were granted on an annual basis in the first quarter of 2006, 2007 and 2008:

•	for the 2006 award, 25% of the Legacy LTIP was denominated as a Retention Award that provided a fixed dollar amount to award recipients in March 2009 and 75% of the Legacy LTIP was denominated as a Performance Award that provided a target dollar amount contingent upon achieving actual distributions per Trust Unit over a three-year term.

•	for the 2007 award, 25% of the Legacy LTIP was denominated as a Retention Award that provided a fixed dollar amount to award recipients in March 2010 and 75% of the Legacy LTIP was denominated as a Performance Award that provided a target dollar amount contingent upon achieving distributable cash per Trust Unit over a three-year term.

•	for the 2008 award, 25% of the Legacy LTIP was denominated as a Retention Award that was converted into notional Trust Units on the date of grant which vest in March 2011 and 75% of the Legacy LTIP was denominated as a Performance Award that will provide a target dollar amount contingent upon achieving distributable cash per Trust Unit over a three year-term.

For both Retention Awards and Performance Awards, eligible participants receive a cash payment at the end of the three-year period. Precision set aggressive thresholds and targets for the 2006 and 2007 Performance Awards and as Precision did not meet the threshold criteria it did not provide any cash payments to plan participants under either plan. For the 2008 Performance Award, Precision does not expect to attain the threshold level of performance at this time, given the significant reduction in distributable cash.

Since the awards were intended to represent long-term incentive compensation over three years, the initial grants are three times the size of a normal annual grant for first-time participants in the Legacy LTIP.

The following table outlines the value of the Retention Awards and Performance Awards, assuming target performance, granted to each NEO:

			Performance Awards at
		Retention Awards	Target		Total
Named Executive Officer	Plan Year	($)	($)		($)
Kevin A. Neveu	2008	1,200,000(1)	3,600,000	(2)	4,800,000
President and CEO

Douglas J. Strong	2008	200,000(1)	600,000	(2)	800,000
Chief Financial Officer	2007	200,000(3)	600,000	(3)(4)	800,000
	2006	600,000(3)	1,800,000	(3)(5)	2,400,000

Gene C. Stahl	2008	250,000(1)	750,000	(2)	1,000,000
President, Drilling Operations	2007	250,000(3)	750,000	(3)(4)	1,000,000
	2006	750,000(3)	2,250,000	(3)(5)	3,000,000

David W. Wehlmann	2008	—	—		—
Executive Vice President, Investor Relations

Darren J. Ruhr	2008	200,000(1)	600,000	(2)	800,000
Vice President, Corporate Services	2007	166,750(3)	500,250	(3)(4)	667,000
	2006	352,500(3)	1,057,500	(3)(5)	1,410,000

David J. Crowley	2008	—	—		—
Formerly President, U.S. Operations

Notes:

(1)	For 2008, the Retention Awards were tied to the Trust Unit price and therefore considered unit-based awards. The Performance Awards were not tied to the Trust Unit price, and therefore were considered long-term non-equity incentive plan compensation.

(2)	For 2008, the target dollar amount was contingent upon achieving distributable cash per Trust Unit over a three-year term equal to $10.78, which represents a 12% compounded distributable cash growth rate. Lesser amounts could be earned if distributable cash per Trust Unit falls short of the target of $10.78 but exceeds the threshold of $7.47.

(3)	For 2006 and 2007, neither the Retention Awards nor the Performance Awards were tied to the Trust Unit price and therefore were considered long-term non-equity incentive plan compensation. The payout of the 2006 Retention Award is disclosed in the Summary Compensation Table.

(4)	For 2007, the target dollar amount was contingent upon achieving distributable cash per Trust Unit over a three-year term equal to $12.47, which represents a 12% compounded distributable cash growth rate. Lesser amounts could be earned if distributable cash per Trust Unit falls short of the target of $12.47 but exceeds the threshold of $10.52.

(5)	For 2006, the target dollar amount was contingent upon achieving actual distributions per Trust Unit over a three-year term equal to $10.24, which represents a 12% compounded distribution growth rate. Lesser amounts could be earned if actual distributions per Trust Unit fell short of the target of $10.24 but exceeded the threshold of $8.64.

Performance Savings Plan

The PSP was discontinued after the 2008 awards and no PSP awards were granted in 2009. The PSP was an annual bonus plan designed to complement the Legacy LTIP by rewarding participants for superior financial and operational performance. The PSP bonus pool was funded based on achievement of pre-determined performance metrics. PSP award participants could elect to receive all or a portion of the award in the form of notional Deferred Trust Units, which could be held for up to three years. Any remaining notional Deferred Trust Units awarded under the PSP plan will be settled on December 31, 2011.

Unit Appreciation Rights Plan

Precision has a UAR Plan, under which former Grey Wolf option plan participants have been granted UARs to replace any Grey Wolf options that were outstanding prior to the closing of the Acquisition.

Each UAR has the same terms as the previously held Grey Wolf option, including vesting and expiration dates, but will be settled in cash based on the difference between the strike price derived from the exercise price of the Grey Wolf option (adjusted in accordance with the exchange ratio provided in the merger agreement with Grey Wolf and Precision Lobos Corporation) and the fair market value of the Trust Units on the NYSE on the date of exercise.

For purposes of this calculation, the exchange ratio was 0.4225 Trust Units per share of Grey Wolf common stock. Each outstanding Grey Wolf option was converted into a UAR with an exercise price equal to the exercise price applicable to that Grey Wolf option divided by the exchange ratio, and applied to that number of Trust Units equal to the number of shares of Grey Wolf common stock multiplied by the exchange ratio.

The following table summarizes the number and the exercise price of the UARs granted to Messrs. Wehlmann and Crowley, the two NEOs entitled to participate in the UAR Plan, as of December 31, 2009:

Named Executive Officer	Expiry Date	Exercise Price		# of Vested UARs		# of Unvested UARs
David W. Wehlmann	February 27, 2018	U.S.$	15.22	10,490		20,986
Executive Vice President, Investor	February 12, 2017	U.S.$	15.79	14,786		7,394
Relations	February 16, 2016	U.S.$	17.38	14,956		—
	February 4, 2015	U.S.$	13.26	10,975		3,659
	March 25, 2014	U.S. $	9.26	8,620		—

David J. Crowley	February 27, 2018	U.S.$	15.22	51,714	(1)	—
Formerly President, U.S. Operations

Note:

(1)	Mr. Crowley’s employment with Precision ended on November 24, 2009. As per the provisions of the UAR Plan, the UARs granted to Mr. Crowley immediately vested and remain exercisable until the expiry date.

No further UARs will be granted under the UAR Plan.

Deferred Signing Bonus Unit Plan

To attract and retain key executives, Precision has awarded Deferred Signing Bonus Units. Each Deferred Signing Bonus Unit has time-based vesting requirements, is automatically redeemed in cash at the time of vesting, and has a value equal to the fair market value of the Trust Units at the time of vesting.

The following table summarizes the Deferred Signing Bonus Units awarded to the NEOs:

Named Executive Officer	Award Size	Vesting Provision
Kevin A. Neveu President and CEO	178,336 units at $22.43 (Total value at grant of $4,000,076)	Three equal allotments effective September 1 of 2008, 2009 and 2010

David W. Wehlmann Executive Vice President, Investor Relations	42,343 units at U.S.$7.085 (Total value at grant of U.S.$300,000)	Three equal allotments effective December 23 of 2008, 2009 and 2010(1)

David J. Crowley Formerly President, U.S. Operations	112,915 units at U.S.$7.085 (Total value at grant of U.S.$800,000)	Three equal allotments effective December 23 of 2009, 2010 and 2011(2)

Notes:

(1)	Mr. Wehlmann’s Deferred Signing Bonus Unit agreement was amended from two equal allotments (December 23 of 2010 and 2011) to bring his vesting periods in line with the other NEOs.

(2)	Mr. Crowley’s employment with Precision ended on November 24, 2009. As per the provisions of the Deferred Signing Bonus Unit agreement, the Deferred Signing Bonus Units granted to Mr. Crowley immediately vested and were redeemed and Mr. Crowley was paid U.S.$805,046.

Retention Bonus

Precision retained the services of Messrs. Wehlmann and Crowley immediately following the acquisition of Grey Wolf. See “– Termination and Change of Control Benefits”.

As part of the employment offers to Messrs. Wehlmann and Crowley, Precision agreed to provide the Retention Bonuses of U.S.$1,593,000 and U.S.$1,773,000, respectively. In exchange for the Retention Bonuses, Messrs. Wehlmann and Crowley waived their rights to the change of control payments under their employment agreement with Grey Wolf, which were equal in size to the Retention Bonus amounts. Mr. Wehlmann’s Retention Bonus was paid in two installments: U.S.$398,250 on December 23, 2008 and U.S.$1,194,750 on August 23, 2009. Mr. Crowley’s Retention Bonus was paid in three installments: U.S.$443,250 on December 23, 2008 and U.S.$886,500 on August 23, 2009, and the final installment of U.S.$443,250 was paid after his employment with Precision ended on November 24, 2009. These payments are included in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation”.

Benefits

Executives participate in the same benefit program provided to all other employees. Precision’s benefit program provides employees with health and wellness security. Specific to each country, benefits are competitive, in terms of coverage and employee cost sharing, with similarly-sized companies in the oil service industry. The program consists of basic, optional and dependent life insurance; basic, optional, accidental death and dismemberment insurance; extended health and dental care; short and long-term disability insurance; and an employee assistance plan. In addition, the NEOs have supplementary accidental death and dismemberment insurance benefits.

Retirement Plans

Executives participate in the same retirement program provided to all other employees. The purpose of Precision’s retirement plans is to assist eligible employees in the accumulating of capital toward their retirement. Precision’s Canadian retirement plan consists of two voluntary components: the DCPP and the GRRSP. The DCPP employee contribution level is a percentage of salary based on years of service and contributions are 100% employer matched, up to the allowable limit. The GRRSP is provided as an administrative benefit to enable employees to make tax-effective payroll contributions in their name, and/or on behalf of their spouse. Contributions to the GRRSP are not employer matched.

Precision’s United States retirement plan consists of a 401(k) plan. The 401(k) employee contribution level is a percentage of earnings based on years of service and contributions are employer matched up to 100%, up to the allowable limit. As a 401(k) plan is not considered a pension plan under Canadian proxy disclosure rules, the amounts are reported under “All Other Compensation” in the Summary Compensation Table for each individual.

Perquisites

Precision provides a limited amount of perquisites to our NEOs as part of a competitive total compensation package that allows them to focus on their daily responsibilities and the achievement of our business objectives. Eligibility reflects competitive practices and includes perquisites common to companies of a similar size in the drilling and oilfield services industry.

In 2009, each of the NEOs was provided with a company vehicle, including the cost of insurance, gas and maintenance. Other perquisites offered vary by position, and may include health and business club memberships and/or comprehensive executive physical exams.

All perquisites that are deemed to be taxable by the local tax authority are taxable to the NEOs and are not grossed up.

Employment Agreements

Employment agreements provide for benefits in the event of termination for any reason (other than for cause) and for constructive dismissal as a result of change of control. The terms of these agreements are based on competitive practices. Precision has entered into employment agreements with each of its NEOs. These agreements are designed to help deliver a comprehensive compensation package to enable Precision to attract and retain top executive talent. The agreements also protect Unitholder interests through non-solicitation and confidentiality provisions in the event of an involuntary termination without cause and in the event of constructive dismissal as a result of a change of control. For additional information with respect to the specific terms of Precision’s employment agreements in this regard, see “– Termination and Change of Control Benefits”.

Executive Trust Unit Ownership Guidelines

Precision has guidelines for the senior executives, including all NEOs, to own Trust Units. These guidelines reflect Precision’s belief that equity ownership by executives further aligns the interests of management with those of Unitholders.

The following table summarizes the targets and actual ownership in Trust Units as a multiple of base salary for the NEOs (as at December 31, 2009):

	2009 Target Trust Unit
Named Executive Officer	Ownership	Actual Trust Unit Ownership	Meets Requirements

Kevin A. Neveu	2x annual base salary	183,156	Yes
President and CEO

Douglas J. Strong	1x annual base salary	35,729	Yes
Chief Financial Officer

Gene C. Stahl	1x annual base salary	53,729	Yes
President, Drilling Operations

David W. Wehlmann	1x annual base salary	41,291	No(1)
Executive Vice President, Investor Relations

Darren J. Ruhr	1x annual base salary	11,525	Yes
Vice President, Corporate Services

David J. Crowley(2)	—	—	—
Formerly President, U.S. Operations

Notes:

(1)	Mr. Wehlmann joined Precision on December 23, 2008 and has until December 23, 2012 to meet the Trust Unit ownership guideline.

(2)	Mr. Crowley’s employment with Precision ended on November 24, 2009.

In calculating the value of Trust Units held by an executive for purposes of evaluating adherence to the guidelines, Precision uses the higher of the actual purchase cost, or the current market value of the Trust Units to determine the executive’s ownership position. In determining Trust Unit ownership, Precision only considers actual Trust Units held.

The Compensation Committee, with the assistance of Mercer, reviewed Precision’s ownership guidelines relative to comparable mid-sized Canadian companies. In February 2010, the Compensation Committee recommended, and the Board of Directors approved, an increase to the ownership guidelines. Under the revised guidelines, the CEO is expected to own Trust Units with a value equal to at least three times his annual base salary. The CFO and other executive officers are expected to own Trust Units with a value equal to at least two times their annual base salary. Vice Presidents that are not executive officers are expected to own Trust Units with a value equal to at least the amount of their annual base salary.

Executives have five years from their appointment to an executive position to accumulate the Trust Units in accordance with these guidelines.

Compensation of the Chief Executive Officer

Philosophy and Governance

The Compensation Committee recommends the compensation of the CEO to the Board of Directors for approval. The Compensation Committee takes into account the effectiveness of Mr. Neveu’s leadership, execution of Precision’s overall strategy and business plan, and an evaluation of his performance as CEO in absolute terms and against his personal objectives that were agreed to by him and the Compensation Committee at the beginning of the year. Further, the Compensation Committee considers the competitive compensation positioning for the CEO based on the same criteria as other senior executives as described in this Compensation Discussion and Analysis. Typically, Precision uses a combination of base salary, annual incentives, long-term incentives, and perquisites to motivate, reward and balance short-term and long-term performance, that are essentially the same programs used for all other NEOs.

Awards at the Time of Hire

Upon joining Precision in August 2007, Mr. Neveu received 178,336 Deferred Signing Bonus Units which were intended to compensate Mr. Neveu for deferred stock awards he relinquished with his former employer. The Deferred Signing Bonus Units are redeemed in cash in three equal tranches effective September 1 of 2008, 2009 and 2010. Each Deferred Signing Bonus Unit has a value equal to the fair market value of the Trust Units on the day of redemption. In the event of termination prior to the redemption dates, all Deferred Signing Bonus Units vest and become payable. The first payout of the Deferred Signing Bonus Units resulted in a payout of $1,425,811 and the second payout resulted in a payout of $423,672.

Base Salary

Mr. Neveu’s 2009 annual base salary was $500,000, unchanged from his original annual base salary when he joined Precision in 2007. Although Mr. Neveu’s employment contract specifies that he is entitled to an annual salary review, he requested that the Compensation Committee and the Board of Directors waive his salary review for 2009 in response to the significant decline in the Trust Unit price relative to 2008, the need for Precision to conserve cash to repay debt and the global economic crisis.

Short-Term Incentive

Mr. Neveu participates in the STIP, with a target level of 100% of base salary, and is required to set annual performance objectives in accordance with Precision’s company-wide performance management program. The Compensation Committee approves Mr. Neveu’s annual performance objectives at the beginning of the year and assesses his performance against these objectives throughout the year and at year-end.

The Compensation Committee evaluated Mr. Neveu’s performance and determined that he had achieved exceptional performance against his 2009 objectives. Based on this evaluation, the Compensation Committee set his individual component multiplier at 2 times target.

The Compensation Committee also recognized that under Mr. Neveu’s leadership in 2009, Precision was able to reduce its long-term debt and significantly lower interest expense in the face of very challenging conditions in the equity and debt markets. He also implemented numerous internal measures to reduce expenses and increase cash to further reduce debt, which included disposal of non-productive assets, freezing salaries, reducing personnel, consolidating facilities and curtailing capital expenditures. The Compensation Committee also took into consideration a number of achievements, including the successful integration of Grey Wolf and the increased market penetration with customers in key North American shale drilling markets.

Based on the overall assessment of Mr. Neveu’s performance in 2009, the Compensation Committee recommended, and the Board of Directors approved, a 2009 STIP award of $335,000 plus an additional discretionary amount of $165,000 resulting in a total 2009 STIP award of $500,000, or 100% of his annual base salary.

In the prior year, Mr. Neveu declined to accept his earned 2008 annual incentive awards totaling approximately $571,000, in light of the significant decline in the Trust Unit price and the need for Precision to conserve cash to repay debt.

Long-Term Incentives

In 2008, Mr. Neveu received a Legacy LTIP grant with a target amount of $4,800,000 which will vest and be paid out in cash after three years. Since the grants were intended to represent long-term incentive compensation over three years, the initial grant was three times the size of a normal annual grant for first-time participants in the Legacy LTIP. Mr. Neveu’s Legacy LTIP grant has two components: a unit-based Retention Award valued at $1,200,000 and a cash-based Performance Award with a target of $3,600,000. As of December 31, 2009, the value of Mr. Neveu’s Retention Award was $532,266 based on the $7.65 closing price of the Trust Units on the TSX on December 31, 2009. Currently, Precision does not expect to attain the threshold level of performance required to pay the Performance Award given the significant reduction in distributable cash.

In 2009, Precision introduced a new LTIP program as previously discussed in Current Long-Term Incentive Programs. On May 6, 2009, Mr. Neveu was awarded 74,000 RTUs, 74,000 PTUs, and 164,600 Trust Unit Options, the total economic value of which was $1,309,018 at the time of grant.

Performance Graph

The following graph compares the yearly percentage change in the cumulative total Unitholder return (and prior to November 7, 2005, the effective date of the 2005 Plan of Arrangement, the cumulative total shareholder return of common shares of Old Precision) over the last five years assuming a $100 investment was made December 31, 2003, with the cumulative total return of the S&P/TSX, the S&P 500, and the OSX. The graph assumes the reinvestment of the 2006, 2007, 2008 and 2009 distributions respectively, per Trust Unit, as well as the reinvestment in Trust Units of the distribution of cash of $6.83 per Old Precision common share and 0.2089 per Old Precision common share representing the value of the pro-rated distribution of shares of Weatherford International Ltd. which were distributed on November 7, 2005 at a value of $16.24 per share pursuant to the 2005 Plan of Arrangement.

Precision’s return declined significantly following the Canadian federal government’s decision on October 31, 2006 to tax income trusts, and in the second half of 2007, consistent with the decline of the broader markets. Drilling activity gained significant momentum mid way through 2008 spurred by high oil and natural gas prices that peaked then retreated sharply as the global banking crisis shocked many economies worldwide triggering lower demand expectations for energy services. In addition, the acquisition of Grey Wolf, which was agreed prior to the onset of the global banking crisis and completed near the end of 2008, substantially increased Precision Trust’s long-term debt and interest expense, adversely impacting investor perception of the value of the Trust Units. In 2009 Precision and the oilfield services sector generally, experienced one of the sharpest downturns and lowest activity levels for oilfield services in recent history. The downturn in the land drilling market bottomed during the middle half of the year and began showing signs of improvement towards the end of the year.

Among the six NEOs for 2009, only Messrs. Strong, Stahl and Ruhr have been employees of Precision throughout the entire five-year period. Mr. Neveu has not received a salary increase since he became the CEO in 2007. Messrs. Wehlmann and Crowley joined Precision in 2008 as a result of the acquisition of Grey Wolf, with Mr. Crowley’s employment with Precision ending on November 24, 2009. As a result of the significant decline in Trust Unit price and the prevailing economic uncertainty, none of the NEOs received salary increases for 2009, notwithstanding the fact their salaries were below Precision’s target pay positioning. Mr. Stahl received a salary increase effective December 1, 2009 in recognition of his expanded scope and responsibilities as President, Drilling Operations following the departure of Mr. Crowley.

With regards to short-term incentives, Mr. Neveu declined to accept his earned 2008 annual incentive awards and Mr. Strong also accepted a reduced annual incentive award.

For the 2006, 2007 and 2008 Legacy LTIP, Precision set aggressive thresholds and targets. As Precision did not meet the threshold criteria for the 2006 and 2007 Performance Awards, no cash payments were made to plan participants. For the 2008 Performance Award, Precision does not expect to attain the threshold level of performance at this time, given the significant reduction in distributable cash. In addition, the value of the 2008 Retention Awards for Messrs. Neveu, Strong, Stahl and Ruhr and the Deferred Signing Bonus Unit award for Mr. Neveu are now worth significantly less than the value on the date of grant.

Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth all compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, by Precision, or a subsidiary of Precision, in Canadian dollars, to the NEOs. The total compensation reported for 2009 includes payments of the Retention Awards granted to Messrs. Strong, Stahl and Ruhr in 2006 under the Legacy LTIP. It also includes the payment of the Retention Bonuses granted in 2008 to Messrs. Wehlmann and Crowley for waiving their rights to the change of control payments under each party’s employment agreement with Grey Wolf.

						Non-equity Incentive
				Share-	Option-	Plan Compensation ($)
				Based	Based	Annual		Long-term	Pension	All Other		Total
Name and Principal		Salary		Awards(1)	Awards(2)	Incentive		Incentive	Value(5)	Compensation(6)(7)		Compensation
Position	Year	($)		($)	($)	Plans(3)		Plans(4)	($)	($)		($)

Kevin A. Neveu(8)	2009	500,000		872,820	436,198	500,000		—	11,000	6,488		2,326,506
President and CEO	2008	500,000		1,200,000	—	—		—	10,500	6,488		1,716,988
	2007	190,384	(8)	4,000,076	—	590,520	(9)	—	9,519	702,295	(10)	5,492,795

Douglas J. Strong	2009	252,000		386,100	172,253	252,000		600,000	11,000	5,524		1,678,877
Chief Financial Officer	2008	231,911		200,000	—	291,400		—	10,500	5,291		739,102
	2007	208,000		—	—	236,946		—	10,000	5,004		459,950

Gene C. Stahl	2009	282,335		386,100	172,253	194,140		750,000	11,000	5,876		1,801,704
President, Drilling	2008	257,675		250,000	—	351,014		—	10,500	5,596		874,785
Operations	2007	234,000		—	—	266,565		—	10,000	5,311		515,876

David W. Wehlmann	2009	404,268	(12)	255,502	131,525	131,330		1,290,211	—	31,294		2,244,130
Executive Vice President,	2008	9,305	(11)	364,980	79,494	346,770		484,511	—	415		1,285,475
Investor Relations	2007	—		—	—	—			—	—		—

Darren J. Ruhr	2009	205,000		257,400	132,503	135,000		352,500	10,250	4,874		1,097,527
Vice President, Corporate	2008	201,635		200,000	—	274,675		—	10,082	4,762		691,154
Services	2007	182,000		—	—	230,328		—	9,100	4,602		426,030

David J. Crowley	2009	407,735	(13)	383,252	170,983	—		957,331	—	679,046	(14)	2,598,347
Formerly President,	2008	10,356	(11)	973,280	45,133	385,892		539,258	—	408		1,954,327
U.S. Operations	2007	—		—	—	—		—	—	—		—

Notes:

(1)	The amounts for 2009 represent the grant date fair value of 2009 RTU and PTU awards. U.S. dollar amounts have been converted to Canadian dollars using the May 6, 2009 exchange rate of 1.1731. The amounts for 2008 represent the grant date fair value of the 2008 Retention Awards for Messrs. Neveu, Strong, Stahl and Ruhr, and the grant date fair value of the Deferred Signing Bonus Units for Messrs. Wehlmann and Crowley. The Deferred Signing Bonus Units granted to Messrs. Crowley and Wehlmann have been converted to Canadian dollars using the December 23, 2008 exchange rate of 1.2166. The amount listed for 2007 represents the grant date fair value of the Deferred Signing Bonus Units for Mr. Neveu.

(2)	The amounts for 2009 represent the grant date fair value of Trust Unit Option awards. U.S. dollar amounts have been converted to Canadian dollars using the May 6, 2009 exchange rate of 1.1731. The exercise price is $5.85 for Canadian Trust Unit Options and $4.95 for United States Trust Unit Options:

	2009 Options – Canadian Trust Unit Options	2009 Options – United States Trust Unit Options
Assumptions	Grant Date Fair Value	Grant Date Fair Value
Unit Price	$5.85	U.S.$4.95
Exercise Price	$5.85	U.S.$4.95
Expected Life	5	5
Risk Free Rate of Return	2.0%	2.0%
Volatility (Capped at 50%)	50.0%	50.0%
Black-Scholes Multiple	45.3%	45.3%
Black-Scholes Value	$2.65	U.S.$2.24

The accounting fair value disclosed in Precision’s financial statements is $2.57 for Trust Unit Options. This value was determined using the Black-Scholes option pricing model with the assumptions as defined above, with the exception of expected volatility which was set at 56% and an expected life of four years.

The amounts for 2008 represents the grant date fair value of the UARs for Messrs. Crowley and Wehlmann, and have been converted to Canadian dollars using the December 23, 2008 exchange rate of 1.2166. The exercise price ranges from $9.26 to $17.38:

	2004 UARs	2005 UARs	2006 UARs	2007 UARs	2008 UARs
	Grant Date Fair	Grant Date Fair	Grant Date Fair	Grant Date Fair	Grant Date Fair
Assumptions	Value	Value	Value	Value	Value
Unit Price	$7.32	$7.32	$7.32	$7.32	$7.32
Exercise Price	$9.26	$13.26	$17.38	$15.79	$15.22
Expected Life	5.3	6.1	7.1	8.1	9.2
Risk Free Rate of Return	1.90%	2.10%	2.30%	2.60%	2.60%
Volatility	44.70%	44.70%	44.70%	44.70%	44.70%
Black-Scholes Multiple	15.40%	10.00%	7.20%	8.90%	9.80%
Black-Scholes Value	$1.13	$0.73	$0.53	$0.65	$0.72

(3)	The amounts represent the bonus amounts earned during the year indicated and relate to performance criteria which were met for that year, but the cash amounts, as applicable, are paid during the subsequent year and include amounts related to the STIP for 2009, and both the APIP and PSP for years prior to 2009.

(4)	The amounts for 2009 represent the Legacy LTIP Retention Awards granted in 2006 and paid in 2009 for Messrs. Strong, Stahl and Ruhr. For Mr. Wehlmann, the amount for 2009 represents the remaining portion of the retention bonus granted in 2008 and paid in 2009. These amounts have been converted to Canadian dollars using the August 21, 2009 exchange rate of 1.0799. For Mr. Crowley, the amount for 2009 represent the portion paid on the eight-month anniversary (67% of remaining amounts) of the completion of the Grey Wolf merger. This amount has been converted to Canadian dollars using the August 21, 2009 exchange rate of 1.0799. The balance of the retention bonus for Mr. Crowley was paid as part of Mr. Crowley’s separation agreement as disclosed under “All Other Compensation”. The amounts for 2008 represent the first portion of the retention bonuses granted in 2008 to Messrs. Crowley and Wehlmann that were paid out in December 2008. These amounts have been converted to Canadian dollars using the December 23, 2008 exchange rate of 1.2166.

(5)	The amounts represent the employer matching contributions under the DCPP.

(6)	The amounts include employer contributions provided under the 401(k) plan and the employer portion of benefits premiums for Messrs. Wehlmann and Crowley.

(7)	The value of perquisites and other personal benefits received by each NEO did not exceed the lesser of $50,000 or 10% of the annual base salary of the NEO.

(8)	Mr. Neveu was appointed Chief Executive Officer effective August 14, 2007 and a Director effective August 9, 2007.

(9)	Mr. Neveu’s employment agreement provided for an unconditional 2007 bonus payment of U.S.$600,000 upon approval of the 2007 audited financial statements of Precision. The amount shown was paid in Canadian dollars using the U.S. dollar exchange rate in effect at the payment date.

(10)	Mr. Neveu’s employment agreement provided for a one-time housing allowance and a relocation allowance in the amount of $700,133.

(11)	Messrs. Wehlmann and Crowley were hired on December 23, 2008; their base salaries and all other compensation amounts reflect the nine days of employment with Precision. Their 2008 compensation has been converted to Canadian dollars using the 2008 average exchange rate of 1.0660, unless otherwise noted.

(12)	Mr. Wehlmann’s base salary earned for 2009 was U.S.$354,000. This amount has been converted to Canadian dollars for 2009 using the 2009 average exchange rate of 1.1420.

(13)	Mr. Crowley ceased to be employed by Precision on November 24, 2009. Mr. Crowley’s base salary earned for 2009 was $354,060 and was converted to Canadian dollars using the January 1, 2009 to November 24, 2009 average exchange rate of 1.1516.

(14)	Mr. Crowley ceased to be employed by Precision on November 24, 2009. The amount shown includes employer matching contributions provided under the 401(k) plan and the employer portion of benefits premiums totaling U.S.$27,054 (converted to Canadian dollars using the 2009 average exchange rate of 1.1420), as well as U.S.$611,001 (converted to Canadian dollars using the November 24, 2009 exchange rate of 1.0608) which represents a portion of the severance payment provided to Mr. Crowley as detailed in “Termination and Change of Control Benefits”. This amount includes the remaining balance of the Retention Bonus, a pro-rata portion of the 2009 STIP, and payout of unused vacation days.

Incentive Plan Awards

Outstanding Share-Based Awards and Option Based Awards

The following table sets forth for each NEO all option-based and share-based awards outstanding at December 31, 2009:

	Option-based Awards(1)					Share-based Awards(1)
	Number of				Value of	Number of shares		Market or payout
	securities				unexercised	or units of shares		value of share-
	underlying	Option			in-the-	that have not		based awards that
	unexercised	exercise		Option	money	vested		have not vested
Named Executive Officer	options (#)	price ($)		expiration date	options($)	(#)		($)

Kevin A. Neveu	164,600(2)		5.85	May 6, 2016	296,280	49,734	(4)	380,465
President and Chief						74,600	(5)	570,690
Executive Officer						69,577	(6)	532,264
						68,250	(7)	522,113

Douglas J. Strong	65,000(2)		5.85	May 6, 2016	117,000	22,000	(4)	168,300
Chief Financial Officer						33,000	(5)	252,450
						11,596	(6)	88,709

Gene C. Stahl	65,000(2)		5.85	May 6, 2016	117,000	22,000	(4)	168,300
President, Drilling						33,000	(5)	252,450
Operations						14,495	(6)	110,887

David W. Wehlmann	50,000(2)	U.S.$	4.95	May 6, 2016	120,359	14,667	(4)	111,291
Executive Vice President,	8,620(3)	U.S.$	9.26	March, 25, 2014	—	22,000	(5)	166,933
Investor Relations	14,634(3)	U.S.$	13.26	February 04, 2015	—	28,793	(7)	218,477
	14,956(3)	U.S.$	17.38	February 16, 2016	—
	22,180(3)	U.S.$	15.79	February 12, 2017	—
	31,476(3)	U.S.$	15.22	February 27, 2018	—

Darren J. Ruhr	50,000(2)		5.85	May 6, 2016	90,000	14,667	(4)	112,203
Vice President, Corporate						22,000	(5)	168,300
Services						11,596	(6)	88,709

David J. Crowley(8)	51,714(3)	U.S.$	15.22	February 27, 2018	—	—		—
Formerly President, U.S. Operations

Notes:

(1)	For awards granted to Messrs. Neveu, Strong, Stahl and Ruhr, the values are based on the December 31, 2009 TSX closing price of $7.65. For awards granted to Mr. Wehlmann, the values are based on the December 31, 2009 NYSE closing price of U.S.$7.25 and have been converted to Canadian dollars using the December 31, 2009 exchange rate of 1.0466.

(2)	These amounts represent the Trust Unit Options granted in 2009.

(3)	These amounts represent the UARs granted to Messrs. Wehlmann and Crowley in 2008 as a result of the Grey Wolf merger.

(4)	These amounts represent the Restricted Trust Units currently outstanding.

(5)	These amounts represent the Performance Trust Units currently outstanding, assuming a one times payout multiplier.

(6)	These amounts represent the number of 2008 Retention Awards currently outstanding, and have been increased to reflect the notional distribution reinvestments since the date of grant.

(7)	These amounts represent the number of Deferred Signing Bonus Units currently outstanding, and have been increased to reflect the notional distribution reinvestments since the date of grant.

(8)	Mr. Crowley’s employment with Precision ended on November 24, 2009. Pursuant to the terms of the UAR Plan, the UARs granted to Mr. Crowley immediately vested and remain exercisable until the expiry date.

Value Vested or Earned During the Year

The following table sets forth for each NEO the value vested or earned on all option-based awards, share-based awards, and non-equity incentive plan compensation during the financial year ending December 31, 2009:

	Option-based awards -	Share-based awards -		Non-equity incentive plan
	Value vested during the	Value vested during the		compensation - Value
	year	year		earned during the year(3)
Named Executive Officer	($)	($)		($)
Kevin A. Neveu	—	423,672	(1)	500,000
President and Chief Executive Officer		189,479	(2)

Douglas J. Strong	—	83,820	(2)	852,000
Chief Financial Officer

Gene C. Stahl	—	83,820	(2)	944,140
President, Drilling Operations

David W. Wehlmann	—	107,804	(1)	1,421,541
Executive Vice President, Investor		55,795	(2)
Relations

Darren J. Ruhr	—	55,877	(2)	487,500
Vice President, Corporate Services

David J. Crowley	—	—		957,331	(4)
Formerly President, U.S. Operations

Notes:

(1)	These amounts represent the payment of the Deferred Signing Bonus Units on September 1, 2009 for Mr. Neveu and on December 23, 2009 for Mr. Wehlmann. For Mr. Wehlmann, the amount has been converted to Canadian dollars using the December 23, 2009 exchange rate of 1.0476.

(2)	This amount represents the payment of the first one-third of the 2009 RTUs vested on December 31, 2009. The amount for Mr. Wehlmann has been converted to Canadian dollars using the December 31, 2009 exchange rate of 1.0466.

(3)	These amounts include the 2009 STIP for all NEOs. For Messrs. Strong, Stahl and Ruhr, the amounts include the Legacy LTIP granted in 2006 that were paid in 2009. For Mr. Wehlmann, the amount includes the remaining portion of the Retention Bonus paid during 2009. The amount for Mr. Wehlmann has been converted to Canadian dollars using the 2009 average exchange rate of 1.1420 for the STIP, and the August 21, 2009 and December 23, 2009 exchange rates of 1.0799 and 1.0476, respectively, for the retention bonus payments made during 2009.

(4)	Mr. Crowley’s employment with Precision ended on November 24, 2009. Mr. Crowley was paid the second installment of the Retention Bonus on August 23, 2009 in the amount of U.S.$886,500. This amount has been converted to Canadian dollars using the August 23, 2009 exchange rate of 1.0799.

Pension Plan Benefits

Defined Contribution Pension Plan Table

The following table sets forth for Messrs. Neveu, Strong, Stahl and Ruhr the information related to the DCPP:

	Accumulated
	value at start of		Non-	Accumulated value at
	year	Compensatory	Compensatory	year end
Named Executive Officer	($)	($)	($)	($)
Kevin A. Neveu	27,690	11,000	22,256	60,946
President and Chief Executive Officer

Douglas J. Strong	181,340	11,000	54,931	247,271
Chief Financial Officer

Gene C. Stahl	129,558	11,000	43,836	184,394
President, Drilling Operations

Darren J. Ruhr	88,818	10,250	18,718	117,786
Vice President, Corporate Services

Mr. Wehlmann is a United States employee, and therefore, does not participate in the DCPP. Mr. Crowley’s employment with Precision ended on November 24, 2009.

Termination and Change of Control Benefits

Precision has entered into employment agreements with each of its NEOs. These agreements outline the terms and conditions applicable in the event of a NEO’s separation from Precision due to resignation, retirement, death, disability, termination with and without cause, and upon the occurrence of constructive dismissal as a result of a change of control.

Under the employment agreements, a change of control is defined as including, but is not limited to, another entity become the beneficial owner of more than 50% of the voting securities of Precision Trust. A conversion of Precision Trust into another form (including a conversion of Precision Trust into a corporation), or other restructuring of Precision Trust or PDC does not constitute a change of control and a change of control in itself does not trigger any payments.

All employment agreements require the executive to provide no less than sixty (60) days notice prior to the effective date of a resignation and upon resignation all executives receive no further payments of base salary, STIP or LTIP.

The following summarizes the specific features of the employment agreements for the NEO.

Neveu Agreement

The Neveu Agreement provides for a one-time housing and relocation allowance of $700,133 and a signing bonus of 178,336 Deferred Signing Bonus Units which are redeemed in cash in three equal allotments effective September 1 of 2008, 2009 and 2010 and have a value equal to the fair market value of the Trust Units at the day of redemption. The Neveu Agreement has an indefinite term. The Neveu Agreement provides, in the event of termination without cause, for a lump sum payment equal to twenty-four months of the base salary as at the termination date, plus an amount equal to two times the target percentage of annual base salary for the STIP in the calendar year in which the termination date falls. Upon termination, participation in and entitlements under the STIP and LTIP will be governed by the terms and conditions of such plans as applicable and any remaining entitlements under the Deferred Signing Bonus Unit Plan shall be accelerated and paid out in accordance with the terms of such plan. Upon resignation or retirement, Mr. Neveu would receive no further payments of base salary, STIP or LTIP. If Mr. Neveu resigns, retires or is terminated for cause before August 14, 2012, Mr. Neveu would be required to repay a pro-rated portion of the one-time housing and relocation allowance equal to the amount calculated by multiplying six thousand two hundred and seventy dollars and thirty-eight cents ($6,270.38) by the number of calendar months between the termination date and August 14, 2012. See “Compensation Discussion and Analysis — Elements of Total Compensation”.

Stahl, Strong and Ruhr Agreements

The Canadian Executive Agreements have an indefinite term. The Canadian Executive Agreements provide, in the event of termination without cause, for a lump sum payment equal to eighteen months of the base salary as at the termination date, plus an amount equal to one and one-half times the target percentage of annual base salary for the STIP in the calendar year in which the termination date falls. Upon termination, participation in and entitlements under the STIP and LTIP will be governed by the terms and conditions of such plans as applicable. Upon resignation or retirement, the Executive would receive no further payments of base salary, STIP or LTIP. See “Compensation Discussion and Analysis — Elements of Total Compensation”.

Wehlmann Agreement

The Wehlmann Agreement provides for a retention bonus of U.S.$1,593,000 and a signing bonus in the form of Deferred Signing Bonus Units with a grant value of U.S.$300,000. The retention bonus was fully paid in 2009. The Deferred Signing Bonus Units are redeemed in cash in three equal allotments effective December 23 of 2009, 2010 and 2011 and have a value equal to the fair market value of the Trust Units at the day of redemption. The Wehlmann Agreement provides, in the event of termination without cause after the first anniversary of the closing of the acquisition of Grey Wolf, for a lump sum payment equal to eighteen months of the base salary as at the termination date, plus an amount equal to one and one-half times the target percentage of annual base salary for the STIP in the calendar year in which the termination date falls. Upon termination, participation in and entitlements under the STIP and LTIP will be governed by the terms and conditions of such plans as applicable and any remaining entitlements under the Deferred Signing Bonus Unit Plan shall be accelerated and paid out in accordance with the terms of such plan. Upon resignation or retirement, Mr. Wehlmann would receive no further payments of base salary, STIP, LTIP or the Deferred Signing Bonus Unit Plan. See “Compensation Discussion and Analysis — Elements of Total Compensation”.

In the event that any payment or distribution paid to Mr. Wehlmann is subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, then he would also receive a tax gross-up equal to the excise tax imposed on the payment.

Since Mr. Wehlmann has already met the criteria of five years of continuous service, he is eligible for extended medical benefits as was provided in his employment agreement with Grey Wolf.

The following table summarizes the estimated termination benefits for each of the Named Executive Officer under each termination scenario as at December 31, 2009:

							Constructive Dismissal
					Termination Without		following a Change of
	Resignation		Retirement		Cause		Control
Named Executive Officer	($)		($)		($)		($)
Kevin A. Neveu	327,731	(1)	525,011	(1)	3,040,235		3,540,527
President and CEO

Douglas J. Strong	0		77,998		1,079,608		1,245,859
Chief Financial Officer

Gene C. Stahl	0		77,998		1,433,473		1,612,037
President, Drilling Operations

David W. Wehlmann	0		80,236	(2)	1,312,644	(2)(3)	1,433,003	(2)(3)
Executive Vice President, Investor Relations

Darren J. Ruhr	0		59,998		879,833		1,016,559
Vice President, Corporate Services

Notes:

(1)	The amounts for Mr. Neveu include the repayment of a portion of the housing allowance he received in 2007 (approximately $194,382), as per the provisions of the Neveu Agreement.

(2)	The amounts for Mr. Wehlmann have been converted to Canadian dollars using the December 31, 2009 exchange rate of 1.0466.

(3)	The amounts include the value of the extended medical benefits that would be provided to Mr. Wehlmann in the event of involuntary termination or upon constructive dismissal.

Mr. Crowley’s employment with Precision ended on November 24, 2009. The Deferred Signing Bonus Units granted to Mr. Crowley became immediately vested as provided for under the provisions of the plan. The Deferred Signing Bonus Units were redeemed and Mr. Crowley was paid U.S.$805,046. Mr. Crowley was also paid the remaining balance of his Retention Bonus, which was awarded to him in exchange for waiving his rights to the change of control payments under his employment agreement with Grey Wolf, totalling U.S.$443,250. Mr. Crowley was also paid a total of U.S.$305,944 for the earned pro-rata portion of short-term and long-term incentives, including U.S.$45,857 for payout of unused vacation days. As per the provisions of the UAR Plan, the UARs granted to Mr. Crowley immediately vested and remain exercisable until February 27, 2018. As per the provisions of the Employee Trust Unit Option Plan, the Trust Unit Options granted to Mr. Crowley in 2009 were forfeited. All payments totalled U.S.$1,554,240.

Say on Pay

Recent developments have been made relating to securityholder engagement and an annual securityholder advisory vote on executive compensation (“Say on Pay”) and, in January of 2010, the Canadian Coalition for Good Governance (the “CCGG”) issued their final model policy for Say on Pay. Although Precision Trust and PDC will not have an advisory vote regarding Say on Pay at the Meeting, the Boards will continue to monitor the CCGG’s Say on Pay policy and consider such a vote in advance of the 2011 annual meeting.

ADMINISTRATION AGREEMENT AND COMPENSATION OF THE TRUSTEES AND DIRECTORS

Administration Agreement

Precision Trust and PDC are parties to an administration agreement entered into on November 7, 2005 (the “Administration Agreement”). Under the terms of the Administration Agreement, PDC provides administrative and support services to Precision Trust including, without limitation, those necessary to: (i) ensure compliance by Precision Trust with continuous disclosure obligations under applicable securities legislation; (ii) provide investor relations services; (iii) provide or cause to be provided to Unitholders all information to which Unitholders are entitled under the Declaration of Trust including relevant information with respect to financial reporting and income taxes; (iv) call and hold meetings of Unitholders and distribute required materials, including notices of meetings and information circulars, in respect of all such meetings; (v) assist the Board of Trustees in calculating distributions or payments to Unitholders; (vi) ensure compliance with Precision Trust’s limitations on non-resident ownership, if applicable; and (vii) generally provide all other services as may be necessary or as may be requested by the Board of Trustees. PDC charges Precision Trust for such administrative and support services an amount equal to PDC’s cost of providing such services plus 5%.

Trustee Compensation

The Compensation Committee periodically reviews the adequacy and form of Trustee compensation annually and recommends updates to the Board of Trustees for approval when considered appropriate. In determining the compensation to be awarded, the time commitment of the Trustees, comparative fees received by other trustees of trusts of a similar size, and the responsibilities of the Board of Trustees are considered. In 2009, each Trustee received an annual retainer of $25,000 and meeting fees of $1,250 per meeting, which was paid quarterly commencing on April 1, 2009. During the fiscal year ended December 31, 2009, the Trustees were paid aggregate compensation of $120,750. Trustees are eligible for a travel allowance of $1,000, in their home currency, for each meeting attended where the Trustee is required to travel cross-border to attend the meeting.

Director Compensation

The Compensation Committee periodically reviews the adequacy and form of Directors’ compensation and recommends updates to the Board of Directors for approval when considered appropriate. In determining the compensation to be awarded, the Compensation Committee considers the time commitment of the Directors, the time commitment of the Chairman of each committee of the Board of Directors (each, a “Committee” and, together, the “Committees”) and compares the remuneration to that received by directors of comparatively sized companies.

The following table outlines the Director compensation arrangements for 2009:

Amount
Description(1)	($)
Board Chair annual retainer(2)	225,000

Board annual retainer – cash portion	40,000

Board annual retainer – DTU portion	60,000

Board meeting fee	1,250

Audit Committee chair retainer	15,000

Audit Committee meeting fee	2,500

Compensation Committee chair retainer	7,500

Compensation Committee meeting fee	1,250

Corporate Governance and Nominating Committee chair retainer	7,500

Corporate Governance and Nominating Committee meeting fee	1,250

Notes:

(1)	Directors may elect to receive all, or a portion thereof, the retainers and fees described in this table in the form of DTUs rather than cash. Refer to the section “– Deferred Trust Unit Plan” below for a description of the DTU Plan.

(2)	Board Chair annual retainer includes the $40,000 cash retainer and the $60,000 DTU retainer provided to all Directors.

Directors who are required to travel cross-border to attend Board of Directors or Committee meetings were paid a travel allowance of $1,000 in their home currency. Expenses that were incurred by each Director as a consequence of attending Board of Directors or Committee meetings were reimbursed.

Deferred Trust Unit Plan

In 2007, PDC adopted the DTU Plan for non-management Directors that was approved by Unitholders on May 9, 2007.

The following is a summary of the principal terms of the DTU Plan which is provided pursuant to the requirements of Section 613 of the TSX Company Manual.

Eligibility

All Directors of PDC who are not employees of PDC are eligible to participate in the DTU Plan.

Purpose

The DTU Plan is designed to provide a form of Directors’ compensation that aligns the interest of its non-management Directors with Unitholders and to allow PDC to continue to attract qualified Directors. Directors are entitled to elect to receive the annual retainer fee for Directors, the annual retainer fee for Committee membership, and Board of Directors and Committee meeting fees in the form of DTUs.

Deferred Trust Units

Each DTU is a bookkeeping entry equal to the value of one Trust Unit for each DTU at the time of grant (the “DTU Account”). The DTU Account will be adjusted for each cash distribution to Unitholders by the amount of such distribution by issuing additional DTUs equal to the value of the distribution based on the closing market price of the Trust Units on the TSX on the immediately prior trading day. In certain events, including a split or consolidation of Trust Units and a reorganization, proportionate adjustments will be made to the number of DTUs outstanding under the DTU Plan to reflect such changes, as determined by the Board of Directors in its sole discretion.

Administration

Unless otherwise determined by the Board of Directors, the DTU Plan shall be administered by the Compensation Committee.

Number of Trust Units Issued and Issuable

There is currently a maximum of 800,000 Trust Units that may be issued pursuant to the DTU Plan, representing 0.29% of the issued and outstanding Trust Units.

Non-Management Director Participation

The number of Trust Units issuable to non-management Directors, at any time, under all security based compensation arrangements of Precision Trust, including the DTU Plan, cannot exceed 10% of the issued and outstanding Trust Units. The number of Trust Units issued to non-management Directors, within any one year period, under all security based compensation arrangements of Precision Trust, including the DTU Plan, cannot exceed 10% of the issued and outstanding Trust Units.

Grants of DTUs

As at December 31, 2009, a total of 287,607 DTUs were credited to the respective DTU Accounts of non-management Directors.

Maximum Issuable to One Person

The DTU Plan does not provide for a maximum number of Trust Units which may be issued to an individual pursuant to the DTU Plan and any other equity compensation arrangement (expressed as a percentage or otherwise).

Vesting

Unless otherwise provided at the time of grant, each DTU will be fully vested upon being credited to a Director’s DTU Account. Each Director shall be entitled to payment of such DTUs on ceasing to be a Director of PDC or an affiliate, and such entitlement shall not be subject to satisfaction of any requirements as to any minimum period of membership on the Board of Directors or other conditions.

Redemption

A Director or his or her legal representative may redeem the DTUs at any time after his or her retirement from the Board of Directors or death and on or prior to December 15 in the first calendar year after his or her retirement date or death. Each DTU will be redeemed for an equal number of Trust Units.

Assignability

The assignment or transfer of the DTUs, or any other benefits under the DTU Plan, shall not be permitted other than by operation of law.

Amendment

The DTU Plan may be amended or terminated at any time by the Board of Directors, except as to rights already accrued thereunder by the Directors, without approval of Trust Unitholders, but subject to any required regulatory approval. Approval of the Trust Unitholders will be required to (i) increase the number of Trust Units authorized for issuance under the DTU Plan, or (ii) amend the method of calculating the number of DTUs to be credited to a Director’s DTU Account in a manner that would result in a greater number being credited to such account than is currently provided for under the DTU Plan.

Incentive Plan Awards

Outstanding Option-based and Share-based Awards

There are no unexercised option-based awards or unvested share-based awards outstanding at December 31, 2009.

Value Vested or Earned During the Year

The following table sets forth for each Director the value vested or earned on all option-based awards, equity-based awards, and non-equity incentive plan compensation during the financial year ending December 31, 2009:

Equity-based awards – Value vested during the year(1)
Name	($)
Frank M. Brown	132,500

William T. Donovan	60,000

W.C. (Mickey) Dunn	60,000

Brian A. Felesky	131,250

Robert J.S. Gibson	100,000

Allen R. Hagerman	107,500

Stephen J.J. Letwin	128,750

Patrick M. Murray	60,000

Kevin A. Neveu	—

Frederick W. Pheasey	140,000

Robert L. Phillips	60,000

Trevor M. Turbidy	131,250

Note:

(1)	These amounts represent the value of the DTU awards which are fully vested on the date of grant.

Other Benefits

Trustees Indemnity

The Declaration of Trust provides that each Trustee must act honestly and in good faith with a view to the best interests of Precision Trust and exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Declaration of Trust provides that each Trustee is entitled to indemnification from Precision Trust in respect of the exercise of the Trustee’s power and the discharge of the Trustee’s duties, provided that the Trustee acted honestly and in good faith with a view to the best interests of Precision Trust or, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, where the Trustee had reasonable grounds for believing that his conduct was lawful.

Trustees, Directors and Officers Liability Insurance

Precision Trust has purchased liability insurance policies which renew annually on May 1, 2010. The first policy covers non-indemnifiable losses and corporate indemnification of the Trustees, Directors and officers to a limit of $100 million, subject to corporate indemnification deductibles. The second policy covers non-indemnifiable losses of independent Trustees and Directors to a limit of $50 million, with no applicable deductible. The aggregate annual premium for the policies is $1,269,388.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board of Trustees and the Board of Directors believe that sound corporate governance is fundamental to achieving Precision Trust’s and PDC’s strategic and operational plans, goals and objectives.

To maintain high standards of governance in a rapidly changing environment, the Board of Trustees and the Board of Directors routinely review and update mandates, guidelines, policies and procedures relating to the corporate governance mandates and policies of Precision Trust and PDC (collectively, the “Governance Mandates and Policies”). Such Governance Mandates and Policies were adopted at meetings of the Board of Trustees and the Board of Directors, as applicable, on February 13, 2008 and supersede all former governance mandates, guidelines, policies and procedures of Precision Trust and PDC.

Precision Trust and PDC exercise their authority in accordance with the Governance Mandates and Policies as well as applicable laws and regulations, including those imposed by Canadian securities regulatory authorities, the United States Securities and Exchange Commission and the rules of any stock exchange upon which the Trust Units are listed for trading.

The Governance Mandates and Policies are consistent with the governance guidelines set out in National Policy 58-201 (the “Governance Guidelines”) and the audit committee rules set out in National Instrument 52-110 (the “Audit Committee Rules”) adopted by the Canadian securities regulatory authorities. Applicable NYSE rules (the “NYSE Rules”) do not require a foreign private issuer (as defined in Rule 3b-4 under the 1934 Act), such as Precision Trust, to comply with NYSE corporate governance rules, except for independence and other requirements relating to the audit committee and other specified requirements, including a requirement to disclose the significant ways in which the Governance Mandates and Policies differ from those required of United States domestic companies under NYSE listing standards. The Governance Mandates and Policies comply with the applicable NYSE Rules in all significant respects, except as disclosed in the Corporate Governance section of Precision Trust’s website at www.precisiondrilling.com.

This Statement of Corporate Governance Practices is responsive to the disclosure rules (the “Disclosure Rules”) adopted by the Canadian securities regulatory authorities and certain applicable NYSE Rules and United States Securities and Exchange Commission rules adopted pursuant to the United States Sarbanes-Oxley Act of 2002 (“SOX”). The Board of Trustees and the Board of Directors have approved this Statement of Corporate Governance Practices on the recommendation of the Corporate Governance and Nominating Committee.

Additional information about the Governance Mandates and Policies is set forth in the following documents, which are posted in the Corporate Governance section of Precision Trust’s website at www.precisiondrilling.com:

•	the Mandates of the Board of Trustees and the Board of Directors;

•	the Corporate Governance Guidelines of Precision Trust and PDC;

•	the Charters and Terms of Reference for each of the Committees;

•	Position Descriptions for the Chairman of the Board of Directors, the Chairman of each Committee and the Chief Executive Officer;

•	this Statement of Corporate Governance Practices;

•	the Joint Code of Business Conduct and Ethics; and

•	a summary of significant differences between the NYSE Rules and the Governance Mandates and Policies.

Independence of the Trustees and Directors

As an issuer whose Trust Units are listed on the TSX and NYSE, Precision Trust is subject to various guidelines, requirements and disclosure rules governing the independence of the members of the Board of Trustees, the Board of Directors and Committees, including those requirements and rules imposed by the Governance Guidelines, the Audit Committee Rules, the NYSE Rules, the Disclosure Rules and SOX.

Precision Trust meets the standards of the Governance Guidelines and Audit Committee Rules regarding independence and conforms to the standards of the applicable NYSE Rules regarding independent board members.

On the recommendation of the Corporate Governance and Nominating Committee, the Board of Trustees has affirmatively determined that each of the three nominees for election to the Board of Trustees has no direct or indirect material relationship with Precision Trust and is therefore independent. On this basis, the following three nominees for election to the Board of Trustees are independent: Robert J.S. Gibson, Patrick M. Murray and Allen R. Hagerman.

On the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has affirmatively determined that 10 of the 11 nominees to be approved by Unitholders for appointment to the Board of Directors have no direct or indirect material relationship with PDC or Precision Trust and are therefore independent under the Governance Guidelines and Audit Committee Rules. On this basis, the following 10 nominees to be approved for appointment to the Board of Directors are independent: William T. Donovan, W.C. (Mickey) Dunn, Brian A. Felesky, Robert J.S. Gibson, Allen R. Hagerman, Stephen J.J. Letwin, Patrick M. Murray, Frederick W. Pheasey, Robert L. Phillips and Trevor M. Turbidy. Kevin A. Neveu, President and Chief Executive Officer of PDC, is not independent because of his executive office with PDC.

The biographies set out on pages 48 to 58 of this Information Circular identify the other reporting issuers on which each nominee to be approved for appointment to the Board of Directors is a director.

Chairman of the Board of Directors

The Board of Directors holds sessions at each meeting of the Board of Directors at which members of management are not in attendance. The Chairman of the Board of Directors serves as a liaison among the Directors and the Board of Trustees and is responsible for working with the Chief Executive Officer and the Corporate Secretary to set the agenda for meetings of the Board of Directors. The Board of Directors has approved a written position description for the Chairman of the Board of Directors which is available in the Corporate Governance section of Precision Trust’s website at www.precisiondrilling.com.

Mandate of the Board of Trustees

The Board of Trustees has overall responsibility and full authority to manage Precision Trust’s investments pursuant to the Declaration of Trust. Effective November 7, 2005, the Board of Trustees delegated responsibility for the management and administration of Precision Trust’s operational matters to PDC pursuant to the Administration Agreement. The duties of the Board of Trustees are more specifically described in the Mandate of the Board of Trustees which is attached as Appendix “J” to this Information Circular and is also available in the Corporate Governance section of Precision Trust’s website at www.precisiondrilling.com.

Mandate of the Board of Directors

In addition to ensuring that PDC discharges its obligations as administrator of Precision Trust, the Board of Directors is responsible for the stewardship of the business and affairs of PDC. As such, the Board of Directors has responsibility to oversee the conduct of PDC’s business, provide direction to management and ensure that all major issues affecting the business and affairs of PDC are given proper consideration. A list of the matters Precision Trust has delegated to PDC is set out in Schedule A of the Mandate of the Board of Trustees.

The Board of Directors discharges its responsibilities directly and through its Committees. The Board of Directors may delegate to its Committees matters for which it is responsible, but retains its oversight function for all delegated responsibilities. Similarly, as permitted by applicable law, the Board of Directors may from time to time delegate certain of its responsibilities to management. The Board of Directors’ duties are more specifically described in the Mandate of the Board of Directors which is attached as Appendix “K” to this Information Circular and is also available in the Corporate Governance section of Precision Trust’s website at www.precisiondrilling.com.

Committees of the Board of Directors

To assist it in discharging its responsibilities more effectively, the Board of Directors has established three Committees: the Audit Committee; the Corporate Governance and Nominating Committee; and the Compensation Committee. From time to time the Board of Directors also creates special ad hoc committees to address important matters.

The Audit Committee is a standing committee of the Board of Directors appointed to assist the Board of Directors in fulfilling its oversight responsibilities with respect to financial reporting by PDC, in its capacity as administrator for Precision Trust.

A complete description of the Audit Committee together with a copy of the Audit Committee Charter and Terms of Reference appended thereto is provided in the Annual Information Form which is incorporated by reference in this Information Circular.

The Corporate Governance and Nominating Committee is a standing committee of the Board of Directors appointed to assist the Board of Directors by reviewing corporate governance issues, in respect of PDC as well as Precision Trust and to make recommendations thereon to the Board of Directors.

A description of the roles and responsibilities of the Compensation Committee is set forth under the heading “– Compensation Committee” above.

Each Committee is chaired by an independent Director and at least annually evaluates its effectiveness in carrying out the duties specified in its Charter and Terms of Reference. The Board of Directors has approved a position description for the Chairman of each Committee which is available in the Corporate Governance section of Precision Trust’s website at www.precisiondrilling.com.

The Charters and Terms of Reference of the Committees are also available in the Corporate Governance section of Precision Trust’s website at www.precisiondrilling.com.

All members of each Committee must be independent in accordance with the requirements or guidelines for committee service under applicable securities laws and applicable rules of the TSX, and all members of the Audit Committee must be independent in accordance with the requirements of the NYSE applicable to foreign private issuers (as defined in Rule 3b-4 under the 1934 Act). Based on the information provided by the Directors, the Board of Directors has determined that all members of each Committee are independent. In addition, the Board has established a Disclosure Committee and adopted a Disclosure Policy. The Disclosure Committee is composed of officers and senior employees of PDC and is responsible for overseeing all external communications. The full text of the Disclosure Policy is available in the Corporate Governance section of Precision Trust’s website at www.precisiondrilling.com.

Position Description of the Chief Executive Officer

The Board of Directors has approved a position description for the Chief Executive Officer which is available in the Corporate Governance section of Precision Trust’s website at www.precisiondrilling.com.

Trustee and Director Information, Education and Orientation

Both the Board of Trustees and the Board of Directors have procedures designed to ensure that their respective members have timely access to the information they need to carry out their duties. Each Trustee and each Director receives a comprehensive package of materials prior to each meeting, and after each Committee meeting the full Board of Directors receives a report on each Committee’s work.

The Corporate Governance and Nominating Committee ensures the provision of an appropriate orientation for new Trustees and Directors as well as the availability of continuing education programs for Trustees and Directors. The Board of Trustees and the Board of Directors encourage Trustees and Directors to periodically participate in or attend appropriate programs, sessions or receive materials as to the responsibility of Trustees or Directors, as applicable, of publicly traded entities.

Business Conduct and Ethics

The Board of Trustees and the Board of Directors are committed to conducting the affairs of Precision Trust and PDC to the highest standards of ethics, integrity, honesty, fairness and professionalism. Accordingly, each of the Boards have adopted a Joint Code of Business Conduct and Ethics (the “Code of Ethics”), expressing the fundamental principles that guide the Trustees and the Directors in their deliberations and shape Precision’s business activities. The Code of Ethics applies to all Trustees, Directors, executive officers and employees of Precision (each, a “Precision Person”). The Code of Ethics incorporates Precision Trust’s and PDC’s guiding principles for business conduct and ethical behaviour to promote integrity and deter wrongdoing. It also creates a frame of reference for dealing with sensitive and complex issues and provides for accountability if standards of conduct are not met. The executive officers of PDC have each acknowledged that they have read, understood and will abide by the Code of Ethics. A copy of the Code of Ethics is posted in the Corporate Governance section of Precision Trust’s website at www.precisiondrilling.com.

All Precision Persons are expected to conduct their business affairs in a manner that ensures their private or personal interests do not interfere with the interests of Precision Trust or PDC, including conflicts relative to personal, financial or other gain. Should conflicts arise, or be perceived to arise, disclosure will be made in an appropriate manner and the Precision Person about whom disclosure is to be made will not participate in any decision or action in which there is a conflict.

Insider Trading Policy

The Board of Directors has approved an Insider Trading Policy. This policy is considered and affirmed annually and applies to all Trustees, Directors, officers, employees and consultants of Precision.

The purpose of this policy is to prevent insider trading; to protect Precision and all persons to whom this policy applies from allegations of insider trading; and to fulfill Precision Trust’s and PDC’s obligations to stock exchanges, regulators and investors.

A copy of the Insider Trading Policy is posted in the Corporate Governance section of Precision Trust’s website at www.precisiondrilling.com.

Nomination of Trustees and Directors

The Board of Trustees is elected by the Unitholders at every annual meeting of Precision Trust. The Corporate Governance and Nominating Committee of PDC, which is comprised entirely of independent Directors, reviews and recommends to the Board of Directors the candidates for nomination as Trustees. The Board of Directors then submits its recommendations to the Board of Trustees and the Board of Trustees approves the final choice of candidates for nomination and election by Unitholders.

The Board of Trustees is also ultimately responsible for arranging for the appointment of the Board of Directors. In that regard, the Corporate Governance and Nominating Committee recommends to the Board of Directors the candidates for nomination as Directors. The Board of Directors approves the choice of candidates for recommendation to the Board of Trustees, which, in turn, submits the recommended candidates for approval by Unitholders and causes GPCo to appoint the recommended candidates.

If it becomes necessary to appoint a new Trustee or Director to fill a vacancy on the Board of Trustees or Board of Directors, as applicable, the existing Board of Trustees or the Board of Directors on the approval of the Board of Trustees, may appoint one or more additional Trustees, or instruct GPCo to appoint one or more additional Directors, as applicable, for a term to expire at the close of the next annual meeting of Unitholders.

As the Board of Trustees and the Board of Directors derive their strength from their members, Trustees and Directors should have an appropriate mix of skills, knowledge and experience in business and a history of achievement. Trustees and Directors are required to commit the requisite time for all of the Board of Trustees’ or Board of Directors’ business, as applicable, and must demonstrate integrity, accountability and informed judgement.

A majority of each of the Board of Trustees and the Board of Directors must be Canadian residents and determined to be “independent” as defined in applicable rules and regulations.

Each Trustee and each Director is expected to attend in person at all regularly-scheduled meetings of the Board of Trustees or Board of Directors, as applicable, and Directors are expected to attend all regularly-scheduled meetings of each Committee on which they serve.

The Corporate Governance and Nominating Committee, among other things, sets criteria for the evaluation of Directors, develops and recommends corporate governance principles, evaluates Directors, makes recommendations as to the members of various Committees, ensures appropriate orientation and continuing education programs and reviews the Governance Mandates and Policies of PDC. In particular, the Corporate Governance and Nominating Committee annually reviews the competencies, skills and personal qualities of each current Trustee or Director, and the contributions made by such Trustee or Director to the effective operation of the Board of Trustees or the Board of Directors, as the case may be, and any significant change in the primary occupation of such Trustee or Director. The Corporate Governance and Nominating Committee identifies and recommends qualified nominees for election to the Board of Trustees at the annual meeting of Unitholders, and recruits candidates to serve as Trustees or Directors and reviews any recommended candidates based on the competencies, skills, personal qualities and time commitment required of a Trustee or Director in order to add value.

The Corporate Governance and Nominating Committee considers all qualified candidates identified by members of the Board of Trustees and Board of Directors, by management and by Unitholders. Any Unitholder who wishes to recommend a candidate to be considered by the Committee may do so by submitting the candidate’s name and biographical information, including background, qualifications and experience to the Corporate Secretary of PDC. Proposals for nomination will be forwarded to the Chairman of the Board of Directors as well as presented to the Corporate Governance and Nominating Committee for consideration. Potential candidates may be informally approached to determine their interest in joining the Board of Trustees or the Board of Directors.

Compensation for Trustees and Directors

The Compensation Committee is comprised entirely of independent Directors. It is generally responsible for discharging the responsibilities of the Board of Directors relating to determining the compensation of PDC’s executives, and for producing the compensation discussion and analysis section for inclusion in Precision Trust’s annual information circular.

The compensation for Trustees and Directors is recommended by the Compensation Committee based on individuals’ time commitment in service to Precision Trust or PDC, comparative fees received by other trustees of trusts and directors of corporations of a similar size to Precision Trust and PDC, the responsibilities of the Board of Trustees and Board of Directors, and the responsibilities of the Chairman or a member of Committees of the Board of Directors.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of Director, Chief Executive Officer or senior executive compensation and to approve the consultant’s fees and other retention terms as it relates to such evaluation. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Board Assessment

The Corporate Governance and Nominating Committee has been delegated the responsibility for evaluating annually the effectiveness of the Board of Directors, the various Committees of the Board of Directors and the contribution of individual Directors and make any necessary recommendations to the Board of Directors. The Board of Directors annually review their own performance, and review and reassess the adequacy of the Mandate of the Board of Directors and make a determination annually as to whether it and its Committees, are functioning effectively.

GENERAL PROXY MATTERS

This Information Circular is furnished in connection with the solicitation of proxies by PDC, on behalf of the Board of Trustees, to be voted at the Meeting and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.

Solicitation of Proxies

The enclosed proxy is for the use of Trust Unitholders. The enclosed proxy is solicited by PDC, on behalf of the Board of Trustees. The persons named in the enclosed proxy form are senior officers of PDC.

Solicitation of proxies will be primarily by mail, but some proxies may be solicited personally or by telephone, facsimile transmission or other electronic means by the Trustees, officers, Directors or employees of PDC at a nominal cost. The cost of solicitation will be borne by PDC.

Voting by Holders of Exchangeable LP Units

The enclosed VIF is for the use of Exchangeable LP Unitholders. Each Exchangeable LP Unit is voted through a special voting unit that has been issued to the Voting and Exchange Trustee under a voting and exchange trust agreement. Exchangeable LP Unitholders may give their instructions to the Voting and Exchange Trustee by completing the VIF or by designating a person in the VIF to exercise the votes attached to their Exchangeable LP Units on their behalf.

The person named in the enclosed VIF is the Voting and Exchange Trustee, Computershare Trust Company of Canada. An Exchangeable LP Unitholder desiring to appoint some other person (who need not be a Unitholder) to represent the Voting and Exchange Trustee in respect of the vote of the Exchangeable LP Unitholder at the Meeting may do so by inserting such other person’s name in the blank space provided for in the VIF. An Exchangeable LP Unitholder who wishes to vote their Exchangeable LP Units directly at the Meeting should appoint themselves as proxyholder under the VIF in order to attend and vote at the Meeting.

To be used at the Meeting, the completed VIF must be deposited with the Voting and Exchange Trustee, Computershare Trust Company of Canada, Attention: Proxy Department, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1 at least 48 hours, excluding Saturdays, Sundays and holidays before the Meeting or any adjournment thereof.

The Voting and Exchange Trustee is required to vote the special voting unit in the manner that Exchangeable LP Unitholders instruct and to abstain from voting the Exchangeable LP Units for which the Voting and Exchange Trustee does not receive voting instructions.

Revocability of Proxies

A Trust Unitholder who has given a proxy may revoke it either by: (i) depositing an instrument in writing (which includes another proper form of proxy with a later date) executed by the Trust Unitholder or by the Trust Unitholder’s attorney authorized in writing: (a) at the offices of Computershare Trust Company of Canada at any time up to and including the last Business Day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used; or (b) with the chair of the Meeting on the day of the Meeting or an adjournment thereof; or (ii) attending the Meeting in person and registering with the scrutineers as a Trust Unitholder personally present.

Exercise of Discretion by Proxy Holders

The enclosed proxy form confers discretionary authority upon the persons named therein in respect of amendments or variations to matters identified in the Notice of Meeting and other matters which may properly come before the Meeting or any adjournment thereof. At the time of printing of this Information Circular, none of the Board of Trustees, Board of Directors nor the management of PDC know of any amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice of Meeting. If any such amendment, variation or other matter properly comes before the Meeting, the Units represented by proxies in favour of management will be voted on such matters in accordance with the best judgment of the person voting the proxy.

Record Date

The Trust Unit transfer books of Precision Trust and the Exchangeable LP Unit transfer books of PDLP will not be closed, but the Board of Directors has fixed April 6, 2010 as the Record Date for the determination of Unitholders entitled to notice of, and to vote, at the Meeting and at any adjournment thereof. Unitholders of record at the close of business on the Record Date are entitled to such notice and to vote at the Meeting.

Voting and the Principal Holders of Units

Precision Trust is authorized to issue an unlimited number of Trust Units. As at the Record Date, there were 275,516,778 Trust Units outstanding. Each Trust Unit carries the right to one vote on any matter properly coming before the Meeting.

As at the Record Date, there were 118,820 Exchangeable LP Units outstanding. Exchangeable LP Unitholders are required to vote through a special voting unit that has been issued to the Voting and Exchange Trustee as trustee under a voting and exchange trust agreement. The Exchangeable LP Units are entitled to one vote for each Trust Unit into which each Exchangeable LP Unit may be exchanged as at the Record Date being, as of the Record Date, one Trust Unit for each Exchangeable LP Unit held.

To the knowledge of the Board of Directors and management of PDC, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, Units carrying more than 10% of the voting rights attached to all issued and outstanding Units. CDS holds in excess of 10% of the Trust Units for the benefit of its participants.

Appointment of Proxies

The persons named in the enclosed form of proxy are senior officers of PDC. A Trust Unitholder who wishes to appoint some other person to represent such Unitholder at the Meeting may do so by inserting such person’s name in the blank space provided in the form of proxy or by completing another proper form of proxy. Such other person need not be a Unitholder.

To be valid, proxies must be returned to Computershare Trust Company of Canada so as to arrive not later than 3:00 p.m. (Calgary time) on May 7, 2010 or, if the Meeting is adjourned, 48 hours (excluding weekends and holidays) before any reconvened meeting. Proxies may be returned by mail (a) in the enclosed envelope, or (b) in an envelope addressed to Computershare Trust Company of Canada, Attention: Proxy Department, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1.

Procedure and Votes Required

The Interim Order provides that each registered Trust Unitholder and Exchangeable LP Unitholder at the close of business on the Record Date will be entitled to receive notice of, to attend and to vote at the Meeting.

Pursuant to the Interim Order and the Declaration of Trust:

•	each Trust Unit and Exchangeable LP Unit will be entitled to one vote at the Meeting;

•	the number of votes required to pass the Arrangement Resolution shall be not less than two thirds of the votes cast by Unitholders, other than Precision Trust or any affiliate of Precision Trust, either in person or by proxy, at the Meeting;

•	the number of votes required to pass the Shareholder Rights Plan Resolution shall be a majority of not less than one half plus one of the votes cast by Unitholders, other than Precision Trust or any affiliate of Precision Trust, either in person or by proxy at the Meeting; and

•	the quorum at the Meeting shall be two or more holders of at least an aggregate of five percent (5%) of the aggregate number of Trust Units and Exchangeable LP Units then outstanding being present in person or by proxy at the Meeting. If within 30 minutes from the time fixed for the Meeting a quorum is not present, the Meeting shall be adjourned to such day that is not less than 21 days nor more than 60 days following the day appointed for the Meeting, and to such time and place as may be appointed by the chairman of the Meeting. If at such adjourned meeting a quorum is not present, the Unitholders present in person or by proxy, shall be a quorum for all purposes.

ADDITIONAL INFORMATION

Additional financial information is provided in Precision Trust’s annual audited consolidated financial statements and notes and management’s discussion and analysis for the fiscal year ended December 31, 2009, contained in Precision Trust’s Annual Report for the year ended December 31, 2009. PDC will provide to Unitholders upon request: (i) a copy of the Annual Information Form; (ii) a copy of any document or the pertinent pages of any document incorporated by reference in the Annual Information Form; (iii) a copy of Precision Trust’s annual audited consolidated financial statements and the MD&A contained in the annual report for the year ended December 31, 2009 together with the report of the auditors thereon; (iv) a copy of the interim unaudited financial statements subsequent to such annual audited consolidated financial statements; and (v) a copy of this Information Circular. These documents are available on Precision Trust’s website at www.precisiondrilling.com, on SEDAR at www.sedar.com, and may be obtained without charge upon request to the Corporate Secretary of Precision at 4200, 150 – 6th Avenue S.W., Calgary, Alberta, T2P 3Y7, by facsimile at (403) 264-0251, by telephone at (403) 716-4500 or by email at corporatesecretary@precisiondrilling.com.

TD CONSENT

To:	The Board of
Trustees of Precision Drilling Trust:

We refer to the management information circular dated April 7, 2010 (the “Information Circular”) relating to the plan of arrangement involving Precision Drilling Trust (“Precision Trust”) and our opinion letter dated February 11, 2010 (the “Fairness Opinion”) addressed to the Board of Trustees of Precision Trust and the Board of Directors of Precision Drilling Corporation (collectively, the “Boards”) concerning the fairness, from a financial point of view, of the consideration to be received by holders of Precision Trust’s trust units and Precision Drilling Limited Partnership’s Class B limited partnership units pursuant to Precision Trust’s proposed conversion into a corporation.

We hereby consent to the references to TD Securities Inc. contained in the Information Circular and to the inclusion of the full text of our Fairness Opinion in the Information Circular. In providing our consent, we do not intend or permit that any person other than the Boards shall rely upon the Fairness Opinion.

Calgary, Alberta	(Signed) “TD Securities Inc.”
April 7, 2010

AUDITORS’ CONSENT

To:	The Board of
Trustees of Precision Drilling Trust:

We have read the Management Information Circular of Precision Drilling Trust (“Precision Trust”) dated April 7, 2010 relating to the plan of arrangement involving Precision Trust, Precision Drilling Limited Partnership (“PDLP”), 1194312 Alberta Ltd., Precision Drilling Corporation, 1521502 Alberta Ltd., 1521500 Alberta Ltd., the holders of trust units of Precision Trust and the holders of class B limited partnership units of PDLP. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Management Information Circular of our report to the unitholders of Precision Trust on the consolidated balance sheets of Precision Trust as at December 31, 2009 and 2008 and the consolidated statements of earnings and retained earnings (deficit), and comprehensive income (loss) and cash flow for each of the years in the three year period ending December 31, 2009. Our report is dated March 10, 2010.

We also consent to the inclusion in the above-mentioned Management Information Circular of our report to the Board of Directors of 1521500 Alberta Ltd. on the balance sheet of 1521500 Alberta Ltd. as at April 7, 2010. Our report is dated April 7, 2010.

Calgary, Alberta	(Signed) “KPMG LLP”

April 7, 2010	Chartered Accountants

APPENDIX “A”

GLOSSARY OF TERMS

The following is a glossary of certain terms used in this Information Circular, including the Summary Information hereof. Terms and abbreviations used in the Appendices to this Information Circular (other than in Appendix “F”) are defined separately and the terms and abbreviations defined below are not used therein, except where otherwise indicated.

“1933 Act” means the United States Securities Act of 1933, as amended;

“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

“AcquisitionCo” means 1521500 Alberta Ltd., a corporation incorporated under the ABCA;

“AcquisitionCo Shares” means the common shares in the capital of AcquisitionCo;

“AmalCo” means the corporation resulting from the First Amalgamation;

“AmalCo Shares” means the common shares in the capital of AmalCo outstanding following completion of the First Amalgamation;

“Annual Information Form” means the annual information form of Precision Trust dated March 25, 2010 in respect of Precision Trust’s financial year ended December 31, 2009, incorporated by reference in this Information Circular;

“APIP” means Precision’s former Annual Performance Incentive Plan;

“Arrangement” means the proposed arrangement, under the provisions of Section 193 of the ABCA, on the terms and conditions set forth in the Plan and includes any supplement, modification or amendment thereto made in accordance with Section 6.1 of the Arrangement Agreement and Article 8 of the Plan of Arrangement;

“Arrangement Agreement” means the agreement dated March 30, 2010 among Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo pursuant to which such parties have proposed to implement the Arrangement, which agreement is attached as Appendix “D” to this Information Circular, and any amendment thereto;

“Arrangement Resolution” means the special resolution in respect of the Arrangement, in substantially the form attached as Appendix “B” to this Information Circular, to be voted upon by Unitholders at the Meeting;

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under Subsection 193(10) of the ABCA to be filed with the Registrar of Corporations under the ABCA after the Final Order has been made to give effect to the Arrangement;

“Audit Committee” means the audit committee of the Board of Directors;

“Board of Directors” means the board of directors of PDC prior to completion of the Arrangement and the board of directors of New Precision following the completion of the Arrangement, as each may be constituted from time to time, and each member, a “Director”;

“Board of Trustees” means the board of trustees of Precision Trust, as may be constituted from time to time, and each member, a “Trustee”;

“Boards” means, collectively, the Board of Directors and the Board of Trustees;

“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in the City of Calgary, in the Province of Alberta, for the transaction of commercial banking business;

“Canadian Executive Agreements” means the employment agreements between Precision and each of Douglas J. Strong, Gene C. Stahl and Darren J. Ruhr;

“Canadian GAAP” means generally accepted accounting principles in Canada as in effect from time to time;

“CDS” means CDS Clearing and Depository Services Inc.;

“CEO” means Kevin A. Neveu;

“CFO” means Douglas J. Strong;

“Certificate” means the certificates or proofs of filing to be issued by the Registrar of Corporations pursuant to Subsection 193(11) or Subsection 193(12) of the ABCA, giving effect to the Arrangement;

“Class A Units” means the Class A limited partnership units in PDLP;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Common Share Certificate” means a certificate representing Common Shares;

“Common Shares” means the common shares in the capital of New Precision;

“Common Share Option” means an option, exercisable for Common Shares from treasury, granted under the terms of the Employee Stock Option Plan;

“Compensation Committee” means the Compensation Committee of the Board of Directors;

“Court” means the Court of Queen’s Bench of Alberta;

“CRA” means the Canada Revenue Agency;

“DCPP” means Defined Contribution Pension Plan;

“Declaration of Trust” means the Declaration of Trust dated September 22, 2005 between Robert J.S. Gibson, H. Garth Wiggins and Patrick M. Murray, the initial trustees of Precision Trust, and Brian E. Roberts, establishing and governing the activities and affairs of Precision Trust;

“Deferred Share Units” means deferred share units, redeemable for Common Shares from treasury, credited under the terms of the Deferred Share Unit Plan;

“Deferred Share Unit Plan” means the Deferred Trust Unit Plan, as amended pursuant to the Arrangement;

“Deferred Trust Unit” or “DTU” means a deferred trust unit, redeemable for Trust Units from treasury, credited under the terms of the Deferred Trust Unit Plan;

“Deferred Trust Unit Plan” means the Restated Deferred Trust Unit Plan of Precision Trust for directors of PDC;

“Depositary” means Computershare Investor Services Inc., at its offices set out in the Letters of Transmittal;

“Disclosure Committee” means the disclosure committee of the Board of Directors;

“Dissent Rights” means the right of a registered Unitholder to dissent to the Arrangement Resolution and to be paid the fair value of the Trust Units or Exchangeable LP Units in respect of which the holder dissents, all in accordance with Section 191 of the ABCA, as modified by the Interim Order;

“Dissenting Unitholders” means registered holders of Trust Units and Exchangeable LP Units who validly exercise the rights of dissent provided to them under the Interim Order;

“Dissent Obligations” means any obligations or amounts that may be required to be paid to Dissenting Unitholders pursuant to the Plan;

“DTU Account” means an account maintained for a director of PDC pursuant to the Deferred Trust Unit Plan that is credited with notional grants of Deferred Trust Units;

“Effective Dates” means, together, the Initial Effective Date and the Second Effective Date;

“Eligible Institution” means a Canadian schedule 1 chartered bank, a member of the Securities Transfer Agent Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP); members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada (IIROC), members of the Financial Industry Regulatory Authority (FINRA) or banks and trust companies in the United States;

“Employee Stock Option Plan” means the Employee Trust Unit Option Plan, as amended pursuant to the Arrangement;

“Employee Trust Unit Option Plan” means the Employee Trust Unit Option Plan of the Trust dated May 6, 2009;

“Encumbrance” means any encumbrance, lien, charge, security interest, option, privilege or other restriction or right of any kind or nature, and any right or privilege capable of becoming any of the foregoing;

“Exchangeable LP Unitholders” means the holders of Exchangeable LP Units from time to time;

“Exchangeable LP Units” means the Class B limited partnership units of PDLP;

“Fairness Opinion” means the opinion of TD dated February 11, 2010, a copy of which is attached as Appendix “E” to this Information Circular;

“Final Order” means the order of the Court approving the Arrangement to be applied for following the Meeting and to be granted pursuant to the provisions of Subsection 193(9) of the ABCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

“First Amalgamation” means the amalgamation of GPCo and AcquisitionCo pursuant to the provisions of the Arrangement;

“GPCo” means 1194312 Alberta Ltd., a corporation incorporated under the ABCA;

“GPCo Shares” means the common shares in the capital of GPCo;

“Grey Wolf” means Grey Wolf, Inc.;

“GRRSP” means Group Registered Retirement Savings Plan;

“Information Circular” means this management information circular of Precision Trust dated April 7, 2010, together with all appendices hereto, distributed to Unitholders in connection with the Meeting;

“Initial Effective Date” means the date shown on the initial Certificate issued by the Registrar of Corporations;

“Interim Order” means the order of the Court dated April 1, 2010 under Subsection 193(4) of the ABCA containing declarations and directions with respect to the Arrangement and the Meeting and issued pursuant to the petition of Precision Trust, PDLP, GPCo, SubCo and AcquisitionCo, a copy of which order is attached as Appendix “C” to this Information Circular;

“IRS” means the United States Internal Revenue Service;

“Legacy LTIP” means the discontinued Long-Term Incentive Plan of Precision;

“Letter of Transmittal” means the Letter of Transmittal for Exchangeable LP Units (printed on green paper) and/or the Letter of Transmittal for Trust Units (printed on blue paper), as the case may be and as the context requires;

“Letter of Transmittal for Exchangeable LP Units” means the letter of transmittal (printed on green paper) enclosed with this Information Circular pursuant to which an Exchangeable LP Unitholder is required to deliver certificates representing Exchangeable LP Units to receive, on completion of the Arrangement, Common Share Certificates;

“Letter of Transmittal for Trust Units” means the letter of transmittal (printed on blue paper) enclosed with this Information Circular pursuant to which a Trust Unitholder is required to deliver certificates representing Trust Units to receive, on completion of the Arrangement, Common Share Certificates;

“LP Agreement” means the limited partnership agreement dated September 28, 2005 among GPCo, Precision Trust and each Person who, from time to time, is accepted and becomes a limited partner of PDLP, establishing and governing the affairs of PDLP;

“LTIP” means the Long-Term Incentive Plan of Precision;

“MD&A” means management’s discussion and analysis of the financial condition and results of operations of Precision Trust for the year ended December 31, 2009, incorporated by reference herein;

“Meeting” means the annual and special meeting of Unitholders to be held on May 11, 2010, and any adjournment(s) thereof, to consider and to vote on, among other things, the Arrangement Resolution, and, if applicable, Shareholder Rights Plan Resolution;

“Mercer” means Mercer (Canada) Limited;

“Minister” means the Minister of Finance (Canada);

“NEOs” means, collectively, the CEO, the CFO, Gene C. Stahl, David W. Wehlmann, Darren J. Ruhr and David J. Crowley, until his departure from Precision in November of 2009;

“Neveu Agreement” means the employment agreement between Precision and the CEO;

“New Precision” means the corporation resulting from the Second Amalgamation;

“Non-Resident” means a non-resident of Canada within the meaning of the Tax Act;

“Normal Growth Guidelines” means the guidelines released by the Minister on December 15, 2006 and as amended on December 4, 2008 as to what would be considered “normal growth” as opposed to “undue expansion” under the SIFT Rules;

“Notice of Meeting” means the Notice of Annual and Special Meeting of Unitholders which accompanies this Information Circular;

“Notice of Petition” means the notice of petition by Precision Trust, PDLP, GPCo, PDC, SubCo and AcquisitionCo to the Court for the Final Order which accompanies this Information Circular;

“NYSE” means the New York Stock Exchange;

“Option Unitholder” means a Trust Unitholder who has acquired a Trust Unit pursuant to the exercise of an option or in exchange for a share acquired pursuant to the exercise of an option in circumstances where Subsection 7(1.5) of the Tax Act applied to the exchange and such Trust Unitholder has made an election pursuant to Subsections 7(10) of the Tax Act, which election continues to be valid and effective;

“OSX” means the Philadelphia Stock Exchange Oil Service Sector Index;

“PDC” means Precision Drilling Corporation, a corporation amalgamated under the ABCA;

“PDC Shares” means the common shares in the capital of GPCo;

“PDLP” means Precision Drilling Limited Partnership, a limited partnership formed pursuant to the laws of the Province of Manitoba;

“PDLP Assets” means all of the property, assets and undertaking of PDLP of any nature or kind whatsoever, whether or not reflected on the books of PDLP including, for greater certainty, the PDC Shares and the SubCo Note;

“PDLP Assumed Liabilities” means all of the debts, liabilities, commitments and obligations of any nature or kind whatsoever of PDLP, whether or not reflected on the books of PDLP including, for greater certainty, the Dissent Obligations relating to the Exchangeable LP Units;

“PDLP Receivable” means the receivable of Precision Trust and liability of PDLP in respect of all debt owing by PDLP to Precision Trust;

“Person” means any individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government, regulatory authority or other entity;

“Plan” or “Plan of Arrangement” means the plan of arrangement attached as Schedule “One” to the Arrangement Agreement which is attached as Appendix “D” to this Information Circular, as amended or supplemented from time to time in accordance with the terms thereof;

“Precision” means, prior to the Initial Effective Date, collectively, Precision Trust, PDLP, GPCo, PDC and each of their respective Subsidiaries and, subsequent to the Initial Effective Date, collectively, New Precision and its Subsidiaries;

“Precision Debt” means the receivable of PDLP and the liability of PDC in respect of all debt owing by Precision to PDLP;

“Precision Trust” means Precision Drilling Trust, an unincorporated open-ended mutual fund trust established under the laws of the Province of Alberta by the Declaration of Trust;

“PSP” means the former Performance Savings Plan of Precision;

“PTUs” means Performance Trust Units;

“Record Date” means the close of business on April 6, 2010;

“Registrar of Corporations” means the Registrar of Corporations appointed under Section 263 of the ABCA;

“Regulation S” means Regulation S under the 1933 Act;

“Retention Bonuses” means the retention bonuses paid to Messrs. David W. Wehlmann and David J. Crowley upon the acquisition of Grey Wolf;

“RTUs” means Restricted Trust Units;

“S&P 500” means the S&P/NYSE Composite Index;

“S&P/TSX” means the S&P/TSX Composite Index;

“Second Amalgamation” means the amalgamation of PDC and AmalCo pursuant to the Arrangement;

“Second Effective Date” means the date shown on the second Certificate issued by the Registrar of Corporations, being no earlier than the Business Day next following the Initial Effective Date;

“Securities Act” means the Securities Act, R.S.A. 2000, c. S-4, as amended;

“Shareholder Rights Plan” means the shareholder rights plan of New Precision, as summarized in Appendix “H” to this Information Circular to be approved by the Unitholders at the Meeting;

“Shareholder Rights Plan Resolution” means the ordinary resolution in respect of the Shareholder Rights Plan, in substantially the form set out in this Information Circular, to be voted upon by Unitholders at the Meeting;

“Shareholders” means, collectively, the holders of Common Shares from time to time;

“SIFT Conversion Rules” means the legislative provisions intended to allow the conversion of “specified investment flow-through” trusts and partnerships to corporations on a tax-deferred basis, which were announced by the Minister on July 14, 2008 and which were enacted on March 12, 2009, pursuant to Bill C-10;

“SIFT Rules” means the legislative provisions governing the taxation of “specified investment flow-through” trusts and partnerships and their unitholders, which were announced by the Minister on October 31, 2006 and which were enacted on June 22, 2007, pursuant to Bill C-52, and all subsequent amendments thereto;

“STIP” means the Short-Term Incentive Plan of Precision;

“SubCo” means 1521502 Alberta Ltd., a corporation incorporated under the ABCA;

“SubCo Assets” means all of the property, assets and undertaking of SubCo of any nature or kind whatsoever, whether or not reflected on the books of SubCo including, for greater certainty, the Precision Debt on the Initial Effective Date;

“SubCo Assumed Liabilities” means all of the debts, liabilities, commitments and obligations of any nature or kind whatsoever of SubCo, whether or not reflected on the books of SubCo including, for greater certainty, the indebtedness of SubCo evidenced by the SubCo Note on the Initial Effective Date;

“SubCo Note” mean the demand non-interest bearing promissory note to be issued by SubCo to PDLP evidencing the indebtedness of SubCo to PDLP in the principal amount initially equal to the fair market value of the Precision Debt;

“Subsidiary” means, with respect to any Person, a subsidiary as defined in the Securities Act;

“Tax Act” means the Income Tax Act, R.S.C. 1985, c. 1. (5th Supp), as amended, including the regulations promulgated thereunder;

“TD” means TD Securities Inc.;

“Trust Assets” means all of the property, assets and undertaking of Precision Trust of any nature or kind whatsoever, including the shares, units, notes or other interests in the capital of or granted by any Subsidiary of the Precision Trust, whether or not reflected on the books of Precision Trust including, for greater certainty, the Precision Receivable, PDLP Receivable and all of the Class A Units and GPCo Shares held by Precision Trust;

“Trust Assumed Liabilities” means all of the debts, liabilities, commitments and obligations of any nature or kind whatsoever of Precision Trust, whether or not reflected on the books of Precision Trust including, for greater certainty, the Dissent Obligations relating to the Trust Units;

“Trust Unitholders” means the holders of Trust Units from time to time;

“Trust Units” means the trust units in the capital of Precision Trust;

“Trust Unit Option” means an option, exercisable for Trust Units, issued under the terms of the Employee Trust Unit Option Plan;

“TSX” means the Toronto Stock Exchange;

“UARs” means Unit Appreciation Rights under the UAR Plan;

“UAR Plan” means the discontinued Unit Appreciation Rights Plan of Precision;

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia;

“United States GAAP” means generally accepted accounting principles in the United States in effect from time to time;

“Unitholders” means, collectively, the holders of Trust Units and Exchangeable LP Units from time to time;

“Unitholder Rights Plan” means the unitholder rights plan of Precision Trust adopted on March 9, 2007;

“Units” mean, collectively, the Trust Units and the Exchangeable LP Units;

“Voting and Exchange Trustee” means Computershare Trust Company of Canada;

“Warrants” means the Trust Unit purchase warrants of Precision Trust issued on April 22, 2009;

“Warrantholders” means the holders of Warrants from time to time;

“Wehlmann Agreement” means the employment agreement between Precision and David W. Wehlmann; and

“weighted average trading price” shall be determined by dividing: (i) the aggregate dollar trading value of all Trust Units sold on the TSX over the five (5) consecutive trading days ending on the third trading day immediately preceding the Initial Effective Date; by (ii) the total number of Trust Units sold on the TSX during such period.

APPENDIX “B”

ARRANGEMENT RESOLUTION

“BE IT RESOLVED THAT:

1.	the arrangement under Section 193 of the Business Corporations Act (Alberta) (the “Arrangement”) substantially as set forth in the Plan of Arrangement (the “Plan of Arrangement”) attached as Schedule One to Appendix “D” to the Management Information Circular of Precision Drilling Trust (“Precision Trust”) dated April 7, 2010 (the “Information Circular”) and all transactions contemplated thereby, be and are hereby authorized and approved;

2.	the arrangement agreement (“Arrangement Agreement”) dated March 30, 2010 among Precision Trust, Precision Drilling Limited Partnership (“PDLP”), 1194312 Alberta Ltd., Precision Drilling Corporation (“PDC”), 1521502 Alberta Ltd. and 1521500 Alberta Ltd., a copy of which is attached as Appendix “D” to the Information Circular, together with such amendments or variations thereto made in accordance with the terms of the Arrangement Agreement as may be approved by the persons referred to in paragraph 4 hereof, such approval to be evidenced conclusively by the execution and delivery of any such amendments or variations, is hereby confirmed, ratified and approved;

3.	notwithstanding that this resolution has been duly passed and/or has received the approval of the Court of Queen’s Bench of Alberta, the board of trustees of Precision Trust may, without further notice to or approval of the holders of trust units of Precision Trust or class B limited partnership units of PDLP, subject to the terms of the Arrangement Agreement, amend or terminate the Arrangement Agreement or the Plan of Arrangement or revoke this resolution at any time prior to the filing of the Articles of Arrangement giving effect to the Arrangement; and

4.	any trustee of Precision Trust or director or officer of PDC is hereby authorized, for and on behalf of Precision Trust and PDC, to execute and deliver Articles of Arrangement and to execute, with or without the corporate seal, and, if, appropriate, deliver all other documents and instruments and do all other things as in the opinion of such trustee, director or officer may be necessary or advisable to implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument, and the taking of any such action.”

B-1

APPENDIX “C”

INTERIM ORDER

IN THE COURT OF QUEEN’S BENCH OF ALBERTA
JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT
(ALBERTA), R.S.A. 2000, C. B-9, AS AMENDED;

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING
PRECISION DRILLING TRUST, PRECISION DRILLING LIMITED
PARTNERSHIP, 1194312 ALBERTA LTD., PRECISION DRILLING
CORPORATION, 1521502 ALBERTA LTD., 1521500 ALBERTA LTD.,
UNITHOLDERS OF PRECISION DRILLING TRUST AND
EXCHANGEABLE UNITHOLDERS OF PRECISION DRILLING LIMITED
PARTNERSHIP

BEFORE THE HONOURABLE	)	At the Calgary Courts Centre, in the City of Calgary,
	)	in
MADAM JUSTICE K.M. HORNER	)	the Province of Alberta, on Thursday, the 1st day of
IN CHAMBERS	)	April, 2010.

INTERIM ORDER

UPON the Petition of Precision Drilling Trust (“Precision Trust”), Precision Drilling Limited Partnership (“PDLP”), 1194312 Albert Ltd. (“GPCo”), Precision Drilling Corporation (“PDC”), 1521502 Alberta Ltd. (“SubCo”) and 1521500 Alberta Ltd. (“AcquisitionCo”) pursuant to Section 193 of the Business Corporations Act, R.S.A. 2000, c. B-9, as amended (“ABCA”);

AND UPON reading the said Petition and the Affidavit of Kevin A. Neveu, filed herein;

AND UPON it appearing that notice of this application has been given to the Executive Director of the Alberta Securities Commission (“Executive Director”) as required by Subsection 193(8) of the ABCA and that the Executive Director does not intend to appear to make submissions with respect to this application;

AND UPON hearing counsel for the Petitioners;

AND UPON NOTING THAT for the purposes of this Order the capitalized terms not defined in this Order shall have the meaning ascribed to them in the draft Information Circular, which is attached as Exhibit “A” to the Affidavit of Kevin A. Neveu sworn March 30, 2010 (the “Neveu Affidavit”);

IT IS HEREBY ORDERED THAT:

Meeting of Precision Trust Unitholders’ and PDLP Exchangeable Unitholders

1.	Precision Trust shall convene an annual and special meeting (the “Meeting”) of the holders (“Trust Unitholders”) of trust units (“Trust Units”) of Precision Trust and holders (the “Exchangeable LP Unitholders” and, together with Trust Unitholders, the “Unitholders”) of class B limited partnership units (the “Exchangeable LP Units”) of PDLP to be held, on or about May 11, 2010, to consider and vote upon, among other things, with or without variation, a special resolution (the “Arrangement Resolution”) approving a plan of arrangement (the “Arrangement”) in respect of the Petitioners, as contemplated in the Arrangement. A true copy of the Arrangement in its substantially final form is included as Schedule “One” to Appendix “D” to the Management Information Circular (the “Information Circular”) that is Exhibit “A” to the Neveu Affidavit. The Unitholders may further deal with any other items of business as may be proposed and properly disclosed in the Information Circular.

2.	The Meeting shall be called, held and conducted in accordance with the Declaration of Trust of Precision Trust and applicable securities laws, subject to what may be provided hereafter.

Notice of Meeting

3.	The only persons entitled to notice of the Meeting shall be the Unitholders of record as of April 6, 2010 (the “Record Date”), the board of trustees and auditors of Precision Trust, the board of directors of PDC, and the Executive Director of the Alberta Securities Commission.

4.	At least twenty-one days (exclusive of the day of mailing or delivery but inclusive of the day of the Meeting) prior to the day of the Meeting, Precision Trust and PDLP shall send:

(a)	the Notice of the Annual and Special Meeting of the Trust Unitholders and Exchangeable LP Unitholders;

(b)	the Notice of Petition; and

(c)	the Information Circular (collectively, the “Meeting Materials”);

all in substantially the forms contained in Exhibit “A” to the Neveu Affidavit, with such amendments as counsel for Precision Trust, PDLP and PDC may advise are necessary or desirable, provided that such amendments are not inconsistent with the terms of this Order, to the Unitholders of record as of the Record Date, to the board of trustees and auditors of Precision Trust, to the board of directors of PDC, and to the Executive Director of the Alberta Securities Commission, by mailing the same by prepaid ordinary mail or by delivering the same by direct courier at the expense of Precision Trust. Such mailing and delivery shall constitute good and sufficient service of notice of the Petition, the Meeting and the hearing in respect of the Petition. In the case of non-registered Unitholders, service of the Petition, the Meeting and the hearing in respect of the Petition shall be given in accordance with Precision Trust’s obligations under National Instrument 54-101.

5.	The Meeting Materials shall be deemed to have been received, in the case of mailing, three (3) days after delivery to the post office, and in the case of delivery in person, by courier or by expedited parcel post, upon receipt at the intended recipient’s address.

6.	Precision Trust and is authorized to adjourn or postpone the Meeting on one or more occasions (whether or not a quorum is present), without the necessity of first convening the Meeting or first obtaining any vote of the Unitholders in respect of the adjournment or postponement. Notice of such adjournment or postponement may be given by such method as Precision Trust determines is appropriate in the circumstances.

7.	Precision Trust is hereby authorized to make such amendments, revisions or supplements (“Additional Information”) to the Meeting Materials as Precision Trust may determine, and Precision Trust shall distribute such Additional Information by the method and in the time most reasonably practicable in the circumstances.

8.	The accidental omission to give notice of the Meeting to, or the non-receipt of the notice by, one or more of the aforesaid persons, shall not invalidate any resolution passed or proceedings taken at the Meeting.

Conduct of the Meeting

9.	The registered Unitholders present in person or represented by proxy at the Meeting shall be the only persons entitled to vote on the Arrangement Resolution. On the Arrangement Resolution, Unitholders as at the Record Date are entitled to one vote for each Trust Unit or Exchangeable LP Unit held.

10.	The requisite majority for the approval of the Arrangement Resolution shall be a special majority of not less than two thirds of the votes cast by Unitholders, either in person or by proxy, at the Meeting.

11.	To be valid, proxies must be deposited in the manner described in the Information Circular.

12.	A trustee of Precision Trust or the chairman of the board of directors of PDC, the administrator of Precision Trust, or failing them, any person to be chosen at the Meeting, shall be the chair of the Meeting.

13.	The quorum required for the Meeting shall be two or more holders of at least an aggregate of five percent (5%) of the aggregate number of Trust Units and Exchangeable LP Units then outstanding being present in person or by proxy at the Meeting. If within 30 minutes from the time fixed for the Meeting a quorum is not present, the Meeting shall be adjourned to such day that is not less than 21 days nor more than 60 days following the day appointed for the Meeting, to such time and place as may be appointed by the chair of the Meeting. If at such adjourned meeting a quorum is not present, the Unitholders present in person or by proxy shall be a quorum for all purposes.

Dissent Rights

14.	Registered Unitholders (the “Registered Unitholders”) shall have the right to dissent from the Arrangement Resolution in accordance with the provisions of Section 191 of the ABCA, as modified by this Order, and are entitled to be paid the fair value of their Trust Units or Exchangeable LP Units in respect of which such right of dissent is exercised, provided that:

(a)	notwithstanding Subsection 191(5) of the ABCA, the written objection to the Arrangement Resolution approving the Arrangement referred to in Subsection 191(5) of the ABCA which is required to be sent to Precision Trust must be received, at or before 4:00 p.m. (Calgary time) five (5) Business Days preceding the Meeting or any adjournment thereof, by Precision Trust in care of its solicitors, Bennett Jones LLP, Suite 4500, 855 - 2nd Street S.W., Calgary, Alberta, T2P 4K7, Attention: Anthony L. Friend, Q.C.;

(b)	a Dissenting Unitholder must abstain from voting his or her Trust Units or Exchangeable LP Units at the Meeting, either in person or represented by proxy, with respect to the Arrangement Resolution;

(c)	a Unitholder may not exercise the right of dissent in respect of only a portion of such holder’s Trust Units and/or such holder’s Exchangeable LP Units;

(d)	a Unitholder exercising such rights of dissent must otherwise comply with the requirements of Section 191 of the ABCA; and

(e)	payment of the fair value of Trust Units and Exchangeable LP Units in respect of which the right of dissent is exercised may be made by AcquisitionCo or New Precision if such payment is made after the Effective Date.

15.	Notice to Unitholders of the right of dissent with respect to the Arrangement Resolution and the right to receive, subject to the provisions of this Order and the ABCA, the fair value of their Trust Units and/or Exchangeable LP Units shall be good and sufficiently given by including information with respect thereto in the Information Circular.

16.	The mailing of the Meeting Materials, in accordance with the provisions of this Order, shall constitute good and sufficient service in respect of this Petition upon all persons who are entitled to receive such notice pursuant to this Order and no other form of service need be made and no other material need be served on such persons in respect of these proceedings, and service of the Petition and Affidavit is dispensed with, except for service thereof on the Executive Director of the Alberta Securities Commission.

Final Approval

17.	Upon approval of the Arrangement at the Meeting in the manner set forth in this Order, the Petitioners may apply before this Court for approval of the Arrangement, which application (the “Final Application”) shall be heard by this Honourable Court at the Calgary Courts Centre, 601 – 5th Street SW, in the City of Calgary, in the Province of Alberta, on May 12, 2010 at 1:30 p.m. (Calgary time) or at such other time as the Court may entertain it.

18.	Any Unitholder and any other interested persons may appear on the Final Application provided that such Unitholder or person shall file with this Court and serve on Precision Trust in care of its solicitors on or before 12:00 noon (Calgary time), on May 5, 2010, a Notice of Intent to Appear setting out the address for service in respect of such Unitholder or person, and indicating whether such Unitholder or person intends to support or oppose the Final Application or make submissions thereat, together with any evidence or materials which are to be presented to this Court, such Notice of Intent to Appear to be effected by delivery at the address set forth below:

Bennett Jones LLP
4500 Bankers Hall East
855 – 2nd Street SW
Calgary, Alberta T2P 4K7
Attention: Anthony L. Friend, Q.C.

19.	In the event that the Final Application is adjourned, only those persons who have filed and served a Notice of Intent to Appear shall be served with the notice of the adjourned date.

20.	Service of notice of this application on any person is hereby dispensed with.

21.	The Petitioners are entitled at any time to seek leave to vary this Interim Order upon such terms and the giving of such notice as this Court may direct.

“Madam Justice K.M. Horner”
J.C.Q.B.A.

ENTERED this 1st day of April, 2010.

“K.M. McAusland”
Clerk of the Court

APPENDIX “D”

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made the 30th day of March, 2010.

AMONG:

PRECISION DRILLING TRUST, an unincorporated open-ended trust established under the laws of Alberta (the “Trust”)

– and –

PRECISION DRILLING LIMITED PARTNERSHIP, a limited partnership established under the laws of Manitoba (the “Partnership”)

– and –

1194312 ALBERTA LTD., a corporation incorporated under the laws of Alberta (“GPCo”)

– and –

PRECISION DRILLING CORPORATION, a corporation amalgamated under the laws of Alberta (“Precision”)

– and –

1521502 ALBERTA LTD., a corporation incorporated under the laws of Alberta (“SubCo”)

– and –

1521500 ALBERTA LTD., a corporation incorporated under the laws of Alberta (“AcquisitionCo”)

WHEREAS the parties wish to propose an arrangement involving the Trust, the Partnership, GPCo, Precision, SubCo, AcquisitionCo and the holders of securities of the Trust and the Partnership in order to reorganize the affairs of the Trust and carry out certain transactions on the basis hereinafter set forth; and

WHEREAS the parties hereto intend to carryout the transactions contemplated herein pursuant to a statutory plan of arrangement under the ABCA (as defined herein);

NOW THEREFORE IN CONSIDERATION of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, the following terms have the following meanings:

(a)	“ABCA” means the Business Corporations Act, R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

(b)	“AcquisitionCo” means 1521500 Alberta Ltd., a corporation incorporated under the ABCA;

(c)	“AcquisitionCo Shares” means the common shares in the capital of AcquisitionCo;

(d)	“Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this arrangement agreement (including the schedules hereto) as supplemented, modified or amended, and not to any particular article, section, schedule or other portion hereof;

(e)	“Arrangement” means the arrangement pursuant to Section 193 of the ABCA set forth in the Plan of Arrangement and includes any supplement, modification or amendment thereto made in accordance with Section 6.1 of this Agreement and Article 8 of the Plan of Arrangement;

(f)	“Arrangement Resolution” means the special resolution to approve the Arrangement to be presented to holders of Trust Units and Exchangeable LP Units at the Meeting;

(g)	“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required by the ABCA to be filed with the Registrar after the Final Order has been granted in order to give effect to the Arrangement;

(h)	“Business Day” means a day, which is not a Saturday, Sunday or statutory holiday, when banks in the place at which any action is required to be taken hereunder are generally open for the transaction of commercial banking business;

(i)	“Certificates” means the certificates or proofs of filing to be issued by the Registrar pursuant to Subsection 193(11) or Subsection 193(12) of the ABCA giving effect to the Arrangement;

(j)	“Class A Units” means the Class A limited partnership units in the Partnership;

(k)	“Court” means the Court of Queen’s Bench of Alberta;

(l)	“Declaration of Trust” means the Declaration of Trust dated September 22, 2005 between Robert J.S. Gibson, H. Garth Wiggins and Patrick M. Murray, the initial Trustees, and Brian E. Roberts, establishing and governing the activities and affairs of the Trust;

(m)	“Deferred Trust Unit Plan” means the Restated Deferred Trust Unit Plan of the Trust for directors of Precision.

(n)	“Exchangeable LP Unitholders” means the holders of Exchangeable LP Units at any time and from time to time;

(o)	“Exchangeable LP Units” means the Class B limited partnership units in the Partnership;

(p)	“Final Order” means the final order of the Court approving the Arrangement pursuant to paragraph 193(9)(a) of the ABCA as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(q)	“GPCo” means 1194312 Alberta Ltd., a corporation incorporated under the ABCA;

(r)	“Information Circular” means the information circular to be prepared by Precision on behalf of the Trust and the Partnership and forwarded to Unitholders as part of the proxy solicitation materials in respect of the Meeting;

(s)	“Initial Effective Date” means the date shown on the initial Certificate issued by the Registrar;

(t)	“Interim Order” means the interim order of the Court pursuant to Subsection 193(4) of the ABCA containing declarations and directions with respect to the Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(u)	“LP Agreement” means the Limited Partnership Agreement dated September 28, 2005 among GPCo, the Trust and each Person who, from time to time, is accepted and becomes a limited partner of the Partnership, establishing and governing the activities and affairs of the Partnership;

(v)	“Meeting” means the annual and special meeting of Unitholders to be held to consider, among other things, the Arrangement, and any adjournments thereof;

(w)	“NYSE” means the New York Stock Exchange;

(x)	“Partnership” means Precision Drilling Limited Partnership, a limited partnership established under the laws of Manitoba;

(y)	“Precision” means Precision Drilling Corporation, a corporation amalgamated under the ABCA;

(z)	“Person” means an individual, partnership, association, body corporate, trust, unincorporated organization, government, regulatory authority or other entity;

(aa)	“Plan of Arrangement” means the plan of arrangement attached hereto as Schedule One as amended, modified or supplemented from time to time;

(bb)	“Registrar” means the Registrar of Corporations duly appointed under the ABCA;

(cc)	“Second Effective Date” means the date shown on the second Certificate issued by the Registrar, being no earlier than the Business Day next following the Initial Effective Date;

(dd)	“Securities Act” means the Securities Act, R.S.A. 2000, c. S-4, as amended;

(ee)	“Special Voting Units” means the special voting units of the Trust;

(ff)	“SubCo” means 1521502 Alberta Ltd., a corporation incorporated under the ABCA;

(gg)	“Subsidiary” has the meaning ascribed to it in the Securities Act;

(hh)	“Trust” means Precision Drilling Trust, an open-ended trust established pursuant to the laws of Alberta by the Declaration of Trust;

(ii)	“Trust Assets” means all of the property, assets and undertaking of the Trust of any nature or kind whatsoever, including the shares, units, notes or other interests in the capital of or granted by any Subsidiary of the Trust, whether or not reflected on the books of the Trust;

(jj)	“Trustees” means the duly appointed trustees of the Trust at any time and from time to time;

(kk)	“Trust Unitholders” means the holders of Trust Units at any time and from time to time;

(ll)	“Trust Unit Option Plan” means the Employee Trust Unit Option Plan of the Trust dated May 6, 2009;

(mm)	“Trust Units” means the trust units in the Trust;

(nn)	“TSX” means the Toronto Stock Exchange;

(oo)	“Unitholders” means, collectively, the registered holders of Trust Units and Exchangeable LP Units at any time and from time to time;

(pp)	“Units” means, collectively, the Trust Units and the Exchangeable LP Units; and

(qq)	“Warrants” means the 15,000,000 warrants entitling the holder to acquire, subject to adjustment, one (1) Trust Unit for each warrant held, issued by the Trust to Her Majesty the Queen in Right of the Province of Alberta on April 22, 2009.

1.2	General

(a)	All sums of money which are referred to in this Agreement are expressed in lawful money of Canada unless otherwise specified.

(b)	The division of this Agreement into articles, sections, subsections, paragraphs and schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(c)	Unless reference is specifically made to some other document or instrument, all references herein to articles, sections, subsections, paragraphs and schedules are to articles, sections, subsections, paragraphs and schedules of this Agreement.

(d)	Schedule One hereto is incorporated into and forms an integral part of this Agreement.

(e)	Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; and words importing any gender shall include all genders.

(f)	In the event that the date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

(g)	This Agreement, together with Schedule One, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

(h)	This Agreement shall be governed by and construed in accordance with the laws of Alberta and the laws of Canada applicable in Alberta and shall be treated in all respects as an Alberta contract.

ARTICLE 2

THE ARRANGEMENT

2.1	Arrangement

As soon as reasonably practicable, the Trust, the Partnership, GPCo, Precision, SubCo and AcquisitionCo shall apply to the Court pursuant to Section 193 of the ABCA for an order approving the Arrangement and in connection with such application shall:

(a)	forthwith file, proceed with and diligently prosecute an application for an Interim Order under Section 193 of the ABCA, providing for, among other things, the calling and holding of the Meeting for the purpose of considering and, if deemed advisable, approving the Arrangement Resolution;

(b)	subject to obtaining all necessary approvals of the Unitholders as contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take the steps necessary to submit the Arrangement to the Court and apply for the Final Order; and

(c)	subject to fulfillment of the conditions precedent set forth herein, deliver to the Registrar Articles of Arrangement and such other documents as may be required to give effect to the Arrangement, whereupon the transactions comprising the Arrangement shall occur and shall be deemed to have occurred in the order and at the times set out in the Plan of Arrangement without any further act or formality.

ARTICLE 3

COVENANTS

3.1	Covenants of the Trust

The Trust covenants and agrees with the Partnership, GPCo, Precision, SubCo and AcquisitionCo that it will:

(a)	take, and cause its Subsidiaries to take, all reasonable action necessary to give effect to the transactions contemplated by this Agreement and the Arrangement;

(b)	use all reasonable efforts to obtain all necessary consents, assignments, waivers and amendments to or terminations of any instruments and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby;

(c)	apply to the Court, in conjunction with the Partnership, GPCo, Precision, SubCo and AcquisitionCo, for the Interim Order;

(d)	solicit proxies to be voted at the Meeting in favour of the Arrangement Resolution and prepare, in consultation and cooperation with AcquisitionCo, the Information Circular and proxy solicitation materials and any amendments or supplements thereto as required by, and in compliance with, the Interim Order, and applicable corporate and securities laws, and file and distribute the same to the Unitholders in a timely and expeditious manner in all jurisdictions where the same are required to be filed and distributed;

(e)	convene the Meeting as ordered by the Interim Order and conduct the Meeting in accordance with the Interim Order and as otherwise required by law;

(f)	until the Initial Effective Date, conduct its operations and those of its Subsidiaries in the ordinary and normal course of business and in accordance with applicable laws, generally accepted industry practice and any operating and other agreements applicable to its assets and those of its Subsidiaries;

(g)	use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 which are within its control to be satisfied on or before the Initial Effective Date;

(h)	subject to the approval of the Arrangement Resolution by the Unitholders, submit the Arrangement to the Court and apply, in conjunction with the Partnership, GPCo, Precision, SubCo and AcquisitionCo, for the Final Order and diligently prosecute such application and any appeal of the Final Order;

(i)	upon issuance of the Final Order and subject to the satisfaction or waiver of the conditions precedent in Article 5, forthwith proceed to file the Articles of Arrangement, the Final Order and all related documents with the Registrar;

(j)	carry out the terms of the Final Order to the extent applicable to it;

(k)	not, except as specifically contemplated hereunder or in the Plan of Arrangement, merge into or with, or consolidate with, any other Person except a Subsidiary or, except in the normal and ordinary course of business, perform any act or enter into any transaction or negotiation which might interfere or be inconsistent with the consummation of the transactions contemplated by this Agreement;

(l)	until the Initial Effective Date, except as specifically provided for hereunder and in the Plan of Arrangement, not alter or amend its constating or governing documents or those of its Subsidiaries as the same exist at the date of this Agreement without the prior consent of AcquisitionCo, not to be unreasonably withheld; and

(m)	prior to the Initial Effective Date, make application to list the AcquisitionCo Shares issuable by AcquisitionCo pursuant to the Arrangement on the TSX and the NYSE on a substitutional listing basis.

3.2	Covenants of the Partnership

The Partnership covenants and agrees with the Trust, GPCo, Precision, SubCo and AcquisitionCo that it will:

(a)	take, and cause its Subsidiaries to take, all reasonable action necessary to give effect to the transactions contemplated by this Agreement and the Arrangement;

(b)	use all reasonable efforts to obtain all necessary consents, assignments, waivers and amendments to or terminations of any instruments and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby;

(c)	apply to the Court, in conjunction with the Trust, GPCo, Precision, SubCo and AcquisitionCo, for the Interim Order;

(d)	solicit proxies to be voted at the Meeting in favour of the Arrangement Resolution and prepare, in consultation and cooperation with AcquisitionCo, the Information Circular and proxy solicitation materials and any amendments or supplements thereto as required by, and in compliance with, the Interim Order, and applicable corporate and securities laws, and file and distribute the same to the Exchangeable LP Unitholders in a timely and expeditious manner in all jurisdictions where the same are required to be filed and distributed;

(e)	until the Initial Effective Date, conduct its operations and those of its Subsidiaries in the ordinary and normal course of business and in accordance with applicable laws, generally accepted industry practice and any operating and other agreements applicable to its assets and those of its Subsidiaries;

(f)	use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 which are within its control to be satisfied on or before the Initial Effective Date;

(g)	subject to the approval of the Arrangement Resolution by the Unitholders, submit the Arrangement to the Court and apply, in conjunction with the Trust, GPCo, Precision, SubCo and AcquisitionCo, for the Final Order and diligently prosecute such application and any appeal of the Final Order;

(h)	upon issuance of the Final Order and subject to the satisfaction or waiver of the conditions precedent in Article 5, forthwith proceed to file the Articles of Arrangement, the Final Order and all related documents with the Registrar;

(i)	carry out the terms of the Final Order to the extent applicable to it;

(j)	not, except as specifically contemplated hereunder or in the Plan of Arrangement, merge into or with, or consolidate with, any other Person except a Subsidiary or, except in the normal and ordinary course of business, perform any act or enter into any transaction or negotiation which might interfere or be inconsistent with the consummation of the transactions contemplated by this Agreement; and

(k)	until the Initial Effective Date, except as specifically provided for hereunder and in the Plan of Arrangement, not alter or amend its constating or governing documents or those of its Subsidiaries as the same exist at the date of this Agreement without the prior consent of AcquisitionCo, not to be unreasonably withheld.

3.3	Covenants of GPCo

GPCo covenants and agrees with the Trust, the Partnership, Precision, SubCo and AcquisitionCo that it will:

(a)	take all reasonable action necessary to give effect to the transactions contemplated by this Agreement and the Arrangement;

(b)	use all reasonable efforts to obtain all necessary consents, assignments, waivers and amendments to or terminations of any instruments and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby;

(c)	apply to the Court, in conjunction with the Trust, the Partnership, Precision, SubCo and AcquisitionCo, for the Interim Order;

(d)	until the Initial Effective Date, conduct its operations in the ordinary and normal course of business and in accordance with applicable laws, generally accepted industry practice and any operating and other agreements applicable to its assets;

(e)	use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 which are within its control to be satisfied on or before the Initial Effective Date;

(f)	subject to the approval of the Arrangement Resolution by the Unitholders, submit the Arrangement to the Court and apply, in conjunction with the Trust, the Partnership, Precision, SubCo and AcquisitionCo, for the Final Order and diligently prosecute such application and any appeal of the Final Order;

(g)	upon issuance of the Final Order and subject to the satisfaction or waiver of the conditions precedent in Article 5, forthwith proceed to file the Articles of Arrangement, the Final Order and all related documents with the Registrar;

(h)	carry out the terms of the Final Order to the extent applicable to it;

(i)	not, except as specifically contemplated hereunder or in the Plan of Arrangement, merge into or with, or consolidate with, any other Person or, except in the normal and ordinary course of business, perform any act or enter into any transaction or negotiation which might interfere or be inconsistent with the consummation of the transactions contemplated by this Agreement; and

(j)	until the Initial Effective Date, except as specifically provided for hereunder and in the Plan of Arrangement, not alter or amend its constating or governing documents as the same exist at the date of this Agreement without the prior consent of AcquisitionCo, not to be unreasonably withheld.

3.4	Covenants of Precision

Precision covenants and agrees with the Trust, the Partnership, GPCo, SubCo and AcquisitionCo that it will:

(a)	take, and cause its Subsidiaries to take, all reasonable action necessary to give effect to the transactions contemplated by this Agreement and the Arrangement;

(b)	use all reasonable efforts to obtain all necessary consents, assignments, waivers and amendments to or terminations of any instruments and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby;

(c)	apply to the Court, in conjunction with the Trust, the Partnership, GPCo, SubCo and AcquisitionCo, for the Interim Order;

(d)	until the Second Effective Date, conduct its operations and those of its Subsidiaries in the ordinary and normal course of business and in accordance with applicable laws, generally accepted industry practice and any operating and other agreements applicable to its assets and those of its Subsidiaries;

(e)	use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 which are within its control to be satisfied on or before the Second Effective Date;

(f)	subject to the approval of the Arrangement Resolution by the Unitholders, submit the Arrangement to the Court and apply, in conjunction with the Trust, the Partnership, GPCo, SubCo and AcquisitionCo, for the Final Order and diligently prosecute such application and any appeal of the Final Order;

(g)	upon issuance of the Final Order and subject to the satisfaction or waiver of the conditions precedent in Article 5, forthwith proceed to file the Articles of Arrangement, the Final Order and all related documents with the Registrar;

(h)	carry out the terms of the Final Order to the extent applicable to it;

(i)	not, except as specifically contemplated hereunder or in the Plan of Arrangement, merge into or with, or consolidate with, any other Person except a Subsidiary or, except in the normal and ordinary course of business, perform any act or enter into any transaction or negotiation which might interfere or be inconsistent with the consummation of the transactions contemplated by this Agreement; and

(j)	until the Second Effective Date, except as specifically provided for hereunder and in the Plan of Arrangement, not alter or amend its constating or governing documents or those of its Subsidiaries as the same exist at the date of this Agreement without the prior consent of AcquisitionCo, not to be unreasonably withheld.

3.5	Covenants of SubCo

SubCo covenants and agrees with the Trust, the Partnership, GPCo, Precision and AcquisitionCo that it will:

(a)	take all reasonable action necessary to give effect to the transactions contemplated by this Agreement and the Arrangement;

(b)	use all reasonable efforts to obtain all necessary consents, assignments, waivers and amendments to or terminations of any instruments and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby;

(c)	apply to the Court, in conjunction with the Trust, the Partnership, GPCo, Precision and AcquisitionCo, for the Interim Order;

(d)	until the Initial Effective Date, conduct its operations in the ordinary and normal course of business and in accordance with applicable laws, generally accepted industry practice and any operating and other agreements applicable to its assets;

(e)	use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 which are within its control to be satisfied on or before the Initial Effective Date;

(f)	subject to the approval of the Arrangement Resolution by the Unitholders, submit the Arrangement to the Court and apply, in conjunction with the Trust, the Partnership, GPCo, Precision and AcquisitionCo, for the Final Order and diligently prosecute such application and any appeal of the Final Order;

(g)	upon issuance of the Final Order and subject to the satisfaction or waiver of the conditions precedent in Article 5, forthwith proceed to file the Articles of Arrangement, the Final Order and all related documents with the Registrar;

(h)	carry out the terms of the Final Order to the extent applicable to it;

(i)	not, except as specifically contemplated hereunder or in the Plan of Arrangement, merge into or with, or consolidate with, any other Person or, except in the normal and ordinary course of business, perform any act or enter into any transaction or negotiation which might interfere or be inconsistent with the consummation of the transactions contemplated by this Agreement; and

(j)	until the Initial Effective Date, except as specifically provided for hereunder and in the Plan of Arrangement, not alter or amend its constating or governing documents as the same exist at the date of this Agreement without the prior consent of AcquisitionCo, not to be unreasonably withheld.

3.6	Covenants of AcquisitionCo

AcquisitionCo covenants and agrees with the Trust, the Partnership, GPCo, Precision and SubCo that it will:

(a)	take all reasonable action necessary to give effect to the transactions contemplated by this Agreement and the Arrangement;

(b)	use all reasonable efforts to obtain all necessary consents, assignments, waivers and amendments to or terminations of any instruments and take such measures as may be appropriate to fulfill its obligations hereunder and to carry out the transactions contemplated hereby;

(c)	apply to the Court, in conjunction with the Trust, the Partnership, GPCo, Precision and SubCo, for the Interim Order;

(d)	until the Second Effective Date, other than as contemplated herein, in the Plan of Arrangement or in the Information Circular, not carry on any business, enter into any transaction or effect any corporate act whatsoever without the prior consent of Precision;

(e)	use all reasonable efforts to cause each of the conditions precedent set forth in Article 5 which are within its control to be satisfied on or before the Second Effective Date;

(f)	subject to the approval of the Arrangement Resolution by the Unitholders, submit the Arrangement to the Court and apply, in conjunction with the Trust, the Partnership, GPCo, Precision and SubCo, for the Final Order and diligently prosecute such application and any appeal of the Final Order;

(g)	upon issuance of the Final Order and subject to the satisfaction or waiver of the conditions precedent in Article 5, forthwith proceed to file the Articles of Arrangement, the Final Order and all related documents with the Registrar;

(h)	carry out the terms of the Final Order to the extent applicable to it;

(i)	until the Second Effective Date, except as specifically provided for hereunder or in the Plan of Arrangement, not alter or amend its constating or governing documents as the same exist at the date of this Agreement without the prior consent of Precision;

(j)	prior to the Initial Effective Date, cooperate with the Trust in making the application to list the AcquisitionCo Shares issuable by it pursuant to the Arrangement on the TSX and the NYSE on a substitutional listing basis;

(k)	reserve and authorize for issuance the AcquisitionCo Shares issuable pursuant to the Arrangement and upon the exercise of all incentive securities assumed or adopted on or prior to the Initial Effective Date; and

(l)	on the Initial Effective Date, issue the AcquisitionCo Shares in exchange for the Trust Assets in accordance with the Arrangement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties of the Trust

The Trust represents and warrants to and in favour of the Partnership, GPCo, Precision, SubCo and AcquisitionCo as follows, and acknowledges that the Partnership, GPCo, Precision, SubCo and AcquisitionCo are relying upon such representations and warranties:

(a)	the Trust is a trust duly settled and validly existing under the laws of Alberta and has the power and capacity, through its Trustees, to enter into this Agreement and to perform its obligations hereunder;

(b)	the execution and delivery of this Agreement and all documents to be delivered pursuant hereto and the completion of the transactions contemplated hereby:

(i)	do not and will not result in the breach of, or violate any term or provision of, the Declaration of Trust;

(ii)	do not, and will not as of the Initial Effective Date, conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which the Trust is a party or by which it is bound and which is material to the Trust or to which any material property of the Trust is subject, or result in the creation of any encumbrance upon any of the assets of the Trust under any such agreement, instrument, license, permit or authority, or give to any Person any interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license, permit or authority; and

(iii)	do not, and will not as of the Initial Effective Date, violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable and known to the Trust, the breach of which would have a material adverse effect on the Trust;

(c)	the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly approved by the Trustees and this Agreement constitutes a valid and binding obligation of the Trust enforceable against it in accordance with its terms;

(d)	the authorized capital of the Trust consists of an unlimited number of Trust Units and an unlimited number of Special Voting Units of which 275,516,778 Trust Units and one Special Voting Unit are issued and outstanding as of the date of this Agreement as fully paid and non-assessable Trust Units and Special Voting Units, respectively;

(e)	as of the date of this Agreement, 118,820 Trust Units may be issued under the terms of the Exchangeable LP Units and up to a maximum of 18,921,817 Trust Units may be issued under the terms of the Warrants, Trust Unit Option Plan and Deferred Trust Unit Plan;

(f)	except as disclosed to AcquisitionCo or as set out in the Information Circular, there are no actions, suits, proceedings, claims or investigations commenced or, to the knowledge of the Trust, contemplated or threatened against or affecting Precision in law or in equity before or by any domestic or foreign government department, commission, board, bureau, court, agency, arbitrator, or instrumentality of any kind, nor, to the knowledge of the Trust, are there any facts which may reasonably be expected to be a proper basis for any actions, suits, proceedings, claims or investigations (other than in connection with the exercise of rights of dissent referred to in the Arrangement) which in any case would prevent or hinder the completion of the transactions contemplated by this Agreement or which can reasonably be expected to have a material adverse effect on the business, operations, properties, assets or affairs, financial or otherwise, of the Trust and its Subsidiaries taken as a whole;

(g)	the Trust is a reporting issuer or the equivalent in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador and, to the best of its knowledge, is not in default of any requirement of securities and corporate laws, regulations, rules, orders, notices and policies;

(h)	the Trust Units are listed and posted for trading on each of the TSX and the NYSE and, to the best of its knowledge, the Trust is in compliance, in all material respects, with all rules or policies of such stock exchanges;

(i)	as of the dates as of which the information is given, such information set forth in the Information Circular regarding the Trust and its Subsidiaries shall be true and correct in all material respects and shall not contain any misrepresentation as defined in applicable securities legislation; and

(j)	as of the date hereof, the Trustees have determined unanimously that:

(i)	the Arrangement is fair to the holders of Trust Units and Exchangeable LP Units and is in the best interests of the Trust; and

(ii)	it will recommend that Unitholders vote in favour of the Arrangement.

4.2	Representations and Warranties of the Partnership

The Partnership represents and warrants to and in favour of the Trust, GPCo, Precision, SubCo and AcquisitionCo as follows, and acknowledges that the Trust, GPCo, Precision, SubCo and AcquisitionCo are relying upon such representations and warranties:

(a)	the Partnership is a validly existing limited partnership under the laws of Manitoba and has the power and capacity, through its general partner, GPCo, to enter into this Agreement and to perform its obligations hereunder;

(b)	the execution and delivery of this Agreement and all documents to be delivered pursuant hereto and the completion of the transactions contemplated hereby:

(i)	do not and will not result in the breach of, or violate any term or provision of, the LP Agreement;

(ii)	do not, and will not as of the Initial Effective Date, conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which the Partnership is a party or by which it is bound and which is material to the Partnership or to which any material property of the Partnership is subject, or result in the creation of any encumbrance upon any of the assets of the Partnership under any such agreement, instrument, license, permit or authority, or give to any Person any interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license, permit or authority; and

(iii)	do not, and will not as of the Initial Effective Date, violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable and known to the Partnership, the breach of which would have a material adverse effect on the Partnership;

(c)	the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly approved by GPCo, as general partner and for and on behalf of the Partnership and this Agreement constitutes a valid and binding obligation of the Partnership enforceable against it in accordance with its terms;

(d)	the authorized capital of the Partnership consists of a 0.001% general partnership interest which has been granted to GPCo, an unlimited number of Class A Units and an unlimited number of Exchangeable LP Units of which 125,639,104 Class A Units and 118,820 Exchangeable LP Units are issued and outstanding as of the date of this Agreement as fully paid and non-assessable Class A Units and Exchangeable LP Units, respectively;

(e)	the Partnership is not under any obligation, contractual or otherwise, to issue any securities;

(f)	except as disclosed to AcquisitionCo or as set out in the Information Circular, there are no actions, suits, proceedings, claims or investigations commenced or, to the knowledge of GPCo, contemplated or threatened against or affecting the Partnership in law or in equity before or by any domestic or foreign government department, commission, board, bureau, court, agency, arbitrator, or instrumentality of any kind, nor, to the knowledge of GPCo, are there any facts which may reasonably be expected to be a proper basis for any actions, suits, proceedings, claims or investigations which in any case would prevent or hinder the completion of the transactions contemplated by this Agreement or which can reasonably be expected to have a material adverse effect on the business, operations, properties, assets or affairs, financial or otherwise, of the Trust and its Subsidiaries taken as a whole;

(g)	the Partnership is a reporting issuer or the equivalent in the Provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador and, to the best of its knowledge, is not in default of any requirement of securities and corporate laws, regulations, rules, orders, notices and policies; and

(h)	as of the dates as of which the information is given, such information set forth in the Information Circular regarding the Partnership and its Subsidiaries shall be true and correct in all material respects and shall not contain any misrepresentation as defined in applicable securities legislation and there shall have been no material adverse changes to such information to the date hereof.

4.3 Representations and Warranties of GPCo

GPCo represents and warrants to and in favour of the Trust, the Partnership, Precision, SubCo and AcquisitionCo as follows, and acknowledges that the Trust, the Partnership, Precision, SubCo and AcquisitionCo are relying upon such representations and warranties:

(a)	GPCo is a corporation validly existing under the laws of Alberta and has the corporate power and capacity to own or lease its property and assets, to carry on its business as now conducted by it, to enter into this Agreement, and to perform its obligations hereunder;

(b)	the execution and delivery of this Agreement and all documents to be delivered pursuant hereto and the completion of the transactions contemplated hereby:

(i)	do not and will not result in the breach of, or violate any term or provision of, the articles or by-laws of GPCo;

(ii)	do not, and will not as of the Second Effective Date, conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which GPCo is a party or by which it is bound and which is material to GPCo or to which any material property of GPCo is subject, or result in the creation of any encumbrance upon any of the assets of GPCo under any such agreement, instrument, license, permit or authority, or give to any Person any interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license, permit or authority; and

(iii)	do not, and will not as of the Second Effective Date, violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable and known to GPCo, the breach of which would have a material adverse effect on GPCo;

(c)	the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly approved by the Board of Directors of GPCo and this Agreement constitutes a valid and binding obligation of GPCo enforceable against it in accordance with its terms;

(d)	the authorized capital of GPCo consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series, of which one common share is issued and outstanding as of the date of this Agreement as fully paid and non-assessable common shares;

(e)	GPCo is not under any obligation, contractual or otherwise, to issue any securities; and

(f)	there are no actions, suits, proceedings, claims or investigations commenced or, to the knowledge of GPCo, contemplated or threatened against or affecting GPCo in law or in equity before or by any domestic or foreign government department, commission, board, bureau, court, agency, arbitrator, or instrumentality of any kind, nor, to the knowledge of GPCo, are there any facts which may reasonably be expected to be a proper basis for any actions, suits, proceedings, claims or investigations (other than in connection with the exercise of rights of dissent referred to in the Arrangement) which in any case would prevent or hinder the completion of the transactions contemplated by this Agreement or which can reasonably be expected to have a material adverse effect on the business, operations, properties, assets or affairs, financial or otherwise, of GPCo.

4.4	Representations and Warranties of Precision

Precision represents and warrants to and in favour of the Trust, the Partnership, GPCo, SubCo and AcquisitionCo as follows, and acknowledges that the Trust, the Partnership, GPCo, SubCo and AcquisitionCo are relying upon such representations and warranties:

(a)	Precision is a corporation validly existing under the laws of Alberta and has the corporate power and capacity to own or lease its property and assets, to carry on its business as now conducted by it, to enter into this Agreement, and to perform its obligations hereunder;

(b)	the execution and delivery of this Agreement and all documents to be delivered pursuant hereto and the completion of the transactions contemplated hereby:

(i)	do not and will not result in the breach of, or violate any term or provision of, the articles or by-laws of Precision;

(ii)	except as previously disclosed to AcquisitionCo, do not, and will not as of the Second Effective Date, conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which Precision is a party or by which it is bound and which is material to Precision or to which any material property of Precision is subject, or result in the creation of any encumbrance upon any of the assets of Precision under any such agreement, instrument, license, permit or authority, or give to any Person any interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license, permit or authority; and

(iii)	do not, and will not as of the Second Effective Date, violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable and known to Precision, the breach of which would have a material adverse effect on Precision;

(c)	the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly approved by the Board of Directors of Precision and this Agreement constitutes a valid and binding obligation of Precision enforceable against it in accordance with its terms;

(d)	the authorized capital of Precision consists of an unlimited number of common shares of which 159,535,972 common shares are issued and outstanding as of the date of this Agreement as fully paid and non-assessable common shares;

(e)	Precision has $175,000,000 principal amount of senior unsecured notes due April 22, 2017 issued and outstanding as of the date of this Agreement;

(f)	Precision is not under any obligation, contractual or otherwise, to issue any securities;

(g)	there are no actions, suits, proceedings, claims or investigations commenced or, to the knowledge of Precision, contemplated or threatened against or affecting Precision in law or in equity before or by any domestic or foreign government department, commission, board, bureau, court, agency, arbitrator, or instrumentality of any kind, nor, to the knowledge of Precision, are there any facts which may reasonably be expected to be a proper basis for any actions, suits, proceedings, claims or investigations (other than in connection with the exercise of rights of dissent referred to in the Arrangement) which in any case would prevent or hinder the completion of the transactions contemplated by this Agreement or which can reasonably be expected to have a material adverse effect on the business, operations, properties, assets or affairs, financial or otherwise, of Precision and its Subsidiaries taken as a whole; and

(h)	as of the date hereof, the Board of Directors of Precision has determined unanimously that:

(i)	the Arrangement is fair to holders of Trust Units and Exchangeable LP Units and is in the best interests of the Trust and Precision; and

(ii)	it will recommend that Unitholders vote in favour of the Arrangement.

4.5	Representations and Warranties of SubCo

SubCo represents and warrants to and in favour of the Trust, the Partnership, GPCo, Precision and AcquisitionCo as follows, and acknowledges that the Trust, the Partnership, GPCo, Precision and AcquisitionCo are relying upon such representations and warranties:

(a)	SubCo is a corporation validly existing under the laws of Alberta and has the corporate power and capacity to own or lease its property and assets, to carry on its business as now conducted by it, to enter into this Agreement, and to perform its obligations hereunder;

(b)	the execution and delivery of this Agreement and all documents to be delivered pursuant hereto and the completion of the transactions contemplated hereby:

(i)	do not and will not result in the breach of, or violate any term or provision of, the articles or by-laws of SubCo;

(ii)	do not, and will not as of the Initial Effective Date, conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which SubCo is a party or by which it is bound and which is material to SubCo or to which any material property of SubCo is subject, or result in the creation of any encumbrance upon any of the assets of SubCo under any such agreement, instrument, license, permit or authority, or give to any Person any interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license, permit or authority; and

(iii)	do not, and will not as of the Initial Effective Date, violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable and known to SubCo, the breach of which would have a material adverse effect on SubCo;

(c)	the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly approved by the Board of Directors of SubCo and this Agreement constitutes a valid and binding obligation of SubCo enforceable against it in accordance with its terms;

(d)	the authorized capital of SubCo consists of an unlimited number of common shares of which as at the date hereof 100 common shares are issued and outstanding as fully paid and non-assessable shares;

(e)	SubCo is not under any obligation, contractual or otherwise, to issue any common shares or other securities, except as required pursuant to this Agreement and the Arrangement;

(f)	there are no actions, suits, proceedings, claims or investigations commenced or, to the knowledge of SubCo, contemplated or threatened against or affecting SubCo in law or in equity before or by any domestic or foreign government department, commission, board, bureau, court, agency, arbitrator, or instrumentality of any kind, nor, to the knowledge of SubCo, are there any facts which may reasonably be expected to be a proper basis for any actions, suits, proceedings, claims or investigations; and

(g)	SubCo has not carried on any business since its incorporation other than as provided for herein.

4.6	Representations and Warranties of AcquisitionCo

AcquisitionCo represents and warrants to and in favour of the Trust, the Partnership, GPCo, Precision and SubCo as follows, and acknowledges that the Trust, the Partnership, GPCo, Precision and SubCo are relying upon such representations and warranties:

(a)	AcquisitionCo is a corporation validly existing under the laws of Alberta and has the corporate power and capacity to own or lease its property and assets, to carry on its business as now conducted by it, to enter into this Agreement, and to perform its obligations hereunder;

(b)	the execution and delivery of this Agreement and all documents to be delivered pursuant hereto and the completion of the transactions contemplated hereby:

(i)	do not and will not result in the breach of, or violate any term or provision of, the articles or by-laws of AcquisitionCo;

(ii)	do not, and will not as of the Second Effective Date, conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any agreement, instrument, license, permit or authority to which AcquisitionCo is a party or by which it is bound and which is material to AcquisitionCo or to which any material property of AcquisitionCo is subject, or result in the creation of any encumbrance upon any of the assets of AcquisitionCo under any such agreement, instrument, license, permit or authority, or give to any Person any interest or right, including rights of purchase, termination, cancellation or acceleration, under any such agreement, instrument, license, permit or authority; and

(iii)	do not, and will not as of the Second Effective Date, violate any provision of law or administrative regulation or any judicial or administrative order, award, judgment or decree applicable and known to AcquisitionCo, the breach of which would have a material adverse effect on AcquisitionCo;

(c)	the execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly approved by the Board of Directors of AcquisitionCo and this Agreement constitutes a valid and binding obligation of AcquisitionCo enforceable against it in accordance with its terms;

(d)	the authorized capital of AcquisitionCo consists of an unlimited number of AcquisitionCo Shares and an unlimited number of preferred shares, issuable in series, of which as at the date hereof 100 AcquisitionCo Shares are issued and outstanding as fully paid and non-assessable AcquisitionCo Shares;

(e)	AcquisitionCo is not under any obligation, contractual or otherwise, to issue any AcquisitionCo Shares or other securities, except as required pursuant to this Agreement and the Arrangement;

(f)	there are no actions, suits, proceedings, claims or investigations commenced or, to the knowledge of AcquisitionCo, contemplated or threatened against or affecting AcquisitionCo in law or in equity before or by any domestic or foreign government department, commission, board, bureau, court, agency, arbitrator, or instrumentality of any kind, nor, to the knowledge of AcquisitionCo, are there any facts which may reasonably be expected to be a proper basis for any actions, suits, proceedings, claims or investigations; and

(g)	AcquisitionCo has not carried on any business since its incorporation other than as provided for herein.

ARTICLE 5

CONDITIONS PRECEDENT

5.1	Mutual Conditions Precedent

The respective obligations of the Trust, the Partnership, GPCo, Precision, SubCo and AcquisitionCo to complete the transactions contemplated by this Agreement shall be subject to the fulfillment or satisfaction, on or before the Initial Effective Date and/or the Second Effective Date, as applicable, of each of the following conditions, any of which may be waived collectively by them without prejudice to their right to rely on any other condition:

(a)	the Interim Order shall have been granted in form and substance satisfactory to the Trust, the Partnership, GPCo, Precision, SubCo and AcquisitionCo, acting reasonably, not later than April 5, 2010 or such later date as the parties hereto may agree and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

(b)	the Arrangement Resolution shall have been approved at the Meeting by not less than 66 2/3% of the votes cast by the Unitholders in accordance with the provisions of the Interim Order, the Declaration of Trust and any applicable regulatory requirements;

(c)	the Final Order shall have been granted in form and substance satisfactory to the Trust, the Partnership, GPCo, Precision, SubCo and AcquisitionCo, acting reasonably, not later than June 30, 2010 or such later date as the parties may agree;

(d)	the Arrangement shall have become effective on or before June 30, 2010 or such later date as the parties may agree;

(e)	the Articles of Arrangement and all necessary related documents filed with the Registrar in accordance with the Arrangement shall be in form and substance satisfactory to each of the Trust, the Partnership, GPCo, Precision, SubCo and AcquisitionCo, acting reasonably and shall have been accepted for filing by the Registrar together with the Final Order in accordance with Subsection 193(10) of the ABCA;

(f)	there shall be no action taken under any existing applicable law or regulation, nor any statute, rule, regulation or order, which is enacted, enforced, promulgated or issued by any court, department, commission, board, regulatory body, government or governmental authority or similar agency, domestic or foreign, or there shall not be in force any order or decree of any such entity that:

(i)	makes illegal or otherwise directly or indirectly restrains, enjoins or prohibits the Arrangement or any other transactions contemplated herein; or

(ii)	results in any judgment or assessment of material damages directly or indirectly relating to the transactions contemplated herein;

(g)	all necessary material third party and regulatory consents, approvals and authorizations with respect to the transactions contemplated hereby shall have been completed or obtained;

(h)	there shall not, as of the Initial Effective Date, be Unitholders that hold, in aggregate, in excess of 5% of all Units, that have validly exercised and not withdrawn their rights of dissent under the Interim Order; and

(i)	the approval of the TSX and the NYSE to the conditional listing of the AcquisitionCo Shares to be issued by AcquisitionCo pursuant to the Arrangement shall have been obtained, subject only to the filing of required documents.

5.2	Additional Conditions to Obligations of the Trust, the Partnership, GPCo, Precision and SubCo

In addition to the conditions contained in Section 5.1, the obligation of the Trust, the Partnership, GPCo, Precision and SubCo to complete the transactions contemplated by this Agreement is subject to the fulfillment or satisfaction, on or before the Initial Effective Date and/or the Second Effective Date, as applicable, of each of the following conditions, any of which may be waived by them without prejudice to their right to rely on any other condition:

(a)	each of the covenants, acts and undertakings of AcquisitionCo to be performed or complied with on or before the Initial Effective Date and the Second Effective, as the case may be, pursuant to the terms of this Agreement shall have been duly performed or complied with;

(b)	except as affected by the transactions contemplated by this Agreement, the representations and warranties of AcquisitionCo contained in Article 4 shall be true in all material respects on the Initial Effective Date and the Second Effective Date, with the same effect as if made at and as of each of such dates; and

(c)	the Trustees and the Board of Directors of Precision shall not have determined in their sole and absolute discretion that to proceed with the Arrangement would not be in the best interests of the Unitholders.

5.3	Additional Conditions to Obligations of AcquisitionCo

In addition to the conditions contained in Section 5.1, the obligation of AcquisitionCo to complete the transactions contemplated by this Agreement is subject to the fulfillment or satisfaction, on or before the Initial Effective Date and the Second Effective Date, as applicable, of the following conditions, any of which may be waived by AcquisitionCo without prejudice to its right to rely on any other condition:

(a)	each of the covenants, acts and undertakings of the Trust, the Partnership, GPCo, Precision and SubCo to be performed or complied with on or before the Initial Effective Date and the Second Effective Date, as the case may be, pursuant to the terms of this Agreement shall have been duly performed or complied with;

(b)	except as affected by the transactions contemplated by this Agreement, the representations and warranties of the Trust, the Partnership, GPCo, Precision and SubCo contained in Article 4 shall be true in all material respects on the Initial Effective Date and the Second Effective Date, as applicable, with the same effect as if made at and as of each of such dates, as applicable;

(c)	the Trustees and the Board of Directors of Precision shall not have modified or amended, in any respect, their affirmative recommendation that the Unitholders approve the Arrangement; and

(d)	prior to the Initial Effective Date, there shall have been no material adverse change in the business, affairs, operations or financial condition of the Trust and its Subsidiaries (on a consolidated basis) from that reflected in the Information Circular.

5.4	Notice and Effect of Failure to Comply with Conditions

If any of the conditions precedents set forth in Sections 5.1, 5.2 or 5.3 hereof shall not be complied with or waived by the party or parties for whose benefit such conditions are provided on or before the date required for the performance thereof, then a party for whose benefit the condition precedent is provided may, in addition to any other remedies they may have at law or equity, rescind and terminate this Agreement provided that prior to the filing of the Articles of Arrangement for the purpose of giving effect to the Arrangement, the party intending to rely thereon has delivered a written notice to the other parties, specifying in reasonable detail all breaches of covenants or other matters which the party delivering such notice is asserting as the basis for the non-fulfillment of the applicable conditions precedent and the party in breach shall have failed to cure such breach within five (5) Business Days of receipt of such written notice thereof (except that no cure period shall be provided for a breach which by its nature cannot be cured). More than one such notice may be delivered by a party.

5.5	Satisfaction of Conditions

The conditions set out in this Article 5 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of the parties, the Articles of Arrangement, the Final Order and such other documents as are required are filed with the Registrar under the ABCA to give effect to the Arrangement.

ARTICLE 6

AMENDMENT

6.1	Amendments

This Agreement may, at any time and from time to time before or after the Meeting, be amended in any respect whatsoever by written agreement of the parties hereto without further notice to or authorization on the part of their respective securityholders, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the parties hereto;

(b)	waive any inaccuracies or modify any representation contained herein or in any document delivered pursuant hereto; and

(c)	waive compliance with or modify any of the covenants or conditions herein contained and waive or modify performance of any of the obligations of the parties hereto.

6.2	Termination

This Agreement shall be terminated in each of the following circumstances:

(a)	if the Arrangement shall not have become effective on or before June 30, 2010 or such later date as may be agreed to by the parties hereto;

(b)	by agreement to terminate if executed and delivered by all parties; or

(c)	upon any other circumstances hereunder that give rise to a termination of this Agreement by the Trust, the Partnership, GPCo, Precision, SubCo or AcquisitionCo, including the failure to satisfy the conditions as set forth in Sections 5.1, 5.2 and 5.3.

ARTICLE 7

NOTICES

7.1	Notices

All notices which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be served personally, and in the case of:

(a)	the Trust, addressed to:

4200, 150 – 6th Avenue S.W.
Calgary, Alberta
T2P 3Y7

Attention: Chairman

(b)	the Partnership, addressed to:

c/o GPCo
4200, 150 – 6th Avenue S.W.
Calgary, Alberta
T2P 3Y7

Attention: President

(c)	GPCo, addressed to:

4200, 150 – 6th Avenue S.W.
Calgary, Alberta
T2P 3Y7

Attention: President

(d)	Precision, addressed to:

4200, 150 – 6th Avenue S.W.
Calgary, Alberta
T2P 3Y7

Attention: President

(e)	SubCo, addressed to:

4200, 150 – 6th Avenue S.W.
Calgary, Alberta
T2P 3Y7

Attention: President

(f)	AcquisitionCo, addressed to:

4200, 150 – 6th Avenue S.W.
Calgary, Alberta
T2P 3Y7

Attention: President

ARTICLE 8

GENERAL

8.1	Binding Effect

This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.2	Expenses

AcquisitionCo shall pay all expenses in connection with the preparation and execution of this Agreement and the completion of the transactions contemplated hereby or incidental hereto in the event of the successful implementation of the Arrangement pursuant to the terms of this Agreement.

8.3	No Assignment

The parties may not assign their rights or obligations under this Agreement.

8.4	Equitable Remedies

All covenants herein as to enforceability in accordance with the terms of any covenant, agreement or document shall be qualified as to applicable bankruptcy and other laws affecting the enforcement of creditors’ rights generally and to the effect that specific performance, being an equitable remedy, may not be ordered.

8.5	Severability

If any one or more of the provisions or parts of this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

(a)	the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

(b)	the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

8.6	Time of Essence

Time shall be of the essence.

8.7	Further Assurances

Each party hereto shall, from time to time, and at all times hereafter, at the request of any other party hereto, but without further consideration, do all such further acts and things and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

8.8	Execution and Delivery in Counterparts

This Agreement may be executed in identical counterparts, each of which is and is hereby conclusively deemed to be an original and counterparts collectively are to be conclusively deemed one instrument. Delivery of counterparts may be effected by facsimile transmission or scanned e-mail.

8.9	Waiver

No waiver by any party hereto shall be effective unless in writing and any waiver shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence.

8.10	Liability of the Trust

The parties hereto acknowledge that the obligations of the Trust hereunder shall not be personally binding upon any of the Trustees, Precision (in its capacity as administrator of the Trust) or any holder of Trust Units and that any recourse against the Trustees, the Trust, Precision (in its capacity as administrator of the Trust) or any holder of Trust Units in any manner in respect of any indebtedness, obligation or liability of the Trust arising hereunder or arising in connection herewith or from the matters to which this Agreement relates, if any, including, without limitation, claims based on negligence or otherwise tortious behavior, shall be limited to, and satisfied only out of, the assets of the Trust.

IN WITNESS WHEREOF each party hereto has executed this Agreement by its duly authorized officers as the date first above written.
PRECISION DRILLING TRUST, by its
Administrator, PRECISION DRILLING
CORPORATION

Per:	“Kevin A. Neveu”
Name: Kevin A. Neveu
Title: President & Chief Executive Officer

Per:	“Joanne L. Alexander”
Name: Joanne L. Alexander

Title:	Vice President, General Counsel & Corporate Secretary

PRECISION DRILLING LIMITED
PARTNERSHIP, by its General Partner, 1194312
ALBERTA LTD.

Per:	“Gene C. Stahl”
Name: Gene C. Stahl
Title: President

Per:	“Joanne L. Alexander”
Name: Joanne L. Alexander

Title:	Vice President, General Counsel & Corporate Secretary

1194312 ALBERTA LTD.

Per:	“Gene C. Stahl”
Name: Gene C. Stahl
Title: President

Per:	“Joanne L. Alexander”
Name: Joanne L. Alexander

Title:	Vice President, General Counsel & Corporate Secretary

PRECISION DRILLING CORPORATION

Per:	“Kevin A. Neveu”
Name: Kevin A. Neveu
Title: President & Chief Executive Officer

Per:	“Joanne L. Alexander”
Name: Joanne L. Alexander

Title:	Vice President, General Counsel & Corporate Secretary

1521502 ALBERTA LTD.

Per:	“Kevin A. Neveu”
Name: Kevin A. Neveu
Title: President

Per:	“Joanne L. Alexander”
Name: Joanne L. Alexander
Title: Secretary

1521500 ALBERTA LTD.

Per:	“Kevin A. Neveu”
Name: Kevin A. Neveu
Title: President

Per:	“Joanne L. Alexander”
Name: Joanne L. Alexander
Title: Secretary

SCHEDULE ONE

To that Arrangement Agreement made
the 30th day of March, 2010 between
Precision Drilling Trust, Precision Drilling Limited Partnership, 1194312 Alberta Ltd., Precision
Drilling Corporation, 1521502 Alberta Ltd. and 1521500 Alberta Ltd.
PLAN OF ARRANGEMENT MADE PURSUANT TO SECTION 193
OF THE
BUSINESS CORPORATIONS ACT (ALBERTA)

ARTICLE 1

INTERPRETATION

1.1	In this Arrangement, the following words shall have the following meanings:

(a)	“ABCA” means Business Corporations Act, R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

(b)	“AcquisitionCo” means 1521500 Alberta Ltd., a corporation incorporated under the ABCA;

(c)	“AcquisitionCo Shares” means the common shares in the capital of AcquisitionCo;

(d)	“AmalCo” means the corporation resulting from the First Amalgamation;

(e)	“AmalCo Shares” means the common shares in the capital of AmalCo outstanding following completion of the First Amalgamation;

(f)	“Arrangement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to the arrangement pursuant to Section 193 of the ABCA set forth in this Plan of Arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof;

(g)	“Arrangement Agreement” means the agreement made as of March 30, 2010 between the Trust, the Partnership, GPCo, Precision, SubCo and AcquisitionCo with respect to the Arrangement and all amendments thereto;

(h)	“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required by the ABCA to be filed with the Registrar after the Final Order has been granted;

(i)	“Business Day” means a day, which is not a Saturday, Sunday or statutory holiday, when banks in the place at which any action is required to be taken hereunder are generally open for the transaction of commercial banking business;

(j)	“Certificates” means the certificates or proofs of filing to be issued by the Registrar pursuant to Subsection 193(11) or Subsection 193(12) of the ABCA giving effect to the Arrangement;

(k)	“Class A Units” means the Class A limited partnership units in the Partnership;

(l)	“Court” means the Court of Queen’s Bench of Alberta;

(m)	“Declaration of Trust” means the Declaration of Trust dated September 22, 2005 between Robert J.S. Gibson, H. Garth Wiggins and Patrick M. Murray, the initial Trustees, and Brian E. Roberts, establishing and governing the activities and affairs of the Trust;

(n)	“Deferred Trust Unit” means a deferred trust unit, redeemable for Trust Units issued from treasury, granted under the terms of the Deferred Trust Unit Plan and outstanding immediately prior to the Initial Effective Time;

(o)	“Deferred Trust Unit Plan” means the Restated Deferred Trust Unit Plan of the Trust for directors of Precision;

(p)	“Depositary” means Computershare Investor Services Inc.;

(q)	“Dissent Obligations” means any obligations or amounts that may be required to be paid to Dissenting Unitholders pursuant to Article 5 hereof;

(r)	“Dissenting Unitholders” means registered holders of Units who validly exercise the rights of dissent provided to them under the Interim Order and whose rights of dissent remain valid on the Initial Effective Date;

(s)	“Effective Dates” means the Initial Effective Date and the Second Effective Date;

(t)	“Encumbrance” means any encumbrance, lien, charge, security interest, option, privilege or other restriction or right of any kind or nature, and any right or privilege capable of becoming any of the foregoing;

(u)	“Exchangeable LP Unitholders” means the holders of Exchangeable LP Units at any time and from time to time;

(v)	“Exchangeable LP Units” means the Class B limited partnership units in the Partnership;

(w)	“Final Order” means the final order of the Court approving the Arrangement pursuant to paragraph 193(9)(a) of the ABCA as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(x)	“First Amalgamation” means the amalgamation of GPCo and AcquisitionCo pursuant to the provisions of the Arrangement;

(y)	“GPCo” means 1194312 Alberta Ltd., a corporation incorporated under the ABCA;

(z)	“GPCo Shares” means the common shares in the capital of GPCo;

(aa)	“Information Circular” means the information circular to be prepared by Precision on behalf of the Trust and the Partnership and forwarded to Unitholders as part of the proxy solicitation materials in respect of the Meeting;

(bb)	“Initial Effective Date” means the date shown on the initial Certificate issued by the Registrar;

(cc)	“Initial Effective Time” means 12:01 a.m. on the Initial Effective Date;

(dd)	“Interim Order” means the interim order of the Court pursuant to Subsection 193(4) of the ABCA containing declarations and directions with respect to this Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction;

(ee)	“Letter of Transmittal” means the Letter of Transmittal for Exchangeable LP Units and/or the Letter of Transmittal for Trust Units, as the case may be and as the context requires;

(ff)	“Letter of Transmittal for Exchangeable LP Units” means the letter of transmittal to be forwarded by the Partnership to the Exchangeable LP Unitholders;

(gg)	“Letter of Transmittal for Trust Units” means the letter of transmittal to be forwarded by the Trust to the Trust Unitholders;

(hh)	“LP Agreement” means the Limited Partnership Agreement dated September 28, 2005 among GPCo, the Trust and each Person who, from time to time, is accepted and becomes a limited partner of the Partnership, establishing and governing the activities and affairs of the Partnership;

(ii)	“Meeting” means the annual and special meeting of Unitholders to be held to consider, among other things, the Arrangement, and any adjournments thereof;

(jj)	“New Precision” means the corporation resulting from the Second Amalgamation;

(kk)	“New Precision Common Shares” means the common shares in the capital of New Precision outstanding following completion of the Second Amalgamation;

(ll)	“Option Unitholder” means a Trust Unitholder who has acquired a Trust Unit: (i) pursuant to the exercise of a Trust Unit Option; or (ii) in exchange for a share acquired pursuant to the exercise of an option in circumstances where Subsection 7(1.5) of the Tax Act applied to the exchange, and where such Trust Unitholder has made an election pursuant to Subsections 7(8) to 7(10) of the Tax Act which election continues to be valid and effective;

(mm)	“Partnership” means Precision Drilling Limited Partnership, a limited partnership established under the laws of Manitoba;

(nn)	“Partnership Assets” means all of the property, assets and undertaking of the Partnership of any nature or kind whatsoever, whether or not reflected on the books of the Partnership including, for greater certainty, the Precision Shares and the SubCo Note;

(oo)	“Partnership Assumed Liabilities” means all of the debts, liabilities, commitments and obligations of any nature or kind whatsoever of the Partnership, whether or not reflected on the books of the Partnership including, for greater certainty, the Dissent Obligations relating to the Exchangeable LP Units;

(pp)	“Partnership Receivable” means the receivable of the Trust and liability of the Partnership in respect of all debt owing by the Partnership to the Trust;

(qq)	“Person” means an individual, partnership, association, body corporate, trust, unincorporated organization, government, regulatory authority or other entity;

(rr)	“Precision” means Precision Drilling Corporation, a corporation amalgamated under the ABCA;

(ss)	“Precision Debt” means the receivable of the Partnership and the liability of Precision in respect of all debt owing by Precision to the Partnership;

(tt)	“Precision Receivable” means the receivable of the Trust and liability of Precision in respect of all debt owing by Precision to the Trust;

(uu)	“Precision Shares” means the common shares in the capital of Precision;

(vv)	“Plan of Arrangement” means this plan of arrangement, as amended or supplemented from time to time;

(ww)	“Record Date” means 4:30 p.m. (Calgary time) on April 6, 2010;

(xx)	“Registrar” means the Registrar of Corporations duly appointed under the ABCA;

(yy)	“Second Amalgamation” means the amalgamation of Precision and AmalCo pursuant to the provisions of the Arrangement;

(zz)	“Second Effective Date” means the date shown on the second Certificate issued by the Registrar, being no earlier than the Business Day next following the Initial Effective Date;

(aaa)	“Second Effective Time” means 12:01 a.m. on the Second Effective Date;

(bbb)	“Securities Act” means the Securities Act, R.S.A. 2000, c. S-4, as amended;

(ccc)	“SubCo” means 1521502 Alberta Ltd., a corporation incorporated under the ABCA;

(ddd)	“SubCo Assets” means all of the property, assets and undertaking of SubCo of any nature or kind whatsoever, whether or not reflected on the books of SubCo including, for greater certainty, the Precision Debt on the Initial Effective Date;

(eee)	“SubCo Assumed Liabilities” means all of the debts, liabilities, commitments and obligations of any nature or kind whatsoever of SubCo, whether or not reflected on the books of SubCo including, for greater certainty, the indebtedness of SubCo evidenced by the SubCo Note on the Initial Effective Date;

(fff)	“SubCo Note” mean the demand non-interest bearing promissory note to be issued by SubCo to the Partnership evidencing the indebtedness of SubCo to the Partnership in the principal amount initially equal to the fair market value of the Precision Debt;

(ggg)	“Subsidiary” has the meaning ascribed to it in the Securities Act;

(hhh)	“Tax Act” means the Income Tax Act, R.S.C. 1985, c.1, (5th Supp.), and the Income Tax Regulations applicable with respect thereto, as amended from time to time;

(iii)	“Trust” means Precision Drilling Trust, an open-ended trust established pursuant to the laws of Alberta by the Declaration of Trust;

(jjj)	“Trust Assets” means all of the property, assets and undertaking of the Trust of any nature or kind whatsoever, including the shares, units, notes or other interests in the capital of or granted by any Subsidiary of the Trust, whether or not reflected on the books of the Trust including, for greater certainty, the Precision Receivable, the Partnership Receivable and all of the Class A Units and GPCo Shares held by the Trust;

(kkk)	“Trust Assumed Liabilities” means all of the debts, liabilities, commitments and obligations of any nature or kind whatsoever of the Trust, whether or not reflected on the books of the Trust including, for greater certainty, the Dissent Obligations relating to the Trust Units;

(lll)	“Trustees” means the duly appointed trustees of the Trust;

(mmm)	“Trust Unitholders” means the holders of Trust Units at any time and from time to time;

(nnn)	“Trust Unit Option” means an option, exerciseable for Trust Units issued from treasury, granted under the terms of the Trust Unit Option Plan and outstanding immediately prior to the Initial Effective Time;

(ooo)	“Trust Unit Option Plan” means the Employee Trust Unit Option Plan of the Trust dated May 6, 2009;

(ppp)	“Trust Units” means the trust units in the Trust;

(qqq)	“Unitholders” means, collectively, the registered holders of Trust Units and Exchangeable LP Units at any time and from time to time;

(rrr)	“Units” means, collectively, the Trust Units and the Exchangeable LP Units;

(sss)	“Warrant” means a warrant, exerciseable for Trust Units, issued to Her Majesty the Queen in Right of the Province of Alberta and governed by the terms of the Warrant Certificate; and

(ttt)	“Warrant Certificate” means the certificate governing and setting out the terms and conditions of the Warrants.

1.2	The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Arrangement.

1.3	Unless reference is specifically made to some other document or instrument, all references herein to articles, sections, subsections and paragraphs are to articles, sections, subsections and paragraphs of this Plan of Arrangement.

1.4	Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; and words importing any gender shall include all genders.

1.5	In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6	References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations or rules promulgated thereunder from time to time in effect.

1.7	Unless otherwise stated all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

ARTICLE 2

PURPOSE AND EFFECT OF THE ARRANGEMENT

2.1	The following is only intended to be a general statement of the purpose of the Arrangement and is qualified in its entirety by the specific provisions of the Arrangement:

The purpose of the Arrangement is to effect a reorganization and restructuring of the Trust in a manner that provides consistent and equitable treatment among Unitholders and maintains the business and goodwill of the Trust and Precision in New Precision as a publicly listed going concern. The reorganization will, among other things, result in: (i) all property of the Trust being distributed to the Unitholders and the Unitholders (other than Dissenting Unitholders) becoming holders of New Precision Common Shares; (ii) the Trust and the Partnership being wound-up and terminated; and (iii) New Precision carrying on the business of Precision.

2.2	The Arrangement shall be binding upon the Trust, the Partnership, GPCo, Precision, SubCo, AcquisitionCo, the Unitholders, the holders of Deferred Trust Units, the holders of Trust Unit Options and the holders of Warrants.

2.3	Articles of Arrangement shall be filed with the Registrar with the purpose and intent that none of the provisions of the Arrangement shall become effective unless all of the provisions of the Arrangement shall have become effective. The Certificates shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 4 has become effective on the applicable Effective Date at the time and in the sequence set out therein.

ARTICLE 3

TAX ELECTIONS

3.1	Each Exchangeable LP Unitholder will be permitted to provide New Precision with the prescribed election form pursuant to Section 85 of the Tax Act (and any provincial equivalent) by complying with the procedure and within the time periods set out in the Information Circular and the Letter of Transmittal for Exchangeable LP Units. Subject to the foregoing, New Precision shall sign and file an election form that has been validly submitted to it for this purpose by a Unitholder within thirty (30) days following receipt by it thereof.

ARTICLE 4

ARRANGEMENT

4.1	At the Initial Effective Time, each of the events set out below shall occur and shall be deemed to occur at the following times and in the following order without any further act or formality:

Amendment of the Declaration of Trust

(a)	the Declaration of Trust shall be amended to the extent necessary to facilitate the Arrangement and the implementation of the steps and transactions contemplated herein;

Dissenting Unitholders

(b)	the Trust Units held by Dissenting Unitholders shall be deemed to have been transferred to the Trust (free and clear of any Encumbrances) and cancelled and such Dissenting Unitholders shall cease to have any rights as Trust Unitholders other than the right to be paid by the Trust for the fair value of their Trust Units in accordance with Article 5 hereof;

(c)	the Exchangeable LP Units held by Dissenting Unitholders shall be deemed to have been transferred to the Partnership (free and clear of any Encumbrances) and cancelled and such Dissenting Unitholders shall cease to have any rights as Exchangeable LP Unitholders other than the right to be paid by the Partnership for the fair value of their Exchangeable LP Units in accordance with Article 5 hereof;

Trust Asset Conveyance

(d)	the Trust shall sell, assign, convey, transfer and deliver all of the Trust Assets to AcquisitionCo and AcquisitionCo shall, in consideration therefor:

(i)	assume and become liable to pay, satisfy, discharge and observe, perform and fulfill the Trust Assumed Liabilities; and

(ii)	issue and deliver to the Trust that number of AcquisitionCo Shares equal to 100 less than the number of issued and outstanding Trust Units;

Amendments to Certain Convertible Securities

(e)	all issued and outstanding Trust Unit Options shall become options under an agreement with AcquisitionCo to acquire an equivalent number of AcquisitionCo Shares, in accordance with their terms and the Trust Unit Option Plan governing such Trust Unit Options and all agreements representing such Trust Unit Options shall be amended to the extent necessary to facilitate such amendments;

(f)	all issued and outstanding Deferred Trust Units shall become rights under an agreement with AcquisitionCo to acquire, at the time specified in the Deferred Trust Unit Plan, an equivalent number of AcquisitionCo Shares, in accordance with their terms and the Deferred Trust Unit Plan and all agreements, elections and allocation notices in respect of such Deferred Trust Units shall be amended to the extent necessary to facilitate such amendments;

(g)	all issued and outstanding Warrants shall become rights under an agreement with AcquisitionCo to acquire, at the time specified in the Warrant Certificate, an equivalent number of AcquisitionCo Shares in accordance with their terms and the Warrant Certificate and all agreements and notices in respect of such Warrants shall be amended to the extent necessary to facilitate such amendments;

Redemption of Trust Units and Distribution of Trust Property

(h)	each outstanding Trust Unit held by Option Unitholders (other than Trust Units held by Dissenting Unitholders) shall, without any further action on behalf of such Option Unitholders, be transferred to the Trust (free and clear of any Encumbrances) in exchange for the distribution by the Trust of one (1) AcquisitionCo Share;

(i)	each outstanding Trust Unit held by Trust Unitholders (other than Trust Units held by Option Unitholders or Dissenting Unitholders) shall, without any further action on behalf of such Trust Unitholders, be transferred to the Trust (free and clear of any Encumbrances) in exchange for the distribution by the Trust of one (1) AcquisitionCo Share;

Termination of the Trust

(j)	the Trust shall be terminated and shall cease to exist;

Transfer of Precision Debt

(k)	the Partnership shall sell, assign, convey, transfer and deliver all of its rights and interest to and in the Precision Debt to SubCo and SubCo shall, in consideration therefor, issue and deliver to the Partnership the SubCo Note;

Dissolution of SubCo

(l)	SubCo shall assign, convey, transfer and deliver all of the SubCo Assets to Precision and Precision shall assume and become liable to pay, satisfy, discharge and observe, perform and fulfill the SubCo Assumed Liabilities;

(m)	SubCo shall be and shall be deemed to be dissolved and shall cease to exist;

Exchange of Exchangeable LP Units

(n)	each outstanding Exchangeable LP Unit held by Exchangeable LP Unitholders (other than Exchangeable LP Units held by Dissenting Unitholders) shall, without any further action on behalf of such Exchangeable LP Unitholders, be transferred to AcquisitionCo (free and clear of any Encumbrances) in exchange for one (1) AcquisitionCo Share for each Trust Unit into which such Exchangeable LP Unit was exchangeable immediately prior to the Initial Effective Time;

Partial Settlement of Partnership Receivable

(o)	the Partnership shall assign that portion of the indebtedness represented by the SubCo Note with a fair market value equal to the principal amount of the Partnership Receivable to AcquisitionCo as full and final payment of the Partnership Receivable;

Amendment of the LP Agreement

(p)	the remaining partners of the Partnership, being AcquisitionCo and GPCo, will amend the LP Agreement to provide that, upon dissolution of the Partnership, GPCo is entitled to 0.01% of the Partnership Assets and shall assume 0.01% of the Partnership Assumed Liabilities and GPCo shall contribute to the Partnership a promissory note with a principal amount equal to the fair market value of 0.01% of the Partnership Assets less 0.01% of the Partnership Assumed Liabilities as consideration for the amendment of the LP Agreement;

Dissolution of the Partnership

(p)	the Partnership shall be and shall be deemed to be dissolved and shall cease to exist and GPCo shall be appointed liquidator of the Partnership to hold all of the property, assets and undertaking of the Partnership until such time as it is distributed to the former partners of the Partnership;

(q)	GPCo, in its capacity as liquidator of the Partnership following the dissolution of the Partnership, shall assign, convey, transfer and deliver an undivided interest in all of the Partnership Assets to GPCo and AcquisitionCo, in proportion to their percentage interest in the Partnership, and GPCo and AcquisitionCo shall assume and become liable to pay, satisfy, discharge and observe, perform and fulfill the Partnership Assumed Liabilities, in proportion to their percentage interest in the Partnership;

GPCo Reduction of Stated Capital

(r)	the stated capital account maintained for the GPCo Shares shall be reduced to $1.00 in the aggregate without any corresponding distribution of property to AcquisitionCo; and

Precision Reduction of Stated Capital

(s)	the stated capital account maintained for the Precision Shares shall be reduced to $1.00 in the aggregate without any corresponding distribution of property to AcquisitionCo and GPCo.

4.2	At the Second Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality:

Amalgamation of GPCo and AcquisitionCo

(t)	GPCo and AcquisitionCo shall be amalgamated to form AmalCo as follows:

(i)	each GPCo Share, all of which shall then be held by AcquisitionCo, shall be and shall be deemed to be cancelled without any repayment of capital;

(ii)	no securities shall be issued by AmalCo in connection with the amalgamation and, for greater certainty, the AcquisitionCo Shares issued by AcquisitionCo shall survive and continue as the AmalCo Shares without amendment;

(iii)	the name of AmalCo shall be “PDC Acquisition Ltd.”;

(iv)	the registered office of AmalCo shall be located at 4200, 150 – 6th Avenue S.W., Calgary, Alberta T2P 3Y7;

(v)	the Articles of Amalgamation of AmalCo shall be the same as the Articles of Incorporation of AcquisitionCo;

(vi)	the first directors of AmalCo shall be the Persons whose names and municipality of residence appear below:

Name	Municipality of Residence

William T. Donovan	North Palm Beach, Florida
W.C. (Mickey) Dunn	Calgary, Alberta
Brian A. Felesky	Calgary, Alberta
Robert J.S. Gibson	Calgary, Alberta
Allen R. Hagerman	Calgary, Alberta
Stephen J.J. Letwin	Houston, Texas
Patrick M. Murray	Dallas, Texas
Kevin A. Neveu	Calgary, Alberta
Frederick W. Pheasey	Edmonton, Alberta
Robert L. Phillips	Vancouver, British Columbia
Trevor M. Turbidy	Houston, Texas

Such directors shall hold office until the first annual meeting of AmalCo or until their successors are duly elected or appointed;

(vii)	the first officers of AmalCo shall be the officers of AcquisitionCo;

(viii)	the by-laws of AmalCo until repealed, amended or altered shall be the by-laws of AcquisitionCo;

(ix)	the property of each of the amalgamating corporations (other than the GPCo Shares) shall continue to be the property of AmalCo;

(x)	AmalCo shall continue to be liable for the obligations of each of the amalgamating corporations;

(xi)	any existing cause of action, claim or liability to prosecution of any of the amalgamating corporations shall be unaffected;

(xii)	any civil, criminal or administrative action or proceeding pending by or against any of the amalgamating corporations may be continued to be prosecuted by or against AmalCo;

(xiii)	a conviction against, or ruling, order, judgment in favour of or against, any of the amalgamating corporations may be enforced by or against AmalCo; and

(xiv)	the first auditors of AmalCo shall be KPMG LLP; and

Amalgamation of Precision and AmalCo

(u)	Precision and AmalCo shall be amalgamated to form New Precision as follows:

(i)	each Precision Share, all of which shall then be held by AmalCo, shall be and shall be deemed to be cancelled without any repayment of capital;

(ii)	no securities shall be issued by New Precision in connection with the amalgamation and, for greater certainty, the AmalCo Shares issued by AmalCo shall survive and continue as the New Precision Common Shares without amendment;

(iii)	the name of New Precision shall be “Precision Drilling Corporation”;

(iv)	the registered office of New Precision shall be located at 4200, 150 – 6th Avenue S.W., Calgary, Alberta T2P 3Y7;

(v)	the Articles of Amalgamation of New Precision shall be the same as the Articles of Amalgamation of AmalCo;

(vi)	the first directors of New Precision shall be the Persons whose names and municipality of residence appear below:

Name	Municipality of Residence

William T. Donovan	North Palm Beach, Florida
W.C. (Mickey) Dunn	Calgary, Alberta
Brian A. Felesky	Calgary, Alberta
Robert J.S. Gibson	Calgary, Alberta
Allen R. Hagerman	Calgary, Alberta
Stephen J.J. Letwin	Houston, Texas
Patrick M. Murray	Dallas, Texas
Kevin A. Neveu	Calgary, Alberta
Frederick W. Pheasey	Edmonton, Alberta
Robert L. Phillips	Vancouver, British Columbia
Trevor M. Turbidy	Houston, Texas

Such directors shall hold office until the first annual meeting of New Precision or until their successors are duly elected or appointed;

(vii)	the first officers of New Precision shall be the officers of Precision;

(viii)	the by-laws of New Precision until repealed, amended or altered shall be the by-laws of AmalCo;

(ix)	the property of each of the amalgamating corporations (other than the Precision Shares) shall continue to be the property of New Precision;

(x)	New Precision shall continue to be liable for the obligations of each of the amalgamating corporations;

(xi)	any existing cause of action, claim or liability to prosecution of any of the amalgamating corporations shall be unaffected;

(xii)	any civil, criminal or administrative action or proceeding pending by or against any of the amalgamating corporations may be continued to be prosecuted by or against New Precision;

(xiii)	a conviction against, or ruling, order, judgment in favour of or against, any of the amalgamating corporations may be enforced by or against New Precision; and

(xiv)	the first auditors of New Precision shall be KPMG LLP.

ARTICLE 5

DISSENTING UNITHOLDERS

5.1	Each Unitholder shall have the right to dissent with respect to the Arrangement in accordance with the Interim Order. No Unitholder who has voted at the Meeting in favour of the special resolution of Unitholders approving the Arrangement shall be entitled to dissent with respect to the Arrangement. A Unitholder may not exercise the right to dissent in respect of only a portion of such Unitholder’s Units, but may dissent only with respect to all of the Units held by the Unitholder.

5.2	Dissenting Unitholders who:

(a)	are ultimately entitled to be paid fair value for the Trust Units and/or Exchangeable LP Units in respect of which they dissent in accordance with the provisions of the Interim Order, whether by order of a Court (as defined in the ABCA) or by acceptance of an offer made pursuant to such Interim Order, shall be deemed to have transferred such Units to the Trust or the Partnership, as the case may be, on the Initial Effective Date; or

(b)	are ultimately not entitled to be paid fair value for the Units in respect of which they dissent, shall not be, or be reinstated as, Unitholders but for purposes of receipt of consideration shall be treated as if they had participated in the Arrangement on the same basis as a non-dissenting holder of Trust Units or Exchangeable LP Units, and accordingly shall be entitled to receive New Precision Common Shares on the basis set forth in paragraphs 4.1(e), (f) and (n) of this Plan of Arrangement, as applicable, and shall be deemed to have transferred such Units in exchange for AcquisitionCo Shares as of the Initial Effective Date on the same basis as a non-dissenting holder of Units.

5.3	The fair value for the Units shall be determined as of the close of business on the Business Day before the day on which the Arrangement is approved by Unitholders at the Meeting.

ARTICLE 6

OUTSTANDING CERTIFICATES

6.1	Subject to Article 5, after the Second Effective Date, certificates formerly representing Units shall represent only the right to receive the certificates representing New Precision Common Shares which the former holder of such Units is, subject to Section 6.5, entitled to receive pursuant to Article 4 of this Plan of Arrangement, subject to compliance with the requirements set forth in this Article 6.

6.2	All dividends paid with respect to any New Precision Common Shares allotted and issued pursuant to this Plan of Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. All monies received by the Depositary shall be invested by it in non-interest bearing trust accounts upon such terms as the Depositary may reasonably deem appropriate. The Depositary shall pay and deliver to any such registered holder such dividends to which such holder is entitled, net of applicable withholding and other taxes, upon delivery of the certificate representing the New Precision Common Shares issued to such holder in accordance with Section 6.3.

6.3	At the time of mailing the Information Circular:

(a)	the Trust shall forward to each Trust Unitholder at the address of such holder as it appears on the register of Trust Units on the Record Date, a Letter of Transmittal for Trust Units; and

(b)	the Partnership shall forward to each Exchangeable LP Unitholder at the address of such holder as it appears on the register of Exchangeable LP Units on the Record Date, a Letter of Transmittal for Exchangeable LP Units,

and instructions for obtaining delivery of the New Precision Common Shares to such holder pursuant to this Plan of Arrangement. A Unitholder may take delivery of such New Precision Common Shares by delivering the certificates representing such holder’s Units to the Depositary at any of the offices indicated in the appropriate Letter of Transmittal, accompanied by a duly completed Letter of Transmittal and such other documents as the Depositary may reasonably require. The certificates representing the New Precision Common Shares issued to such holder shall be registered in such names and, delivered to such addresses as such holder may direct in such Letters of Transmittal, or if requested by the former Unitholder in the Letter of Transmittal, made available at the Depositary for pick-up by the former Unitholder, as soon as practicable after receipt by the Depositary of the required documents.

6.4	Unitholders shall not be entitled to any interest, distribution, premium or other payment on or with respect to the former Units other than the certificates representing the New Precision Common Shares which they are entitled to receive pursuant to the Arrangement.

6.5	Any certificate formerly representing Units that is not deposited with all other documents as provided in Section 6.3 on the day before the fifth anniversary of the Initial Effective Date shall cease to represent a right or claim of any kind or nature and the right of the holder of such Units to receive certificates representing New Precision Common Shares and/or any cash payments, as the case may be, shall be deemed to be surrendered to New Precision together with all dividends thereon held for such holder.

6.6	If any certificate which immediately prior to the Initial Effective Date represented an interest in outstanding Trust Units that were transferred pursuant to paragraphs 4.1(e) and (f) hereof has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed, the registered holder thereof in the register of Trust Units shall, as a condition precedent to the receipt of any New Precision Common Shares to be issued to such Person, provide to New Precision and the Trust a bond, in form and substance satisfactory to New Precision and the Trust, or otherwise indemnify New Precision and the Trust to their satisfaction, in their sole and absolute discretion, against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

6.7	If any certificate which immediately prior to the Initial Effective Date represented an interest in outstanding Exchangeable LP Units that were transferred pursuant to paragraph 4.1(n) hereof has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed, the registered holder thereof in the register of Exchangeable LP Units shall, as a condition precedent to the receipt of any New Precision Common Shares to be issued to such Person, provide to New Precision and the Partnership a bond, in form and substance satisfactory to New Precision and the Partnership, or otherwise indemnify New Precision and the Partnership to their satisfaction, in their sole and absolute discretion, against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

ARTICLE 7

PROCESS AND FRACTIONAL NEW PRECISION COMMON SHARES

7.1	With respect to each Trust Unit to which paragraphs 4.1(e) and (f) applies, the Trust Unitholder thereof shall cease to be a holder of such Trust Unit and such Trust Unitholder’s name shall be removed from the register of Trust Units with respect to such Trust Units as of the Initial Effective Date.

7.2	With respect to each Exchangeable LP Unit to which paragraph 4.1(n) applies:

(a)	the Unitholder thereof shall cease to be a holder of such Exchangeable LP Unit and such Exchangeable LP Unitholder’s name shall be removed from the register of Exchangeable LP Units with respect to such Exchangeable LP Units as of the Initial Effective Date; and

(b)	AcquisitionCo shall be, and be deemed to be, the transferee of such Exchangeable LP Units (free and clear of any Encumbrances) and shall be entered in the register of Exchangeable LP Units as the holder thereof as of the Initial Effective Date.

7.3	With respect to each AcquisitionCo Share to which paragraphs 4.1(e), (f) and (n) apply, the former holders of Units shall be entered in the register of AcquisitionCo Shares as the holders thereof as of the Initial Effective Date.

7.4	With respect to each AmalCo Share to which paragraph 4.2(a) applies, holders of AcquisitionCo Shares shall be entered in the register of AmalCo Shares as the holders thereof as of the Second Effective Date.

7.5	With respect to each New Precision Common Share to which paragraph 4.2(b) applies, holders of AmalCo Shares shall be entered in the register of New Precision Common Shares as the holders thereof as of the Second Effective Date.

7.6	No fractional New Precision Common Shares shall remain outstanding following the completion of the events set forth in paragraphs 4.1(e), (f) and (n) and 4.2(a) and (b).

ARTICLE 8

AMENDMENTS

8.1	The Trust, the Partnership, GPCo, Precision, SubCo and AcquisitionCo reserve the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Initial Effective Date provided that any such amendment, modification or supplement must be contained in a written document that is: (a) filed with the Court and, if made following the Meeting, approved by the Court; and (b) communicated to Unitholders in the manner required by the Court (if so required).

8.2	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Trust, the Partnership, GPCo, Precision, SubCo and AcquisitionCo at any time prior to or at the Meeting with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

8.3	Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only: (a) if it is consented to by the Trust, the Partnership, GPCo, Precision, SubCo and AcquisitionCo; and (b) if required by the Court or applicable law, it is consented to by the Unitholders.

APPENDIX “E”

FAIRNESS OPINION

February 11, 2010

The Board of Trustees of Precision Drilling Trust
and
The Board of Directors of Precision Drilling Corporation
4200, 150 - 6th Avenue SW
Calgary, Alberta
T2P 3Y7

To the Board of Trustees of Precision Drilling Trust and the Board of Directors of Precision Drilling Corporation:

TD Securities Inc. (“TD Securities”) understands that the board of trustees (the “Board of Trustees”) of Precision Drilling Trust (the “Trust”) will be seeking the approval of the holders (the “Trust Unitholders”) of units (the “Units”) of the Trust and the holders (the “Exchangeable LP Unitholders” and, together with the Trust Unitholders, the “Unitholders”) of Class B Limited Partnership Units (the “Exchangeable LP Units”) of Precision Drilling Limited Partnership, to complete a reorganization of the Trust into a corporate structure. Under the proposed plan of arrangement (the “Arrangement”), Unitholders will exchange their Units and Exchangeable LP Units on a one for one basis for common shares (“Common Shares”) of a newly incorporated company (“New Precision”), which will result in the holders of Units and Exchangeable LP Units owning substantially all of the Common Shares. If approved, the Arrangement will result in New Precision carrying on the business presently carried on by the Trust and its subsidiaries (collectively, with the Trust, “Precision”). Following the completion of the Arrangement, the board of directors of New Precision will be comprised of the current members of the board of directors (the “Board of Directors”) of Precision Drilling Corporation (the “Administrator”) and the senior management of New Precision will be comprised of the current senior management of Precision.

The above description is summary in nature. The specific terms and conditions of the Arrangement will be more fully described in the notice of annual and special meeting and management information circular (the “Information Circular”), which is to be mailed to the Unitholders in connection with the Arrangement.

Engagement of TD Securities

TD Securities was engaged by the Trust pursuant to an engagement agreement (the “Engagement Agreement”) dated February 5, 2010 to provide financial advisory services to the Board of Trustees and the Board of Directors in connection with the Arrangement, including the preparation and delivery to the Board of Trustees and the Board of Directors of an opinion (the “Opinion”) as to the fairness, from a financial point of view, of the consideration to be received by Unitholders under the Arrangement. TD Securities has not been asked and has not prepared a formal valuation or appraisal of any of the assets or securities of the Trust, Precision, New Precision or any of their respective affiliates and this Opinion should not be construed as such, nor has TD Securities been requested to identify, solicit, consider or develop any potential alternatives to the Arrangement.

The terms of the Engagement Agreement provide that TD Securities will receive a fee for its services as financial advisor that is contingent on the delivery of this Opinion. In addition, the Trust has agreed to reimburse TD Securities for its reasonable out-of-pocket expenses and to indemnify TD Securities, in certain circumstances, against certain expenses, losses, claims, actions, suits, proceedings, damages and liabilities which may arise directly or indirectly from services performed by TD Securities in connection with the Engagement Agreement.

Subject to terms of the Engagement Agreement, TD Securities consents to the inclusion of this Opinion and a summary thereof, in a form acceptable to TD Securities, in the Information Circular and to the filing of the Information Circular by the Trust with the applicable Canadian and United States securities regulatory authorities.

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Credentials of TD Securities

TD Securities is a Canadian investment banking firm with operations in a broad range of investment banking activities, including corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading, investment management and investment research. TD Securities has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing valuations and fairness opinions.

This Opinion represents the opinion of TD Securities and its form and content have been approved by a committee of senior investment banking professionals of TD Securities, each of whom is experienced in merger, acquisition, divestiture, valuation and fairness opinion matters.

Relationship With Interested Parties

Neither TD Securities nor any of its affiliates is an insider, associate or affiliate (as those terms are defined in the Securities Act (Alberta) (the “Securities Act”)) of the Trust or Precision or any of their respective associates or affiliates (collectively, the “Interested Parties”). Neither TD Securities nor any of its affiliates is an advisor to any of the Interested Parties with respect to the Arrangement other than to the Trust and to the Board of Trustees and the Board of Directors pursuant to the Engagement Agreement.

TD Securities and its affiliates have not been engaged to provide any financial advisory services, have not acted as lead or co-lead manager on any offering of securities of Precision or any other Interested Party, or had a material financial interest in any transaction involving Precision or any other Interested Party during the 24 months preceding the date on which TD Securities was first contacted in respect of the Arrangement other than (i) acting as underwriter in connection with the Trust’s February 2009 equity offering; (ii) acting as Co-Documentation Agent for the Administrator’s December 2008 credit facility; and (iii) providing interest rate and foreign exchange derivative trading services for Precision.

TD Securities and its affiliates act as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have and may in the future have positions in the securities of any Interested Party, and, from time to time, may have executed or may execute transactions on behalf of any Interested Party or other clients for which it may have received or may receive compensation, As an investment dealer, TD Securities conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including matters with respect to the Arrangement, the Trust, or any other Interested Party.

No understandings or agreements exist between TD Securities and the Trust or any other Interested Party with respect to future financial advisory or investment banking business. TD Securities may in the future, in the ordinary course of its business, perform financial advisory or investment banking services for the Trust, New Precision, or any other Interested Party, and The Toronto-Dominion Bank, parent of TD Securities, may provide banking services to the Trust, New Precision or any other Interested Party.

Scope of Review

In connection with this Opinion, TD Securities reviewed and relied upon (without attempting to verify independently the completeness or accuracy of) or carried out, among other things, the following:

1.	A draft of the Information Circular as of February 8, 2010 and a draft of the arrangement agreement (including the plan of arrangement) with respect to the Arrangement as of the same date;

2.	Audited annual consolidated financial statements for the Trust for each of the three years ended December 31, 2006, 2007 and 2008;

3.	Draft annual consolidated financial statements for the Trust for the year ended December 31, 2009 (draft as of February 11, 2010);

4.	Annual reports of the Trust for the three years ended December 31, 2006, 2007 and 2008;

5.	Unaudited interim consolidated financial statements of the Trust for each of the three month periods ended March 31, June 30 and September 30, in each of the fiscal years 2007, 2008 and 2009;

6.	Draft unaudited interim consolidated financial statements of the Trust for the three month period ended December 31, 2009 (draft as of February 11, 2010);

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7.	The Rights Offering Circular and the Amended and Restated Rights Offering Circular both dated April 27, 2009;

8.	Short Form Base Shelf Prospectus dated February 4, 2009;

9.	Prospectus Supplement dated February 9, 2009 to the Short Form Base Shelf Prospectus dated February 4, 2009

10.	Business Acquisition Report dated January 21, 2009;

11.	Amended Business Acquisition Report dated February 9, 2009;

12.	Annual information forms of the Trust for the three years ended December 31, 2006, 2007 and 2008;

13.	Notices of annual meetings of Unitholders and management information circulars of the Trust for the two years ended December 31, 2007 and 2008;

14.	Unaudited projected financial information for the Trust including forecast taxes payable assuming a conversion to a corporate structure as proposed under the Arrangement;

15.	Various research publications prepared by equity research analysts regarding the Trust and other selected public entities considered relevant;

16.	Public information relating to the business, operations, financial performance and Unit trading history of the Trust and other selected public entities considered relevant;

17.	Public information with respect to certain other transactions of a comparable nature considered relevant;

18.	Discussions with senior management of Precision with respect to the information referred to above and other issues deemed relevant;

19.	Representations contained in a certificate dated February 11, 2010 from senior officers of the Administrator;

20.	Discussions with the Trust’s tax advisors with respect to various tax matters relating to the Arrangement, the tax implications thereof and other matters considered relevant;

21.	Advance Income Tax Ruling issued by Canada Revenue Agency and addressed to the Trust and the Administrator and dated February 3, 2010;

22.	A document prepared by tax advisors of the Trust and provided by management of Precision regarding the steps involved in consummating the Arrangement;

23.	A Summary of the Trust’s Unit ownership segmented by Canadian and non-resident ownership at various dates since January 2009 through to February 2010; and

24.	Such other corporate, industry and financial market information, investigations, analyses and discussions as TD Securities considered necessary or appropriate in the circumstances.

TD Securities has not, to the best of its knowledge, been denied access by the Trust to any information requested by TD Securities. TD Securities has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statements of the Trust and the reports of the auditors thereon.

Prior valuations

The Trust has represented to TD Securities that, among other things, it has no knowledge of any prior valuations or appraisals relating to the Trust or any affiliate or any of their respective securities, material assets, or liabilities made in the preceding 24 months and in the possession or control of the Trust other than those which have been provided to TD Securities or, in the case of valuations known to the Trust which it does not have within its possession or control, notice of which has been given to TD Securities.

Assumptions and Limitations

This Opinion is subject to the assumptions, limitations and explanations set forth herein.

With the Board of Trustees’ and the Board of Directors’ acknowledgement and agreement as provided for in the Engagement Agreement, TD Securities has relied upon and assumed the accuracy, completeness and fairness of

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presentation of all financial and other information, data, advice, opinions and representations obtained by TD Securities or provided to it by Precision or its personnel, advisors or other representatives (provided orally, in writing or by other electronic transmission) or otherwise obtained by TD Securities pursuant to its engagement, including the certificate provided by senior management of the Administrator and the information, data and other material as filed under the Trust’s profile on SEDAR (collectively, the “Information”). This Opinion is conditional upon such accuracy, completeness and fair presentation. TD Securities has not been requested to or attempted to verify independently the accuracy, completeness or fairness of presentation of any such Information.

With respect to the budgets, forecasts, projections or estimates provided to TD Securities and used in its analyses, TD Securities notes that projecting future results is inherently subject to uncertainty. TD Securities has assumed, however, that such budgets, forecasts, projections and estimates were prepared using the assumptions identified therein and on bases reflecting the most reasonable assumptions, estimates and judgements of the Administrator’s management as to the matters covered thereby and which, in the reasonable opinion of the Administrator, are (or were at the time of preparation and continue to be) reasonable in the circumstances. TD Securities expresses no independent view as to the reasonableness of such budgets, forecasts, projections and estimates or the assumptions on which they are based.

Senior officers of the Administrator have, on behalf of the Trust, represented to ID Securities in a certificate dated February 11, 2010, among other things, that after due inquiry; (i) Precision has no information or knowledge of any facts public or otherwise not specifically provided to TD Securities relating to Precision or New Precision which would reasonably be expected to affect materially this Opinion; (ii) with the exception of forecasts, projections or estimates referred to in subparagraph (v) below, the Information is or, in the case of historical Information was, at the date of preparation, true, complete and accurate and did not and does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the Information not misleading in the light of circumstances in which it was presented; (iii) since the dates on which the Information was provided to TD Securities, there have been no changes in any material facts or new material facts since the respective dates thereof which have not been disclosed to TD Securities or updated by more current Information provided lo TD Securities by the Trust and there has been no material change, financial or otherwise in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Precision and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on this Opinion; (iv) to the best of their knowledge, information and belief after due inquiry, there is no plan or proposal for any material change (as defined in the Securities Act) in the affairs of the Trust which have not been disclosed to TD Securities; (v) any portion of the Information provided to TD Securities which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of the Administrator, are (or were at the time of the preparation and continue to be) reasonable in the circumstances reflecting the best currently available assumptions, estimates and judgements of Precision’s management as to the matters covered thereby; and (vi) Precision has received memoranda, reports, tax and other advice from its tax and legal advisors concerning the structure and tax implications of the Arrangement and other related matters and has determined that the conclusions of such memoranda, reports, tax and other advice are accurate, complete, fair and reasonable in the circumstances.

With respect to all legal and tax matters relating to the Arrangement and the implementation and effect thereof, we have relied upon the advice and representations provided to us by or on behalf of Precision and have relied upon and assumed the completeness and accuracy of such advice and representations, including the validity and efficacy of the procedures being followed to implement the Arrangement. TD Securities has assumed, with your permission, that upon completion of the Arrangement there will be no material adverse change in the tax attributes (whether in Canada, the United States or otherwise) of New Precision and its subsidiaries relative to Precision, other than as have been disclosed in full detail to TD Securities. We are not legal, tax, accounting or regulatory experts and we express no opinion concerning any legal, tax, accounting or regulatory matters concerning the Arrangement (or the tax effect thereof on any person or entity) or the sufficiency of this Opinion for your purposes. TD Securities did not render advice to the Board of Trustees or the Board of Directors regarding legal, tax, accounting or regulatory matters.

In preparing this Opinion, TD Securities has made several other assumptions, including that: the Arrangement will be completed substantially in accordance with the draft agreements reviewed by us and as described in the draft Information Circular reviewed by us; all final or executed versions of agreements and documents will conform in all material respects to the drafts provided to TD Securities; the Information Circular will be distributed to Unitholders in

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accordance with all applicable laws; the disclosure in the Information Circular will be accurate, in all material respects, and will comply, in all material respects, with the requirements of all applicable laws; conditions precedent to be satisfied to complete the Arrangement can be satisfied; all approvals, authorizations, consents, permissions, exemptions or orders of relevant regulatory authorities required in respect of or in connection with the Arrangement will be obtained, without adverse condition or qualification; and that all steps or procedures being followed to implement the Arrangement are valid and effective. In its analysis in connection with die preparation of this Opinion, TD Securities made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of TD Securities or any party involved with the Arrangement.

This Opinion is being provided for the exclusive use of the Board of Trustees and the Board of Directors in considering the Arrangement and may not be published, disclosed or used for any other purposes by any other person or relied upon by any other person other than the Board of Trustees or the Board of Directors without the express prior written consent of TD Securities. This Opinion is not intended to and does not: (1) constitute a recommendation that Unitholders should vote in favour of the Arrangement; or (ii) express any opinion as to the trading price or value of any securities of the Trust, New Precision or any other person following the announcement or completion of the Arrangement. This Opinion does not address the relative merits of the Arrangement as compared to other transactions or business strategies that might be available to the Trust. In considering fairness, from a financial point of view, TD Securities considered the Arrangement from the perspective of Unitholders generally and did not consider the Specific circumstances of any particular Unitholder.

This Opinion is rendered as of February 11, 2010, on the basis of securities markets, economic and general business and financial conditions and legal, tax and other regulatory regimes prevailing on that date and the condition and prospects, financial and otherwise, of the Trust, New Precision and their respective subsidiaries and affiliates as they were reflected in the information provided to TD Securities. Any changes therein may affect this Opinion and, although TD Securities reserves the right to change or withdraw this Opinion in such event, it disclaims any undertaking or obligation to advise any person of any such change that may come to its attention, or change or update this Opinion after such date.

The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. TD Securities believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create an incomplete or misleading view of the process underlying this Opinion. Accordingly, this Opinion should be read in its entirety.

Conclusion

Based upon and subject to the foregoing and such other matters as we considered relevant, TD Securities is of the opinion that, as of February 11, 2010, the consideration to be received by the Unitholders pursuant to the Arrangement is fair, from a financial point of view, to the Unitholders.

Yours very truly,

TD Securities Inc.

Member of TD Bank Financial Group

APPENDIX “F”

INFORMATION CONCERNING NEW PRECISION

NOTICE TO READER

As at the date hereof, New Precision has not carried on any active business other than executing the Arrangement Agreement. Unless otherwise noted, the disclosure in this Appendix has been prepared assuming that the Arrangement has been completed. New Precision will be the publicly listed corporation resulting from the reorganization of Precision Trust’s trust structure into a corporation pursuant to the Arrangement. Unless otherwise defined herein, all capitalized words and phrases used in this Appendix have the meaning given to such words and phrases in the “Glossary of Terms” or elsewhere in this Information Circular.

FORWARD-LOOKING STATEMENTS

This Appendix contains forward-looking information and statements. All statements other than statements of historical fact contained in this Appendix are forward-looking information and statements. Reference is made to “Forward-Looking Statements” in this Information Circular for information regarding forward-looking information and statements. The forward-looking information and statements contained in this Appendix are expressly qualified in their entirety by the cautionary statements set forth in the body of this Information Circular under “Forward-Looking Statements”. The forward-looking information and statements included in this Appendix “F” are made as of the date of this Information Circular and New Precision undertakes no obligation to publicly update such forward-looking statements to reflect new information, subsequent events or otherwise unless so required by applicable securities laws.

CORPORATE STRUCTURE

Name, Address and Incorporation

New Precision will be created upon completion of the Second Amalgamation pursuant to the Arrangement. Once the Arrangement has been completed, New Precision will carry on the business previously carried on by Precision Trust and PDC. The head and registered office of New Precision will be located at 4200, 150 – 6th Avenue S.W., Calgary, Alberta T2P 3Y7.

Intercorporate Relationships

As at the date hereof, AcquisitionCo does not have any Subsidiaries. The following table provides the name, the percentage of voting securities to be owned, directly or indirectly, by New Precision and the jurisdiction of incorporation, continuance or formation of New Precision’s Subsidiaries immediately after the Second Effective Date. For simplification purposes, this table omits wholly-owned Subsidiaries that are not material.

Jurisdiction of
	Percentage of		Incorporation,
	voting securities		Continuance or
	(directly or		Formation (as
	indirectly)	Nature of Entity	applicable)
Precision Limited Partnership	100% (Directly and Indirectly)	Limited Partnership	Alberta
Precision Drilling Canada Limited Partnership	100% (Directly and Indirectly)	Limited Partnership	Alberta
Precision Drilling Oilfield Services Corporation	100% (Directly)	Corporation	Texas
Precision Drilling Holdings Company	100% (Indirectly)	Corporation	Nevada
Precision Drilling Company, LP	100% (Indirectly)	Limited Partnership	Texas

GENERAL DEVELOPMENT OF THE BUSINESS

AcquisitionCo has not carried on any active business since its incorporation other than executing the Arrangement Agreement. If approved, the Arrangement will result in the reorganization of Precision Trust’s trust structure into a corporate structure with AcquisitionCo, GPCo and PDC being amalgamated under the Arrangement to form New Precision which will carry on the business previously carried on by Precision. Upon completion of the Arrangement, the former Unitholders will become Shareholders of New Precision. For a detailed description of the historical development of the business of Precision Trust, see “General Development of the Business” in the Annual Information Form. For a

description of the business to be carried on by New Precision following completion of the Arrangement, see “Description of the Business” in this Appendix.

Upon completion of the Arrangement, New Precision will become a reporting issuer in each of the provinces of Canada and in the United States and will become subject to the informational reporting requirements under the securities laws of such jurisdictions as a result of the Arrangement.

The TSX has conditionally approved the substitutional listing of the Common Shares issuable pursuant to the Arrangement, the Employee Stock Option Plan, the Deferred Share Unit Plan and the Warrants, subject to New Precision fulfilling the requirements of the TSX. Precision Trust has applied to list the Common Shares issuable pursuant to the Arrangement, the Employee Stock Option Plan, the Deferred Share Unit Plan and the Warrants on the NYSE.

DESCRIPTION OF THE BUSINESS

If approved, the Arrangement will result in the reorganization of Precision Trust’s trust structure into a corporation, New Precision. Upon completion of the Arrangement, New Precision and its Subsidiaries will carry on the business currently carried on by Precision. The Board of Directors and management of New Precision will be comprised of the current members of the Board of Directors and management of PDC. For a detailed description of Precision’s business, which will continue to be carried on by New Precision if the Arrangement is completed, see “Description of the Business of Precision” in the Annual Information Form.

MANAGEMENT’S DISCUSSION AND ANALYSIS

As at the date of this Information Circular, New Precision has not conducted any business or operations, other than, as AcquisitionCo, to execute the Arrangement Agreement and to issue 100 Common Shares to Precision Trust in connection with its organization.

If the Arrangement is completed, the business of Precision will continue to be carried on by New Precision as before the Effective Dates. New Precision’s financial position, risks and outlook after the Arrangement is completed will be substantially the same as those outlined in the MD&A and the Annual Information Form incorporated by reference in this Information Circular.

Since the Arrangement does not contemplate a change of control for accounting or tax purposes, the financial statements of New Precision will reflect the assets and liabilities of Precision Trust at the respective carrying amounts, however, any change to the interpretation of a change of control for tax purposes could result in a change to the carrying amount of future income tax assets. Changes to the carrying amount of future income tax assets will be charged to future income tax expense and will result in a reduction to shareholders’ equity and these changes may be material.

New Precision has agreed to indemnify its directors and officers, to the extent permitted under corporate law, against costs and damages incurred by the directors and officers as a result of lawsuits or any other judicial, administrative or investigative proceeding in which the directors and officers are sued as a result of their services. New Precision’s directors and officers are covered by directors’ and officers’ liability insurance. No amount has been recorded with respect to the indemnification agreements in New Precision’s audited balance sheet. See the audited balance sheet of New Precision attached as Schedule “A” to this Appendix.

Readers are encouraged to review the MD&A which has been filed on SEDAR at www.sedar.com and which is incorporated by reference in this Information Circular. See “Risk Factors” in this Appendix.

DESCRIPTION OF CAPITAL STRUCTURE

The authorized capital of New Precision consists of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in series. The following is a summary of the rights, privileges, restrictions and conditions attaching to the securities of New Precision.

Common Shares

Each Common Share entitles the holder to receive notice of and to attend all meetings of the shareholders of New Precision and to one vote at such meetings. The holders of Common Shares will be, at the discretion of the Board of Directors and subject to applicable legal restrictions, entitled to receive any dividends declared by the Board of Directors on the Common Shares. The holders of Common Shares will be entitled to share equally in any distribution of the assets of

New Precision upon the liquidation, dissolution, bankruptcy or winding-up of New Precision or other distribution of its assets among its shareholders for the purpose of winding-up its affairs.

Preferred Shares

The preferred shares of New Precision are issuable in one or more series. The Board of Directors is empowered to fix the number of preferred shares and the rights, privileges, restrictions and conditions to be attached to the preferred shares of each series.

CONSOLIDATED CAPITALIZATION

As of the date of this Information Circular, AcquisitionCo has issued 100 AcquisitionCo Shares to Precision Trust for an aggregate subscription price of $100. See the Audited Balance Sheet of AcquisitionCo attached as Schedule “A” to this Appendix. Upon completion of Arrangement, the consolidated capitalization of New Precision will be substantially as set forth in the unaudited Pro Forma Consolidated Balance Sheet of New Precision attached as Appendix “G” to this Information Circular. See the audited consolidated financial statements of Precision Trust as at and for the year ended December 31, 2009 together with the MD&A, both of which are incorporated by reference in this Information Circular, as well as “The Arrangement – Effect of the Arrangement on Unitholders”, “The Arrangement – Treatment of Warrants”, “The Arrangement – Treatment of Trust Unit Options and Deferred Trust Units” and “The Arrangement – Secured Facility and Senior Notes” in the body of this Information Circular.

DIVIDEND RECORD AND POLICY

New Precision has not declared or paid any dividends since its incorporation and will not declare any dividends prior to completion of the Arrangement. New Precision does not currently anticipate paying any cash dividends on its Common Shares in the foreseeable future but will review that policy from time to time as circumstances warrant. New Precision currently intends to retain future earnings, if any, for future operations, expansion and debt repayment. Any decision to declare and pay dividends in the future will be made at the discretion of the Board of Directors and will depend on, among other things, New Precision’s results of operations, current and anticipated cash requirements and surplus, financial condition, contractual restrictions and financing agreement covenants, solvency tests imposed by corporate law and other factors that the Board of Directors may deem relevant. In addition to the foregoing, New Precision’s ability to pay dividends now or in the future may be limited by covenants contained in the agreements governing any indebtedness that New Precision or its Subsidiaries have incurred or may incur in the future. See “The Arrangement – Dividend Policy” in the Information Circular.

PRIOR SALES

Prior to the Initial Effective Date, AcquisitionCo (as the predecessor of New Precision) will not issue any securities other than the 100 Common Shares currently held by Precision Trust. Common Shares will be issued to Unitholders pursuant to the Arrangement in consideration for the transfer of their Trust Units or Exchangeable LP Units, as the case may be, to AcquisitionCo as part of the Arrangement, on the basis of one Common Share for each Trust Unit or Exchangeable LP Unit so transferred. Unitholders will ultimately be entitled to receive Common Shares upon the occurrence of the Second Effective Date.

PRINCIPAL SHAREHOLDERS

As of the date hereof, Precision Trust is the sole shareholder of AcquisitionCo, holding 100 Common Shares. To the knowledge of the Board of Trustees, no person or company will, following the Arrangement, beneficially own, directly or indirectly, or exercise control and direction over, more than 10% of the voting rights attached to the outstanding Common Shares.

DIRECTORS AND EXECUTIVE OFFICERS

Following the completion of the Arrangement, the Board of Directors and management of New Precision will be comprised of the current members of the Board of Directors and management of PDC. For a description of the names, municipality of residence, office held and principal occupation for each of the proposed Directors and executive officers of New Precision upon completion of the Arrangement see “Other Matters to be Considered at the Meeting – Election of the Board of Trustees”, “Other Matters to be Considered at the Meeting – Approval of the Appointment of the Board of Directors” and pages 27 to 33 of the Annual Information Form (which is incorporated by reference in this Information

Circular). The directors of New Precision shall hold office until the next annual meeting of Shareholders or until their respective successors have been duly elected or appointed.

Following completion of the Arrangement, the Board of Directors will have three committees: (i) an Audit Committee; (ii) a Corporate Governance and Nominating Committee; and (iii) a Compensation Committee. Each of such committees will be composed of the same individuals serving as members of the Audit Committee, the Corporate Governance and Nominating Committee and the Compensation Committee of PDC.

As of March 10, 2010, the current Directors and officers of PDC (being the proposed Directors and officers of New Precision) and their associates, as a group, beneficially own, directly or indirectly, or exercise control and direction over, an aggregate of approximately 1,369,309 Trust Units and nil Exchangeable LP Units, representing approximately 0.497% of the issued and outstanding Trust Units.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

To date, New Precision has not carried on any active business and has not completed a fiscal year of operations. No compensation has been paid by New Precision to its directors or executive officers and none will be paid until after the Arrangement is completed. The proposed directors and executive officers of New Precision are currently compensated by PDC. See “Administration Agreement and Compensation of the Trustees and Directors” in this Information Circular.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

There exists no indebtedness of the directors or executive officers of New Precision, or any of their associates, to New Precision, nor is any indebtedness of any of such persons to another entity the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by New Precision.

CEASE TRADE ORDERS, BANKRUPTCIES, PENALTIES OR SANCTIONS

Corporate Cease Trade Orders or Bankruptcies

To the knowledge of New Precision, no proposed directors or executive officers of New Precision: (a) are, as at the date hereof, or have been, within the 10 years before the date of this Information Circular, a director, chief executive officer or chief financial officer of any company that, (i) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days (an “Order”) that was issued while the proposed nominee was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to an Order that was issued after the proposed nominee ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; (b) are, as at the date of this Information Circular, or have been within 10 years before the date of this Information Circular, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of the insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (c) have, within the 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed nominee, except as set forth below:

•	Mr. Turbidy was chief financial officer of Trico Marine Services, Inc. (“Trico”) from August 2003 to August 2005. On December 21, 2004, Trico filed a “prepackaged” voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York to restructure and substantially reduce Trico’s debt, strengthen its balance sheet and increase its liquidity. Trico emerged from bankruptcy proceedings on March 15, 2005.

•	Mr. Murray was a director of Rancher Energy Corp. (“Rancher”) from April 20, 2007 to September 30, 2009. On October 28, 2009, Rancher filed a voluntary petition for relief under Chapter 11 of Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Colorado. Rancher has announced that it will be operating its business as “debtor-in-possession” under the jurisdiction of the court and in accordance with the applicable provisions of the Bankruptcy Code, as it attempts to resolve its liquidity problems and develop a reorganization plan.

Penalties or Sanctions

To the knowledge of New Precision, no proposed director or executive officer of New Precision, nor any personal holding company thereof owned or controlled by them: (i) has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Personal Bankruptcies

To the knowledge of New Precision, in the last 10 years, no proposed director or executive officer of New Precision, nor any personal holding company thereof owned or controlled by them, has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, has become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold his or her assets or the assets of his or her holding company.

CONFLICTS OF INTEREST

Except as disclosed in this Information Circular, including in this Appendix, no proposed director or executive officer of New Precision or other insider of New Precision, nor any associate or affiliate of the foregoing persons, has any existing or potential material conflict of interest with New Precision or any of its Subsidiaries.

RISK FACTORS

Risk factors related to the business of Precision Trust and its Subsidiaries will generally continue to apply to New Precision after the Effective Dates and will not be affected by the Arrangement. In the event the Arrangement is completed, the business and operations of, and an investment in, New Precision will be subject to various risk factors set forth in this Information Circular, the Annual Information Form and the MD&A, each of which are incorporated by reference in this Information Circular. Potential Shareholders should consider carefully the information contained herein and in the materials incorporated by reference.

LEGAL PROCEEDINGS

Other than the proceedings relating to the approval of the Arrangement, there are no legal proceedings to which New Precision is a party or in respect of which any of its assets are the subject matter, which is material to New Precision and New Precision is not aware of any such proceedings that are contemplated.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as discussed herein, there are no material interests, direct or indirect, of directors, executive officers, any Unitholder who beneficially owns, directly or indirectly, or who exercise control or direction over, more than 10% of the outstanding Trust Units or Exchangeable LP Units, as the case may be, or any known associate or affiliate of such persons, in any transaction within the most recently completed financial year or in any proposed transaction which has materially affected or would materially affect New Precision or any of its subsidiaries.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Auditors

The auditors of New Precision are KPMG LLP, Calgary, Alberta.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Shares are Computershare Trust Company of Canada at its principal offices in Calgary, Alberta and Toronto, Ontario.

MATERIAL CONTRACTS

The only contract entered into by New Precision that materially affects New Precision, since incorporation or to which New Precision will become a party on or prior to the Initial Effective Date, that can reasonably be regarded as material to a proposed investor in the Common Shares, other than contracts entered into in the ordinary course of business, is the Arrangement Agreement. A copy of the Arrangement Agreement is attached at Appendix “D” to this Information Circular.

SCHEDULE “A”

AUDITED BALANCE SHEET OF ACQUISITIONCO

AUDITORS’ REPORT

To the Board of Directors of 1521500 Alberta Ltd.:

We have audited the balance sheet of 1521500 Alberta Ltd. (the “Corporation”) as at April 7, 2010. This financial statement is the responsibility of the Corporation’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, this financial statement presents fairly, in all material respects, the financial position of the Corporation as at April 7, 2010 in accordance with Canadian generally accepted accounting principles.

Calgary, Alberta April 7, 2010	(Signed) “KPMG LLP” Chartered Accountants

1521500 ALBERTA LTD.

BALANCE SHEET
As at April 7, 2010

ASSETS
Cash	$100
Shareholders’ equity:
Common Shares (note 2)	$100
Subsequent Event (note 3)

On behalf of the Board of Directors:

(signed) “Kevin A. Neveu”	(signed) “Joanne L. Alexander”
Director	Director

See accompanying notes to the financial statements

1521500 ALBERTA LTD.

Notes to the Balance Sheet
As at April 7, 2010

1.	Incorporation and basis of presentation:

1521500 Alberta Ltd. was incorporated pursuant to the Business Corporations Act (Alberta) on March 4, 2010 for the sole purpose of participating in the reorganization of Precision Drilling Trust into a corporate entity. 1521500 Alberta Ltd. has not carried on any active business or conducted operations since incorporation other than with respect to the reorganization. This financial statement has been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”).

2.	Share Capital:

Authorized:

An unlimited number of voting common shares
An unlimited number of preferred shares, issuable in series

Issued:

	Number of shares	Amount
Common shares:
Issued on incorporation for cash	100	$100

Balance as at April 7, 2010	100	$100

3.	Subsequent event:

Through a series of transactions involving Precision Drilling Trust (“Precision”), 1521500 Alberta Ltd., certain of Precision’s subsidiaries, the holders of trust units of Precision and the holders of class B limited partnership units of Precision Drilling Limited Partnership (“PDLP”), Precision anticipates converting into a publicly listed oil and gas service company. The transaction is subject to satisfying various conditions including regulatory, judicial and security holder approvals and is currently scheduled to be completed on or about May 31, 2010.

The new Precision Drilling Corporation will, directly or indirectly own all of the assets and assume all of the liabilities of Precision and its subsidiaries.

Under the Arrangement through a series of transactions, holders of Precision trust units will receive one common share of the new Precision Drilling Corporation for each trust unit and holders of PDLP class B limited partnership units will receive one common share of the new Precision Drilling Corporation for each class B limited partnership unit held.

4.	Reconciliation to United States generally accepted accounting principles (“US GAAP”):

There are no significant differences between Canadian and US GAAP that impacts the balance sheet of 1521500 Alberta Ltd.

APPENDIX “G”

PRO FORMA FINANCIAL STATEMENTS OF NEW PRECISION

Precision Drilling Corporation

PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
As at December 31, 2009

		Adjustments
	Precision Drilling Trust	(Note 2)	Pro Forma
	(Stated in thousands of Canadian dollars)

ASSETS
Current assets:
Cash	$130,799	$—	$130,799
Accounts receivable	283,899	—	283,899
Income tax recoverable	25,753	—	25,753
Inventory	9,008	—	9,008

	449,459	—	449,459
Income tax recoverable	64,579	—	64,579
Property, plant and equipment	2,913,966	—	2,913,966
Intangibles	3,156	—	3,156
Goodwill	760,553	—	760,553

	$4,191,713	$—	$4,191,713

LIABILITIES AND UNITHOLDERS’ / SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$128,376	$1,000	$129,376
Current portion of long-term debt	223		223

	128,599	1,000	129,599
Long-term liabilities	26,693	—	26,693
Long-term debt	748,725	—	748,725
Future income taxes	703,195	1,895	705,090

	1,607,212	2,895	1,610,107

Unitholders’ / Shareholders’ equity:
Unitholders’ capital	2,770,708	(2,770,708)	—
Common stock	—	2,770,708	2,770,708
Contributed surplus	4,063	—	4,063
Retained earnings	107,227	(2,895)	104,332
Accumulated other comprehensive loss	(297,497)	—	(297,497)

	2,584,501	(2,895)	2,581,606

	$4,191,713	$—	$4,191,713

Precision Drilling Corporation

PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)
Year ended December 31, 2009

		Adjustments
	Precision Drilling Trust	(Note 3)	Pro Forma
	(Stated in thousands of Canadian dollars, except per
	unit / share amounts)

Revenue	$1,197,446	$—	$1,197,446
Expenses:
Operating	692,243	—	692,243
General and administrative	98,202	1,000	99,202
Loss on asset decommissioning	82,173	—	82,173
Depreciation and amortization	138,000	—	138,000
Foreign exchange	(122,846)	—	(122,846)
Finance charges	147,401	—	147,401

Earnings before income taxes	162,273	(1,000)	161,273
Income taxes:
Current	(14,901)	—	(14,901)
Future	15,471	4,666	20,137

	570	4,666	5,236

Net earnings	$161,703	$(5,666)	$156,037

Earnings per unit / share:
Basic	$0.65		$0.63
Diluted	$0.63		$0.61

Precision Drilling Corporation

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
As at and for the year ended December 31, 2009

1.	Basis of Presentation

On February 12, 2010 Precision Drilling Trust (the “Trust”) announced its plan to convert the Trust into a corporate entity called Precision Drilling Corporation (the “Corporation”), and to carry on the same business as previously conducted by the Trust (the “Arrangement”). Unitholders of the Trust and Precision Drilling Limited Partnership will receive an equal number of common shares of the Corporation that will hold the assets previously held, directly or indirectly, by the Trust.

The accompanying unaudited pro forma consolidated financial statements have been prepared by management of the Trust in accordance with Canadian generally accepted accounting principles.

The unaudited pro forma consolidated balance sheet as at December 31, 2009 and the unaudited pro forma statement of earnings for the year ended December 31, 2009 are based on the audited financial statements of the Trust as at and for the year ending December 31, 2009. The pro forma financial statements should be read in conjunction with the Trust’s 2009 consolidated financial statements.

The pro forma consolidated financial statements may not be indicative of results that actually would have occurred if the events reflected herein had been in effect on the dates indicated or of the results that may be obtained in the future.

2.	Pro forma consolidated balance sheet as at December 31, 2009 assumptions and adjustments:

The pro forma consolidated balance sheet gives effect to the following transaction and adjustments as if they occurred on December 31, 2009:

i.	Completion of the proposed Arrangement whereby the Unitholders of the Trust and Precision Drilling Limited Partnership receive an equal number of common shares of the Corporation.

ii.	Costs incurred in connection with the Arrangement, including legal, advisory and other costs and fees of $1 million have been included in accounts payable and accrued liabilities.

iii.	Adjustment to the future income tax liability for adjustments to the tax pools of the Corporation as a result of the conversion from a trust to a corporate entity.

3.	Pro forma consolidated statement of earnings for the year ended December 31, 2009 assumptions and adjustments:

i.	The pro forma consolidated statement of earnings for the year ended December 31, 2009 gives effect to the Arrangement and adjustments referred to in Note 2 effective January 1, 2009 as well as the following:

ii.	The pro forma statement of earnings includes transaction costs of $1.0 million for estimated legal, advisory and other costs and fees.

iii.	The Arrangement effectively results in the income tax burden on earnings from the Trust and its subsidiaries being transferred from the Unitholders to the Corporation and certain tax pools accumulated by the Trust will not be available to reduce taxable income in the Corporation and its subsidiaries after the Arrangement. As a result of the above the future income tax provision has been increased by $4.7 million.

4.	United States Generally Accepted Accounting Principles:

The 2009 consolidated financial statements of the Trust include a reconciliation of the Trust’s financial statements to United States generally accepted accounting principles (“U.S. GAAP”). The information provided below describes the effect of the conversion of the Trust to a corporate entity on the Trust’s reported U.S. GAAP reconciliation. This note should be read in conjunction with the Trust’s 2009 consolidated financial statements particularly Note 21.

a)	Equity settled unit based compensation

The Trust has equity settled unit based compensation plans for employees and directors that will be assumed by the Corporation. Pursuant to the Arrangement these plans will continue in the Corporation and be settled with common shares. Under Canadian GAAP the Trust accounted for these plans as equity settled awards whereby the fair value of the units / options were estimated on the grant date and charged to earnings as they vest with an offsetting entry to contributed surplus.

Under U.S. GAAP the Trust was required to account for these plans as liability classified awards as a result of the redemption feature within the trust units. This resulted in additional stock based compensation in 2009 under U.S. GAAP as disclosed in the notes to the Trust’s 2009 consolidated financial statements.

As a result of the conversion of the Trust to a corporate entity these plans will be classified as equity awards under U.S. GAAP and accounted for in the same manner as Canadian GAAP. The additional stock based compensation expense under U.S. GAAP that was disclosed in the notes to the Trust’s 2009 consolidated financial statements is eliminated in the reconciliation of the pro forma statements of earnings to U.S. GAAP.

b)	Redemption of trust units

Under U.S. GAAP, the trust units and the limited partnership units were presented as temporary equity. Upon conversion to a corporate entity the amount presented under U.S. GAAP as temporary equity will be transferred to permanent equity / common stock.

The application of U.S. GAAP accounting principles would have the following impact on the consolidated financial statements:

     Pro Forma Consolidated Statement of Earnings

Year ended December 31, 2009
(stated in thousands of Canadian dollars, except per unit amounts)

Pro forma net earnings from continuing operations under Canadian GAAP and U.S. GAAP	$156,037
Pro forma earnings per unit under U.S. GAAP:
Basic	$0.63
Diluted	$0.61

     Pro Forma Consolidated Balance Sheet stated in thousands of Canadian dollars

	Precision Drilling			Precision Drilling
	Trust as			Corporation as
	reported under			reported under
	U.S. GAAP	Adjustments		U.S. GAAP

Current assets	$449,459	$—		$449,459
Income taxes recoverable	64,579	—		64,579
Other long-term assets	137,036	—		137,036
Property, plant and equipment	2,913,966	—		2,913,966
Intangibles	3,156	—		3,156
Goodwill	823,582	—		823,582

	$4,391,778	$—		$4,391,778

Current liabilities	$157,518	$1,000	Note 2	$158,518
Long-term liabilities	26,693	(5,942)	Note 4(a)	20,751
Long-term debt	885,761	—		885,761
Future income taxes	653,884	1,895	Note 2	655,779
Other long-term liabilities	25,847	—		25,847
Temporary equity	1,898,743	(1,898,743)	Note 4(b)	—
Common stock	—	1,898,743	Note 4(b)	1,898,743
Contributed surplus	—	5,942	Note 4(a)	5,942
Accumulated other comprehensive income (loss)	(297,497)	—		(297,497)
Retained earnings	1,040,829	(2,895)	Note 2	1,037,934

	$4,391,778	$—		$4,391,778

APPENDIX “H”

SUMMARY OF SHAREHOLDER RIGHTS PLAN

Please see “Other Matters to be Considered at the Meeting – Approval of the Shareholder Rights Plan” in the Information Circular to which this Appendix is attached for a discussion of the Shareholder Rights Plan and the reasons for the Board of Trustees recommending its approval.

Capitalized terms used but not specifically defined in this Appendix shall have the meanings ascribed thereto in the Information Circular.

The following summary of the Shareholder Rights Plan is qualified in its entirety by reference to the complete text of the Shareholder Rights Plan Agreement (the “Agreement”) to be entered into between New Precision and Computershare Trust Company of Canada, as rights agent, in connection with the Shareholder Rights Plan (if approved at the Meeting). The Agreement shall govern in the event of any conflict between the provisions thereof and this summary. A Unitholder may obtain a draft copy of the Agreement by contacting the office of the Corporate Secretary of Precision at 4200 – 6th Avenue S.W., Calgary, Alberta T2P 3Y7 or by facsimile at (403) 264-0251; by telephone at (403) 716-4500 or by email at corporatesecretary@precisiondrilling.com.

Definitions

1.	“Convertible Security” shall mean a security convertible, exercisable or exchangeable into a Voting Share;

2.	“Independent Shareholders” means holders of Voting Shares (as defined below), other than:

(a)	any Acquiring Person (as defined below);

(b)	any Offeror (as defined below), other than a person referred to in clause 1.1(f)(iii)(B) of the Agreement;

(c)	any affiliate or associate of such Acquiring Person or Offeror;

(d)	any person acting jointly or in concert with such Acquiring Person or Offeror; and

(e)	any employee benefit plan, deferred profit sharing plan, stock participation plan and any other similar plan or trust for the benefit of employees of New Precision or a subsidiary of New Precision, unless the beneficiaries of the plan or trust direct the manner in which the Voting Shares are to be voted or direct whether the Voting Shares are to be tendered to a Take-over Bid;

3.	“Offer to Acquire” shall include:

(a)	an offer to purchase or a solicitation of an offer to sell or a public announcement of an intention to make such an offer or solicitation; and

(b)	an acceptance of an offer to sell, whether or not such offer to sell has been solicited;

or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell;

4.	“Offeror” shall mean a person who has announced a current intention to make or who is making a Take-over Bid, but only so long as the Take-over Bid so announced or made has not been withdrawn or terminated or has not expired;

5.	“Take-over Bid” shall mean an Offer to Acquire Voting Shares and/or Convertible Securities if the Voting Shares, together with the Voting Shares into which the Convertible Securities are convertible, if applicable, are subject to the Offer to Acquire and constitute in the aggregate 20% or more of the outstanding Voting Shares at the date of the Offer to Acquire; and

6.	“Voting Shares” shall mean Common Shares and any other securities in the capital of New Precision entitled to vote generally in the election of the directors of New Precision.

Term

If approved at the Meeting, the Shareholder Rights Plan will be adopted immediately following the Meeting and (subject to earlier termination in accordance with its terms) will remain in effect until the Expiration Time, which pursuant to the Shareholder Rights Plan is defined as the earliest of: (i) the date which rights are redeemed due to operation of the Shareholder Rights Plan (the “Termination Time”); and (ii) the termination of the annual meeting of shareholders of the Corporation in the year 2013 (unless the term of the Agreement is extended beyond such date by resolution of the holders of Voting Shares) or if the continued existence of the Agreement is ratified at such annual meeting by resolution passed by a majority of votes cast by (a) holders of Voting Shares and (b) Independent Shareholders who vote in respect thereof in accordance with Section 5.15(b) of the Shareholder Rights Plan, shall mean the earlier of the Termination Time and the termination of the annual meeting of shareholders of the Corporation in 2016.

Issue of Rights

One right (a “Right”) will be issued by New Precision in respect of each Common Share that is outstanding at the close of business on the effective date of the Agreement (the “Effective Date”). One Right will also be issued for each additional Common Share issued after the Effective Date and prior to the earlier of the Separation Time (as defined below) and the time at which the Rights expire and terminate.

The issuance of the Rights is not dilutive and will not affect reported earnings or cash flow per Common Share unless the Rights separate from the underlying Common Shares in connection with which they were issued and become exercisable or are exercised.

The issuance of the Rights will also not change the manner in which Shareholders currently trade their Common Shares, and is not intended to interfere with New Precision’s ability to undertake equity offerings in the future.

Separation Time / Ability to Exercise Rights

The Rights are not exercisable, and are not separable from the Common Shares in connection with which they were issued, until the “Separation Time”, being the close of business on the tenth trading day after the date a person becomes an Acquiring Person (as defined below) or announces an intention to make a Take-over Bid that does not qualify as a Permitted Bid (as defined below), or such later time as the Board of Directors may determine.

Acquiring Person

A person will be considered to be an Acquiring Person for the purposes of the Shareholder Rights Plan if it acquires beneficial ownership (within the meaning of the Agreement) of 20% or more of the outstanding Common Shares other than certain types of acquisitions.

Consequences of a Flip-in Event

A “Flip-in Event” refers to any transaction or event pursuant to which a person becomes an Acquiring Person. Following the occurrence of a Flip-in Event as to which the Board of Directors has not waived the application of the Shareholder Rights Plan, each Right held by:

(a)	an Acquiring Person (or any of its associates, affiliates or joint actors) on or after the earlier of the Separation Time or the first date of public announcement that an Acquiring Person has become such, shall become null and void; and

(b)	any other Shareholder shall entitle the holder thereof to purchase additional Common Shares at a substantial discount to their prevailing market price at the time.

Permitted Bid Requirements

An offeror may make a Take-over Bid for New Precision without becoming an Acquiring Person (and therefore subject to the consequences of a Flip-in Event described above) if it makes a Take-over Bid (a “Permitted Bid”) that meets certain requirements, including that the bid must be:

1.	made pursuant to a formal take-over bid circular under applicable securities legislation;

2.	made to all registered holders of Common Shares (other than the Offeror); and

3.	subject to irrevocable and unqualified provisions that:

(a)	the bid will remain open for acceptance for at least 60 days from the date of the bid;

(b)	the bid will be subject to a minimum tender condition of more than 50% of the Common Shares held by Independent Shareholders; and

(c)	the bid will be extended for at least 10 business days if more than 50% of the Common Shares held by Independent Shareholders are deposited to the bid (and the Offeror shall make a public announcement of that fact).

A competing Take-over Bid that is made while a Permitted Bid is outstanding and satisfies all of the criteria for Permitted Bid status, except that it may expire on the same date (which may be less than 60 days after such bid is commenced) as the Permitted Bid that is outstanding (subject to the current statutory minimum bid period of 35 days from commencement), will be considered to be a “Permitted Bid” for the purposes of the Shareholder Rights Plan.

Permitted Lock-Up Agreement

A person will not become an Acquiring Person by reason of entering into an agreement (a “Permitted Lock-Up Agreement”) with a Shareholder pursuant to which the Shareholder (the “Locked-Up Person”) agrees to deposit or tender its Common Shares to a Take-over Bid (the “Lock-Up Bid”) made by that person, provided that the agreement meets certain requirements, including that:

1.	the terms of the agreement are publicly disclosed and a copy is publicly available;

2.	the Locked-Up Person can terminate its obligation under the agreement in order to tender its Common Shares to another Take-over Bid or transaction where:

(a)	the offer price or value of the consideration payable is (A) greater than the price or value of the consideration per Common Share under the Lock-Up Bid or (B) equal to or greater than a specified minimum, which cannot be more than 107% of the offer price under the Lock-Up Bid; and

(b)	if less than 100% of the number of outstanding Common Shares held by Independent Shareholders are offered to be purchased under the Lock-Up Bid, the number of Common Shares offered to be purchased under the other Take-over Bid or transaction (at an offer price not lower than pursuant to the Lock-Up Bid) is (A) greater than the number offered to be purchased under the Lock-Up Bid or (B) equal to or greater than a specified number, which cannot be more than 107% of the number offered to be purchased under the Lock-Up Bid; and

3.	if the Locked-Up Person fails to deposit its common shares to the Lock-Up Bid, no “break fees” or other penalties that exceed, in the aggregate, the greater of (A) 2.5% of the price or value of the consideration payable under the Lock-Up Bid and (B) 50% of the increase in consideration resulting from another Take-over Bid or transaction, shall be payable by the Locked-Up Person.

Certificates and Transferability

Before the Separation Time, the Rights will be evidenced by a legend imprinted on Common Share certificates representing Common Shares issued after the effective date of the Agreement. Although Rights will also be attached to Common Shares outstanding on the Effective Date, certificates representing Common Shares issued before the Effective Date will not (and need not) bear the legend. Shareholders will not be required to return their certificates to be entitled to the benefits of the Shareholder Rights Plan.

From and after the Separation Time, Rights will be evidenced by separate certificates.

Before the Separation Time, Rights will trade together with, and will not be transferable separately from, the Common Shares in connection with which they were issued. From and after the Separation Time, Rights will be transferable separately from the Common Shares.

Waiver

A potential offeror for New Precision that does not wish to make a Permitted Bid can nevertheless negotiate with the Board of Directors to make a formal Take-over Bid on terms that the Board of Directors considers fair to all Shareholders, in which case the Board of Directors may waive the application of the Shareholder Rights Plan. Any waiver of the Shareholder Rights Plan’s application in respect of a particular Take-over Bid will constitute a waiver of the Shareholder Rights Plan in respect of any other formal Take-over Bid made while the initial bid is outstanding.

The Board of Directors may also waive the application of the Shareholder Rights Plan in respect of a particular Flip-in Event that has occurred through inadvertence, provided that the Acquiring Person that inadvertently triggered the Flip-in Event thereafter reduces its beneficial holdings below 20% of the outstanding Common Shares within 14 days or such other date as the Board of Directors may determine.

With Shareholder approval, the Board of Directors may waive the application of the Shareholder Rights Plan to any other Flip-in Event prior to its occurrence.

Redemption

Rights are deemed to be redeemed following completion of a Permitted Bid (including a competing Permitted Bid) or any other Take-over Bid in respect of which the Board of Directors has waived the Shareholder Rights Plan’s application.

With Shareholder approval, the Board of Directors may also, prior to the occurrence of a Flip-in Event, elect to redeem all (but not less than all) of the then outstanding Rights at a nominal redemption price of $0.00001 per Right.

Exemptions for Investment Advisors, etc.

Investment advisors (for client accounts), trust companies (acting in their capacity as trustees or administrators), statutory bodies whose business includes the management of funds (for employee benefit plans, pension plans, or insurance plans of various public bodies), and administrators or trustees of registered pension plans or funds and agents or agencies of the Crown, which acquire more than 20% of the outstanding Common Shares, are effectively exempted (through the definition of “beneficial ownership” under the Shareholder Rights Plan) from triggering a Flip-in Event provided that they are not in fact making, either alone or jointly or in concert with any other person, a Take-over Bid.

Directors’ Duties

The adoption of the Shareholder Rights Plan will not in any way lessen or affect the duty of the Board of Directors to act honestly and in good faith with a view to the best interests of New Precision. In the event of a Take-over Bid or any other such proposal, the Board of Directors will still have the duty to take such actions and make such recommendations to Shareholders as are considered appropriate.

Amendments

New Precision may, prior to the Meeting, amend the Agreement without Shareholder approval. If the Shareholder Rights Plan is approved at the Meeting, amendments will thereafter be subject to the approval of a majority of: (a) Shareholders; and (b) Independent Shareholders, voting, in each case, in person or by proxy at the applicable meeting, unless to correct any clerical or typographical error or (subject to confirmation at the next meeting of Shareholders) make amendments that are necessary to maintain the Shareholder Rights Plan’s validity as a result of changes in applicable legislation, rules or regulations.

After adoption, any amendments will also be subject to the approval of the TSX.

APPENDIX “I”

SECTION 191 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

191(1) Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a)	amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b)	amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(b.1)	amend its articles under section 173 to add or remove an express statement establishing the unlimited liability of shareholders as set out in section 15.2(1),

(c)	amalgamate with another corporation, otherwise than under section 184 or 187,

(d)	be continued under the laws of another jurisdiction under section 189, or

(e)	sell, lease or exchange all or substantially all its property under section 190.

(2)	A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3)	In addition to any other right the shareholder may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4)	A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5)	A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a)	at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)	if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder’s right to dissent.

(6)	An application may be made to the Court by originating notice after the adoption of a resolution referred to in subsection (1) or (2),

(a)	by the corporation, or

(b)	by a shareholder if the shareholder has sent an objection to the corporation under subsection (5)

to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section, or to fix the time at which a shareholder of an unlimited liability corporation who dissents under this section ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(7)	If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay the shareholder an amount considered by the directors to be the fair value of the shares.

(8)	Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a)	at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b)	within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

(9)	Every offer made under subsection (7) shall

(a)	be made on the same terms, and

(b)	contain or be accompanied with a statement showing how the fair value was determined.

(10)	A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder’s shares by the corporation, in the amount of the corporation’s offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11)	A dissenting shareholder

(a)	is not required to give security for costs in respect of an application under subsection (6), and

(b)	except in special circumstances must not be required to pay the costs of the application or appraisal.

(12)	In connection with an application under subsection (6), the Court may give directions for

(a)	joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)	the trial of issues and interlocutory matters, including pleadings and examinations for discovery,

(c)	the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)	the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)	the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)	the service of documents, and

(g)	the burden of proof on the parties.

(13)	On an application under subsection (6), the Court shall make an order

(a)	fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b)	giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders,

(c)	fixing the time within which the corporation must pay that amount to a shareholder, and

(d)	fixing the time at which a dissenting shareholder of an unlimited liability corporation ceases to become liable for any new liability, act or default of the unlimited liability corporation.

(14)	On:

(a)	the action approved by the resolution from which the shareholder dissents becoming effective,

(b)	the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder’s shares, whether by the acceptance of the corporation’s offer under subsection (7) or otherwise, or

(c)	the pronouncement of an order under subsection (13);

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder’s shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15)	Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16)	Until one of the events mentioned in subsection (14) occurs,

(a)	the shareholder may withdraw the shareholder’s dissent, or

(b)	the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

(17)	The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18)	If subsection (20) applies, the corporation shall, within 10 days after

(a)	the pronouncement of an order under subsection (13), or

(b)	the making of an agreement between the shareholder and the corporation as to the payment to be made for the shareholder’s shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19)	Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder’s notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder’s full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20)	A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)	the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)	the realizable value of the corporation’s assets would by reason of the payment be less than the aggregate of its liabilities.

APPENDIX “J”

MANDATE OF THE BOARD OF TRUSTEES OF PRECISION DRILLING TRUST

General

The board of trustees (the “Board of Trustees”) of Precision Drilling Trust (the “Trust”) has overall responsibility and full authority to manage Precision Trust’s investments pursuant to the declaration of trust dated as of September 22, 2005 (the “Declaration of Trust”). The Board of Trustees has delegated responsibility for the management and general administration of the affairs of Precision Trust to Precision Drilling Corporation (“Precision”) pursuant to an administration agreement dated as of November 7, 2005 between Precision Trust and Precision (the “Administration Agreement”).

The specific matters Precision Trust has delegated to Precision are set out in Schedule A hereto. The matters Precision Trust has retained responsibility for under the Declaration of Trust are set out in Schedule B hereto.

As permitted by applicable law, the Board of Trustees may from time to time delegate certain of its responsibilities to Precision or management of Precision, but the Board of Trustees retains its oversight function for all delegated responsibilities.

Each trustee of Precision Trust (a “Trustee”) is expected to attend in person at all regularly-scheduled meetings of the Board of Trustees. To prepare for meetings, Trustees are expected to review the materials that are sent to each of them in advance of such meetings.

The Trustees, in exercising the powers and authority conferred upon them, will act honestly and in good faith with a view to the best interests of Precision Trust and in connection therewith will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. A Trustee will not be liable in carrying out his or her duties except in cases where the Trustee fails to act honestly and in good faith with a view to the best interests of Precision Trust or to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The duties and standard of care of Trustees are intended to be similar to, and not greater than, those imposed on a director of a corporation under the Business Corporations Act (Alberta). The Trustees will not be required to devote their entire time to the investments, business or affairs of Precision Trust.

Structure And Authority

The composition of the Board of Trustees, including the qualifications of its members, will comply with all requirements of the applicable laws and securities legislation and the rules of any stock exchange upon which the units of Precision Trust (the “Trust Units”) are listed for trading.

The Trustees are elected by holders of units of Precision Trust and holders of Class B Limited Partnership Units of Precision Drilling Limited Partnership (together the “Unitholders”) at every annual meeting of the Unitholders. The Corporate Governance and Nominating Committee of Precision reviews and recommends to the board of directors of Precision (the “Board of Directors”), the candidates for nomination to the Board of Trustees. The Board of Directors then submits its recommendations to the Board of Trustees and the Board of Trustees approves the final choice of candidates for nomination and for election by Unitholders. The term of each Trustee expires at the close of the annual meeting Unitholders following the meeting at which such Trustee was elected.

The Board of Trustees may, between annual meetings of Unitholders, appoint one or more additional Trustees for a term to expire at the close of the next annual meeting of Unitholders, provided that the number of additional Trustees so appointed will not exceed one-third of the number of Trustees who held office at the immediately preceding annual meeting of Unitholders. If it becomes necessary to appoint a new Trustee to fill a vacancy on the Board of Trustees or to complement the existing Board of Trustees, the Board of Trustees will, upon the recommendation of the Corporate Governance and Nominating Committee and the Board of Directors, consider possible candidates and assess the qualifications of proposed new Trustees against a range of criteria, including background, experience, professional skills, personal qualities, prior membership on a board including the Board of Trustees or the Board of Directors, the potential for the candidate’s skills to augment the existing Board of Trustees and the candidate’s availability to commit to the Board of Trustees’ activities.

The Board of Trustees is also ultimately responsible for the appointment of directors (the “Directors”) to the Board of Directors. In that regard, the Corporate Governance and Nominating Committee recommends to the Board of Directors the candidates for nomination as Directors. The Board of Directors then submits its recommendations to the Board of

Trustees and the Board of Trustees approves the final choice of candidates who will be submitted to Unitholders for approval. Following the vote of Unitholders, the Board of Trustees directs 1194312 Alberta Ltd. (the “General Partner”) of Precision Drilling Limited Partnership to appoint those candidates who have been approved by Unitholders as Directors of Precision. In the event that a resolution to approve the appointment of the Board of Directors is not passed, or if nominees other than those proposed are approved, the Board of Trustees will either act on the resolution or promptly request that the Corporate Governance and Nominating Committee review the voting results and make a recommendation to the Board of Trustees for an alternate slate of Directors to be nominated for appointment, or such other recommendation as they determine appropriate, following which the Board of Trustees will seek approval from Unitholders, if required, for such recommendation. The Board of Trustees will not take steps to implement or approve any recommendation which would result in less than a majority of the Board of Directors being independent, or which would result in the Trustees constituting a majority of the Board of Directors.

Trustees should have an appropriate mix of skills, knowledge and experience in business and a history of achievements. Trustees are required to commit the requisite time for all of the Board of Trustees’ business and will demonstrate integrity, accountability and informed judgement. A majority of the Board of Trustees will be comprised of Trustees who are determined to be “independent” as defined in applicable securities laws and the rules or guidelines of any stock exchange upon which the units of Precision Trust are listed for trading.

Responsibilities

Notwithstanding the delegation of authority for management and administration of all operational matters of Precision Trust to Precision, the Board of Trustees has retained responsibility for the following matters pursuant to the Declaration of Trust:

•	supervision of the activities and management of the investments and affairs of Precision Trust;

•	declaration of distributions to Unitholders;

•	issuance, repurchase, redemption, consolidation or subdivision of units of Precision Trust or other securities of Precision Trust and matters related thereto;

•	the exercise of reasonable commercial efforts to maintain at all times the “mutual fund trust” status of Precision Trust pursuant to Section 132(6) of the Income Tax Act (Canada); and

•	adoption or amendment of any by-laws of Precision Trust.

In addition, under applicable securities legislation and stock exchange rules, the Board of Trustees have oversight responsibility for the following matters:

•	review and approval of the annual and interim financial statements and accompanying management’s discussion and analysis;

•	compliance with public disclosure obligations and insider trading restrictions;

•	review and approval of Precision Trust’s core public disclosure documents including its annual information forms, proxy circulars and annual reports;

•	retention, direction and monitoring the independence of the auditors;

•	review and approval of Precision Trust’s system of internal controls and procedures; and

•	nomination of Trustees for election and appointment to the Board of Directors.

The Trustees should exercise their responsibility in respect of the foregoing matters by:

•	considering and either rejecting or accepting the recommendations of the Board of Directors, management of Precision or another body authorized by the Board of Directors such as the Audit Committee or the Corporate Governance and Nominating Committee;

•	satisfying themselves that the appropriate individuals or consultants are doing the required work to discharge their duties in respect of any delegated matters; and

•	ensuring that the Board of Trustees have received the necessary information, recommendations and professional advice required to make decisions.

The integrity of Precision’s internal control and management information systems is monitored by the Board of Directors and its committees of the Board of Directors (each a “Committee”). The Audit Committee of Precision is responsible for reviewing internal controls over accounting and financial reporting systems. Quarterly financial presentations are made to the Audit Committee and the Audit Committee receives direct reports from the internal and external auditors of Precision Trust, including discussions without the presence of management.

Upon the recommendation of the Audit Committee and on the recommendation of the Board of Directors, the Board of Trustees approves the annual audited consolidated financial statements of Precision Trust and the interim unaudited consolidated financial statements of Precision Trust.

The Board of Trustees requires that Precision, as administrator to Precision Trust, make accurate, timely and effective communication to Unitholders of Precision Trust and the investment community. Precision has a written disclosure policy pertaining to communication with the media and with respect to all continuous disclosure and public reporting requirements to Unitholders and the investment community.

The Board of Trustees, on the recommendation of the Corporate Governance and Nominating Committee, has formally adopted and posted on Precision Trust’s website a set of Corporate Governance Guidelines that affirm Precision Trust’s commitment to maintaining a high standard of corporate governance.

Limitation On The Trustees’ Role

In order for Precision Trust to maintain its status as a “mutual fund trust” under the Income Tax Act (Canada) the Board of Trustees will not undertake any activities beside the investment and management of Precision Trust’s property.

The Board of Trustees may request reports on the operations of the business of Precision and may comment thereon, but will not make actual business decisions relating to operational matters in relation to the business of Precision.

Approved February 13, 2009.

SCHEDULE “A”

TRUST MATTERS DELEGATED TO PRECISION DRILLING CORPORATION

Capitalized terms used in this Schedule A but not otherwise defined have the meanings ascribed to them under the Declaration of Trust. Subject to and in accordance with the terms, conditions and limitations of the Declaration of Trust, the Trustees have delegated to Precision, and Precision has agreed to be responsible for, the management and general administration of the affairs of Precision Trust, including, without limitation, the following:

(a)	other than those matters set out in Schedule B, undertake any matters required by the terms of the Declaration of Trust to be performed by the Trustees, which are not otherwise delegated therein, and generally provide all other services as may be necessary or as requested by the Trustees for the administration of Precision Trust;

(b)	prepare or cause to be prepared all returns, filings and documents and make all determinations necessary for the discharge of the Trustees’ obligations under the Declaration of Trust;

(c)	the retention and monitoring, on behalf of the Trustees, of the transfer agent and other organizations serving Precision Trust;

(d)	the authorization and payment on behalf of Precision Trust of operation expenses incurred on behalf of Precision Trust and the negotiation of contracts with third party providers of services (including, but not limited to, transfer agents, legal counsel, auditors and printers);

(e)	the provision of office space, telephone, office equipment, facilities, supplies and executive, secretarial and clerical services;

(f)	dealing with: (i) banks and other institutional lenders, including, without limitation, in respect of the maintenance of bank records and the negotiation and securing of bank financing or refinancing of one or more credit or debt facilities, hedging or swap facilities or other ancillary facilities; (ii) any and all other arrangements for the borrowing of funds in any manner whatsoever; (iii) the grant or issue of covenants, guarantees and/or security of any nature whatsoever to ensure or secure any such facilities or other arrangements, in respect of Precision Trust or any entity in which Precision Trust holds any direct or indirect interest and any amendment, deletion or supplement thereto or termination thereof, including without limitation the execution and delivery of all agreements, indentures and other documents giving effect thereto; and (iv) any and all actions reasonably necessary in connection with, or in relation to, those matters referred to in Section 9.5 of the Declaration of Trust;

(g)	prepare or cause to be prepared and provide to the Board of Trustees so as to be approved for delivery to Unitholders, annual audited consolidated and interim unaudited financial statements of Precision Trust, as well as relevant tax information;

(h)	arrange for the filing of all income tax returns and filings within the time required by applicable tax law;

(i)	administer distributions declared payable by the Board of Trustees and administer on behalf of Precision Trust such distribution reinvestment plans and other similar plans as Precision Trust may establish from time to time;

(j)	ensure compliance by Precision Trust with, and enforcing all rights of Precision Trust under, all agreements entered into by Precision Trust, including the Support Agreement and the Voting and Exchange Trust Agreement;

(k)	ensure compliance by Precision Trust with all applicable securities legislation including, without limitation, continuous disclosure obligations;

(l)	prepare or cause to be prepared on behalf of Precision Trust any circular or other disclosure document required under applicable securities legislation with respect to an offer to acquire securities of another person or in response to an offer to purchase Trust Units;

(m)	provide investor relations services to Precision Trust;

(n)	prepare or cause to be prepared and arrange for the distribution of all materials approved for delivery by the Trustees (including notices of meetings and information circulars) in respect of all annual and/or special meetings of Unitholders;

(o)	prepare or cause to be prepared and provide or cause to be provided to Unitholders on a timely basis all information to which Unitholders are entitled under the Declaration of Trust and under applicable laws, including information or proxy circulars, annual information forms, prospectuses, quarterly and annual reports, notices, financial reports and tax information relating to Precision Trust, the form and content of which will be approved by the Trustees;

(p)	once approved by the Board of Trustees, take all steps necessary to complete the issuance of securities of Precision Trust;

(q)	attend to all administrative and other matters (including making determinations) arising in connection with any redemptions of Trust Units including, without limitation, the matters set forth in Article 6 of the Declaration of Trust and any designation of capital gain pursuant to Section 5.5 of the Declaration of Trust;

(r)	obtain and maintain appropriate liability insurance for the benefit of the Board of Trustees, Board of Directors and officers of Precision and its affiliates;

(s)	ensure that Precision Trust elects in the prescribed manner and within the prescribed time under Subsection 132(6.1) of the Income Tax Act (Canada) to be a “mutual fund trust” within the meaning of that act since inception, and assuming the requirements for such election are met, monitor Precision Trust’s status as such a mutual fund trust and provide the Board of Trustees with written notice when Precision Trust ceases or is at risk of ceasing to be such a mutual fund trust;

(t)	monitor whether more than 10% of the fair market value of the property of Precision Trust is “specified property” or “taxable Canadian property” for purposes of the Income Tax Act (Canada);

(u)	monitor the beneficiaries of Precision Trust to ensure that no fewer than 150 beneficiaries hold one “block of units” (as that expression is defined in the Income Tax Act (Canada)) with an aggregate fair market value of not less than $500;

(v)	undertake, manage and prosecute any and all proceedings from time to time before or in respect of governmental authorities on behalf of Precision Trust;

(w)	prepare or cause to be prepared for approval by the Board of Trustees any prospectus or comparable documents of Precision Trust to qualify the sale of securities of Precision Trust from time to time; and

(x)	promptly notify Precision Trust of any event that might reasonably be expected to have a material adverse effect on the affairs of Precision Trust.

SCHEDULE “B”

RETAINED RESPONSIBILITIES OF THE BOARD OF TRUSTEES UNDER THE DECLARATION OF TRUST

Capitalized terms used in this Schedule B but not otherwise defined have the meanings ascribed to them under the Declaration of Trust. Pursuant to the Declaration of Trust, the Board of Trustees has retained the following responsibilities:

(a)	to supervise the activities and manage the investments and affairs of Precision Trust;

(b)	to invest, hold shares, trust units, beneficial interests, partnership interests (other than general partnership interests), joint venture interests or other interests in any person necessary or useful to carry out the purpose of Precision Trust;

(c)	to enter into any agreement or instrument to create or provide for the issue of Trust Units and Special Voting Units (including any firm or best efforts underwriting agreement), to cause such Trust Units and Special Voting Units to be issued for such consideration as the Trustees, in their sole discretion, may deem appropriate and to do such things and prepare and sign such documents, including the prospectus and any registration rights agreement, to qualify such Trust Units and Special Voting Units for sale in whatever jurisdictions they will be sold or offered for sale;

(d)	except as prohibited by applicable law, to delegate any of the powers and duties of the Board of Trustees to any one or more agents, representatives, officers, employees, independent contractors or other persons the doing of such things and the exercise of such powers hereunder as the Board of Trustees may from time to time reasonably require, so long as any such delegation is not inconsistent with any of the provisions of the Declaration of Trust and subject at all times to the general control and supervision of the Board of Trustees;

(e)	to redeem Trust Units (or rights, warrants, convertible securities, options or other securities) for such consideration as the Board of Trustees may deem appropriate in their sole discretion and to redeem Special Voting Units for no consideration and such redemption to be subject to the terms and conditions of the Declaration of Trust;

(f)	without the approval or confirmation of Unitholders, enact and from time to time amend or repeal by-laws not inconsistent with the Declaration of Trust containing provisions relating to Precision Trust, Precision Trust Assets and the conduct of the affairs of Precision Trust, but not in conflict with any provision of the Declaration of Trust;

(g)	to subdivide or consolidate from time to time the issued and outstanding Trust Units; and

(h)	to purchase Trust Units for cancellation in accordance with applicable regulatory requirements.

APPENDIX “K”

MANDATE OF THE BOARD OF DIRECTORS OF PRECISION DRILLING CORPORATION

General

The board of directors (the “Board of Directors”, and each member a “Director” of Precision Drilling Corporation (“Precision”) is responsible for the stewardship of the business and affairs of Precision. As such, the Board of Directors has responsibility to oversee the conduct of Precision’s business, provide direction to management and ensure that all major issues affecting the business and affairs of Precision are given proper consideration.

The Board of Directors discharges its responsibilities directly and through its committees of the Board of Directors (each a “Committee”). The Board of Directors appoints from its members an Audit Committee, a Corporate Governance and Nominating Committee, and a Compensation Committee (collectively, the “Committees”). The Board of Directors may delegate to such Committees matters for which it is responsible, but the Board of Directors retains its oversight function for all delegated responsibilities. Similarly, as permitted by applicable law, the Board of Directors may from time to time delegate certain of its responsibilities to management.

Each Director is expected to attend in person all regularly scheduled meetings of the Board of Directors and all meetings of each Committee on which they serve. To prepare for meetings, Directors are expected to review the materials that are sent to them in advance of such meetings.

The Directors, in exercising the powers and authority conferred upon them, will act honestly and in good faith with a view to the best interests of Precision and in connection therewith will exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. A Director will not be liable in carrying out his or her duties except in cases where the Director fails to act honestly and in good faith with a view to the best interests of Precision or to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Structure And Authority

The composition of the Board of Directors, including the qualifications of its members, will comply with all requirements of the Business Corporations Act (Alberta), the articles and by-laws of Precision, applicable securities legislation and the rules of any stock exchange upon which the units (“Trust Units”) of Precision Drilling Trust (the “Trust”) are listed for trading.

The Corporate Governance and Nominating Committee recommends to the Board of Directors the candidates for nomination as Directors. The Board of Directors then submits its recommendations to the Board of Trustees and the Board of Trustees approves the final choice of candidates who will be submitted to holders of Trust Units and holders of Class B Limited Partnership Units of Precision Drilling Limited Partnership (together the “Unitholders”) for approval. Following the vote of Unitholders, the Board of Trustees directs 1194312 Alberta Ltd. (the “General Partner”) of Precision Drilling Limited Partnership to appoint those candidates who have been approved by Unitholders as Directors of Precision. In the event that a resolution to approve the appointment of the Board of Directors is not passed, or if nominees other than those proposed are approved, the Board of Trustees will either act on the resolution or promptly request that the Corporate Governance and Nominating Committee review the voting results and make a recommendation to the Board of Trustees for an alternate slate of Directors to be nominated for appointment, or such other recommendation as they determine appropriate, following which the Board of Trustees will seek approval from Unitholders, if required, for such recommendation. The Board of Trustees will not take steps to implement or approve any recommendation which would result in less than a majority of the Board of Directors being independent, or which would result in the Trustees constituting a majority of the Board of Directors.

The Board of Directors will appoint the Chairman of the Board of Directors from among Precision’s independent Directors. The term of each Director will expire at the close of the next annual meeting of Unitholders or when their successor is appointed by the General Partner. In addition, Directors are not re-nominated for appointment at the annual meeting of Unitholders following their fifteenth year as a Director, or following their 69th birthday, whichever is earlier.

If it becomes necessary to appoint a new Director to fill a vacancy on the Board of Directors or to complement the existing Board of Directors, the Board of Directors will, upon the recommendation of the Corporate Governance and Nominating Committee and with the approval of the Board of Trustees, consider a wide potential base of possible candidates and assess the qualifications of proposed new Directors against a range of criteria, including background

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experience, professional skills, personal qualities, the potential for the candidate’s skills to augment the existing Board of Directors and the candidate’s availability to commit to the Board of Directors’ activities. The Board of Directors may, with the approval of the Board of Trustees, between annual meetings of the Unitholders, request that the General Partner appoint one or more additional Directors for a term to expire at the close of the next annual meeting of Unitholders, provided that the number of additional Directors so appointed will not exceed one-third of the number of Directors who held office at the immediately preceding annual meeting of Unitholders.

Directors must have an appropriate mix of skills, knowledge and experience in business and a history of achievements. Directors are required to commit the requisite time for all of the Board of Directors’ business and will demonstrate integrity, accountability and informed judgment. A majority of the Board of Directors will be comprised of Directors who must be determined to be “independent” as defined in applicable securities laws and the rules or guidelines of any stock exchange upon which Precision Trust Units are listed for trading.

Responsibilities

The Board of Directors will review and consider the reports and recommendations of the Committees, and if approved by the Board of Directors, will communicate such reports and recommendations to the Board of Trustees for their approval.

The Board of Directors will approve all material transactions involving Precision. In addition, the Board of Directors will approve banking relationships and key borrowing and financing decisions, appoint officers, determine the compensation of senior management and the Directors, and establish the compensation policies of Precision.

The Board of Directors is responsible to the extent feasible, to satisfy itself of the integrity of the Chief Executive Officer and executive officers and ensure that the Chief Executive Officer and executive officers create a culture of integrity throughout the organization.

The Board of Directors is responsible for ensuring that Precision provides administrative and support services to the Trust in accordance with the terms of the administration agreement, dated November 7, 2005 entered into between Precision and the Trust, as such agreement may be amended from time to time (the “Administration Agreement”). The Board of Directors acknowledges that as part of its responsibility for matters delegated to it by the Trust under the Administration Agreement, it will adhere to principles of good corporate governance, including the use of Committees.

The Board of Directors takes responsibility for appointing the Chief Executive Officer and is consulted on the appointment of other senior management. The Board of Directors, through the Compensation Committee, formally reviews the Chief Executive Officer’s remuneration and performance and the compensation of other members of management. Senior management participates in appropriate professional and personal development activities, courses and programs on a self-directed basis and the Board of Directors supports management’s commitment to training and development of all employees.

The Board of Directors is responsible for the consideration of succession issues and reviews the adequacy of Precision’s succession plan at least annually.

The Board of Directors and its Committees are responsible for the integrity of Precision’s internal control and management information systems. The Audit Committee is responsible for reviewing internal controls over accounting and financial reporting systems and reporting to the Board of Directors on such matters. The Board of Directors will submit any such report of the Audit Committee, once approved by the Board of Directors, to the Board of Trustees. Quarterly financial presentations are made to the Audit Committee. The Audit Committee meets separately with, and receives direct reports from the internal and external auditors of the Trust. Such meetings include discussions between the Audit Committee members and the external auditors without the presence of management.

The Board of Directors is responsible for the strategic direction of Precision. The Board of Directors has established a formal strategic planning process which takes into account, among other things, the opportunities and risks of the business. The strategic plan is reviewed on an annual basis at a special meeting of the Board of Directors and senior management at which concepts discussed in the strategic plan are discussed and adopted.

The Board of Directors approves the annual business plan of Precision and an annual operating budget for Precision and its subsidiaries.

The Board of Directors approves the annual audited consolidated financial statements of the Trust and approves the interim unaudited consolidated financial statements of the Trust. The Board of Directors may at any time and from time to time delegate approval of interim unaudited consolidated financial statements to the Audit Committee. Once approved,

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annual and quarterly financial statements must be submitted by the Board of Directors or the Audit Committee, as the case may be, to the Board of Trustees for final approval.

The Board of Directors is responsible for identifying the principal risks of Precision’s business and for ensuring the implementation of systems to manage these risks. With the assistance of senior management, who report to the Board of Directors on the risks of Precision’s business, the Board of Directors considers such risks and discusses the management of such risks on a regular basis. In addition, the Board of Directors receives quarterly environmental and occupational health and safety reports, reports on litigation issues and appropriate compliance reports from management.

The Board of Directors is responsible for considering appropriate measures it may take if the performance of Precision falls short of its goals or as other circumstances warrant.

The Board of Directors is responsible for overseeing the accurate reporting of the financial performance of Precision and the Trust to the Unitholders and the investment community, and that the financial results of Precision and the Trust are reported fairly and in accordance with generally accepted accounting standards. The Board of Directors must report regularly to the Board of Trustees on such matters.

The Board of Directors requires that Precision, as administrator of the Trust, make accurate, timely and effective communication of all material information to Unitholders and the investment community. The Board of Directors has adopted a written communication policy (the “Communication Policy”) in respect of communications with the media and to the continuous disclosure and public reporting obligations of the Trust. The disclosed information is released through newswire services, Precision’s website, mailings to Unitholders and, where required, filed on SEDAR and EDGAR. Regular news releases are made at least quarterly and the Trust reports quarterly and annual financial results. Supplemental releases are made highlighting material facts regarding Precision and the Trust. The Board of Directors currently delegates this ongoing reporting responsibility to management. Issues arising from the Communication Policy are dealt with by a committee of executive officers of Precision consisting of the Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Vice President, Corporate Services and Corporate Secretary and outside legal counsel. Material disclosure relating to the Trust, including without limitation, the Trust’s annual information form, annual report and annual proxy circular must, once approved by the Board of Directors, be submitted to the Board of Trustees for approval.

The Corporate Governance and Nominating Committee is responsible for recommending the Trust’s approach to corporate governance and reporting to the Board of Directors on all matters relating to the governance of the Trust. The Board of Directors will submit the reports of the Corporate Governance and Nominating Committee, once approved, to the Board of Trustees. The Board of Directors, through its Corporate Governance and Nominating Committee, has formally adopted and posted on the Trust’s website at www.precisiondrilling.com a set of Corporate Governance Guidelines which affirms Precision’s commitment to maintaining a high standard of corporate governance.

The Board of Directors, through its Corporate Governance and Nominating Committee, annually reviews the effectiveness of the Board of Directors, its Committees and individual Directors.

The Board of Directors is responsible for approving policies and procedures designed to ensure that Precision operates at all times within applicable laws and regulations and for monitoring compliance with all such policies and procedures.

The Board of Directors meets at least eight (8) times annually and as many additional times as needed to carry out its duties effectively. The Board of Directors meet in separate, non-management, in-camera sessions at each regularly scheduled meeting. The Board of Directors also meets in separate, non-management, closed sessions with any internal personnel or outside advisors as needed or appropriate.

Unitholders and other interested parties may communicate with the Board of Directors and with the independent members of the Board of Directors by contacting the office of the Vice President, Corporate Services and Corporate Secretary at the offices of Precision, 4200, 150 – 6th Avenue S.W., Calgary, Alberta, Canada, T2P 3Y7, by telephone (403) 716-4500, facsimile at (403) 264-0251 or email at corporatesecretary@precisiondrilling.com.

All communications received will be reviewed and delivered as requested, or if an individual member of the Board of Directors is not specified by the communication, to the appropriate member at the Vice President, Corporate Services and Corporate Secretary’s discretion. The process for communication with the Vice President, Corporate Services and Corporate Secretary is also posted on Precision Trust’s website at www.precisiondrilling.com.

Approved February 13, 2009.

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